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Prospectus

February 8, 2000

Filed Pursuant to
Rule 424(b)(1)
File No. 333-94195

[LOGO]

RURAL CELLULAR CORPORATION

2,390,000 Shares of Class A Common Stock

The Company:

•	We provide wireless communication services through our ownership, operation, and management of wireless systems.
•	Rural Cellular Corporation 3905 Dakota Street S.W. P.O. Box 2000 Alexandria, MN 56308 (320) 762-2000

Nasdaq National Market Symbol: RCCC

The Offering:

•
We are offering 2,390,000 shares of our Class A common stock and have granted the underwriters an option to purchase an additional 358,500 shares to cover overallotments. The table below does not reflect any exercise of this option.
•	There is an existing trading market for these shares. On February 8, 2000, the reported last sale price for our Class A common stock was $62 1/16 per share.
•
We plan to use the net proceeds of this offering to partially finance the acquisition of the licenses, operations, and related assets of Triton Cellular Partners, L.P. and affiliated companies. We will use any remaining proceeds for working capital and other general corporate purposes.
•	Closing: February 11, 2000

Concurrent Offerings:

•	We are concurrently offering, by means of a separate prospectus, 25,000 shares of our 11 3/8% senior exchangeable preferred stock and 140,000 shares of our 12 1/4% junior exchangeable preferred stock.
•	This offering and the preferred stock offering are not dependent on each other or the closing of the Triton acquisition.
•	The junior exchangeable preferred stock is subject to mandatory redemption if the Triton acquisition is not completed.

	Per Share	Total

Public offering price:	$61.875	$147,881,250
Underwriting fees:	$2.939	$7,024,359
Proceeds to Rural Cellular Corporation:	$58.936	$140,856,891

This investment involves risk. See "Risk Factors" beginning on page 14 of this prospectus.

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

Donaldson, Lufkin & Jenrette	Merrill Lynch & Co.

Banc of America Securities LLC	First Union Securities, Inc.
The Robinson-Humphrey Company
DLJdirectInc.

[Map of United States showing RCC's operating regions]

TABLE OF CONTENTS

Prospectus Summary	3
Risk Factors	14
Use of Proceeds	22
Dividend Policy	23
Description of Common Stock	23
Capitalization	24
Unaudited Pro Forma Condensed Consolidated Financial Data	25
Selected Financial and Operating Data	43
Management's Discussion and Analysis of Financial Condition and Results of Operations	49
The Wireless Communications Industry	63
Business	67
Legislation and Regulation	81
Management	86
Certain Transactions	92
Security Ownership of Beneficial Owners and Management	95
Description of Financing Arrangements	99
Description of Capital Stock	109
Certain United States Tax Considerations for Non-United States Holders	113
Underwriting	117
Legal Matters	119
Experts	119
Additional Information	120
Incorporation of Certain Documents by Reference	120
Index to Financial Statements	F-1

ABOUT THIS PROSPECTUS

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted.

    Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' overallotment option.

PROSPECTUS SUMMARY

    References in this prospectus to "Rural Cellular," "we," "our," and "us" refer to Rural Cellular Corporation and its subsidiaries as a combined entity, except where it is more clear that those terms mean only the parent company. All references to "Triton" are to Triton Cellular Partners, L.P. and its predecessors, affiliates, and subsidiaries.

    This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully.

Overview

    We are a leading cellular operator in the United States, primarily in rural markets, covering a total population of approximately 4.7 million and serving 427,000 cellular customers as of September 30, 1999, on a pro forma basis after giving effect to our pending acquisition of the licenses, operations, and related assets of Triton Cellular Partners, L.P. We currently provide cellular communications services in three regional clusters operating in seven states, and upon completion of the Triton acquisition, we will add two additional regional clusters operating in five states. We also own a 70% interest in Wireless Alliance, which provides personal communications services covering a total population of 708,000 and serving 11,000 customers in four states. We believe that owning and operating wireless systems in rural markets provides strong growth opportunities because these systems have lower penetration rates, a higher proportion of roamer revenues, and less competition for customers than wireless systems located in larger metropolitan areas due to their lower population density.

    Our markets generally are characterized by concentrations of small businesses, vacation destinations, and, given the distance between population centers, substantial travel time. We believe these characteristics promote strong local wireless usage and allow us to generate significant roamer revenues. We operate our wireless systems using a decentralized management approach, which allows us to achieve substantial marketing and distribution benefits, as well as operating efficiencies. This decentralized management approach allows us to develop a strong local presence in the communities we serve, which enhances our competitive position and allows us to tailor our products and services to meet our customers' specific needs. We believe that our ability to customize our products and services results in greater customer satisfaction, customer retention, and market penetration. In addition, where appropriate, we share our successful service programs and operating practices among our various markets. As a result of these strategies, we have been able to generate strong internal growth and improve the operating and financial performance of our systems.

    We follow a disciplined strategy of acquiring cellular systems primarily in rural markets. We focus on acquiring underdeveloped cellular systems that include a high concentration of highway corridors and, as a result, tend to have a significant amount of roaming activity. In November 1999, we reached an agreement to acquire the cellular licenses, operations, and related assets of Triton Cellular Partners, L.P. and its affiliates, covering portions of Alabama, Kansas, Mississippi, Oregon, and Washington, for a purchase price of approximately $1.24 billion in cash plus the assumption of specified liabilities. This is the latest in a series of acquisitions, which have included:

  •
  Glacial Lakes Cellular, covering a portion of South Dakota adjacent to our Minnesota markets, in February 1999;

  •
  Western Maine Cellular, covering a portion of Maine adjacent to our then existing Maine markets, in August 1998;

  •
  Atlantic Cellular, covering Vermont and portions of Massachusetts, New Hampshire, and New York, in July 1998; and

  •
  Unity Cellular, covering portions of Maine, in May 1997.

    In November 1996, we extended our wireless communications footprint in our Midwest region through the formation of Wireless Alliance, a joint venture between us and an affiliate of Aerial Communications, which owns and operates personal communications services licenses in Minnesota, North Dakota, South Dakota, and Wisconsin. Wireless Alliance began providing personal communications services in 1998 and continues to fund the development of its customer base.

    We believe that we have been successful in integrating our acquired systems into our operations and intend to seek opportunities to further expand our existing clusters and, where appropriate, pursue the acquisition of wireless systems in new markets with similar demographics and operating characteristics.

    We have invested substantial capital and resources to enhance the quality of our networks, expand our geographic footprint, and broaden our service offerings. As a result of our significant network investments, customers benefit from a high level of both regional and local hand-held coverage, minimal call blocking and dropped calls, seamless call delivery and hand-off, and the availability of expanded digital services. We offer a wide array of digital services, including caller identification, short message services, and numeric paging, as well as other ancillary services including voicemail and call waiting. We believe our quality network coverage combined with our enhanced services promotes increased cellular usage and greater customer satisfaction. With the exception of our Atlantic region, digital services are available in all of our markets, including the Triton regions. We plan to have digital services available in our Atlantic region by year end 2000.

Our Systems

    The following chart summarizes our existing wireless systems and the systems covered by the Triton acquisition as of September 30, 1999:

Regions	Percentage Ownership	Total Population Served(1)	Customers(2)	Penetration(2)	Square Miles	Location by State
Cellular Clusters:
Midwest	100%	705,000	75,000	10.6%	45,000	MN, SD
Maine	100	595,000	51,000	8.6	24,000	ME
Atlantic	100	1,110,000	92,000	8.3	21,000	MA, NH, NY, VT
South (pending)	100	1,435,000	86,000	6.0	71,000	AL, KS, MS
Northwest (pending)	100	890,000	123,000	13.8	81,000	OR, WA

Cellular Total		4,735,000	427,000	9.0%	242,000
PCS Cluster:
Wireless Alliance	70%	708,000	11,000	1.6%	19,000	MN, ND, SD, WI

Total		5,443,000	438,000	8.0%	261,000

(1)
1990 U.S. census figures, updated for the July 1, 1997 estimates of the U.S. Census Bureau.
(2)
Midwest, Maine, and Atlantic region customer numbers exclude paging, prepaid, and long distance customers.

Business Strategy

    Our objectives are to continue to expand our market position as the leading full service provider of wireless communications services in our markets by offering a full set of quality products and services that meet our customers' needs and providing extensive coverage and superior customer service at competitive prices. The key elements of our strategy are to:

  •
  introduce innovative marketing strategies to capitalize on new and enhanced products and services;
  •
  maximize customer satisfaction and retention;
  •
  develop efficient operating clusters and a strong local presence using a decentralized management approach;
  •
  develop and maintain superior distribution channels;
  •
  expand our market presence through strategic acquisitions and alliances;
  •
  maintain a superior network infrastructure; and
  •
  maximize financial flexibility.

Recent Developments

    In November 1999, we entered into an asset purchase agreement to acquire the Alabama, Kansas, Mississippi, Oregon, and Washington cellular licenses, operations, and related assets of Triton Cellular Partners, L.P. and its affiliates for a purchase price of approximately $1.24 billion in cash plus the assumption of specified liabilities. Subject to regulatory approvals and other conditions, the Triton acquisition is expected to close in the spring of 2000. The cellular systems being acquired are clustered in rural markets in the Northwest and South regions of the United States, with a total service area of approximately 152,000 square miles, and, as of September 30, 1999, covering a total population of approximately 2.3 million and serving 209,000 customers.

    Financing of the Triton acquisition will come from the following sources:

  •
  Up to $1.2 billion in senior secured debt from a new credit facility to be provided by a consortium of banks with TD Securities (USA) Inc. as the lead arranger, which will replace our existing credit facility;
  •
  $110.0 million by issuance of Class M preferred stock to Madison Dearborn Capital Partners III, LP (50%), Boston Ventures Limited Partnership V (33 1/3%), and Toronto Dominion Investments, Inc. (16 2/3%) (we have received a commitment for the purchase of up to $200.0 million of Class M preferred stock, but anticipate that the proceeds from the sale of the common stock offered hereby will reduce the amount of Class M preferred stock issued to $110.0 million);
  •
  $164.7 million by issuance of 25,000 additional shares of our 11 3/8% senior exchangeable preferred stock and 140,000 shares of our 12 1/4% junior exchangeable preferred stock, which will be offered concurrently with this offering; and
  •
  $147.9 million from the offering of 2,390,000 shares of our Class A common stock.

    This offering, together with the offering of the 11 3/8% senior exchangeable preferred stock and the 12 1/4% junior exchangeable preferred stock, is sometimes referred to herein as the "common and preferred stock offerings."

    We believe that the financing described above will be sufficient to fund the Triton acquisition, repay our existing credit facility, and pay related fees and expenses.

    The Triton acquisition is conditioned upon our satisfying Federal Communications Commission requirements regarding cross-ownership of cellular licenses. An affiliate of Telephone & Data Systems, Inc., a significant shareholder of Rural Cellular, operates the competing cellular licensee in two of the rural service areas involved in the Triton acquisition. In order to satisfy Federal Communications Commission requirements, we will issue shares of Class T convertible preferred stock or a convertible debenture to Telephone & Data Systems, Inc. in exchange for a sufficient number of shares of Class A and Class B common stock to reduce its holdings below the threshold allowed.

Other Corporate Information

    Our principal executive offices are located at 3905 Dakota Street S.W., Alexandria, Minnesota 56308. Our telephone number is 320-762-2000 and our website is located at www.rccwireless.com. The information on our website is not part of this prospectus.

The Offering

Class A common stock offered	2,390,000 shares
Shares of common stock outstanding after this offering	10,524,230 shares of Class A common stock(1)(2)
1,032,163 shares of Class B common stock
11,556,393 Total(1)(2)
Voting rights	The Class A common stock and the Class B common stock generally vote together as a single class on all matters submitted to a vote of shareholders, except as required by law. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. After giving effect to the offering, holders of the Class B common stock will have 49.5% of the voting rights.
Use of proceeds	We intend to use the net proceeds of this offering as follows:
• to complete the acquisition of Triton; and
• for working capital and other general corporate purposes.
The closing of this offering is not contingent upon the completion of the Triton acquisition. If we do not complete the Triton acquisition, we intend to use the net proceeds allocated for that purpose:
• to reduce our outstanding debt;
• to fund a portion of the repurchase of the 12 1/4% junior exchangeable preferred stock; and
• for working capital and other general corporate purposes.
Concurrent preferred stock offerings	25,000 shares of our 11 3/8% senior exchangeable preferred stock and 140,000 shares of our 12 1/4% junior exchangeable preferred stock.
Our common stock offering and the preferred stock offering are not dependent on each other or on the closing of the Triton acquisition. The junior exchangeable preferred stock is subject to mandatory redemption if the Triton acquisition is not completed.

(1)
Excludes 358,500 shares of Class A common stock that we will issue if the underwriters' overallotment option is exercised in full. You should read the discussion under "Underwriting" for additional information concerning the overallotment option.
(2)
The shares of common stock to be outstanding after this offering do not include shares of Class A common stock that we will issue upon the exercise of options granted under our various stock option plans. We have reserved a maximum of 1,539,565 shares of our Class A common stock for issuance upon the exercise of options granted under these plans. As of February 7, 2000, we had outstanding options to purchase a total of 1,191,447 shares of our Class A common stock at a weighted average exercise price of $20.73 per share.

Risk Factors

    You should consider carefully the information set forth under the caption "Risk Factors" beginning on page 14 and all the other information set forth in this prospectus before you decide whether to invest in our Class A common stock.

UNAUDITED SUMMARY PRO FORMA FINANCIAL AND OPERATING DATA

    We derived unaudited summary pro forma consolidated financial and operating data as of and for the nine months ended September 30, 1999 and for the year ended December 31, 1998 from historical consolidated financial statements of Rural Cellular and other financial statements included elsewhere in this prospectus. Our financial results have been adjusted based on currently available information and assumptions that we believe are reasonable to give effect to the following transactions as if each transaction had occurred as of January 1, 1998:

  •
  Our acquisition of Atlantic Cellular on July 1, 1998;

  •
  The issuance of 2,390,000 shares of our Class A common stock with total proceeds of $147.9 million;

  •
  The issuance of 25,000 shares of our 11 3/8% senior exchangeable preferred stock with total proceeds of $24.7 million;

  •
  The issuance of 140,000 shares of our 12 1/4% junior exchangeable preferred stock with total proceeds of $140.0 million;

  •
  Our acquisition of Triton for a purchase price of $1.24 billion;

  •
  The issuance of $110.0 million of Class M preferred stock (we have received a commitment for the purchase of up to $200.0 million of Class M preferred stock, but anticipate that the proceeds from the sale of common stock offered hereby will reduce the amount of the Class M preferred stock issued to $110.0 million);

  •
  The issuance of shares of Class T convertible preferred stock to Telephone & Data Systems, Inc. in exchange for shares of our Class A and Class B common stock; and

  •
  A new credit facility consisting of $1.2 billion in senior secured debt, which will replace our existing credit facility.

    Pro forma results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for a full year.

    We provide the following unaudited pro forma condensed consolidated financial statements and the related notes for informational purposes only. The unaudited pro forma condensed consolidated financial data are based on currently available information and assumptions that we believe are reasonable. The accompanying data do not purport to represent what our results of operations would have been if the pro forma transactions had been completed on the dates indicated, nor do they purport to indicate our future financial position or results of operations. The "Unaudited Pro Forma Condensed Consolidated Financial Data" includes consolidated financial data both prior to, and after giving effect to, the Triton acquisition.

    The data set forth below should be read in conjunction with "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Data," "Selected Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and accompanying notes included elsewhere in this prospectus.

UNAUDITED SUMMARY PRO FORMA FINANCIAL AND OPERATING DATA

(in thousands, except per share amounts and operating data)

	Pro Forma as Adjusted(3)
	Year Ended December 31, 1998(1)	Nine Months Ended September 30, 1999(2)
Revenues:
Service	$164,363	$141,325
Roamer	58,219	72,494
Equipment	10,193	10,610

Total revenues	232,775	224,429

Operating expenses:
Network costs	37,125	26,910
Cost of equipment sales	17,394	16,075
Selling, general and administrative	86,098	72,369
Depreciation and amortization	91,913	74,461

Total operating expenses	232,530	189,815

Operating income	245	34,614
Other income (expense):
Interest expense	(110,838)	(83,933)
Interest and dividend income	—	—
Other expense	(535)	(210)
Minority interest	4,553	1,538

Other expense	(106,820)	(82,605)

Loss before income tax and extraordinary item	(106,575)	(47,991)
Income tax provision	—	—

Loss before extraordinary item	(106,575)	(47,991)
Extraordinary item-early retirement of debt	—	—

Net loss	(106,575)	(47,991)
Preferred stock dividend	(45,832)	(37,243)

Net loss applicable to common shares	$(152,407)	$(85,234)

Net loss per basic and diluted common share	$(13.67)	$(7.57)

Weighted average common shares outstanding, basic and diluted	11,152	11,265

UNAUDITED SUMMARY PRO FORMA FINANCIAL AND OPERATING DATA

(In thousands, except per share amounts and operating data)

	Pro Forma as Adjusted(3)
	Year Ended December 31, 1998(1)	Nine Months Ended September 30, 1999(2)
Balance sheet data:
Cash and cash equivalents	—	$20,073
Property and equipment, net	—	221,199
Total assets	—	1,804,346
Total debt	—	1,190,398
Preferred stock	—	418,487
Total shareholders' equity	—	147,901
Other financial data:
EBITDA(4):
Cellular	$96,984	$111,156
Wireless Alliance	(4,825)	(2,081)

Total	$92,159	$109,075
EBITDA Margin(4):
Cellular	44.0%	51.1%
Wireless Alliance	(39.0)	(29.7)
Roamer revenue as a percentage of adjusted revenue(5)	27.4%	34.8%
Operating data:
Customers at end of period:
Cellular	304,601	426,532
Wireless Alliance-PCS	5,129	11,110
Wireless Alliance-Cellular	11,079	1,840
Other(6)	11,550	13,790

Total	332,359	453,272
Penetration(7):
Cellular	7.5%	9.0%
Wireless Alliance-PCS	0.7	1.6
Retention(8):
Cellular	—	98.3%
Wireless Alliance-PCS	98.2%	98.1
Average monthly revenue per customer(9):
Cellular	—	$60
Wireless Alliance-PCS	$64	52
Cell sites:
Cellular	383	519
Wireless Alliance-PCS	53	57

NOTES TO UNAUDITED SUMMARY PRO FORMA FINANCIAL AND OPERATING DATA

(1)
Includes the historical operations of Rural Cellular and gives effect to the following transactions as if they had occurred as of January 1, 1998: (i) our acquisition of Atlantic Cellular, (ii) the issuance of Class A common stock, (iii) the issuance of additional shares of our senior exchangeable preferred stock, (iv) the issuance of junior exchangeable preferred stock, (v) our acquisition of Triton, (vi) the issuance of Class M preferred stock, (vii) the borrowing under the new credit facility and (viii) the repayment in full and termination of the existing credit facility.

(2)
Includes the historical operations of Rural Cellular and gives effect to the following transactions as if they had occurred as of January 1, 1999: (i) the issuance of Class A common stock, (ii) the issuance of additional shares of our senior exchangeable preferred stock, (iii) the issuance of junior exchangeable preferred stock, (iv) our acquisition of Triton, (v) the issuance of Class M preferred stock, (vi) the borrowing under the new credit facility and (vii) the repayment in full and termination of the existing credit facility.

(3)
If the Triton acquisition is not consummated on or prior to June 30, 2000, subject to certain extensions, Rural Cellular is required to redeem all of the junior exchangeable preferred stock at a price equal to 101% of the total liquidation preference plus accumulated and unpaid dividends, if any, to July 15, 2000. In that event, Rural Cellular will use the net proceeds of the issuance of the junior exchangeable preferred stock, senior exchangeable preferred stock and Class A common stock to fund the redemption and to reduce outstanding debt under the existing credit facility. In addition, failure to consummate the Triton acquisition could result in forfeiting our $35.0 million escrow payment.

(4)
EBITDA is the sum of earnings before interest, taxes, depreciation and amortization and is utilized as a performance measure within the wireless industry. EBITDA should not be regarded as an alternative for other performance measures and should not be considered in isolation. EBITDA is not a measurement of financial performance under generally accepted accounting principles and does not reflect all expenses of doing business (e.g., interest expense, depreciation). Accordingly, EBITDA should not be considered as having greater significance than or as an alternative to net income or operating income as an indicator of operating performance or to cash flows as a measure of liquidity.

(5)
Determined for each period by dividing roamer revenue for such period by total revenues excluding equipment sales and Wireless Alliance revenues.

(6)
Comprised of prepaid cellular and paging customers.

(7)
Represents the ratio of cellular or PCS customers to total POPs at the end of the period.

(8)
Determined for each period by:

•
Dividing total cellular or PCS customers discontinuing service during the period by the average cellular or PCS customers for the period (customers at the beginning of the period plus customers at the end of the period, divided by two);

•
Dividing that result by the number of months in the period; and

•
Subtracting the result from one.

(9)
Determined for each period by:

•
Dividing the sum of access, airtime, roaming, long distance, features, connection, disconnection, and other revenues for the period by average cellular or PCS customers for the period (customers at the beginning of the period plus customers at the end of the period, divided by two); and

•
Dividing that result by the number of months in the period.

SUMMARY FINANCIAL AND OPERATING DATA

(In thousands, except per share amounts and operating data)

    We derived Rural Cellular's historical consolidated financial data for the period from January 1, 1996 through December 31, 1998 from its consolidated financial statements, which have been audited by Arthur Andersen LLP. The historical consolidated financial data for the nine months ended September 30, 1998 and 1999 are derived from Rural Cellular's unaudited consolidated financial statements, which include all adjustments, consisting of normal recurring accruals, which management considers necessary for a fair presentation of the financial results for the interim period.

    Our operating results for the nine months ended September 30, 1998 and 1999 are not necessarily indicative of the results that may be expected for a full year.

    The data set forth below should be read in conjunction with "Selected Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	Year Ended December 31			Nine Months Ended September 30
	1996	1997	1998	1998	1999
				(Unaudited)
Revenues:
Service	$23,120	$43,408	$75,633	$51,178	$78,263
Roamer	6,413	9,475	20,199	13,577	33,310
Equipment	927	1,020	2,700	1,669	5,704

Total revenues	30,460	53,903	98,532	66,424	117,277

Operating expenses:
Network costs	6,731	11,578	18,877	13,335	14,352
Cost of equipment sales	1,375	2,807	5,968	4,012	8,145
Selling, general and administrative	13,575	25,225	39,156	25,811	39,318
Depreciation and amortization	5,539	12,458	26,532	17,523	29,549

Total operating expenses	27,220	52,068	90,533	60,681	91,364

Operating income	3,240	1,835	7,999	5,743	25,913
Other income (expense):
Interest expense	(280)	(6,065)	(19,060)	(12,340)	(20,207)
Interest and dividend income	335	232	1,461	1,318	289
Other income (expense)	51	(350)	(535)	(645)	(210)
Minority interest	331	3,082	4,553	3,126	1,538

Other income (expense)	437	(3,101)	(13,581)	(8,541)	(18,590)

Income (loss) before income tax and extraordinary item	3,677	(1,266)	(5,582)	(2,798)	7,323
Income tax provision	200	—	—	—	34

Income (loss) before extraordinary item	3,477	(1,266)	(5,582)	(2,798)	7,289
Extraordinary item-early retirement of debt	—	—	(1,042)	(1,042)	—

Net income (loss)	3,477	(1,266)	(6,624)	(3,840)	7,289
Preferred stock dividend	—	—	(9,090)	(5,398)	(11,765)

Net income (loss) applicable to common shares	$3,477	$(1,266)	$(15,714)	$(9,238)	$(4,476)

Net income (loss) per basic and diluted common share	$0.41	$(0.14)	$(1.76)	$(1.04)	$(0.50)

Weighted average common shares outstanding, basic and diluted	8,509	8,853	8,916	8,893	9,029

SUMMARY FINANCIAL AND OPERATING DATA

(In thousands, except per share amounts and operating data)

	Year Ended December 31			Nine Months Ended September 30
	1996	1997	1998	1998	1999
				(Unaudited)
Balance sheet data:
Cash and cash equivalents	$237	$1,995	$2,062	$9,149	$1,073
Property and equipment, net	41,936	77,920	131,714	119,753	128,764
Total assets	60,507	181,588	480,524	475,833	495,334
Total debt	8,492	128,000	298,851	298,874	307,143
Senior exchangeable preferred stock	—	—	132,201	124,316	143,767
Total shareholders' equity	34,996	33,731	19,279	25,720	15,572
Other financial data:
EBITDA(1):
Cellular	$9,450	$19,860	$39,356	$26,778	$57,543
Wireless Alliance	(671)	(5,567)	(4,825)	(3,512)	(2,081)

Total	$8,779	$14,293	$34,531	$23,266	$55,462
EBITDA margin(1):
Cellular	31.0%	41.7%	44.9%	45.9%	52.0%
Wireless Alliance	—	(75.9)	(39.0)	(37.9)	(29.7)
Capital expenditures:
Cellular	$23,850	$26,127	$29,563	$15,726	$12,584
Wireless Alliance	364	8,801	13,300	8,230	3,110

Total	$24,214	$34,928	$42,863	$23,956	$15,694
Roamer revenue as a percentage of adjusted revenue(2)	21.7%	20.3%	23.7%	23.9%	31.4%
Operating data:
Customers at end of period:
Cellular	45,094	84,600	186,892	175,847	217,689
Wireless Alliance-PCS	—	—	5,129	2,264	11,110
Wireless Alliance-Cellular	—	17,167	11,079	15,481	1,840
Other(3)	6,890	9,312	11,550	11,469	13,790

Total	51,984	111,079	214,650	205,061	244,429
Penetration(4):
Cellular	7.5%	7.6%	8.0%	7.5%	9.0%
Wireless Alliance-PCS	—	—	0.7	0.3	1.6
Retention(5):
Cellular	98.7%	98.4%	98.5%	98.6%	98.4%
Wireless Alliance-PCS	—	—	98.2	98.8	98.1
Average monthly revenue per customer(6):
Cellular	$66	$55	$52	$52	$55
Wireless Alliance-PCS	—	—	64	65	52
Acquisition cost per customer(7):
Cellular	$307	$403	$362	$393	$367
Wireless Alliance-PCS	—	—	565	525	518
Cell sites:
Cellular	72	121	233	204	257
Wireless Alliance-PCS	—	—	53	40	57

NOTES TO SUMMARY FINANCIAL AND OPERATING DATA

(1)
EBITDA is the sum of earnings before interest, taxes, depreciation and amortization and is utilized as a performance measure within the wireless industry. EBITDA should not be regarded as an alternative for other performance measures and should not be considered in isolation. EBITDA is not a measurement of financial performance under generally accepted accounting principles and does not reflect all expenses of doing business (e.g., interest expense, depreciation). Accordingly, EBITDA should not be considered as having greater significance than or as an alternative to net income or operating income as an indicator of operating performance or to cash flows as a measure of liquidity.

(2)
Determined for each period by dividing roamer revenue for such period by total revenues excluding equipment sales and Wireless Alliance revenues.

(3)
Comprised of prepaid cellular and paging customers.

(4)
Represents the ratio of cellular or PCS customers to total POPs at the end of the period.

(5)
Determined for each period by:

•
Dividing total cellular or PCS customers discontinuing service during the period by the average cellular or PCS customers for the period (customers at the beginning of the period plus customers at the end of the period, divided by two);

•
Dividing that result by the number of months in the period; and

•
Subtracting the result from one.

(6)
Determined for each period by:

•
Dividing the sum of access, airtime, roaming, long distance, features, connection, disconnection and other revenues for the period by average cellular or PCS customers for the period (customers at the beginning of the period plus customers at the end of the period, divided by two); and

•
Dividing that result by the number of months in the period.

(7)
Determined for each period by dividing selling and marketing expenses, cost of equipment sales net of equipment revenues, and depreciation of rental telephone equipment by the gross cellular or PCS customers added during the period.

RISK FACTORS

    You should carefully consider the following matters, as well as the other information contained in this prospectus, before making an investment decision. Information contained in this prospectus contains "forward-looking statements," which are subject to the qualifications discussed below. If any of the risks described were to materialize, the trading price of our Class A common stock could decline substantially.

Risks Related To Our Acquisition Strategy

The number of cellular systems and businesses available for acquisition is limited. This could adversely affect our growth strategy.

    A substantial part of our growth has been and is expected to continue to be from acquisitions of cellular systems or businesses. There are a limited number of cellular systems available for acquisition that meet our criteria and the competition among purchasers for these cellular systems is increasing. As a result, our ability to acquire properties on an attractive basis in the future may be limited, which would reduce our future growth.

The cellular systems we acquire may be unsuccessful and we may experience difficulty integrating them into our operations. This could adversely affect our growth strategy and operating results.

    The cellular systems we acquire may not perform as we expect. As a result, the operating results of cellular systems we acquire may not support the debt we incur or equity we issue to acquire, or the capital expenditures needed to develop and integrate, those systems. The expansion of our operations, including the Triton acquisition, may place a significant strain on our management, financial and other resources. Our ability to manage future growth will depend upon our ability to monitor operations, control costs, maintain effective quality controls, and significantly expand our internal management, technical and accounting systems, all of which will result in higher operating expenses. In addition, telecommunications providers generally experience higher customer and employee turnover rates during and after an acquisition. We cannot assure you that we will be able to integrate successfully the cellular systems or businesses we acquire, including Triton. Our failure to integrate and manage our acquired cellular systems, including Triton, could have a material adverse effect on our business, operating results and financial condition.

We may be unable to consummate the Triton acquisition. If this occurred, we could be in default under the acquisition agreement, which could result in forfeiting our $35.0 million escrow payment and could lead to legal proceedings being initiated against us. This in turn could lead to defaults under our other obligations.

    The closing of this offering is not contingent upon the completion of the Triton acquisition, which is not expected to occur until after we complete this offering. The closing of the acquisition is subject to a number of conditions, including Federal Communications Commission and other regulatory approvals. If we are unable to complete the Triton acquisition, we would not receive any of the benefits we expect the acquisition will provide. Failure to consummate the Triton acquisition could also cause us to be in default under the acquisition agreement, which could result in our forfeiting our $35.0 million escrow payment and could lead to legal proceedings being initiated against us. This in turn could lead to defaults under our other obligations.

We may be unable to consummate the Triton acquisition. If it is not consummated, our management will have broad discretion with respect to the use of the proceeds allocated to the acquisition.

    We cannot assure you that the Triton acquisition will be consummated. This offering is not contingent or in any way dependent on the consummation of the acquisition. If the Triton acquisition is not consummated, a significant portion of the proceeds from this offering will not be designated for a specific use. In these circumstances, our management will have broad discretion with respect to the use of the proceeds of the offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

Risks Related To Our Business

Our future operating results could fluctuate significantly.

    We believe that our future operating results and cash flows will be subject to fluctuations due to many factors, several of which are outside our control. These factors include the following:

  •
  increased costs we may incur in connection with the build-out of our networks and the further development, expansion and upgrade of our cellular systems and those we have recently acquired and/or may acquire;

  •
  fluctuations in the demand for our services and equipment and wireless services generally;

  •
  increased competition, including price competition, which has led to declining average monthly local service revenues per subscriber for us and our competitors;

  •
  changes in our regulatory environment;

  •
  the cost and availability of equipment components; and

  •
  changes in general economic conditions.

    We may not sustain profitability from our operating activities in the future. To the extent our quarterly or annual results of operations fluctuate or do not meet the expectations of investors and securities analysts, our stock price could be negatively affected.

We are highly dependent on our relationships with our roaming partners. This dependence could adversely affect our operating results and growth strategy if we are unable to maintain our existing relationships or replace them with alternative relationships on equally favorable terms.

    Our results of operations are highly dependent on our relationships with our roaming partners. Roamer revenues accounted for approximately 28.4% of our total revenues for the nine months ended September 30, 1999, without giving effect to the Triton acquisition. After giving effect to the Triton acquisition, roamer revenues would have accounted for 32.3% of total revenues, of which roamer revenues from AT&T would represent 14.0% of total revenues. The roaming rates that we receive under our agreements with our roaming partners will decline over the next several years. As a result, if we are unable to lower our operating costs or if roaming call volume does not increase, our operating income may decline.

    Our roaming agreements are short to medium term, including some which are terminable with 30 days' written notice, and may be terminated prior to expiration upon breach of any of the material terms. When these agreements expire or are terminated, we may be unable to renegotiate these roaming agreements or to obtain roaming agreements with other wireless providers, the failure of which could lead to a substantial decline in our revenues and income.

We have a significant amount of debt, which may limit our ability to meet our debt service and dividend obligations, to borrow additional money or to survive a downturn in our business.

    We have a significant amount of debt, and we will incur significant additional debt in connection with the Triton acquisition. As of September 30, 1999, on a pro forma basis after giving effect to the transactions described in our unaudited pro forma consolidated financial data appearing elsewhere in this prospectus, we would have had approximately $1.2 billion of consolidated debt, approximately $426.5 million total liquidation preference of preferred stock, and consolidated shareholders' equity of approximately $147.9 million. Our current levels of debt could have important consequences to you, including the following:

  •
  we must use a substantial portion of our cash flows from operations to make principal and interest payments on our debt, thereby reducing funds that would otherwise be available to us for working capital, capital expenditures, future business opportunities, the payment of cash dividends on our preferred or common stock and other purposes;

  •
  we may not be able to obtain additional financing for future acquisitions, working capital, capital expenditures and other purposes on terms favorable to us or at all;

  •
  borrowings under our bank credit facilities are at variable interest rates, which could cause us to be vulnerable to increases in interest rates;

  •
  we may have more debt than many of our competitors, which may place us at a competitive disadvantage;

  •
  we may have limited flexibility to react to changes in our business; and

  •
  our debt service requirements and the terms of our preferred stock could prevent us from paying cash dividends on our common stock.

We anticipate incurring additional debt in the future to fund expansion and maintenance of our business. If we do so, the related risks we and you now face could intensify.

The restrictive covenants in our existing debt and preferred stock instruments and agreements may limit our ability to operate our business.

    The instruments governing our debt, including our existing credit facility and those proposed in our new credit facility, and the certificates of designation governing our preferred stock, impose significant operating and financial restrictions on us. These restrictions significantly limit, among other things, our ability and that of our subsidiaries to:

  •
  incur additional debt;

  •
  pay dividends;

  •
  repay junior debt prior to stated maturities;

  •
  sell assets;

  •
  make investments;

  •
  engage in transactions with shareholders and affiliates;

  •
  create liens; and

  •
  engage in some types of mergers or acquisitions.

In addition, our existing credit facility requires, and our new credit facility will require, us to maintain specified financial ratios. Substantially all our assets are or will be subject to liens securing our credit facilities. These restrictions could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise conduct necessary corporate activities. Our failure to comply with these restrictions could lead to a default under the terms of the relevant debt or a violation of the terms of the preferred stock even though we are able to meet debt service and dividend obligations.

    If there were an event of default under our existing or new credit facility or other debt, the holders of the affected debt could elect to declare all of that debt to be due and payable which, in turn, could cause all of our other debt to become due and payable. We cannot assure you that we and our subsidiaries would have sufficient funds available to make these payments or that we would be able to obtain sufficient funds from alternative sources to make these payments. Even if we could obtain additional financing, we cannot assure you that the terms would be favorable to us. If the amounts outstanding under our existing or new credit facility were accelerated, our lenders could proceed against our assets and the stock and assets of our subsidiaries. As a result, any event of default could have a material adverse effect on our business and financial condition.

We expect to require substantial amounts of capital in the future. Our ability to generate the capital required to meet our obligations and to maintain and expand our systems depends on many factors beyond our control. Any failure to raise necessary capital in the future could materially limit our ability to compete.

    We have required, and will continue to require, substantial capital to develop, expand and upgrade our wireless systems and those we may acquire. We had capital expenditures of $15.7 million during the first nine months of 1999. We have budgeted capital expenditures for fiscal 2000 of approximately $32.4 million, excluding Triton and other acquisitions, and approximately $40.0 million, including the Triton acquisition. We may also require additional financing for future acquisitions, to refinance our debt at its final maturities, and to meet mandatory redemption provisions on our preferred stock. Our sources of additional capital may include public and private equity and debt financings, including vendor financing. The extent of the additional financing that we may require will depend on the success of our operations. We may not be able to obtain additional financing on terms acceptable to us and within the limitations contained in the instruments governing our debt and our preferred stock, or any future financing arrangements. Moreover, our issuance of additional equity securities may be dilutive to our shareholders. If we cannot raise sufficient funds to meet our planned growth or debt and preferred stock repayment obligations, including upon a change in control, we may delay or abandon some or all of our planned expansion or seek to sell assets to raise additional funds, which could materially limit our ability to compete.

We rely on the use of third-party service marks. The loss of, or the failure to renew, any license to use these service marks could impair our ability to attract and/or retain customers.

    We use various service marks in our business, some of which we own and some of which we license from third parties. If any of our licenses with third parties are not renewed upon expiration, or if we fail to meet the applicable operating or service quality standards or otherwise lose the rights to use any licensed service marks, our ability both to attract new customers and to retain existing customers could be impaired.

Any loss of our key personnel could have a material adverse effect on our business and our ability to manage our planned growth successfully.

    Our business is managed by a small number of key management and operating personnel, including Richard P. Ekstrand, President and Chief Executive Officer; Wesley E. Schultz, Senior Vice President and Chief Financial Officer; Ann K. Newhall, Senior Vice President and General Counsel, and Scott G. Donlea, Vice President, Market Development. The loss of any of these individuals could have a material adverse effect on our business. We believe that our ability to manage our planned growth successfully will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel.

Our business could be affected by as yet undetected problems arising from Year 2000 issues.

    We continue to assess the impact of the Year 2000 issue on our computer systems and applications. If we or any of the entities with whom we conduct business has not properly completed Year 2000 modifications, or suffers any adverse consequences because of any problems which have not yet occurred or been discovered, our operations could be adversely affected.

We operate in a very competitive business environment, which can adversely affect our business and operations.

    The wireless communications industry is highly competitive. Many of our competitors and potential competitors have substantially greater financial, personnel, technical, marketing, and other resources than we do, as well as other competitive advantages. Some competitors may market services we do not offer, such as cable television access or landline local exchange or long distance services. Competition for customers is based principally upon services and features offered, technical quality of wireless systems, strength of distribution channels, customer service, system coverage, capacity, and price.

    In each of our cellular markets we compete with one other cellular licensee and, in many of our service areas, with providers of personal communications services. To a lesser extent, we also compete in many of our service areas with dispatch and conventional mobile telephone companies, resellers of wireless services, paging companies, and landline telephone service providers. We expect to face increased competition in the future in our cellular markets and our personal communications services operations from other cellular licensees and entities providing other technologies and services, including digital mobile communication systems using enhanced specialized mobile radio licenses and broadband personal communications services licenses. More providers may enter the industry if the Federal Communications Commission approves a disaggregation of spectrum for any license in a personal communications services area, or if any C Block licensee elected to surrender, pursuant to a special Federal Communications Commission program, 15 megahertz of its 30 megahertz license.

    Our operations will also face competition when more broadband spectrum is licensed and as other technologies are developed in the future including, but not limited to, fixed wireless and satellite systems. Moreover, one or more of the technologies that we currently utilize may become inferior or obsolete at some time in the future. We may not be able to continue to compete successfully and new technologies and products that are superior to ours may be developed.

Our business could be materially and adversely affected by our failure to anticipate and react to frequent and significant technological changes.

    The telecommunications industry is subject to rapid and significant changes in technology that are evidenced by:

  •
  the increasing pace of digital upgrades in existing analog wireless systems;

  •
  evolving industry standards;

  •
  the availability of new radio frequency spectrum allocations for wireless services;

  •
  ongoing improvements in the capacity and quality of digital technology;

  •
  shorter development cycles for new products and enhancements;

  •
  developments in emerging wireless transmission technologies; and

  •
  changes in end-user requirements and preferences.

    We may be required to select in advance one technology over another. At the time we make our selection, it may be impossible to predict accurately which technology may prove to be the most economic, efficient or capable of attracting customer usage. Consequently, it is possible that we may select a technology that does not achieve widespread commercial success and, as a result, our business, results of operations and financial condition could be materially and adversely affected.

Our business is subject to extensive government regulation. The applicable legislation and regulations, and changes to them, could adversely affect our business by increasing our expenses. We may also be unable to obtain regulatory approvals necessary to operate our business. Any failure to obtain these approvals could negatively affect our results of operations.

    The Federal Communications Commission regulates the licensing, construction, operation, acquisition, and sale of our wireless systems, as well as the number of cellular and other wireless licenses permitted in each of our markets. Changes in legislation and regulations governing wireless activities and wireless carriers or our loss of any license or licensed area could have a material adverse effect on our operations. In addition, some aspects of the Telecommunications Act of 1996 place additional burdens upon us or subject us to increased competition and increase our costs of doing business.

    All of our cellular licenses are subject to renewal upon expiration of each license's initial ten-year term. Grants of cellular renewals are based upon Federal Communications Commission rules establishing a presumption in favor of licensees that have complied with their regulatory obligations during the ten-year license period. However, we cannot assure you that the Federal Communications Commission will grant us any future renewal applications or that our applications will be free from challenge.

Equipment failure and natural disasters may adversely affect our operations.

    A major equipment failure or a natural disaster affecting any of our central switching offices, microwave links, or cell sites could have a material adverse effect on our operations. Our inability to operate any portion of our cellular system for an extended time period could result in a loss of customers or impair our ability to attract new customers, which would have a material adverse effect on our business, results of operations, and financial condition.

Concerns about health-related and safety-related risks associated with wireless handsets, and the possibility of related legislation, may affect our business.

    Media reports and some scientific studies have suggested that radio frequency emissions from portable wireless handsets may be linked to cancer and may interfere with pacemakers and other electronic medical devices. The Food and Drug Administration has said that more studies are needed before any health problems can be ruled out. These and other health-related and safety-related concerns over radio frequency emissions may have the effect of discouraging future use of wireless handsets and creating liability for past damages to the health of users, either of which could have an adverse effect on our business.

    Several states have proposed or enacted legislation that would limit or prohibit the use of mobile phones while driving an automobile. If adopted, this legislation could have an adverse effect on our business.

Risks Related To This Offering

Antitakeover provisions could adversely affect the price of our Class A common stock.

    Some of the following provisions of our Articles of Incorporation, Amended and Restated Bylaws and Minnesota law could delay or prevent a change of control or a change in management that holders of Class A common stock may consider beneficial:

  •
  provisions for a classified board of directors;
  •
  provisions for advance notice for director nominations and shareholder proposals;
  •
  provisions for supermajority votes to approve mergers or amend specified provisions of the Articles and Bylaws; and
  •
  statutory limits regarding share acquisitions and business combinations.

These provisions also could adversely affect the price of our Class A common stock or prevent holders from receiving a premium.

We do not anticipate paying dividends in the foreseeable future.

    We currently intend to retain any future earnings for funding growth and, therefore, we do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, the terms of our debt and our preferred stock limit our ability to pay cash dividends on our common stock.

The holders of our Class B common stock effectively control us.

    Holders of our Class B common stock are entitled to ten votes per share. Currently, the outstanding shares of Class B common stock represent more than 50% of the total voting power of our common stock. Following this offering, the Class B shares will represent approximately 49.5% of the total voting power. The interests of the holders of Class B common stock may be different from yours.

Our stock price has been and may continue to be volatile.

    The trading price of our Class A common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to factors such as:

  •
  actual or anticipated variations in quarterly operating results;
  •
  changes in financial estimates by securities analysts;
  •
  conditions or trends in the wireless communications industry;
  •
  changes in the economic performance and/or market valuation of other wireless communications companies;
  •
  our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
  •
  additions or departures of key personnel; and
  •
  other events or factors, many of which are beyond our control.

    In addition, the stock market in general, and The Nasdaq National Market in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with securities listed on these exchanges and quotation systems. The trading prices of many companies' stocks are at or near historical highs and these trading prices and multiples are substantially above historical levels. These trading prices and multiples may not be sustained. These broad market and industry factors may materially, adversely affect the market price of the Class A common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of listed companies' securities, securities class-action litigation has often been instituted against these companies. This kind of litigation, if instituted against us, could result in substantial costs and a diversion of management's attention and resources, which would materially adversely affect our business, financial condition and operating results.

We are subject to limitations on our ability to pay cash dividends on and repurchase or otherwise satisfy our obligations under our senior exchangeable preferred stock and junior exchangeable preferred stock. As a result, if we do not satisfy these obligations, we may be in default under our existing debt, and the holders of these series of preferred stock may have the right to elect directors to our board of directors.

    Our ability to pay cash dividends and to redeem the senior exchangeable preferred stock and junior exchangeable preferred stock or repurchase the exchange debentures when required is substantially restricted under various covenants contained in documents governing our outstanding preferred stock and our debt. In addition, under Minnesota law, we can pay dividends on or redeem our capital stock, including the senior exchangeable preferred stock and the junior exchangeable preferred stock, only if our board of directors determines that we will be able to pay our debts in the ordinary course of business after paying the dividends or completing the redemption. We cannot predict what the value of our assets or the amount of our liabilities will be in the future. Accordingly, we cannot assure you that we will be able to:

  •
  pay cash dividends on the senior exchangeable preferred stock or junior exchangeable preferred stock;
  •
  redeem the senior exchangeable preferred stock or junior exchangeable preferred stock in the event of a change of control or otherwise;
  •
  redeem the junior exchangeable preferred stock in the event the Triton acquisition is not completed (although we anticipate that we will have the ability to complete this redemption); or
  •
  exchange the senior exchangeable preferred stock or the junior exchangeable preferred stock for exchange debentures.

    If we fail to comply with the terms of the senior exchangeable preferred stock or the junior exchangeable preferred stock, the holders of these series of stock will each have the right to elect directors to our board. In addition, the failure to comply could constitute an event of default under our existing debt. As a result, the lenders of this debt could accelerate payment of all amounts owing under the debt.

There are risks that may make it difficult for us to achieve the outcomes predicted in our forward-looking statements.

    Many of the statements included in this prospectus, including the description of our plans, strategies, capital expenditures, Year 2000 preparedness, pending or possible acquisitions, and financing plans are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the use of terminology such as "may," "will," "expect," "intend," "plan," "estimate," "anticipate," "believe," or similar phrases. Our actual future performance could differ materially from these forward-looking statements. These forward-looking statements are inherently subject to a number of risks, uncertainties, and assumptions. Important factors that could cause actual results to differ materially from our expectations include those risks identified in the foregoing "Risk Factors," and elsewhere in this prospectus and include, but are not limited to:

  •
  our plans to achieve growth by offering new products and services and through possible acquisitions;
  •
  our anticipated capital expenditures to maintain, upgrade and expand our systems;
  •
  our beliefs regarding the effects of governmental regulation on our business;
  •
  our ability to compete effectively in a highly competitive environment; and
  •
  our ability to respond to Year 2000 problems.

    We caution you not to place undue reliance on these forward-looking statements. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements.

USE OF PROCEEDS

    The net proceeds from the sale of our Class A common stock will be approximately $140.1 million, net of underwriting discounts and other costs and expenses payable by us.

    The net proceeds from the common and preferred stock offerings will be approximately $299.5 million. We intend to use the net proceeds from the common stock offering, the senior exchangeable preferred stock offering, and the junior exchangeable preferred stock offering, together with borrowings under the new credit facility and proceeds from the sale of Class M preferred stock, to fund the Triton acquisition, repay existing bank debt, fund capital expenditures, and for general corporate purposes.

    The closings of the common stock offering, the senior exchangeable preferred stock offering, and the junior exchangeable preferred stock offering are not contingent upon each other or upon completion of the Triton acquisition. Pending consummation of the Triton acquisition, we will use the net proceeds from the common and senior exchangeable preferred stock offerings to reduce indebtedness under our existing credit facility. We will deposit the net proceeds from the sale of the junior exchangeable preferred stock in an escrow account and the proceeds will be used to purchase securities which will earn interest.

Sources and Uses of Funds
(In thousands)

Sources:
New credit facility	$1,065,398
Senior exchangeable preferred stock	24,722
Junior exchangeable preferred stock	140,000
Class M preferred stock	110,000
Class A common stock	147,881

Total sources	$1,488,001

Uses:
Triton purchase price	$1,240,000
Triton working capital	7,339
Refinance existing credit facility(1)	182,143
Estimated fees and expenses of the Triton acquisition and offerings	39,519
Funds for general corporate purposes	19,000

Total uses	$1,488,001

(1)
Outstanding debt as of September 30, 1999.

    If we do not complete the Triton acquisition by June 30, 2000, subject to certain extensions, we are required to redeem all the junior exchangeable preferred stock at a price equal to 101% of the total liquidation preference, plus accumulated and unpaid dividends. We intend to use the proceeds remaining after the repurchase of the junior exchangeable preferred stock to reduce our outstanding indebtedness under our existing credit facility and for working capital and other corporate purposes.

DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock. We intend to retain any future earnings to support operations and to finance the growth and development of our business and do not anticipate paying cash dividends on our common stock for the foreseeable future. In addition, the instruments governing our debt and preferred stock restrict the payment of cash dividends on our common stock.

DESCRIPTION OF COMMON STOCK

    We have 15,000,000 shares of Class A common stock, 5,000,000 shares of Class B common stock, and 10,000,000 undesignated shares authorized. As of February 7, 2000, we had outstanding 8,134,230 shares of Class A common stock and 1,032,163 shares of Class B common stock. As of February 7, 2000, there were approximately 121 holders of record of our Class A common stock and approximately 25 holders of our Class B common stock.

    Our Class A common stock and Class B common stock are identical, except that:

  •
  each share of Class A common stock entitles the holder to one vote, and each share of Class B common stock entitles the holder to ten votes, on each matter to be voted on by our shareholders; and

  •
  each share of Class B common stock is convertible at the option of the holder into one share of Class A common stock, is automatically converted into Class A common stock upon the transfer to someone other than an affiliate of the current holder, or at any time upon the vote of the holders of at least two-thirds of the Class B common stock then outstanding. Class A common stock is not convertible into Class B common stock.

    Holders of Class A common stock and Class B common stock vote as one class on all matters, including the election of directors, to be voted on by our shareholders, unless otherwise required by the Minnesota Business Corporation Act. Holders of the Class B common stock effectively control all matters requiring approval of our shareholders voting as a single class.

    Holders of Class A common stock and Class B common stock are entitled to ratably receive dividends, if any, declared by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding-up, holders of Class A common stock and Class B common stock are entitled to share ratably in all assets available for distribution to holders of common stock. Holders of Class A common stock and Class B common stock have no preemptive rights. Our Articles of Incorporation provide that if there is any dividend, subdivision, or combination of either class of common stock, a proportionate dividend, subdivision, or combination of the other class of common stock shall simultaneously be made.

    We have appointed Norwest Bank Minnesota, N.A., Shareowner Services as the transfer agent and registrar for the Class A common stock.

CAPITALIZATION

    The following table sets forth Rural Cellular's capitalization as of September 30, 1999:

  •
  on an actual basis;

  •
  as adjusted after giving effect to the issuance of the Class A common stock and the senior exchangeable preferred stock; and

  •
  on a pro forma as adjusted basis after giving effect to the completion of the common stock, senior exchangeable preferred stock and junior exchangeable preferred stock offerings, the Triton acquisition, the new credit facility, the issuance of the Class M preferred stock and Class T convertible preferred stock, and the repayment in full of the existing credit facility.

    This table should be read in conjunction with our consolidated financial statements, including the notes thereto, and the "Unaudited Pro Forma Condensed Consolidated Financial Data" and notes thereto included elsewhere in this prospectus.

	September 30, 1999
	Actual	As Adjusted	Pro Forma As Adjusted
	(In thousands)
Cash and cash equivalents	$1,073	$1,073	$20,073

Existing credit facility	$182,143	$18,114	$—
New credit facility	—	—	1,065,398
Senior subordinated notes	125,000	125,000	125,000

Total debt	307,143	143,114	1,190,398

Senior exchangeable preferred stock	143,767	167,689	167,689
Class T convertible preferred stock	—	—	7,778
Junior exchangeable preferred stock	—	—	135,520
Class M preferred stock	—	—	107,500

Total preferred stock	143,767	167,689	418,487
Shareholders' equity:
Class A common stock, $.01 par value	79	103	102
Class B common stock, $.01 par value	11	11	10
Additional paid-in capital	36,476	176,559	168,783
Accumulated deficit	(20,994)	(20,994)	(20,994)

Total shareholders' equity	15,572	155,679	147,901

Total capitalization	$466,482	$466,482	$1,756,786

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

    We derived summary unaudited pro forma consolidated financial and operating data as of and for the nine months ended September 30, 1999 and for the year ended December 31, 1998 from historical consolidated financial statements of Rural Cellular Corporation and other financial statements included elsewhere in this prospectus. Rural Cellular financial results have been adjusted based on currently available information and assumptions that we believe are reasonable to give effect to the following transactions as if each transaction had occurred as of January 1, 1998:

  •
  Our acquisition of Atlantic Cellular on July 1, 1998;

  •
  The issuance of 2,390,000 shares of our Class A common stock with total proceeds of $147.9 million;

  •
  The issuance of 25,000 shares of our 11 3/8% senior exchangeable preferred stock with total proceeds of $24.7 million;

  •
  The issuance of 140,000 shares of our 12 1/4% junior exchangeable preferred stock with total proceeds of $140.0 million;

  •
  Our acquisition of Triton for a purchase price of $1.24 billion;

  •
  The issuance of $110.0 million of Class M preferred stock (we have received a commitment for the purchase of up to $200.0 million of Class M preferred stock, but anticipate that the proceeds from the sale of common stock offered hereby will reduce the amount of the Class M preferred stock issued to $110.0 million);

  •
  The issuance of Class T convertible preferred stock to Telephone & Data Systems, Inc. in exchange for shares of our Class A and Class B common stock; and

  •
  A new credit facility consisting of $1.2 billion in senior secured debt, which will replace our existing credit facility.

    Pro forma results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for a full year.

    We provide the following unaudited pro forma condensed consolidated financial statements and the related notes for informational purposes only. The unaudited pro forma condensed consolidated financial data are based on currently available information and assumptions that we believe are reasonable. The accompanying data do not purport to represent what our results of operations would have been if the pro forma transactions had been completed on the dates indicated, nor do they purport to indicate our future financial position or results of operations. The "Unaudited Pro Forma Condensed Consolidated Financial Data" includes consolidated financial data both prior to, and after giving effect, to the Triton acquisition.

    The data set forth below should be read in conjunction with "Unaudited Summary Pro Forma Financial and Operating Data," "Summary Financial and Operating Data," "Capitalization," "Selected Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and accompanying notes included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

(In thousands, except per share amounts)

	Rural Cellular Historical	Adjustments for Senior Exchangeable Preferred Stock and Common Stock Offerings		Rural Cellular as Adjusted	Triton Pro Forma(4)	Other Adjustments(5)(6)(7)		Pro Forma as Adjusted
Revenues:
Service	$78,263	$—		$78,263	$63,062	$—		$141,325
Roamer	33,310	—		33,310	39,184	—		72,494
Equipment	5,704	—		5,704	4,906	—		10,610

Total revenues	117,277	—		117,277	107,152	—		224,429

Operating expenses:
Network costs	14,352	—		14,352	12,558	—		26,910
Cost of equipment sales	8,145	—		8,145	7,930	—		16,075
Selling, general and administrative	39,318	—		39,318	33,051	—		72,369
Depreciation and amortization	29,549	—		29,549	34,380	10,532	(8)	74,461

Total operating expenses	91,364	—		91,364	87,919	10,532		189,815

Operating income	25,913	—		25,913	19,233	(10,532)		34,614
Other income (expense):
Interest expense	(20,207)	10,457	(1)	(9,750)	—	(74,183)	(9)	(83,933)
Interest and dividend income	289	—		289	—	(289)	(10)	—
Other expense	(210)	—		(210)	—	—		(210)
Minority interest	1,538	—		1,538	—	—		1,538

Other income (expense)	(18,590)	10,457		(8,133)	—	(74,472)		(82,605)

Income (loss) before income tax and extraordinary item	7,323	10,457		17,780	19,233	(85,004)		(47,991)
Income tax provision	34	—		34	—	(34)	(11)	—

Income (loss) before extraordinary item	7,289	10,457		17,746	19,233	(84,970)		(47,991)
Extraordinary item-early retirement of debt	—	—		—	—	—		—

Net income (loss)	7,289	10,457		17,746	19,233	(84,970)		(47,991)
Preferred stock dividend	(11,765)	(3,029)	(2)	(14,794)	—	(22,449)	(12)	(37,243)

Net income (loss) applicable to common shares	$(4,476)	$7,428		$2,952	$19,233	$(107,419)		$(85,234)

Net income (loss) per basic and diluted common share	$(0.50)			$0.26				$(7.57)

Weighted average common shares outstanding, basic and diluted	9,029			11,419 (3)				11,265 (3)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

(In thousands)

The following notes are provided for purposes of determining pro forma effects of the transactions described above on the historical consolidated statement of operations of Rural Cellular both prior to, and after giving effect to, the Triton acquisition for the nine months ended September 30, 1999. Certain assumptions are required to present this pro forma data, including the Rural Cellular stock offering price of $61.875 and the junior exchangeable preferred stock dividend rate of 12 1/4%. The interest rates related to our new credit facility are based on the 3 month London Interbank Offer Rates as of February 4, 2000 plus an estimated margin factor as described in note 9, below.

(1)
Represents a decrease in interest expense due to the repayment of $164.0 million of indebtedness from the proceeds of the issuance of $147.9 million of Class A common stock and $24.7 million of senior exchangeable preferred stock, net of related issuance costs.
Net proceeds from issuance of senior exchangeable preferred stock	$23,922
Net proceeds from issuance of Class A common stock	140,107

Reduction in long-term debt	164,029
Interest rate	8.5%

Annual reduction in interest expense	$13,942
Factor for nine months	.75

Pro forma adjustment	$10,457

(2)
Represents an increase in preferred stock dividends due to the issuance of $24.7 million of senior exchangeable preferred stock.
Senior exchangeable preferred stock dividend	$14,794
Less historical preferred stock dividend	(11,765)

Pro forma adjustment	$3,029

(3)
The following represents the weighted average number of common shares outstanding after giving effect to the issuance of Class A common stock and the conversion of 74 Class A and 80 Class B common shares owned by Telephone & Data Systems, Inc. to Class T convertible preferred stock.
Rural Cellular historical common shares outstanding	9,029
Issuance of Class A common stock	2,390

Rural Cellular common shares outstanding as adjusted	11,419
Conversion of common stock owned by Telephone & Data Systems, Inc. to Class T convertible preferred stock	(154)

Pro forma common shares outstanding as adjusted	11,265

(4)
Pro forma operating results for Triton include the financial results of the following transaction from January 1, 1999 through the date of acquisition:

•
Acquisition of the Oregon and Washington wireless telephone operations and related assets of BMCT, L.P. on February 1, 1999.

	Triton Historical Nine Months Ended September 30, 1999	BMCT, L.P. One Month Ended January 31, 1999	Adjustments		Triton Pro Forma
Revenues:
Service	$61,053	$2,009	$—		$63,062
Roamer	37,870	1,314	—		39,184
Equipment	4,744	162	—		4,906

Total revenues	103,667	3,485	—		107,152

Operating expenses:
Network costs	12,380	178	—		12,558
Cost of equipment sales	7,644	286	—		7,930
Selling, general and administrative	34,192	1,266	(2,407	)(a)	33,051
Deferred compensation	53,954	3,164	(57,118	)(b)	—
Nonrecurring charges	624	1,061	(1,685	)(c)	—
Depreciation and amortization	32,993	1,387	—		34,380

Total operating expenses	141,787	7,342	(61,210)		87,919

Operating income (loss)	(38,120)	(3,857)	61,210		19,233
Other income (expense):
Interest expense	(26,076)	(725)	26,801	(d)	—
Interest income	283	4	(287	)(d)	—
Other income (expense)	—	11	(11	)(d)	—

Other income (expense)	(25,793)	(710)	26,503		—

Income (loss) before income tax	(63,913)	(4,567)	87,713		19,233
Income tax expense (benefit)	3,524	—	(3,524	)(d)	—

Net income (loss)	$(67,437)	$(4,567)	$91,237		$19,233

  (a)
  Represents the elimination of Triton corporate selling, general, and administrative expenses offset by additional corporate expenses that we expect to incur.

  (b)
  Represents the elimination of deferred compensation expense incurred by Triton and BMCT, L.P.

  (c)
  Represents the elimination of nonrecurring expenses related to the sale of Triton and BMCT, L.P.

  (d)
  Reflects the elimination of interest expense, interest income, other income and income tax effects related to assets and liabilities not being acquired by us.

(5)
If the Triton acquisition is not consummated on or prior to June 30, 2000, subject to certain extensions, Rural Cellular is required to redeem all of the junior exchangeable preferred stock at a price equal to 101% of the total liquidation preference plus accumulated and unpaid dividends, if any, to July 15, 2000. In that event, Rural Cellular will use the net proceeds of the issuance of the junior exchangeable preferred stock, senior exchangeable preferred stock and Class A common stock to fund the redemption and to reduce outstanding debt under the existing credit facility. In addition, failure to consummate the Triton acquisition could result in forfeiting our $35.0 million escrow payment.

(6)
Other adjustments include the following for the Triton acquisition:

•
The issuance of 140,000 shares of our 12 1/4% junior exchangeable preferred stock with total proceeds of $140.0 million;

•
Our acquisition of Triton for a purchase price of $1.24 billion;

•
The issuance of $110.0 million of Class M preferred stock (we have received a commitment for the purchase of up to $200.0 million of Class M preferred stock, but anticipate that the proceeds from the sale of common stock offered hereby will reduce the amount of the Class M preferred stock issued to $110.0 million); and

•
A new credit facility consisting of $1.2 billion in senior secured debt, which will replace our existing credit facility.

In
the event we issue a convertible debenture to Telephone & Data Systems, Inc. in lieu of the Class T convertible preferred stock, interest expense, preferred stock dividend, and net income (loss) applicable to common shares will be affected.

(7)
In the event the $140.0 million of junior exchangeable preferred stock offering is not completed, Rural Cellular has received a commitment for bridge financing from TD Securities (USA) Inc., First Union Investors, Inc., and First Union Securities, Inc. for up to $135.0 million of junior bridge preferred stock. In addition, we have the ability to raise $5.0 million by issuing shares of Class M preferred stock, borrowing under our existing credit facility, or utilizing our available cash. If $135.0 million of the junior bridge preferred stock were issued and we utilize $5.0 million of our available cash, preferred stock dividends would increase from $22,449 to $22,938 for the nine months ended September 30, 1999.

(8)
Represents an increase to historical amortization and depreciation expense based on the preliminary allocation of the Triton purchase price and other costs. The fair value for fixed assets represents the net increase in value of fixed assets based on our preliminary valuation.
	Estimated Fair Value	Asset Life	Pro Forma Expense
Licenses	$829,100	40	$15,546
Goodwill	221,450	20	8,304
Subscriber lists	106,000	7	11,357

Total amortization expense			35,207
Triton pro forma amortization expense			(24,817)

Amortization adjustment			10,390
Triton fixed asset valuation adjustment	1,700	9	142

Pro forma adjustment			$10,532

(9)
Represents an increase to interest expense due to additional borrowing under our new credit facility.
	Principal	Interest Rate	Pro Forma Expense
Senior secured revolving credit facility	$140,398	8.84%	$9,412
Senior secured term loan A	450,000	8.84	30,166
Senior secured term loan B	237,500	9.22	16,597
Senior secured term loan C	237,500	9.47	17,047
Senior subordinated notes	125,000	9.63	9,023
Amortization of deferred financing costs			1,688

Pro forma expense			83,933
Rural Cellular as adjusted interest expense			(9,750)

Pro forma adjustment			$74,183

  A change of 1/8% in interest rates would increase or decrease interest expense by $1,488 per annum.

(10)
To eliminate interest income on an adjusted basis, assuming minimal cash balances will be maintained.

(11)
To eliminate tax expense as the combined entity will have a net loss and as a result no tax expense will be recorded.

(12)
Represents an increase in preferred stock dividends due to the issuance of $7.8 million of Class T convertible preferred stock, $140.0 million of junior exchangeable preferred stock, and $110.0 million of Class M preferred stock.
Class T convertible preferred stock dividend	$233
Junior exchangeable preferred stock dividend	14,961
Class M preferred stock dividend	6,600
Amortization of Class M and junior exchangeable preferred stock issuance costs	655

Pro forma adjustment	$22,449

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 1998

(In thousands, except per share amounts)

	Rural Cellular Historical	Atlantic Pro Forma(1)	Rural Cellular Combined	Adjustments for Senior Exchangeable Preferred Stock and Common Stock Offerings		Rural Cellular as Adjusted	Triton Pro Forma(5)	Other Adjustments (6)(7)(8)		Pro Forma as Adjusted
Revenues:
Service	$75,633	$15,688	$91,321	$—		$91,321	$73,042	$—		$164,363
Roamer	20,199	7,475	27,674	—		27,674	30,545	—		58,219
Equipment	2,700	1,843	4,543	—		4,543	5,650	—		10,193

Total revenues	98,532	25,006	123,538	—		123,538	109,237	—		232,775

Operating expenses:
Network costs	18,877	3,289	22,166	—		22,166	14,959	—		37,125
Cost of equipment sales	5,968	1,911	7,879	—		7,879	9,515	—		17,394
Selling, general and administrative	39,156	7,614	46,770	—		46,770	39,328	—		86,098
Depreciation and amortization	26,532	6,544	33,076	—		33,076	40,345	18,492	(9)	91,913

Total operating expenses	90,533	19,358	109,891	—		109,891	104,147	18,492		232,530

Operating income (loss)	7,999	5,648	13,647	—		13,647	5,090	(18,492)		245
Other income (expense):
Interest expense	(19,060)	(6,593)	(25,653)	13,942	(2)	(11,711)	—	(99,127	)(10)	(110,838)
Interest and dividend income	1,461	—	1,461	—		1,461	—	(1,461	)(11)	—
Other expense	(535)	—	(535)	—		(535)	—	—		(535)
Minority interest	4,553	—	4,553	—		4,553	—	—		4,553

Other income (expense)	(13,581)	(6,593)	(20,174)	13,942		(6,232)	—	(100,588)		(106,820)

Income (loss) before income tax and extraordinary item	(5,582)	(945)	(6,527)	13,942		7,415	5,090	(119,080)		(106,575)
Income tax provision	—	—	—	—		—	—	—		—

Income (loss) before extraordinary item	(5,582)	(945)	(6,527)	13,942		7,415	5,090	(119,080)		(106,575)
Extraordinary item-early retirement of debt	(1,042)	1,042	—	—		—	—	—		—

Net income (loss)	(6,624)	97	(6,527)	13,942		7,415	5,090	(119,080)		(106,575)
Preferred stock dividend	(9,090)	(5,332)	(14,422)	(3,472	)(3)	(17,894)	—	(27,938	)(12)	(45,832)

Net income (loss) applicable to common shares	$(15,714)	$(5,235)	$(20,949)	$10,470		$(10,479)	$5,090	$(147,018)		$(152,407)

Net loss per basic and diluted common share	$(1.76)					$(0.93)				$(13.67)

Weighted average common shares outstanding, basic and diluted	8,916					11,306 (4)				11,152 (4)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 1998

(In thousands)

    The following notes are provided for purposes of determining the pro forma effects of the transactions described above on the historical consolidated statement of operations of Rural Cellular both prior to, and after giving effect to, the Triton acquisition for the year ended December 31, 1998. Certain assumptions are required to present this pro forma data, including the Rural Cellular stock offering price of $61.875 and the junior exchangeable preferred stock dividend rate of 12 1/4%. The interest rates related to our new credit facility are based on the 3 month London Interbank Offer Rates as of February 4, 2000, plus an estimated margin factor as described in note 10, below.

(1)
The following represents pro forma operating results for Atlantic Cellular:
	Atlantic Cellular Historical Six Months Ended June 30, 1998	Adjustments		Atlantic Cellular Pro Forma
Revenues:
Service	$25,006	$(9,318	)(a)	$15,688
Roamer	—	7,475	(a)	7,475
Equipment	—	1,843	(a)	1,843

Total revenues	25,006	—		25,006

Operating expenses:
Network costs	11,759	(8,470	)(a)	3,289
Cost of equipment sales	—	1,911	(a)	1,911
Selling, general and administrative	2,101	5,513	(a)(b)	7,614
Depreciation and amortization	4,964	1,580	(c)(d)	6,544

Total operating expenses	18,824	534		19,358

Operating income (loss)	6,182	(534)		5,648

Other income (expense):
Interest expense	(1,571)	(5,022	)(e)	(6,593)
Interest income	90	(90	)(c)	—
Other income (expense)	3,395	(3,395	)(c)	—
Equity in net income of unconsolidated partnership	886	(886	)(c)	—
Minority interest	13	(13	)(c)	—

Other income (expense)	2,813	(9,406)		(6,593)

Income (loss) before income tax and extraordinary item	8,995	(9,940)		(945)
Income tax provision	—	—		—

Income (loss) before extraordinary item	8,995	(9,940)		(945)
Extraordinary item-early retirement of debt	—	1,042	(f)	1,042

Net income (loss)	8,995	(8,898)		97
Preferred stock dividend	—	(5,332	)(g)	(5,332)

Net income (loss) applicable to common shares	$8,995	$(14,230)		$(5,235)

  (a)
  Represents the reclassification of certain revenues and expenses to conform to our financial statement presentation.

  (b)
  Represents the elimination of Atlantic Cellular's corporate selling, general and administrative expenses, offset by additional corporate expenses that we expect to incur.

  (c)
  Reflects the elimination of depreciation expense, interest income, other income, equity in net income of unconsolidated partnership and minority interest related to assets and liabilities not acquired by us.

  (d)
  Represents increase to historical amortization expense based on the allocation of the Atlantic Cellular purchase price. The resulting intangible assets are being amortized over 40 years for licenses and goodwill and 10 years for subscriber lists.
Amortization of intangible assets from the Atlantic Cellular acquisition	$4,218
Elimination of historical amortization	(2,420)

Pro forma adjustment	$1,798

  (e)
  Represents an increase in interest expense of $6,593 related to indebtedness we incurred to partially fund the Atlantic Cellular acquisition, offset with the elimination of $1,571 in interest expense related to Atlantic Cellular debt that we did not assume.

  (f)
  To eliminate extraordinary item related to early retirement of deferred financing costs for a credit facility that was terminated and replaced with a new facility when the Atlantic Cellular agreement was signed.

  (g)
  Represents an increase in preferred stock dividend of $5,332 related to 11 3/8% senior exchangeable preferred stock that we issued to partially fund the Atlantic Cellular acquisition.

(2)
Represents a decrease in interest expense due to the repayment of $164.0 million of indebtedness from the proceeds of the issuance of $147.9 million of class A common stock and $24.7 million of senior exchangeable preferred stock, net of related issuance costs.
Net proceeds from issuance of senior exchangeable preferred stock	$23,922
Net proceeds from issuance of Class A common stock	140,107

Reduction in long-term debt	164,029
Interest rate	8.5%

Pro forma adjustment	$13,942

(3)
Represents an increase in preferred stock dividend due to the issuance of $24.7 million of senior exchangeable preferred stock.
Senior exchangeable preferred stock dividend	$17,894
Less Rural Cellular combined preferred stock dividend	(14,422)

Pro forma adjustment	$3,472

(4)
The following represents the weighted average number of common shares outstanding after giving effect to the issuance of Class A common stock and the conversion of 74 Class A and 80 Class B common shares owned by Telephone & Data Systems, Inc. to Class T convertible preferred stock.
Rural Cellular historical common shares outstanding	8,916
Issuance of Class A common stock	2,390

Rural Cellular common shares outstanding as adjusted	11,306
Conversion of common stock owned by Telephone & Data Systems, Inc. to Class T convertible preferred stock	(154)

Pro forma common shares outstanding as adjusted	11,152

(5)
Pro forma operating results for Triton include the financial results of the following transactions from January 1, 1998 through the date of acquisition:

•
Acquisition of the wireless telephone operations and related assets of Point Telesystems, Inc. on January 16, 1998;

•
Acquisition of the wireless telephone operations and related assets of Columbia River Cellular Partners, L.P. on April 16, 1998;

•
Acquisition of the wireless telephone operations and related assets of "A Markets" of U.S. Unwired, Inc. and Subsidiary on July 1, 1998;

•
Acquisition of the wireless telephone operations and related assets of AAT RSA Company, Limited Partnership on August 7, 1998; and

•
Acquisition of the wireless telephone operations and related assets of BMCT, L.P. on February 1, 1999.

	Triton Historical Year Ended December 31, 1998	Point Telesystems, Inc. January 1- January 15, 1998	"A Markets" of U.S. Unwired, Inc. and Subsidiary Six Months Ended June 30, 1998	BMCT, L.P. Year Ended December 31, 1998	Other Acquisitions	Adjustments		Triton Pro Forma
Revenues:
Service	$31,464	$556	$11,050	$23,923	$6,508	$(459	)(a)	$73,042
Roamer	14,208	342	5,448	10,172	375	—		30,545
Equipment	2,605	66	507	2,096	376	—		5,650

Total revenues	48,277	964	17,005	36,191	7,259	(459)		109,237

Operating expenses:
Network costs	7,210	280	4,040	1,949	1,939	(459	)(a)	14,959
Cost of equipment sales	3,650	73	1,833	3,243	716	—		9,515
Selling, general and administrative	17,841	621	6,501	13,421	2,419	(1,475	)(b)	39,328
Deferred compensation	—	—	—	2,353	—	(2,353	)(c)	—
Nonrecurring charges	—	—	—	1,308	—	(1,308	)(d)	—
Depreciation and amortization	17,950	46	4,802	16,379	1,168	—		40,345

Total operating expenses	46,651	1,020	17,176	38,653	6,242	(5,595)		104,147

Operating income (loss)	1,626	(56)	(171)	(2,462)	1,017	5,136		5,090
Other income (expense):
Interest expense	(13,797)	—	(3,994)	(8,783)	(782)	27,356	(e)	—
Interest and dividend income	—	9	48	136	3	(196	)(e)	—
Other income (expense)	—	—	—	—	6	(6	)(e)	—

Other income (expense)	(13,797)	9	(3,946)	(8,647)	(773)	27,154		—

Income (loss) before income tax	(12,171)	(47)	(4,117)	(11,109)	244	32,290		5,090
Income tax benefit	(115)	—	—	—	—	115	(e)	—

Net income (loss)	$(12,056)	$(47)	$(4,117)	$(11,109)	$244	$32,175		$5,090

  (a)
  Represent reclassifications of certain revenues and expenses to conform to our financial statement presentation.

  (b)
  Represents the elimination of Triton corporate selling, general and administrative expenses offset by additional corporate expenses that we expect to incur.

  (c)
  Represents the elimination of deferred compensation expense incurred by BMCT, L.P.

  (d)
  Represents the elimination of nonrecurring expenses relating to the sale of BMCT, L.P.

  (e)
  Reflects the elimination of interest expense, interest income, other income and income tax expense related to assets and liabilities not being acquired by us.

(6)
If the Triton acquisition is not consummated on or prior to June 30, 2000, subject to certain extensions, Rural Cellular is required to redeem all of the junior exchangeable preferred stock at a price equal to 101% of the total liquidation preference plus accumulated and unpaid dividends, if any, to July 15, 2000. In that event, Rural Cellular will use the net proceeds of the issuance of the junior exchangeable preferred stock, senior exchangeable preferred stock and Class A common stock to fund the redemption and to reduce outstanding debt under the existing credit facility. In addition, failure to consummate the Triton acquisition could result in forfeiting our $35.0 million escrow payment.

(7)
Other adjustments include the following for the Triton acquisition:

•
The issuance of 140,000 shares of our 12 1/4% junior exchangeable preferred stock with total proceeds of $140.0 million;

•
Our acquisition of Triton for a purchase price of $1.24 billion;

•
The issuance of $110.0 million of Class M preferred stock (we have received a commitment for the purchase of up to $200.0 million of Class M preferred stock, but anticipate that the proceeds from the sale of common stock offered hereby will reduce the amount of the Class M preferred stock issued to $110.0 million); and

•
A new credit facility consisting of $1.2 billion in senior secured debt, which will replace our current credit facility.

In
the event we issue a convertible debenture to Telephone & Data Systems, Inc. in lieu of the Class T convertible preferred stock, interest expense, preferred stock dividend, and net income (loss) applicable to common shares will be affected.

(8)
In the event the $140.0 million of junior exchangeable preferred stock offering is not completed, Rural Cellular has received a commitment for bridge financing from TD Securities (USA) Inc., First Union Investors, Inc., and First Union Securities, Inc. for up to $135.0 million of junior bridge preferred stock. In addition, we have the ability to raise $5.0 million by issuing shares of Class M preferred stock, borrowing under our existing credit facility, or utilizing our available cash. If $135.0 million of the junior bridge preferred stock were issued and we utilize $5.0 million of our available cash, preferred stock dividends would increase from $27,938 to $28,408 for the year ended December 31, 1998.

(9)
Represents an increase to historical amortization and depreciation expense based on the preliminary allocation of the Triton purchase price and other costs. The fair value for fixed assets represents the net increase in the value of fixed assets based on our preliminary valuation.
	Estimated Fair Value	Asset Life	Pro Forma Expense
Licenses	$829,100	40	$20,728
Goodwill	221,450	20	11,073
Subscriber lists	106,000	7	15,143

Total amortization expense			46,944
Triton pro forma amortization expense			(28,640)

Amortization adjustment			18,304
Triton fixed asset valuation adjustment	1,700	9	188

Pro forma adjustment			$18,492

(10)
Represents an increase to interest expense due to additional borrowings under our new credit facility.
	Principal	Interest Rate	Pro Forma Expense
Senior secured revolving credit facility	$140,398	8.84%	$12,411
Senior secured term loan A	450,000	8.84	39,780
Senior secured term loan B	237,500	9.22	21,886
Senior secured term loan C	237,500	9.47	22,479
Senior subordinated notes	125,000	9.63	12,031
Amortization of deferred financing costs			2,251

Pro forma expense			110,838
Rural Cellular as adjusted interest expense			(11,711)

Pro forma adjustment			$99,127

A change of 1/8% in interest rates would increase or decrease interest expense by $1,488 per annum.

(11)
To eliminate interest income on an adjusted basis, assuming minimal cash balances will be maintained.

(12)
Represents an increase in preferred stock dividends due to the issuance of $7.8 million of Class T convertible preferred stock, $140.0 million of junior exchangeable preferred stock and $110.0 million of Class M preferred stock.
Class T convertible preferred stock dividend	$311
Junior exchangeable preferred stock dividend	17,954
Class M preferred stock dividend	8,800
Amortization of Class M and junior exchangeable preferred stock issuance costs	873

Pro forma adjustment	$27,938

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 1999

(In thousands)

	Rural Cellular Historical	Adjustments for Senior Exchangeable Preferred Stock and Common Stock Offerings		Rural Cellular as Adjusted	Triton Pro Forma(4)	Other Adjustments(5)(6)		Pro Forma as Adjusted
Assets
Current assets:
Cash and cash equivalents	$1,073	$—		$1,073	$—	$19,000	(7)	$20,073
Accounts receivable, less allowance	22,944	—		22,944	20,759	—		43,703
Inventories	3,068	—		3,068	3,974	—		7,042
Other current assets	631	—		631	1,314	—		1,945

Total current assets	27,716	—		27,716	26,047	19,000		72,763

Property and equipment, less accumulated depreciation	128,764	—		128,764	90,735	1,700	(8)	221,199

Licenses and other assets:
Licenses and other intangible assets	321,135	—		321,135	474,988	681,562	(9)	1,477,685
Deferred financing costs, less accumulated amortization	10,949	—		10,949	—	14,980	(10)	25,929
Other assets	6,770	—		6,770	—	—		6,770

Total licenses and other assets	338,854	—		338,854	474,988	696,542		1,510,384

Total assets	$495,334	$—		$495,334	$591,770	$717,242		$1,804,346

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$11,906	$—		$11,906	$7,835	$—		$19,741
Advance billings and customer deposits	3,795	—		3,795	2,047	—		5,842
Accrued interest	6,305	—		6,305	—	—		6,305
Dividends payable	2,044	—		2,044	—	—		2,044
Other accrued expenses	4,802	—		4,802	8,826	—		13,628

Total current liabilities	28,852	—		28,852	18,708	—		47,560

Long-term debt	307,143	(164,029	)(1)	143,114	463,916	583,368	(11)	1,190,398

Total liabilities	335,995	(164,029)		171,966	482,624	583,368		1,237,958

Senior exchangeable preferred stock	143,767	23,922	(2)	167,689	—	—		167,689
Class T convertible preferred stock	—	—		—	—	7,778	(12)	7,778
Junior exchangeable preferred stock	—	—		—	—	135,520	(13)	135,520
Class M preferred stock	—	—		—	—	107,500	(14)	107,500

Total preferred stock	143,767	23,922		167,689	—	250,798		418,487

Partners' equity	—	—		—	109,146	(109,146	)(15)	—

Shareholders' equity:
Class A common stock, $.01 par value	79	24	(3)	103	—	(1	)(12)	102
Class B common stock, $.01 par value	11	—		11	—	(1	)(12)	10
Additional paid-in capital	36,476	140,083	(3)	176,559	—	(7,776	)(12)	168,783
Accumulated deficit	(20,994)	—		(20,994)	—	—		(20,994)

Total shareholders' equity	15,572	140,107		155,679	—	(7,778)		147,901

Total liabilities and shareholders' equity	$495,334	$—		$495,334	$591,770	$717,242		$1,804,346

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
BALANCE SHEET

AS OF SEPTEMBER 30, 1999

(In thousands)

    The following notes are provided for purposes of determining pro forma effects of the transactions described above on the historical consolidated balance sheet of Rural Cellular both prior to, and after giving effect to, the Triton acquisition as of September 30, 1999. Certain assumptions are required to present this pro forma data, including the Rural Cellular stock offering price of $61.875.

(1)
Represents a reduction in long-term debt from the proceeds of the issuance of senior exchangeable preferred stock and Class A common stock.
Net proceeds from issuance of senior exchangeable preferred stock	$23,922
Net proceeds from issuance of Class A common stock	140,107

Reduction in long-term debt	$164,029

(2)
Represents the issuance of senior exchangeable preferred stock.
Gross proceeds from issuance of senior exchangeable preferred stock	$24,722
Less deferred issuance costs	(800)

Pro forma adjustment	$23,922

(3)
Represents the issuance of 2,390 shares of Class A common stock at a price of $61.875 per share.
Gross proceeds from issuance of Class A common stock	$147,881
Less issuance costs	(7,774)

Pro forma adjustment	$140,107

(4)
Pro forma balance sheet for Triton consists of the following:
	Triton Historical	Adjustments		Triton Pro Forma
Assets
Current assets:
Cash	$—	$—		$—
Accounts receivable, less allowance	24,842	(4,083	)(a)	20,759
Inventories	3,974	—		3,974
Other current assets	1,314	—		1,314

Total current assets	30,130	(4,083)		26,047

Property and equipment, less accumulated depreciation	90,788	(53	)(a)	90,735

Licenses and other assets:
Licenses and other intangible assets	474,988	—		474,988

Total licenses and other assets	474,988	—		474,988

Total assets	$595,906	$(4,136)		$591,770

Liabilities and partners' equity
Current liabilities:
Accounts payable	$7,835	$—		$7,835
Advance billings and customer deposits	2,047	—		2,047
Accrued interest	2,052	(2,052	)(a)	—
Other accrued expenses	8,826	—		8,826
Due to related parties, net	1,046	(1,046	)(a)	—
Tax payable	8,244	(8,244	)(a)	—

Total current liabilities	30,050	(11,342)		18,708

Long-term debt	463,916	—		463,916
Deferred compensation	53,954	(53,954	)(b)	—
Deferred income tax	1,511	(1,511	)(b)	—

Total liabilities	549,431	(66,807)		482,624

Partners' equity	46,475	62,671	(c)	109,146

Total liabilities and partners' equity	$595,906	$(4,136)		$591,770

  (a)
  Reflects the elimination of assets and liabilities not being acquired by us.

  (b)
  Represents the elimination of deferred compensation and deferred income tax incurred by Triton that will not be assumed by us.

  (c)
  Represents adjustments in partners' capital as a result of the elimination of certain assets and liabilities that will not be assumed by us.

(5)
Other adjustments include the following for the Triton acquisition:

•
The issuance of 140,000 shares of our 12 1/4% junior exchangeable preferred stock with total proceeds of $140.0 million;

•
Our acquisition of Triton for a purchase price of $1.24 billion;

•
The issuance of $110.0 million of Class M preferred stock (we have received a commitment for the purchase of up to $200.0 million of Class M preferred stock, but anticipate that the proceeds from the sale of common stock offered hereby will reduce the amount of the Class M preferred stock issued to $110.0 million); and

•
A new credit facility consisting of $1.2 billion in senior secured debt, which will replace our current credit facility.

  In the event we issue a convertible debenture to Telephone & Data Systems, Inc. in lieu of the Class T convertible preferred stock, long-term debt will increase and Class T convertible preferred stock will not be issued.

(6)
If the Triton acquisition is not consummated on or prior to June 30, 2000, subject to certain extensions, Rural Cellular is required to redeem all of the junior exchangeable preferred stock at a price equal to 101% of the total liquidation preference plus accumulated and unpaid dividends, if any, to July 15, 2000. In that event, Rural Cellular will use the net proceeds of the issuance of the junior exchangeable preferred stock, senior exchangeable preferred stock and Class A common stock to fund the redemption and to reduce outstanding debt under the existing credit facility. In addition, failure to consummate the Triton acquisition could result in forfeiting our $35.0 million escrow payment.

(7)
Represents a $19,000 increase in cash that will be used for general corporate purposes.

(8)
Represents an increase of $1,700 in the net book value of fixed assets based on our preliminary allocation of the Triton purchase price.

(9)
Represents an increase in licenses and intangible assets based on the preliminary allocation of the Triton purchase price.
Licenses	$829,100
Goodwill	221,450
Subscriber lists	106,000

Total valuation of acquired licenses and intangibles	1,156,550
Less current net book value of Triton's licenses and intangibles	(474,988)

Pro forma adjustment	$681,562

(10)
Represents an increase in deferred financing costs as a result of a new credit facility that will replace the existing credit facility.
Deferred financing costs related to new credit facility	$18,000
Less write-off of deferred financing costs related to existing credit facility	(3,020)

Pro forma adjustment	$14,980

(11)
Represents an increase in long-term debt as a result of a new credit facility that will replace the existing credit facility.
Senior secured revolving credit facility	$140,398
Senior secured term loan A	450,000
Senior secured term loan B	237,500
Senior secured term loan C	237,500
Senior subordinated debt	125,000

Total long term-debt	1,190,398
Elimination of Rural Cellular as adjusted debt	(143,114)
Elimination of Triton pro forma debt	(463,916)

Pro forma adjustment	$583,368

(12)
Represents the conversion of 74 Class A and 80 Class B common shares owned by Telephone & Data Systems, Inc. to Class T convertible preferred stock at a price of $50.63, resulting in a total conversion of $7,778.

(13)
Represents the issuance of junior exchangeable preferred stock.
Gross proceeds from issuance of junior exchangeable preferred stock	$140,000
Less deferred issuance costs	(4,480)

Pro forma adjustment	$135,520

(14)
Represents the issuance of Class M preferred stock (we have received a commitment for the purchase of up to $200.0 million of Class M preferred stock, but anticipate that the proceeds from the sale of common stock offered hereby will reduce the amount of the Class M preferred stock issued to $110.0 million).
Gross proceeds from issuance of Class M preferred stock	$110,000
Less issuance cost	(2,500)

$107,500

(15)
Represents the elimination of partners' capital on an adjusted basis.

SELECTED FINANCIAL AND OPERATING DATA

(In thousands, except per share amounts and operating data)

Rural Cellular

    The following tables set forth certain of our historical consolidated financial and operating data as of and for each of the five years in the period ended December 31, 1998 and the nine months ended September 30, 1998 and 1999. We derived consolidated financial data for each of the five years ended December 31 from our consolidated financial statements, which have been audited by Arthur Andersen LLP. The consolidated financial data for the nine months ended September 30, 1998 and 1999 are derived from our unaudited consolidated financial statements, which include all adjustments, consisting of normal recurring accruals, which our management considers necessary for a fair presentation of our financial position and results of operations for these periods.

    Operating results for the nine months ended September 30, 1998 and 1999 are not necessarily indicative of the results that may be expected for an entire year.

    The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	Year Ended December 31					Nine Months Ended September 30
	1994	1995	1996	1997	1998	1998	1999
						(Unaudited)
Revenues:
Service	$9,784	$14,289	$23,120	$43,408	$75,633	$51,178	$78,263
Roamer	3,897	4,562	6,413	9,475	20,199	13,577	33,310
Equipment	2,008	1,476	927	1,020	2,700	1,669	5,704

Total revenues	15,689	20,327	30,460	53,903	98,532	66,424	117,277

Operating expenses:
Network costs	3,293	4,974	6,731	11,578	18,877	13,335	14,352
Cost of equipment sales	2,214	1,914	1,375	2,807	5,968	4,012	8,145
Selling, general and administrative	6,570	7,700	13,575	25,225	39,156	25,811	39,318
Depreciation and amortization	2,426	3,249	5,539	12,458	26,532	17,523	29,549

Total operating expenses	14,503	17,837	27,220	52,068	90,533	60,681	91,364

Operating income	1,186	2,490	3,240	1,835	7,999	5,743	25,913
Other income (expense):
Interest expense	(1,195)	(1,365)	(280)	(6,065)	(19,060)	(12,340)	(20,207)
Interest and dividend income	170	277	335	232	1,461	1,318	289
Other income (expense)	(37)	(37)	51	(350)	(535)	(645)	(210)
Minority interest	—	—	331	3,082	4,553	3,126	1,538

Other income (expense)	(1,062)	(1,125)	437	(3,101)	(13,581)	(8,541)	(18,590)

Income (loss) before income tax and extraordinary item	124	1,365	3,677	(1,266)	(5,582)	(2,798)	7,323
Income tax (benefit) provision	(486)	575	200	—	—	—	34

Income (loss) before extraordinary item	610	790	3,477	(1,266)	(5,582)	(2,798)	7,289
Extraordinary item—early retirement of debt	—	—	—	—	(1,042)	(1,042)	—

Net income (loss)	610	790	3,477	(1,266)	(6,624)	(3,840)	7,289
Preferred stock dividend	—	—	—	—	(9,090)	(5,398)	(11,765)

Net income (loss) applicable to common shares	$610	$790	$3,477	$(1,266)	$(15,714)	$(9,238)	$(4,476)

Net income (loss) per basic and diluted common share	$0.11	$0.13	$0.41	$(0.14)	$(1.76)	$(1.04)	$(0.50)

Weighted average common shares outstanding, basic and diluted	5,522	5,983	8,509	8,853	8,916	8,893	9,029

SELECTED FINANCIAL AND OPERATING DATA

(In thousands, except per share amounts and operating data)

	Year Ended December 31					Nine Months Ended September 30
	1994	1995	1996	1997	1998	1998	1999
						(Unaudited)
Balance sheet data:
Cash and cash equivalents	$236	$125	$237	$1,995	$2,062	$9,149	$1,073
Property and equipment, net	16,479	23,517	41,936	77,920	131,714	119,753	128,764
Total assets	22,439	30,138	60,507	181,588	480,524	475,833	495,334
Total debt	15,117	19,123	8,492	128,000	298,851	298,874	307,143
Senior exchangeable preferred stock	—	—	—	—	132,201	124,316	143,767
Total shareholders' equity	4,668	5,458	34,996	33,731	19,279	25,720	15,572
Other financial data:
EBITDA(1):
Cellular	$3,612	$5,739	$9,450	$19,860	$39,356	$26,778	$57,543
Wireless Alliance	—	—	(671)	(5,567)	(4,825)	(3,512)	(2,081)

Total	$3,612	$5,739	$8,779	$14,293	$34,531	$23,266	$55,462
EBITDA margin(1):
Cellular	23.0%	28.2%	31.0%	41.7%	44.9%	45.9%	52.0%
Wireless Alliance	—	—	—	(75.9)	(39.0)	(37.9)	(29.7)
Capital expenditures:
Cellular	$6,933	$10,011	$23,850	$26,127	$29,563	$15,726	$12,584
Wireless Alliance	—	—	364	8,801	13,300	8,230	3,110

Total	$6,933	$10,011	$24,214	$34,928	$42,863	$23,956	$15,694
Roamer revenue as a percentage of adjusted revenue(2)	28.5%	24.2%	21.7%	20.3%	23.7%	23.9%	31.4%
Operating data:
Customers at end of period:
Cellular	17,402	26,764	45,094	84,600	186,892	175,847	217,689
Wireless Alliance-PCS	—	—	—	—	5,129	2,264	11,110
Wireless Alliance-Cellular	—	—	—	17,167	11,079	15,481	1,840
Other(3)	2,089	3,783	6,890	9,312	11,550	11,469	13,790

Total	19,491	30,547	51,984	111,079	214,650	205,061	244,429
Penetration(4):
Cellular	2.9%	4.5%	7.5%	7.6%	8.0%	7.5%	9.0%
Wireless Alliance-PCS	—	—	—	—	0.7	0.3	1.6
Retention(5):
Cellular	99.2%	99.0%	98.7%	98.4%	98.5%	98.6%	98.4%
Wireless Alliance-PCS	—	—	—	—	98.2	98.8	98.1
Average monthly revenue per customer(6):
Cellular	$84	$69	$66	$55	$52	$52	$55
Wireless Alliance-PCS	—	—	—	—	64	65	52
Acquisition cost per customer(7):
Cellular	$448	$395	$307	$403	$362	$393	$367
Wireless Alliance-PCS	—	—	—	—	565	525	518
Cell sites:
Cellular	55	64	72	121	233	204	257
Wireless Alliance-PCS	—	—	—	—	53	40	57

NOTES TO RURAL CELLULAR'S SELECTED FINANCIAL AND OPERATING DATA

(1)
EBITDA is the sum of earnings before interest, taxes, depreciation and amortization and is utilized as a performance measure within the wireless industry. EBITDA should not be regarded as an alternative for other performance measures and should not be considered in isolation. EBITDA is not a measurement of financial performance under generally accepted accounting principles and does not reflect all expenses of doing business (e.g., interest expense, depreciation). Accordingly, EBITDA should not be considered as having greater significance than or as an alternative to net income or operating income as an indicator of operating performance or to cash flows as a measure of liquidity.

(2)
Determined for each period by dividing roamer revenue for such period by total revenues excluding equipment sales and Wireless Alliance revenues.

(3)
Comprised of prepaid cellular and paging customers.

(4)
Represents the ratio of cellular or PCS customers to total POPs at the end of the period.

(5)
Determined for each period by:

•
Dividing total cellular or PCS customers discontinuing service during the period by the average cellular or PCS customers for the period (customers at the beginning of the period plus customers at the end of the period, divided by two);

•
Dividing that result by the number of months in the period; and

•
Subtracting the result from one.

(6)
Determined for each period by:

•
Dividing the sum of access, airtime, roaming, long distance, features, connection, disconnection and other revenues for the period by average cellular or PCS customers for the period (customers at the beginning of the period plus customers at the end of the period, divided by two); and

•
Dividing that result by the number of months in the period.

(7)
Determined for each period by dividing selling and marketing expenses, cost of equipment sales net of equipment revenues, and depreciation of rental telephone equipment by the gross cellular or PCS customers added during the period.

SELECTED FINANCIAL AND OPERATING DATA

(In thousands, except operating data)

Triton

    The following tables set forth certain of Triton and its predecessor's historical consolidated financial and operating data as of and for the years ended December 31, 1997 and 1998, for the period from January 1, 1998 through January 15, 1998, and the nine months ended September 30, 1998 and 1999. We derived consolidated financial data for the year ended December 31, 1998 and the nine months ended September 30, 1999 from Triton's consolidated financial statements, which have been audited by Arthur Andersen LLP. We derived consolidated financial data for Triton's predecessor for the year ended December 31, 1997 and for the period from January 1, 1998 through January 15, 1998 from its consolidated financial statements, which have been audited by Arthur Andersen LLP. The consolidated financial data for the nine months ended September 30, 1998 are derived from Triton's unaudited financial statements, which include all adjustments, consisting of normal recurring accruals, which Triton's management considers necessary for a fair presentation of the financial position and financial results for the interim period.

    Operating results for the nine months ended September 30, 1998 and 1999 are not necessarily indicative of the results that may be expected for a full year.

    The data set forth below should be read in conjunction with the consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	Predecessor		Triton
	Year Ended December 31, 1997	January 1- January 15, 1998	Year Ended December 31, 1998	Nine Months Ended September 30, 1998	Nine Months Ended September 30, 1999
			(Unaudited)
Revenues:
Service	$12,793	$556	$31,464	$18,515	$61,053
Roamer	4,802	342	14,208	8,451	37,870
Equipment	981	66	2,605	1,722	4,744

Total revenues	18,576	964	48,277	28,688	103,667

Operating expenses:
Network costs	3,662	280	7,210	2,165	12,380
Cost of equipment sales	1,371	73	3,650	2,064	7,644
Selling, general and administrative	6,337	621	17,841	11,865	34,192
Nonrecurring compensation	—	—	—	—	53,954
Nonrecurring charges	—	—	—	—	624
Depreciation and amortization	984	46	17,950	9,893	32,993

Total operating expenses	12,354	1,020	46,651	25,987	141,787

Operating income (loss)	6,222	(56)	1,626	2,701	(38,120)
Other income (expense):
Interest expense	(687)	—	(13,797)	(9,913)	(26,076)
Interest and dividend income	666	9	—	—	283
Other income (expense)	—	—	—	2	—

Other income (expense)	(21)	9	(13,797)	(9,911)	(25,793)

Income (loss) before income tax	6,201	(47)	(12,171)	(7,210)	(63,913)
Income tax expense (benefit)	—	—	(115)	—	3,524

Net income (loss)	$6,201	$(47)	$(12,056)	$(7,210)	$(67,437)

	Predecessor		Triton
	Year Ended December 31, 1997	January 1- January 15, 1998	Year Ended December 31, 1998	Nine Months Ended September 30, 1998	Nine Months Ended September 30, 1999
			(Unaudited)
Balance sheet data:
Cash and cash equivalents	$635	$—	$3,890	$6,321	$—
Property and equipment, net	7,868	—	48,822	45,635	90,788
Total assets	11,159	—	350,682	352,403	595,906
Total debt	2,510	—	261,500	259,500	463,916
Total shareholders' equity	7,447	—	66,821	71,687	46,475
Other financial data:
EBITDA(1)	$7,206	$(10)	$19,576	$12,594	$(5,127)
EBITDA margin(1)	38.8%	(1.0)%	40.5%	43.9%	(4.9)%
Capital expenditures	$2,156	$4	$4,277	$7,929	$25,773
Roamer revenue as a percentage of adjusted revenue(2)	27.3%	38.1%	31.1%	31.3%	38.3%
Operating data:
Customers at end of period	28,026	28,089	117,709	109,507	208,843
Penetration(3)	11.9%	12.0%	7.1%	6.6%	8.8%
Retention(4)	98.6%	98.6%	98.3%	98.3%	98.2%
Average monthly revenue per customer(5)	$56	$64	$52	$44	$67
Acquisition cost per customer(6)	—	—	$280	$291	$301
Cell sites	25	25	150	—	262

NOTES TO TRITON'S SELECTED FINANCIAL AND OPERATING DATA

(1)
EBITDA is the sum of earnings before interest, taxes, depreciation and amortization and is utilized as a performance measure within the wireless industry. EBITDA should not be regarded as an alternative for other performance measures and should not be considered in isolation. EBITDA is not a measurement of financial performance under generally accepted accounting principles and does not reflect all expenses of doing business (e.g., interest expense, depreciation). Accordingly, EBITDA should not be considered as having greater significance than or as an alternative to net income or operating income as an indicator of operating performance or to cash flows as a measure of liquidity.

(2)
Determined for each period by dividing roamer revenue for such period by total revenues excluding equipment sales.

(3)
Represents the ratio of cellular customers to total POPs at the end of the period.

(4)
Determined for each period by

•
Dividing total cellular customers discontinuing service during the period by the average cellular customers for the period (customers at the beginning of the period plus customers at the end of the period, divided by two), and

•
Dividing that result by the number of months in the period, and

•
Subtracting the result from one.

(5)
Determined for each period by:

•
Dividing the sum of access, airtime, roaming, long distance, features, connection, disconnection, and other revenues for the period by average cellular customers for the period (customers at the beginning of the period plus customers at the end of the period, divided by two) and

•
Dividing that result by the number of months in the period.

(6)
Determined for each period by dividing selling and marketing expenses, cost of equipment sales net of equipment revenues, and depreciation of rental telephone equipment by the gross cellular customers added during the period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with Rural Cellular and Triton's audited and unaudited financial statements and the notes thereto appearing elsewhere in this prospectus. The discussion contains forward-looking statements that involve risks and uncertainties.

INTRODUCTION

    We have materially expanded our business over the last three years through acquisitions. For example, the acquisitions of Unity Cellular, Atlantic Cellular, and Triton Cellular Partners in 1997, 1998, and 1999, respectively, approximately doubled our number of customers at the time of each transaction, on a pro forma basis. All acquisitions have been accounted for under the purchase method of accounting and, therefore, our historical results of operations include the results of operations for each acquired system, other than the Triton acquisition, subsequent to its respective acquisition date. We anticipate closing the Triton acquisition in the spring of 2000.

    Over the past three years, our financial performance, and the year-to-year comparability of such performance, has been affected by:

  •
  the acquisitions described below;

  •
  our development of Wireless Alliance; and

  •
  the issuance of our senior subordinated notes and senior exchangeable preferred stock to fund our growth.

Accordingly, we do not believe the discussion and analysis of our historical financial condition and results of operations set forth below are indicative nor should they be relied upon as an indicator of our future performance.

  Acquisition and Joint Venture History

    We follow a disciplined strategy of acquiring and developing wireless systems, primarily in rural markets. Through September 30, 1999, we have entered into a joint venture to develop and offer personal communications services, or PCS, and have completed four acquisitions of cellular systems as described below:

  •
  In November 1996, we formed a joint venture named Wireless Alliance with an affiliate of Aerial Communications. We originally owned 51% of Wireless Alliance; as of June 1999, we increased our ownership to 70%, with an affiliate of Aerial Communications owning the remaining 30%.

  •
  Effective May 1997, we acquired the Maine wireless operations and assets of Unity Cellular Systems, Inc. and related cellular and microwave licenses from InterCel, Inc., for approximately $85.7 million.

  •
  Effective July 1998, we acquired the Vermont, New Hampshire, New York, and Massachusetts cellular telephone licenses, operations, and related assets of Atlantic Cellular Company L.P. and one of its subsidiaries, for approximately $262.5 million.

  •
  Effective August 1998, we acquired the outstanding stock of Western Maine Cellular, Inc., a wholly-owned subsidiary of Utilities, Inc., for approximately $7.5 million.

  •
  Effective February 1999, we acquired the outstanding stock of RGI Group, Inc., d/b/a Glacial Lakes Cellular 2000, for approximately $11.9 million.

  Pending Acquisition

    In November 1999, we entered into an asset purchase agreement to acquire the cellular licenses, operations, and related assets of Triton Cellular Partners, L.P. and its affiliates for a purchase price of approximately $1.24 billion in cash, plus the assumption of specified liabilities.

    Under the agreement with Triton, we will acquire licenses to operate cellular systems in rural markets in the Northwest and South regions of the United States, with a total service area of approximately 152,000 square miles, and, as of September 30, 1999, covering a total population, or POPs, of 2.3 million and serving 209,000 customers.

    As of September 30, 1999, on a pro forma basis, after giving effect to the Triton acquisition, our markets cover 5.4 million POPs (4.7 million cellular POPs and 0.7 million PCS POPs), serving 427,000 cellular and 11,000 PCS customers.

    The cellular properties to be acquired from Triton include:

  •
  the Northwest region, consisting of the north central and southeastern regions of Washington and the northeast, south central, and eastern regions of Oregon; and

  •
  the South region, consisting of portions of the central, south central, and southwestern regions of Alabama, the northern region of Mississippi, and the western half of Kansas.

    The purchase price is subject to adjustment, based on the amount by which Triton's current assets exceed, or are less than, Triton's current liabilities on the closing date. We will assume Triton's current liabilities and all of Triton's obligations under contracts entered into in the ordinary course of business. We will not assume bank debt or long-term liabilities of Triton. In the event that, prior to closing, Triton breaches any representations, warranties, or covenants that would, individually or in total, reasonably be expected to have a material adverse effect on the business or operations of the cellular systems we are acquiring, we would have the right to terminate the agreement with Triton. Triton's representations and warranties do not survive the closing of the acquisition.

    Closing of the Triton acquisition is expected to occur in the spring of 2000 following the latest of:

  •
  Federal Communications Commission consent to the assignment of the Triton licenses;

  •
  the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act; and

  •
  the date on which all other conditions to closing set forth in the agreement with Triton have been satisfied, but in no event earlier than April 1, 2000.

    The agreement may be terminated by either party if closing has not occurred (for example, due to failure or delay in obtaining Federal Communications Commission or other regulatory approvals which are material to the transaction) on or before May 6, 2000.

    In connection with the Triton acquisition, we have agreed to exchange shares of Class T convertible preferred stock or a convertible debenture for shares of our Class A and Class B common stock held by Telephone & Data Systems, Inc. in order to reduce Telephone & Data Systems, Inc.'s holdings to 5%. This reduction is required under a Federal Communications Commission rule limiting the ownership of competing cellular licenses. An affiliate of Telephone & Data Systems, Inc. operates licensees that compete with licenses that we will acquire in two rural service areas in Oregon.

GENERAL

    Rural Cellular's principal operating objective is to increase revenues and profitability through the acquisition and development of new markets and increased penetration in existing markets. We believe that owning and operating wireless systems in rural markets provides strong growth opportunities because these systems have lower penetration rates, a higher proportion of roamer revenues, and less competition for customers than wireless systems located in larger metropolitan areas due to lower population density.

    We have a disciplined strategy of acquiring cellular systems primarily in rural markets and focus on acquiring underdeveloped cellular systems that include a high concentration of highway corridors and, as a result, tend to have a significant amount of roamer activity. We intend to pursue acquisitions to the extent they enhance or extend our network.

    We operate our wireless systems using a decentralized management approach that allows us to achieve substantial marketing and distribution benefits, as well as operating efficiencies. We develop a strong local presence in the communities we serve, which enhances our competitive position and allows us to tailor our products and services to meet our customers' specific needs. We believe that our ability to customize our products and services results in greater customer satisfaction, customer retention and market penetration. We also believe that we will be able to continue to maintain high retention rates due in part to our territory manager distribution philosophy, by offering communication service packages and value-added features anticipating customer needs, and by providing high quality and knowledgeable customer service. For the nine months ended September 30, 1999, we experienced an average monthly cellular retention rate of 98.4%.

    We have continued to penetrate our existing Midwest, Atlantic, and Maine regions through innovative sales initiatives, resulting in increased revenues in the nine months ended September 30, 1999 as compared to the same period in the prior year, and intend to roll out our successful marketing strategies throughout our existing systems and newly acquired systems, including systems acquired in the Triton acquisition. As a result of these strategies, we have been able to generate strong internal growth and improve the operating and financial performance of our systems.

    Our revenues primarily consist of service, roamer and equipment revenues, each of which is described below:

  •
  Service revenues include monthly access charges, charges for airtime used in excess of the time included in the service package purchased, long distance charges derived from calls placed by our customers as well as cellular and paging equipment lease revenues. Total service revenues are affected by the number of customers, pricing, and number of minutes used. Additional charges include activation fees and charges for such features as voicemail, call waiting, and call forwarding.

  •
  Roamer revenues consist of airtime, long distance, and service fees charged for providing service to customers of other cellular systems that place or receive a call within our cellular service area and our customers that place or receive a call outside of our cellular service area. The per minute rate paid by a roamer, or the intercarrier exchange rate, is determined by an agreement between Rural Cellular and the roamer's cellular carrier. We have agreements with cellular licensees in other cellular service areas that allow us to provide service to our customers calling from or receiving calls in these territories at favorable rates.

  •
  Equipment revenues include cellular and paging equipment, accessory sales to customers, and network equipment reselling. Within certain markets, we rent equipment to customers as an alternative to selling such cellular equipment. This program has reduced equipment sales as a percentage of total revenues in these markets; however, we believe our equipment rental policy enhances customer retention and market penetration, reduces acquisition cost, and increases revenue per customer.

    Our operating expenses include network costs, cost of equipment sales, selling, general and administrative expenses and depreciation and amortization, each of which is described below:

  •
  Network costs include switching and transport expenses and the expenses associated with the maintenance and operation of our wireless network facilities, as well as charges from other service providers for resold minutes and services.

  •
  Cost of equipment sales include the costs associated with telephone equipment and accessories sold to customers. In recent years, we and other cellular providers have increased the use of discounts on phone equipment as competition between service providers has intensified. As a result, we have incurred, and expect to continue to incur, losses on equipment sales and increased marketing and selling costs per gross additional customer. We expect to continue these discounts and promotions because we believe that they will result in increased revenues from increases in the number of our cellular customers.

  •
  Selling, general and administrative includes salaries, benefits, and operating expenses such as marketing, commissions, customer support, accounting, administration, and billing.

  •
  Depreciation and amortization represents the costs associated with the depreciation of our fixed assets and the amortization of our intangible assets, primarily cellular license acquisition costs, goodwill, and customer lists. The high level of depreciation and amortization is associated with our acquisition activities and the build-out and upgrade of our network.

    In addition to the operating expenses discussed above, we also incur other income (expense), primarily interest expense related to our financing and acquisition activities.

  •
  Interest expense results from our borrowings under our credit facilities and our senior subordinated notes, the proceeds of which were used to finance our acquisitions and develop our systems.

  •
  Other income (expense) includes our minority partner's absorption of Wireless Alliance losses. We have currently realized the maximum benefit from the allocation of losses to our minority partner and will receive no further benefit until Wireless Alliance generates income.

    Preferred stock dividends are related to our issuance in May 1998 of 125,000 shares of 11 3/8% senior exchangeable preferred stock in conjunction with our acquisition of Atlantic Cellular. Dividends on the senior exchangeable preferred stock are cumulative, are payable quarterly, and may be paid, at our option, on any dividend payment date occurring on or before May 15, 2003, either in cash or by the issuance of additional shares of senior exchangeable preferred stock having a total liquidation preference equal to the amount of such dividends.

    Wireless Alliance is our joint venture with an affiliate of Aerial Communications. Our policies and practices in accounting for Wireless Alliance are the same as those we use in our other regions. We follow generally accepted accounting principles in accounting for the minority ownership and eliminate all inter-company transactions on consolidation. Any allocable Wireless Alliance losses are first applied to reduce the carrying value of the minority interest in the joint venture and, thereafter consolidated with Rural Cellular's operating results. As of September 30, 1999, the minority ownership interest had been fully used to offset Wireless Alliance's losses.

    EBITDA represents the sum of earnings before interest, taxes, depreciation, and amortization. EBITDA:

  •
  is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flows as a measure of liquidity;

  •
  is not intended to represent funds available for debt service, dividends, reinvestment, or other discretionary uses; and

  •
  should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

    EBITDA is included in this prospectus because our management believes that EBITDA is a meaningful measurement commonly used in the wireless industry and by the investment community. Our definition of EBITDA may not be identical to similarly titled measures reported by other companies.

RESULTS OF OPERATIONS

    The following table presents certain consolidated statement of operations data as a percentage of total revenues as well as other operating data for the periods indicated.

	Year Ended December 31			Nine Months Ended September 30
	1996	1997	1998	1998	1999
REVENUES:
Service	75.9%	80.5%	76.8%	77.0%	66.7%
Roamer	21.1	17.6	20.5	20.5	28.4
Equipment	3.0	1.9	2.7	2.5	4.9

Total revenues	100.0	100.0	100.0	100.0	100.0

OPERATING EXPENSES:
Network costs	22.1	21.5	19.2	20.1	12.2
Cost of equipment sales	4.5	5.2	6.1	6.0	7.0
Selling, general and administrative	44.6	46.8	39.7	38.9	33.5
Depreciation and amortization	18.2	23.1	26.9	26.4	25.2

Total operating expenses	89.4	96.6	91.9	91.4	77.9

OPERATING INCOME	10.6	3.4	8.1	8.6	22.1

OTHER INCOME (EXPENSE):
Interest expense	(0.9)	(11.3)	(19.4)	(18.6)	(17.2)
Interest and dividend income	1.1	0.4	1.5	2.0	0.2
Other income (expense)	0.2	(0.6)	(0.5)	(1.0)	(0.2)
Minority interest	1.1	5.7	4.6	4.7	1.3

Other income (expense)	1.5	(5.8)	(13.8)	(12.9)	(15.9)

INCOME (LOSS) BEFORE INCOME TAX AND EXTRAORDINARY ITEM	12.1	(2.4)	(5.7)	(4.3)	6.2
INCOME TAX PROVISION	0.7	—	—	—	—

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM	11.4	(2.4)	(5.7)	(4.3)	6.2

EXTRAORDINARY ITEM—EARLY RETIREMENT OF DEBT	—	—	(1.0)	(1.6)	—

NET INCOME (LOSS)	11.4	(2.4)	(6.7)	(5.9)	6.2

PREFERRED STOCK DIVIDEND	—	—	(9.2)	(8.1)	(10.0)

NET INCOME (LOSS) APPLICABLE TO COMMON SHARES	11.4%	(2.4)%	(15.9)%	(14.0)%	(3.8)%

EBITDA MARGIN	28.8%	26.5%	35.0%	35.0%	47.3%

Nine Months Ended September 30, 1999 and 1998

Revenues

    Service Revenues.  Service revenues for the nine months ended September 30, 1999 increased 52.9% to $78.3 million from $51.2 million in 1998. The revenue growth reflects the effect of 23,000 additional customers added through increased penetration in existing markets and our acquisitions of Atlantic Cellular, Western Maine Cellular, and Glacial Lakes Cellular. We expect service revenues to increase in the future primarily as a result of future acquisitions, further anticipated industry-wide growth in subscribers, and expansion of our coverage. During the nine months ended September 30, 1999, Wireless Alliance generated $6.5 million in service revenues.

    Roamer Revenues.  Roamer revenues for the nine months ended September 30, 1999 increased 145.4% to $33.3 million from $13.6 million in 1998. Roamer revenues have increased due to the activation of additional cell sites, acquisitions of new service areas, and increased industry-wide wireless usage resulting from the now popular single rate calling plans. Partially offsetting the effect of increases in roaming minutes of use during the nine months ended September 30, 1999 was the impact of lower roaming rates with two major roaming partners. Wireless Alliance generated $334,000 in PCS roamer revenue during the nine months ended September 30, 1999.

    Equipment Revenues.  Equipment revenues for the nine months ended September 30, 1999 increased 241.8% to $5.7 million from $1.7 million in the comparable period of the prior year. This growth reflects network equipment reselling and increases in direct phone sales programs.

    Key Revenue Indicators.  Our cellular penetration increased to 9.0% at September 30, 1999 as compared to 7.5% at September 30, 1998. Wireless Alliance PCS penetration increased to 1.6% at September 30, 1999 as compared to 0.3% at September 30, 1998. Cellular average monthly revenue per customer for the nine months ended September 30, 1999 increased to $55, as compared to $52 in the comparable period of the prior year. Wireless Alliance average monthly revenue per customer for the nine months ended September 30, 1999 decreased to $52, as compared to $65 in the comparable period of the prior year.

Operating Expenses

    Network Costs.  Network costs for the nine months ended September 30, 1999, have increased 7.6% over the comparable period of the prior year to $14.4 million from $13.3 million. Wireless Alliance network costs for the nine months ended September 30, 1999 decreased to $3.5 million from $7.1 million in the comparable period of the prior year. As a percentage of total revenues, network costs for the nine months ended September 30, 1999 decreased to 12.2% from 20.1% in the comparable period of the prior year. The increase in network costs resulted primarily from expenses incurred in our Atlantic region, which more than offset Wireless Alliance network cost reductions. We expect consolidated network costs to continue to decline as a percentage of revenues as revenues continue to outpace the fixed components of network costs.

    Cost of Equipment Sales.  Cost of equipment sales for the nine months ended September 30, 1999 increased 103.0% over the comparable period of the prior year to $8.1 million from $4.0 million. As a percentage of revenue, cost of equipment sales for the nine months ended September 30, 1999 increased to 7.0% as compared to 6.0% in the comparable period of the prior year. This growth was primarily due to the cost of resold network equipment combined with an increase in the number of phones sold to customers.

    Selling, General and Administrative.  Selling, general and administrative expenses for the nine months ended September 30, 1999 increased 52.3% over the comparable period of the prior year to $39.3 million from $25.8 million. The increase in selling, general and administrative expenses resulted primarily from additional costs related to the operation of our Atlantic region. Reflecting certain economies achieved through the acquisition of the Atlantic assets and the relatively fixed nature of selling, general and administrative expenses, selling, general and administrative expenses decreased as a percentage of total revenues for the nine months ended September 30, 1999 to 33.5% as compared to 38.9% in the comparable period of the prior year. Due to the seasonality of our revenue stream, selling, general and administrative expenses as a percentage of total revenues has typically been higher in the fourth quarter as compared to the first three quarters.

    Depreciation and Amortization.  Depreciation and amortization expense for the nine months ended September 30, 1999 increased 68.6% over the comparable period of the prior year to $29.6 million from $17.5 million. The increase reflects the depreciable assets acquired as part of the Atlantic Cellular acquisition, our continued construction and acquisition efforts, and our investments in network facilities, including our launch of PCS services through Wireless Alliance, and rental equipment.

Other Income (Expense)

    Interest Expense.  Interest expense for the nine months ended September 30, 1999 increased 63.8% to $20.2 million as compared to $12.3 million in the comparable period of the prior year. The increase resulted from higher average borrowings under the existing credit facility and interest related to the senior subordinated notes. Borrowings under the existing credit facility and senior subordinated notes were used to finance the acquisitions of Atlantic Cellular and Western Maine Cellular, the continued build-out of additional cell sites, and other growth initiatives.

    Other Income.  Other income for the nine months ended September 30, 1999 includes a decrease of 50.8% in the minority partner's absorption of Wireless Alliance losses, to $1.5 million from $3.1 million in the comparable period of the prior year.

Preferred Stock Dividends

    Preferred Stock Dividends.  Preferred stock dividends increased 117.9% to $11.8 million in the nine months ended September 30, 1999 as compared to $5.4 million for the comparable period in 1998. The increase primarily resulted from the senior exchangeable preferred stock having been outstanding for a full nine months in 1999, versus less than four months in the same period in 1998. The preferred stock dividends were paid by issuing additional shares of senior exchangeable preferred stock.

EBITDA

    EBITDA.  EBITDA increased 138.4% to $55.5 million in the nine months ended September 30, 1999 as compared to $23.3 million for the comparable period in 1998. For the nine months ended September 30, 1999, our cellular operations generated $57.5 million in EBITDA, which was partially offset by Wireless Alliance's negative EBITDA of $2.1 million. We expect that Wireless Alliance will continue to have negative EBITDA in the remaining quarter of 1999.

Years Ended December 31, 1998 and 1997

Revenues

    Service Revenues.  Service revenues for the year ended December 31, 1998 increased 74.2% to $75.6 million from $43.4 million in 1997. This growth was primarily due to a 26.1% increase in customers from existing markets and a 67.1% increase in customers through the acquisition of Atlantic Cellular. During the year ended December 31, 1998, Wireless Alliance generated service revenues of $12.2 million.

    Roamer Revenues.  Roamer revenues for the year ended December 31, 1998 increased 113.2% to $20.2 million from $9.5 million in 1997. Roamer revenues have increased due to the activation of additional cell sites and acquisitions of new service areas. Wireless Alliance generated an immaterial amount in roamer revenues during 1998 and had no roamer revenues in 1997 because it was exclusively engaged in reselling cellular services.

    Equipment Revenues.  Equipment revenues for the year ended December 31, 1998 increased 164.7% to $2.7 million from $1.0 million in 1997. This growth was primarily due to an increase in the number of customers, as a result of our acquisition of Atlantic Cellular, who purchase their phones as opposed to the number of customers who participate in the equipment rental program currently popular in our Midwest region.

    Key Revenue Indicators.  Our cellular penetration as of December 31, 1998 increased to 8.0% from 7.6% as of December 31, 1997. Reflecting its market launch, Wireless Alliance PCS penetration reached 0.7% for 1998. Cellular average monthly revenue per customer for the year ended December 31, 1998 decreased to $52 as compared to $55 in 1997. Wireless Alliance PCS average revenue per customer was $64 in 1998.

Operating Expenses

    Network Costs.  Network costs for the year ended December 31, 1998, increased 63.0% to $18.9 million from $11.6 million in 1997. The increase in network costs resulted primarily from expenses incurred by Wireless Alliance and our Maine and Atlantic regions, which more than offset network cost reductions in our Midwest operations. However, as a percentage of total revenues, network costs decreased to 19.2% in 1998 from 21.5% in 1997. Contributing to the reduction of network costs in the Midwest service area was the completed installation of our switch in the third quarter of 1997, thereby reducing our network costs for switching services. Network costs for Wireless Alliance increased to $9.3 million for the year ended December 31, 1998, from $6.0 million in 1997. The increase is attributable to additional network costs associated with an increase in the average number of cellular reselling customers.

    Cost of Equipment Sales.  Cost of equipment sales for the year ended December 31, 1998 increased 112.6% to $6.0 million from $2.8 million in 1997. As a percentage of total revenues, cost of equipment sales for the year ended December 31, 1998 increased to 6.1% as compared to 5.2% in the comparable period of the prior year. This growth primarily reflects our Atlantic region customers who prefer to purchase their phones as opposed to utilizing the equipment rental program currently popular in our Midwest region.

    Selling, General and Administrative.  Selling, general and administrative expenses for the year ended December 31, 1998 increased 55.2% to $39.2 million from $25.2 million in 1997. The increase in selling, general and administrative expenses over the prior year resulted primarily from additional costs related to the acquisition of Atlantic Cellular in July 1998 and from operating our Maine region during all of 1998. As a percentage of total revenues, selling, general and administrative expenses decreased to 39.7% in 1998 from 46.8% in 1997, reflecting operating efficiencies achieved through the integration of our Atlantic operation.

    Depreciation and Amortization.  Depreciation and amortization expense for the year ended December 31, 1998 increased 113.0% to $26.5 million from $12.5 million in 1997. The increase reflects our continued construction and acquisition efforts and our investments in network facilities and rental equipment. Specifically contributing to the increase was the depreciation relating to the construction of 23 additional cell sites in our Midwest region, an additional 89 cell sites from the acquisition of Atlantic Cellular, and the activation of 53 Wireless Alliance PCS cell sites. In addition, license and other intangible asset amortization resulting from acquisitions increased to $8.1 million for the year ended December 31, 1998 from $1.5 million in the prior year.

Other Income (Expense)

    Interest Expense.  Interest expense for the year ended December 31, 1998 increased to $19.1 million from $6.1 million in 1997. The increase in interest expense resulted from higher average borrowings under our credit facilities and interest related to the senior subordinated notes used to finance the acquisitions of Atlantic Cellular and Western Maine Cellular, the construction of 23 cell sites, and other growth initiatives.

    Other Income.  Other income includes an increase in the year ended December 31, 1998 in the minority partner's absorption of Wireless Alliance losses.

Extraordinary Item

    In May 1998, we repaid approximately $140.0 million of the outstanding principal amount under our $160.0 million credit facility utilizing the proceeds from our issuance of $125.0 million in senior subordinated notes and $125.0 million in senior exchangeable preferred stock. Accordingly, we recognized an extraordinary loss of approximately $1.0 million related to the early retirement of debt representing the unamortized debt issuance costs.

Preferred Stock Dividends

    Preferred Stock Dividends.  Preferred stock dividends of $9.1 million were paid in the year ended December 31, 1998. The preferred stock dividends were incurred as a result of our issuance of 125,000 shares of senior exchangeable preferred stock in May 1998. The preferred stock dividends were paid by issuing additional shares of senior exchangeable preferred stock.

EBITDA

    EBITDA.  EBITDA for the year ended December 31, 1998 increased 141.6% to $34.5 million as compared to $14.3 million in 1997. In 1998, our cellular operations generated $39.4 million in EBITDA, which was partially offset by Wireless Alliance's negative EBITDA of $4.8 million due to the significant costs associated with customer growth.

Years Ended December 31, 1997 and 1996

Revenues

    Service Revenues.  Service revenues for the year ended December 31, 1997 increased 87.8% to $43.4 million from $23.1 million in 1996. This growth was primarily due to the increase in the number of customers. Customer growth in existing markets accounted for approximately 25% of the increase in customers, while newly acquired or developing markets accounted for the other 75%. Newly acquired or developing markets include customers gained through the acquisition of our Maine region and the formation of Wireless Alliance. In 1997, Wireless Alliance generated service revenues of $7.3 million.

    Roamer Revenues.  Roamer revenues for the year ended December 31, 1997 increased 47.7% to $9.5 million from $6.4 million in 1996, reflecting the increase in the number of markets served. Markets have increased as a result of the activation of additional cell sites and acquisitions of new service areas.

    Equipment Revenues.  Equipment revenues for the year ended December 31, 1997 increased 10.0% to $1.0 million from $927,000 in 1996. This growth reflects an increase in customers, acquired through the acquisition of our Maine region, purchasing their cellular handsets and equipment as compared to our Midwest customers who more frequently rent them.

    Key Revenue Indicators.  Our cellular penetration as of December 31, 1997 increased to 7.6% from 7.5% at December 31, 1996. Cellular average monthly revenue per customer for the year ended December 31, 1997 decreased to $55 as compared to $66 in 1996.

Operating Expenses

    Network Costs.  Network costs for the year ended December 31, 1997 increased 72.0% to $11.6 million from $6.7 million in 1996 and improved as a percentage of total revenues to 21.5% in 1997 from 22.1% in 1996. The increase in network costs resulted primarily from expenses incurred by Wireless Alliance and in Maine, which more than offset network cost reductions in our Midwest operations. Contributing to the reduction of network costs in the Midwest service area was the substantial completion in late 1996 of our digital microwave network, which reduced our reliance on third-party assistance in connecting cell site communication to the switch. In addition, we completed installation of our own switch in the third quarter of 1997, thereby reducing our network costs for switching services. Network costs for Wireless Alliance increased to $6.0 million in 1997 from $220,000 in 1996. The increase is attributable to additional network costs associated with increased customers.

    Cost of Equipment Sales.  Cost of equipment sales for the year ended December 31, 1997 increased 104.1% to $2.8 million from $1.4 million in 1997. As a percentage of total revenues, cost of equipment sales for the year ended December 31, 1997 increased to 5.2% as compared to 4.5% in the comparable period of the prior year. This growth was primarily due to our recently acquired Maine customers purchasing their phones as opposed to renting them through our phone rental program currently popular in the Midwest region.

    Selling, General and Administrative.  Selling, general and administrative expenses for the year ended December 31, 1997 increased 85.8% to $25.2 million from $13.6 million in 1996. The increase in selling, general and administrative expenses over the prior year results primarily from additional costs in Maine and a $6.2 million increase in costs of Wireless Alliance.

    Depreciation and Amortization.  Depreciation and amortization expense for the year ended December 31, 1997 increased 124.9% to $12.5 million from $5.5 million in 1996. The increase reflects our continued construction and acquisition efforts and our investment in network facilities, including our newly installed switch, and rental equipment. Contributing to the increase was the depreciation relating to the construction of 15 additional cell sites and the acquisition of 35 cell sites in Maine. In addition, we shortened the depreciable life from three years to two years for new rental telephones placed in service during 1997.

Other Income (Expense)

    Interest expense.  Interest expense for the year ended December 31, 1997 increased to $6.1 million from $280,000 in 1996. The increase in interest expense was a result of higher average borrowings to finance the acquisition of our Maine region, the construction of 15 cell sites for our cellular network, and other growth initiatives.

    Other Income.  Other income includes an increase in the year ended December 31, 1997 in the minority partner's absorption of losses of Wireless Alliance.

EBITDA

    EBITDA.  EBITDA for the year ended December 31, 1997 increased 62.8% to $14.3 million as compared to $8.8 million in 1996. In 1997, our cellular operations generated $19.9 million in EBITDA, which was partially offset by Wireless Alliance's negative EBITDA of $5.6 million due to the significant costs associated with its initial customer growth.

Liquidity and Capital Resources

    Our primary liquidity requirements are for working capital, capital expenditures, debt service, acquisitions, and customer growth. In the past we have met these requirements through cash flow from operations, sales of our common and preferred stock, borrowings under our credit facility, and issuance of our senior subordinated notes. Our existing credit facility provides for borrowings up to $300.0 million. As of December 31, 1998 and September 30, 1999, we had $173.0 million and $181.0 million, respectively, outstanding under our credit facility. Under the existing credit facility, amounts may be borrowed, subject to mandatory repayments, or repaid at any time through maturity, provided that the outstanding borrowings do not exceed the total amount available under the existing credit facility.

    In connection with the Triton acquisition, we intend to enter into a new credit facility, which will provide for up to $1.2 billion in borrowing capacity. We believe that the funds available under this facility, together with the proceeds of the common and preferred stock offerings and the issuance of up to $110.0 million in Class M preferred stock (we have received a commitment for the purchase of up to $200.0 million of Class M preferred stock, but anticipate that the proceeds from the common stock offering will reduce the amount issued to $110.0 million), and cash from operations, will be sufficient to fund the Triton acquisition, repay amounts owing under the existing credit facility, and fund capital expenditures and operating expenses through fiscal 2000. We anticipate that after the Triton acquisition we will have $134.6 million available under the new credit facility. In the event that the Triton acquisition does not close, we will not enter into the new credit facility and will be required to redeem the junior exchangeable preferred stock. In that event, the funds available under our existing credit facility and proceeds from the common and senior exchangeable preferred stock offerings will be adequate to fund anticipated capital expenditures and operations. Capital expenditures for 2000 are expected to be approximately $40.0 million (including $3.0 million for Wireless Alliance and $7.6 million for Triton).

    Net cash provided by operating activities was $26.1 million for the nine months ended September 30, 1999. Adjustments to the $7.3 million net income to reconcile to net cash provided by operating activities included $29.5 million in depreciation and amortization and a $9.3 million increase in accounts receivable.

    Net cash used in investing activities for the nine months ended September 30, 1999 was $36.1 million. The principal uses of cash included our $11.9 million acquisition of Glacial Lakes Cellular and $15.7 million in purchases of property and equipment, of which $3.1 million was attributable to Wireless Alliance capital expenditures. These purchases reflect our continued expansion of our existing cellular coverage and the continued upgrading of existing cell sites and switching equipment. In addition, one of our affiliates was a successful bidder in the auction of local multi-point distribution system licenses, acquiring 13 licenses at a cost of $7.0 million, and was a successful bidder in the PCS C block license auction, acquiring the license for the St. Cloud, Minnesota basic trading area for $1.6 million.

    Net cash provided by financing activities was $9.0 million for the nine months ended September 30, 1999, consisting primarily of $8.0 million in additional borrowings under the $300.0 million credit facility, net of a partial repayment of $16.0 million.

    Net cash provided by operating activities was $28.6 million for the year ended December 31, 1998. Adjustments to the $6.6 million net loss to reconcile to net cash provided by operating activities included $26.5 million in depreciation and amortization and a $9.1 million increase in accounts payable, partially offset by a $4.5 million decrease in minority interest.

    Net cash used in investing activities for the year ended December 31, 1998 was $313.2 million. The principal uses of cash included our $270.0 million acquisition of the assets of Atlantic Cellular and all of the issued and outstanding stock of Western Maine Cellular and purchases of property and equipment of $41.5 million, of which $13.3 million was attributable to Wireless Alliance capital expenditures. These purchases reflect the construction and launch of Wireless Alliance's PCS network, expansion of existing coverage in our Midwest region, and the continued upgrading of existing cell sites and switching equipment.

    Net cash provided by financing activities was $284.7 million for the year ended December 31, 1998. Financing activities for such period consisted primarily of the placement in May 1998 of $125.0 million of senior subordinated notes and 125,000 shares of senior exchangeable preferred stock. The net proceeds were used to repay a portion of indebtedness and to finance the acquisitions of Atlantic Cellular and Western Maine Cellular.

OTHER MATTERS

Seasonality

    Somewhat offset by the higher year round roamer revenues generated in our Atlantic region, we experience seasonal fluctuations in revenues and operating income (loss). Our average monthly roamer revenue per cellular customer increases during the second and third calendar quarters. This increase reflects greater usage by our roamer customers who travel in our cellular service area for weekend and vacation recreation or work in seasonal industries. Because our cellular service area includes many seasonal recreational areas, we expect that roamer revenues will continue to fluctuate seasonally more than service revenues. With the Triton acquisition we will cover a more diverse geographic area, and we anticipate that this diversification will reduce the effects of seasonality on our operating results.

	1999 Quarter Ended
	March 31	June 30	September 30
	(in thousands, except per customer data)
Total revenues	$32,165	$38,170	$46,942
Operating income	3,720	8,098	14,095
EBITDA	13,446	18,025	23,991
Average monthly revenue per cellular customer	$47	$54	$63
	1998 Quarter Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per customer data)
Total revenues	$14,797	$17,672	$33,955	$32,108
Operating income (loss)	(524)	364	5,903	2,256
EBITDA	3,694	5,211	14,361	11,266
Average monthly revenue per cellular customer	$46	$53	$57	$51

Year 2000 Matters

    Prior to January 1, 2000, our Y2K project team, staffed with subject matter experts, evaluated our computerized systems to ensure that our business and operational systems would be Y2K ready. As a result, we believe all of our mission critical software and hardware were remedied and made Y2K ready.

    We budgeted $2.0 million to cover costs associated with Y2K assessments, modifications, and associated upgrades, of which approximately $1.3 million had been spent on upgrades and replacements of non-Y2K compliant systems as of September 30, 1999.

    Our cellular network has continued to function without service affecting outages due to Y2K problems. However, some network equipment suppliers were and/or continue to be unwilling or unable to give unqualified warranties that network equipment is Y2K compliant.

    The terms and conditions under which we provide cellular and paging services to our customers provide that we are not liable for any consequential or incidental damages to our customers. Service affecting outages have occurred in limited geographic areas in the past and we have not been found liable to any person for damages in excess of the limitations imposed by the terms and conditions of service. We believe it is unlikely that an outage related to Y2K readiness would lead to a different result, but we cannot assure you that our liability will be limited to that extent. As we have not experienced any outages related to Y2K, we do not anticipate that any litigation involving us would arise as a result of Y2K readiness issues.

    As the year 2000 progresses, we may experience problems associated with the year 2000 that have not yet been discovered. For example, due to the timing of our billing cycles, we have not completed an entire monthly billing cycle since December 31, 1999. We have tested our billing systems and we do not anticipate significant problems; however, a billing system interruption could have a material impact on the receipt of customer payments.

    We continue to monitor and test our systems to identify and correct any problems. Our Y2K project team will remain in place at least through the first quarter of 2000.

Quantitative and Qualitative Disclosures About Market Risk

    Incorporated by reference to our report on Form 10-K for the year ended December 31, 1998, and our report on Form 10-Q for the quarter ended September 30, 1999.

Forward-Looking Information

    Forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. A number of factors could cause actual results, performance, achievements by us, or industry results to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, our ability to respond to the competitive environment in the wireless and telecommunications industries, changes in economic conditions in general and in our business, changes in legislation and regulations applicable to our business, demographic changes, changes in prevailing interest rates and the availability and terms of financing to fund the anticipated growth of our business, our ability to attract and retain qualified personnel, our significant indebtedness, our ability to achieve our growth plans, potential problems related to our Y2K readiness or the Y2K readiness of parties with whom we do business, and changes in our acquisition and capital expenditure plans. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and assumptions.

    In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and data that may be incorrect or imprecise and involve known and unknown risks, uncertainties, and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. All subsequent written and oral forward-looking statements attributable to Rural Cellular Corporation or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

THE WIRELESS COMMUNICATIONS INDUSTRY

Overview

    Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the wireless communications industry includes one-way radio applications, such as paging services, and two-way radio applications, such as cellular telephones, personal communications services and enhanced specialized mobile radio networks. Historically, each application has been licensed and operated in a distinct radio frequency block.

    The following table sets forth domestic wireless industry statistics (cellular, personal communications services, and enhanced specialized mobile radio) derived from data survey results published semi-annually by the Cellular Telecommunications Industry Association. These statistics represent results for the industry as a whole. In general, rural markets, where we concentrate our wireless operations, were licensed later than urban markets by the Federal Communications Commission and, accordingly, have shorter operating and financial histories and, therefore, tend to have lower penetration rates than those shown below.

	Year Ended December 31
							June 30, 1999
	1993	1994	1995	1996	1997	1998
Total service revenues (in billions)	$10.9	$14.2	$19.1	$23.6	$27.5	$33.1	$19.4
Subscribers at end of period (in millions)	16.0	24.1	33.8	44.0	55.3	69.2	76.3
Subscriber growth	45.1%	50.8%	40.0%	30.4%	25.6%	25.1%	25.4	%(1)
Average monthly service revenues per subscriber, excluding roaming revenues	$58.74	$51.48	$47.59	$44.66	$41.12	$39.66	$39.97
Average monthly revenues per subscriber, including roaming revenues	$67.13	$59.08	$54.91	$50.61	$46.11	$44.35	$44.37
Penetration at end of period	6.2%	9.4%	13.0%	16.3%	20.7%	25.7%	27.9%

(1)
As compared to June 30, 1998.

    Although cellular telephones have remained the technology of choice for wireless communications, potential users of cellular systems may find their communications needs satisfied by other current and developing technologies, particularly broadband personal communications services. Personal communications services operators providing digital communication technology may compete with cellular service with regard to rates, enhanced privacy, and additional features such as electronic mail and built-in paging. One-way paging or beeper services that feature voice message and data display as well as tones may be adequate for potential customers who do not need to speak to the caller. In the future, cellular service may also compete more directly with traditional landline telephone service providers.

Cellular

    Since its introduction in 1983, cellular service has grown dramatically and now dominates the wireless communications market. Cellular communication service is a form of telecommunication capable of providing high quality, high capacity voice and data communications to and from vehicle-mounted and hand-held radio telephones. Cellular communication systems generally offer customers the features offered by the most technologically advanced landline telephone services. Two significant features of cellular communication systems are frequency reuse, which enables the simultaneous use of the same frequency in two adequately separated cells, and call handoff. A cellular communication system's frequency reuse and call handoff features result in highly efficient use of available frequencies and enable cellular communication systems to process more simultaneous calls and service more users over a greater area than conventional mobile communication systems.

    Cellular communication technology is based upon the division of a given market area into a number of smaller geographic areas or cells. Each cell has a base station or cell site that is equipped with a relatively low power transmitter, a receiver, and other equipment that communicates by radio signal with cellular equipment located within range of the cell. Cells have a maximum operating range of up to 25 miles. The standard operating range is four to ten miles. Cells are typically designed on a grid, although terrain factors, including natural and man-made obstructions, signal coverage patterns and capacity constraints may result in irregularly shaped cells and overlaps or gaps in coverage.

    Each cell site is connected by microwave link or telephone line to a switch. Because cellular communications systems are fully interconnected with the landline telephone network and long distance systems, customers can receive and originate both local and long distance calls from their cellular equipment on a worldwide basis. When a customer in a particular cell dials a number, the cellular equipment sends the call by radio signal to the cell's transmitter-receiver, which in turn transmits it to the switch. The switch then completes the call by connecting it with the landline telephone network or another cellular unit. Incoming calls are received by the switch from the landline telephone office (unless the call is originated by another cellular telephone). The switch then instructs the appropriate cell to complete the communications link by radio signal between the transmitter-receiver of a cell and the cellular equipment.

    The switch and the cell sites periodically monitor the signal strength of calls in progress. The signal strength of the transmission between a customer and the cell site declines as the unit moves away from the cell site. When the signal strength of a call declines to a pre-determined level, the switch automatically determines if the signal strength is greater in an adjacent cell and, if so, hands off the call in a fraction of a second to another cell site. This handoff is virtually unnoticeable to the user.

    If a wireless telephone user leaves the service area of the wireless telephone system during a call, the call is generally continued and carried through a technical interface established with an adjacent system through intersystem networking arrangements. Wireless system operators normally agree to provide service to subscribers from other compatible wireless systems who are temporarily located in or traveling through their service areas in a practice called "roaming." If a roaming arrangement has not been established with an adjacent system, the call will be disconnected. Agreements among system operators provide that the carrier that normally provides services to the roaming subscriber pays the serving carrier at rates prescribed by the serving carrier.

    Cellular telephone systems operate under interconnection agreements with various local exchange carriers and interexchange (long distance) carriers. The interconnection agreements establish the manner in which the cellular system integrates with other telecommunication systems. The cellular operator and the local landline telephone company must cooperate in the interconnection between the cellular and landline telephone systems to permit cellular customers to call landline customers and vice versa. The technical and financial details of these interconnection arrangements are subject to negotiation, vary from system to system, and, to the present time, generally have not been subject to Federal Communications Commission regulation or oversight. However, the implementation of the Telecommunications Act of 1996 by the Federal Communications Commission is expected to result in arrangements between cellular carriers and local exchange carriers at rates more closely related to cost for interconnection services. On August 1, 1996, the Federal Communications Commission adopted rules implementing the interconnection policies imposed by the 1996 Telecommunications Act. Various aspects of the rules were overturned by the U.S. Court of Appeals for the Eighth Circuit on jurisdictional grounds; however, in January 1999 the Supreme Court reversed the Eighth Circuit's decision and reinstated the Commission's pricing rules. The Eighth Circuit currently is considering the substantive appeals of the Federal Communications Commission's interconnection rules.

    Federal Communications Commission rules require that all cellular telephones be functionally compatible with cellular telephone systems in all markets within the United States and with all frequencies allocated for cellular use, allowing a cellular telephone to be used wherever a customer is located, subject to appropriate arrangements for service charges. Analog cellular handsets are functionally compatible with cellular systems in all markets within the United States. As a result, analog cellular handsets may be used wherever a subscriber is located, as long as a cellular system is operational in the area and necessary roaming arrangements exist. Although cellular, personal communications services, and enhanced specialized mobile radio systems utilize similar technologies and hardware, they operate on different frequencies and use different technical and network standards. Multi-mode phones, however, make it possible in many instances for users of one type of system to roam on a different type of system outside of their service area.

    The rapid growth of the industry's cellular customer base has begun to strain the call-processing capacity of many existing analog systems, especially in densely populated urban areas. Each cellular network is designed to meet a specified level of customer density and traffic demand. Once these traffic levels are exceeded, the operator must take steps to increase the network capacity. Capacity can be increased initially by using techniques such as sectorization and cell splitting. Network operators and infrastructure manufacturers are developing a number of additional solutions, which are expected to increase network capacity and coverage.

    Within specified limitations, increasing demand may be met by simply adding available frequency capacity to cells as required or by using directional antennae to divide a cell into multiple sectors or coverage areas, thereby reducing the required distance between cells using the same frequency. Further, an area within a cellular telephone system may be served by more than one cell through procedures that utilize available channels in adjacent cells. When all possible channels are in use, further growth can be accomplished through a process called "cell splitting." Cell splitting entails dividing a single cell into a number of smaller cells served by lower-power transmitters, thereby increasing the reuse factor and the number of calls that can be handled in a given area.

    Network capacity can also be enhanced through the development of newer technologies like N-AMPS analog technology (which triples call carrying capacity over conventional analog technology) and time division multiple access or code division multiple access digital technology (which significantly increases call carrying capacity). In each case, these advanced technologies allow cellular carriers to add customers without reducing service quality. Digital technology offers advantages including improved voice quality, larger system capacity and perhaps lower incremental costs for additional customers. The conversion from analog to digital radio technology is expected to be an industry-wide process that will take a number of years. Some cellular service providers currently utilize digital radio technology in addition to analog technology.

Personal Communications Services

    Personal communications services, or PCS, is a term commonly used in the United States to describe a portion of radio spectrum (1850-1990 megahertz). There are at least six potential broadband personal communications services providers in each service area. Licensing areas for broadband personal communications services are divided into 51 metropolitan trading areas, which have been further subdivided into 493 smaller basic trading areas based on the geographic divisions in the 1992 Rand McNally Commercial Atlas & Marketing Guide. Two 30 megahertz frequency blocks, known as the A and B blocks, were licensed in each metropolitan trading area. One 30 megahertz frequency block, known as the C block, and three 10 megahertz frequency blocks, known as the D, E, and F blocks, were licensed in each basic trading area. The 30 megahertz frequency blocks permit licensees to offer a broad range of two-way voice, data and related communications services employing digital micro-cellular technology. The 10 megahertz frequency blocks are expected to be used to provide niche services, or purchased by existing commercial mobile radio service providers, including cellular operators, for added spectrum. More personal communications services providers are possible if the Federal Communications Commission approves a disaggregation of spectrum for any license for personal communications services, or if any C block licensee elected to surrender, pursuant to a special Federal Communications Commission program, 15 megahertz of its 30 megahertz license. Rural cellular carriers are subject to a 55 megahertz spectrum cap for their combined cellular and personal communications services spectrum in areas where they offer both services.

Digital Technology

    Digital technology increases system capacity while simultaneously providing architecture that supports delivery of revenue enhancing features and services. Digital features include extended 60+ hours of battery life on hand-held model telephones, improved call security, intelligent system selection/zone billing, alpha-numeric paging, internet based electronic mail receipt, presentation of calling party identification, voicemail message waiting information, and enhanced data/facsimile transmission.

    The Federal Communications Commission has not mandated a single national digital standard (as it did with the analog advanced mobile phone system historically used in cellular systems), and as a result, the following three distinct technologies have evolved as standards and are being deployed nationally in cellular and personal communications services systems:

  •
  Time division multiple access, or TDMA, is the standard adopted and certified by the Cellular Telecommunications Industry Association and is also the standard being deployed nationally by AT&T Wireless, Inc. and Southwestern Bell Mobile Systems.

  •
  Global system for mobile communications, or GSM, is the digital standard that originated in Europe and has been widely deployed by 1.9 gigahertz license holders such as BellSouth Corporation, Powertel, Inc., Aerial Communications, Inc. and VoiceStream Wireless Corporation.

  •
  Code division multiple access, or CDMA, is a spread-spectrum technology that is predominantly being used by Sprint Corporation, AirTouch Communications, Inc., U.S. West, and Bell Atlantic Corporation.

    TDMA, GSM, and CDMA are currently incompatible with each other. However, a subscriber using a multi-mode phone may obtain service from both digital and analog systems and may also utilize both cellular and personal communication services. Until digital networks become fully built-out, these multi-mode handsets are necessary for the digital subscribers who wish to utilize wireless service in areas currently without digital coverage that utilizes their applicable digital standard.

BUSINESS

General

    We are a leading cellular operator in the United States, primarily in rural markets, covering a total population, which we call POPs, of approximately 4.7 million and serving 427,000 cellular customers as of September 30, 1999, on a pro forma basis after giving effect to our pending acquisition of the licenses, operations, and related assets of Triton Cellular Partners, L.P. We currently provide cellular communications services in three regional clusters operating in seven states. Upon completion of our pending acquisition, we will add two additional regional clusters operating in five states. We also own a 70% interest in Wireless Alliance, which provides personal communications services, or PCS, covering a total population of 708,000 and serving 11,000 customers in four states. We believe that owning and operating wireless systems in rural markets provides strong growth opportunities because these systems have lower penetration rates, a higher proportion of roamer revenues, and less competition for customers than wireless systems located in larger metropolitan areas due to their lower population density.

    Our markets generally are characterized by concentrations of small businesses, vacation destinations, and, given the distance between population centers, substantial travel time. We believe these characteristics promote strong local wireless usage and allow us to generate significant roamer revenues. We operate our wireless systems using a decentralized management approach, which allows us to achieve substantial marketing and distribution benefits, as well as operating efficiencies. This decentralized management approach allows us to develop a strong local presence in the communities we serve, which enhances our competitive position and allows us to tailor our product and service offerings to meet our customers' specific needs. We believe that our ability to customize our products and services results in greater customer satisfaction, customer retention and market penetration. In addition, where appropriate, we share our successful service programs and operating practices among our various markets. As a result of this strategy, we have been able to generate strong internal growth and improve the operating and financial performance of our systems.

    Rural Cellular was incorporated in the State of Minnesota in October 1990 and commenced operations in April 1991, following the merger of five partnerships, each holding a cellular license for a specific rural service area, or RSA, in northern Minnesota. Since 1991, we have achieved significant growth in POPs, customers, revenues, and cash flows and have substantially increased the geographic scope of our operations. We have used a disciplined strategy of acquiring and developing wireless systems primarily in rural markets with favorable demographic profiles, and we believe that we have been successful in integrating acquired systems into our operations.

    In November 1996, we extended our wireless communications footprint in our Midwest region through the formation of Wireless Alliance with an affiliate of Aerial Communications. Wireless Alliance's personal communications services network, which utilizes the global system for mobile technology platform, became fully operational in late 1998. Wireless Alliance markets its personal communications services in Fargo and Grand Forks, North Dakota; Duluth, Hibbing, and Virginia, Minnesota; Sioux Falls, South Dakota; and Superior, Wisconsin. Prior to the launch of its personal communications services network, Wireless Alliance initiated a cellular resale program, which focused on establishing relationships with wireless agents and resale customers in its service area. We intend to integrate our cellular network with our personal communications services network to enable us to provide seamless wireless communications services to our customers. As of September 30, 1999, Wireless Alliance served 11,000 PCS customers.

    Between May 1997 and September 1999, we completed four acquisitions, increasing our total cellular POPs from approximately 600,000 to 2.4 million. These acquisitions included the following:

  •
  In May 1997, we acquired Unity Cellular in Maine, consisting of two rural service areas and one metropolitan statistical area, or MSA, and covering a total of 20,502 square miles. At the time of the acquisition Maine had 27,000 customers. This acquisition doubled our total cellular POPs from 600,000 to 1.1 million.

  •
  In July 1998, we acquired Atlantic Cellular, which included five rural service areas and one metropolitan statistical area, covering a total of 21,459 square miles in Vermont and portions of Massachusetts, New Hampshire, and New York. This acquisition also included Atlantic Cellular's long-distance business. At the time of the acquisition, Atlantic Cellular had 74,000 customers. The acquisition of Atlantic Cellular approximately doubled our size again, increasing our total cellular POPs from 1.1 million to 2.2 million.

  •
  In August 1998, we expanded our presence in Maine through the acquisition of Western Maine Cellular, Inc., consisting of one rural service area adjacent to our Maine markets. At the time of the acquisition, Western Maine Cellular consisted of 83,000 POPs, covering 3,752 square miles, and was largely undeveloped in terms of its network with approximately 2,500 customers. This acquisition increased our total cellular POPs from 2.2 million to 2.3 million.

  •
  In February 1999, we expanded our Midwest cluster through the acquisition of RGI Group, Inc., consisting of one rural service area in South Dakota, covering 6,444 square miles with approximately 70,000 POPs and consisting of approximately 7,000 customers. This acquisition increased our total cellular POPs from 2.3 million to 2.4 million.

    In November 1999, we entered into a definitive agreement to acquire the Alabama, Kansas, Mississippi, Oregon, and Washington cellular licenses, operations, and related assets of Triton Cellular Partners, L.P. and its affiliates. Triton was formed in 1997 by former members of the Horizon Cellular Group executive management team and a group of private equity investors. Triton has grown through an acquisition strategy focused on acquiring underdeveloped rural properties with low population densities. The Triton properties include 20 rural service areas and cover approximately 152,000 square miles and a total of 2.3 million POPs. All of these properties are 100% owned and are contiguous within their respective geographic regions. Triton has made significant investments in its time division multiple access digital cellular network, which has enabled it to provide both analog and digital services and positioned it to serve market clusters around large cities. As a result, Triton has generated substantial roaming traffic, primarily from AT&T, Western Wireless, and GTE.

    We have invested substantial capital and resources to enhance the quality of our networks, expand our geographic footprint, and broaden our service offerings. As a result of our significant network investments, customers benefit from a high level of both regional and local hand-held coverage, minimal call blocking and dropped calls, seamless call delivery and hand-off, and the availability of expanded digital services. We offer a wide array of digital services, including caller identification, short message service, and numeric paging, as well as ancillary services such as voicemail and call waiting. We believe our quality network coverage, combined with our enhanced services, promotes increased cellular usage and greater customer satisfaction. With the exception of our Atlantic region, digital services are available in all of our markets, including the Triton regions. We plan to have digital services available in our Atlantic region by year end 2000.

Wireless Markets and Systems

    The following chart summarizes our existing wireless systems and the systems covered by the Triton acquisition as of September 30, 1999:

Region	Percentage Ownership	Total POPs(1)	Customers(2)	Penetration(2)	Square Miles	Date of Acquisition
Cellular
Midwest:
Minnesota RSA 1	100%	50,000			5,592	04/01/91
Minnesota RSA 2	100	64,000			6,239	04/01/91
Minnesota RSA 3	100	59,000			5,769	04/01/91
Minnesota RSA 5	100	206,000			9,748	04/01/91
Minnesota RSA 6	100	257,000			10,765	04/01/91
South Dakota RSA 4	100	69,000			6,444	02/01/99

Total		705,000	75,000	10.6%	44,557
Maine:
Maine, Bangor MSA	100	143,000			3,430	05/01/97
Maine RSA 1	100	83,000			3,752	08/01/98
Maine RSA 2	100	148,000			14,638	05/01/97
Maine RSA 3	100	221,000			2,434	05/01/97

Total		595,000	51,000	8.6	24,254
Atlantic:
Massachusetts RSA 1	100	71,000			702	07/01/98
New Hampshire RSA 1	100	223,000			4,775	07/01/98
New York RSA 2	100	226,000			6,710	07/01/98
Vermont, Burlington MSA	100	148,000			629	07/01/98
Vermont RSA 1	100	210,000			4,504	07/01/98
Vermont RSA 2	100	232,000			4,139	07/01/98

Total		1,110,000	92,000	8.3	21,459
South:
Alabama RSA 3	100	137,000			6,195	Pending
Alabama RSA 4	100	142,000			4,558	Pending
Alabama RSA 5	100	214,000			4,479	Pending
Alabama RSA 7	100	169,000			4,372	Pending
Mississippi RSA 1	100	173,000			3,936	Pending
Mississippi RSA 3	100	158,000			4,289	Pending
Mississippi RSA 4	100	128,000			3,146	Pending
Kansas RSA 1	100	27,000			5,600	Pending
Kansas RSA 2	100	30,000			5,100	Pending
Kansas RSA 6	100	19,000			6,767	Pending
Kansas RSA 7	100	79,000			6,108	Pending
Kansas RSA 11	100	86,000			7,092	Pending
Kansas RSA 12	100	44,000			4,550	Pending
Kansas RSA 13	100	29,000			4,867	Pending

Total		1,435,000	86,000	6.0	71,059
Northwest:
Oregon RSA 3	100	151,000			25,800	Pending
Oregon RSA 4	100	228,000			3,946	Pending
Oregon RSA 6	100	200,000			28,757	Pending
Washington RSA 2	100	132,000			10,354	Pending
Washington RSA 3	100	58,000			6,140	Pending
Washington RSA 8	100	121,000			5,723	Pending

Total		890,000	123,000	13.8	80,720

Total Cellular		4,735,000	427,000	9.0%	242,049
Wireless Alliance (PCS)(3)
Duluth, Minnesota/Superior, Wisconsin:
Cook, Lake, St. Louis and Carlton (portion) Counties in Minnesota and Douglas County in Wisconsin	70%	270,000			11,083	04/10/97
Fargo, North Dakota/Moorhead, Minnesota:
Cass and Trail Counties in North Dakota and Clay County in Minnesota	70	175,000			3,671	04/10/97
Grand Forks, North Dakota:
Grand Forks County in North Dakota and Polk County in Minnesota	70	102,000			2,494	04/10/97
Sioux Falls, South Dakota:
Minnehaha and Lincoln Counties in South Dakota	70	161,000			1,247	11/06/97

Total PCS		708,000	11,000	1.6%	18,495

Total		5,443,000	438,000	8.0%	260,544

(1)
1990 census figures, updated for the July 1, 1997 estimate of the U.S. Census Bureau.

(2)
Midwest, Maine, and Atlantic region customers do not include paging, prepaid, or long distance customers.

(3)
The personal communications services licenses are for partitioned areas of the Minneapolis-St. Paul metropolitan trading area served by Wireless Alliance.

    Currently we own, but have not yet developed operating plans for, several additional wireless licensed properties. These wireless licenses include both local multi-point distribution system and personal communications services spectrum.

  •
  Our local multi-point distribution system licensed properties cover approximately 2.6 million POPs and either overlap or are adjacent to our cellular systems in each of our three operating regions. We currently plan to use a portion of the local multi-point distribution system licenses for testing new products, services and systems. We will then conduct market research on these products and services to determine whether to introduce them in our markets.

  •
  In 1999, we acquired a personal communications services basic trading area license for a market adjacent to our Midwest region that covers 277,000 POPs. We are considering several options for future business development using this spectrum. In the Triton acquisition, we will acquire four additional personal communications services basic trading area licenses, which primarily overlap Triton cellular systems in the Northwest region and cover 482,000 POPs. We plan to review this opportunity and determine how best to use this spectrum.

Business Strategy

    Our objective is to continue to expand our position as the leading full service provider of wireless communications services in our markets, by offering a full range of quality products and services that meet our customers' needs and providing extensive coverage and superior customer service at competitive prices. The key elements of our strategy are to:

    Introduce innovative marketing strategies to capitalize on new and enhanced products and services. Our marketing strategy is to offer our customers an array of bundled services designed to increase customer satisfaction and loyalty, while also stimulating customer usage. Our marketing programs offer customers greater value by offering services such as long distance, voicemail, personal toll-free numbers, and other services at varying competitive price points on a bundled or individual basis. These programs are also designed to satisfy the local needs of the markets we serve by offering regional calling plans that are tailored to our customers' usage patterns and leverage our wireless footprint. Additionally, customers can select our nationwide calling option, which charges a flat fee for all long distance charges when calling from our service areas. We also offer an equipment option called Phone Service that allows customers to rent cellular telephones for a nominal monthly charge with extended warranty and insurance coverage. We believe that Phone Service facilitates upgrading telephone equipment as individual needs change, reduces customers' concerns about equipment obsolescence, and increases penetration.

    With our digital network, we believe there are substantial opportunities to sell new and enhanced services to both new and existing customers. We currently offer enhanced digital service features including caller identification and short message services. These services, in addition to other ancillary services such as voicemail, call waiting, and conference calling, stimulate cellular usage by increasing the functionality of cellular phones. We believe that our innovative marketing strategies combined with our new and enhanced product offerings have improved penetration and customer retention, and we intend to continue to utilize these and other marketing strategies in an effort to increase penetration and cellular usage throughout our entire service area.

    Maximize customer satisfaction and retention.  By providing superior customer service and attractively priced products and services, we maintain a high level of customer satisfaction and retention. We believe our investments in upgrading and enhancing our cellular network promote customer satisfaction by allowing us to introduce new products and services, expand cellular coverage areas, and improve quality of service. In each of our markets, we have implemented separate sophisticated local monitoring and control systems and maintain separate customer service departments consisting of highly trained personnel who are aware of the needs of customers in those markets. Our customer service personnel can be accessed toll-free, 24 hours a day, 365 days a year, and are capable of handling both routine and complex technical questions. We believe that our focus on customer service has enhanced our reputation in the communities we serve and increased customer loyalty and the demand for our products and services. Our average monthly cellular customer retention rate was 98.5% for the year ended December 31, 1998, and 98.4% for the nine months ended September 30, 1999, as compared to the industry average monthly customer retention rate of 97.8%, as calculated using data from the Cellular Telecommunications Industry Association semi-annual data survey dated June 1999.

    Develop efficient operating clusters and a strong local presence using a decentralized management approach. We employ a decentralized approach to managing our clusters that enables us to maintain a strong local presence and deliver superior products and customer service. Each of our clusters is a separately managed regional business unit, which allows us to tailor our marketing and product offerings to meet the specific needs of each regional market. Additionally, this approach enables us to distinguish ourselves as the local provider in our markets by allowing us to maintain close customer contact and to continuously monitor customer needs. Each region is managed by a vice president who operates out of a regional office and oversees all decentralized management functions, including sales and distribution, customer service, billing, and network operations. Each of our regions is further supported by a number of territory managers, who are principally responsible for establishing sales and distribution channels. Our territory managers are also instrumental in establishing and maintaining strong civic and business relationships within each local community to increase our local presence and enhance our competitive position.

    Develop and maintain superior distribution channels.  Our distribution network is comprised of direct sales, retail stores and independent agent sales channels. Our decentralized management approach allows our territory managers to determine the optimal distribution channel mix and to focus on the needs of the markets in which they operate. This improves their ability to establish relationships with our distribution channel partners and better understand the needs of existing and potential customers. In addition, we have implemented an annual certification process for all distribution channel members in order to maintain a consistent level of product knowledge and customer service across all of our regions. As a result of this certification process, we believe that our ability to increase penetration and maintain high customer retention rates is significantly enhanced. We will evaluate implementation of the certification process in the Triton regions upon the closing of the acquisition.

    Expand our market presence through strategic acquisitions and alliances.  We have focused and expect to continue to focus on acquiring wireless systems serving rural service areas and small metropolitan statistical areas which complement our current markets. Acquisitions enhance the clustering of our wireless systems and enable us to achieve operating efficiencies, as well as joint advertising and marketing benefits. Clustering also allows us to offer our customers an expanded home service territory, which enables customers to avoid roaming charges which would otherwise be paid to other carriers. We believe that there are considerable opportunities to expand our current clusters through the acquisition of neighboring or proximate cellular systems. We also intend to pursue strategic alliances or acquisitions that will enable us to extend our geographic coverage into new markets with similar demographics and operating characteristics. In general, we will seek to acquire cellular operations that have attractive demographics and growth trends, have low population densities and penetration rates, are located adjacent to metropolitan areas and/or include significant highway corridors, and have a favorable competitive environment. Prior to completion of an acquisition, we formulate plans for customer service and billing improvements, network upgrades, new product and service launches, competitive positioning, and human resource requirements. After completing an acquisition, we implement managerial, operating, personnel, and network engineering changes designed to effect these plans and efficiently integrate the acquired systems.

    Maintain a superior network infrastructure.  Our goal is to continue to develop and maintain a superior wireless network infrastructure capable of providing extensive geographic coverage and enhanced capacity. As a result of our significant network investments, customers benefit from a high level of both regional and local hand-held coverage, minimal call blocking and dropped calls, seamless call delivery and hand-off, and the availability of expanded digital services. Currently, our systems, including the Triton regions, have approximately 9,500 radio channels available for customer use. Of these, over 37% are digital capable, covering the larger towns, cities, and high traffic roaming areas within our markets, excluding our Atlantic region. We expect to complete the upgrade of our Atlantic network as well as enhance the coverage in our other markets in 2000. For the periods ended December 31, 1998 and September 30, 1999, we have invested approximately $61.0 million and $27.0 million, respectively, in our networks, including Triton.

    Maximize financial flexibility.  As we expand our business, we continue to focus on increasing cash flow and reducing financial leverage. We have successfully accomplished this in the past by minimizing customer acquisition costs, focusing our sales organization to maximize average revenue per customer and penetration as well as by maintaining strong customer retention rates and actively managing our roaming contracts. We intend to continue these initiatives going forward. Lower financial leverage and increased cash flow enhance our financial flexibility, enabling us to capitalize on acquisition opportunities and improve our ability to respond to changes in the industry and the competitive environment.

Marketing of Products and Services

    We have developed our marketing strategy on a market-by-market basis and offer service plan options to our customers tailored to address their specific needs and to maximize their cellular usage. Most service plans have a fixed monthly access fee, which includes a specified number of minutes, and incremental fees for enhanced services. As a result of our focus on innovative marketing strategies as well as the upgrade of our networks to digital capability, we are able to offer our customers a wide array of enhanced services on an individual or bundled basis. We believe these services stimulate demand for wireless usage and increase customer loyalty. These services include the following:

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  Caller ID—Allows a customer to see the phone number and name of the calling party before answering the call or after not answering a call.

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  Short Message Service—Allows a customer to receive text messages or content messages.

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  Numeric Paging—Allows calling parties to leave a phone number rather than a voice message.

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  Visual Message Notification—Allows a customer to know that a text or voice message has been received by displaying an icon on the customer's phone.

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  Group Ring—Allows a customer to have multiple phones ring simultaneously when a single cellular phone number is called.

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  Add-A-Line—Allows an additional phone to be included on a single account for a flat fee, permitting a customer to share the service plan minutes.

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  Voicemail—Allows a customer to receive and retrieve voicemail.

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  Regional Personal Toll-Free Number—Provides a customer with a regional personal toll-free number, which encourages customers to distribute their cellular numbers and keep their telephones turned on to accept incoming calls.

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  Nationwide Calling Option—Allows a customer to pay a flat fee for all long distance calls made from our service areas.

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  Phone Service—Allows customers the option to rent telephones for a nominal monthly charge. This service reduces customers' concerns regarding equipment obsolescence and enables us to better compete with our competitors' free telephone offers.

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  Paging Services—Marketed both through our own system, covering northern Minnesota and eastern North Dakota, and as a reseller of paging services covering most of our other service areas. We market our paging services as part of our bundled service offerings.

    Because of our decentralized management approach, we have developed a strong local presence in the communities we serve, which allows us to tailor our product and service offerings to meet our customers' specific needs. We believe that our ability to customize our products and services results in greater customer satisfaction, customer retention and market penetration.

    In addition to tailoring our service plans based on features and minutes of use, we also offer our customers regional calling plans and roaming packages that allow our customers to pay home usage rates while traveling within specified regional zones, both in and outside of our cellular service areas. We have also established preferred roaming contracts and developed system integration with adjacent cellular carriers, which permit our customers to receive automatic call delivery, call forwarding, toll-free access to voicemail, call hand-off, and reduced roaming rates nationwide.

    Roaming is an integral component of our service offerings to our customers and allows us to generate incremental revenue from our cellular properties. We currently have roaming agreements with AT&T Wireless, AirTouch, GTE, and others. We have structured our roaming agreements to enable us to provide expanded network access to our customers both regionally and nationally and provide roaming rates based upon factors such as network coverage, feature functionality, and number of customers. By establishing these relationships we are able to provide expanded services to our customers that address their lifestyle patterns. For the periods ended December 31, 1998 and September 30, 1999, roamer revenues accounted for 20.5% and 28.4% of our total revenues, respectively.

    We also have agreements with the North American Cellular Network. North American Cellular Network is the largest wireless telephone network system in the world, linking cellular operators throughout the United States and Canada and enabling customers to use their cellular phones to place and receive calls in these areas as easily as they do in their home areas. Through North American Cellular Network, customers are able to receive calls automatically without the use of complicated roaming codes as they roam in more than 5,000 cities and towns in the United States and Canada. In addition, North American Cellular Network enables special services such as call forwarding and call waiting to automatically follow subscribers as they travel.

Service Marks

    We use the registered service mark CELLULAR 2000® to market our cellular services in our Midwest cellular markets. The CELLULAR 2000® name and related marks are owned by Cellular 2000, Inc., of which we currently own a 50% interest. The only business of Cellular 2000, Inc. is the licensing of its service mark to its shareholders. We do not pay any license fees for the use of the CELLULAR 2000® mark.

    We use our registered service mark UNICEL® to market personal communications systems and digital services in our Midwest region and to market cellular services in our Maine region.

    We market our cellular services in our Atlantic region under the service mark CELLULARONE®, our long distance services under the service mark LONG DISTANCE by CELLULARONE®, our paging services under the service mark PAGING by CELLULARONE®, and our digital services under the name DIGITAL by CELLULARONE®. Upon completion of the Triton acquisition, we will use the service mark CELLULARONE® in the Triton service areas. The CELLULARONE® mark is owned by Cellular One Group, and we use the CELLULARONE® service mark pursuant to licensing agreements with Cellular One Group. We believe we obtain substantial marketing benefits from the name recognition associated with this widely used service mark, both with existing subscribers traveling outside of our service areas and with potential new subscribers moving into our service areas.

    We also provide paging services under our service marks KEYPAGE®, KEYPAGE® PLUS and UNICEL Paging Services as a complement to our wireless services.

Distribution and Sales

    We market our wireless services through independent sales agents, direct sales personnel and company-owned retail locations. All sales personnel are managed by district and territory managers. We believe that our territory manager strategy is a major contributor to our success because the territory manager is able to tailor the distribution strategy to meet the needs of each local market.

    We have a company-wide distribution plan that establishes high standards and distribution guidelines for our territory managers. The territory managers make distribution decisions based upon specific distribution plans and analyses that are specific to their markets. We utilize the following distribution channels:

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  direct sales through:

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  retail stores that we own, operate, and staff with our employees. These stores are primarily located in our more densely populated markets, and as of September 30, 1999, we had 83 stores, on a pro forma basis. Our retail stores provide an established company presence and promote retail customer sales and service; and

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  account executives who are our employees and focus on business and major account sales and service; and

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  indirect sales through independent sales agents. Our independent sales agents are established businesses in our communities and may include retail electronics stores, farm implement dealers, automobile dealers, automobile parts suppliers, college and university bookstores, video and music stores, and local telephone companies. Most of the agents sell our service in conjunction with their principal business. We provide cellular, digital, and paging equipment to the agents for sale or rent to customers, and the agents market our services utilizing a cooperative advertising program.

    Each territory manager is responsible for recruiting, training, and supporting sales personnel for each distribution channel in a specific geographic market. The training and support provided to sales personnel is extensive and continuous. In addition, individuals who have customer contact are required to complete a certification process annually in order to maintain a consistent level of customer service and product knowledge in all regions. As a result of this certification process, we believe that our ability to increase market penetration and maintain high customer retention rates is significantly enhanced. We will evaluate its implementation in the Triton regions upon the closing of the acquisition.

Customer Service

    We believe that easy access to our customer service professionals is essential to maintaining a high level of customer satisfaction and loyalty and that our strong emphasis on customer service contributes to our high customer retention rate. To provide consistently superior customer service in our service centers, we have implemented sophisticated local monitoring and control systems and maintain customer service departments consisting of highly trained personnel who are aware of the needs of the customers in our local markets.

    Our service centers are located in Alexandria, Minnesota; Colchester, Vermont; and Bangor, Maine. Triton maintains customer service centers in Enterprise, Alabama; Bend, Oregon; and Walla Walla, Washington. Our customer service centers can be accessed 24 hours a day, 365 days a year, and are capable of handling both routine and complex technical questions. We believe that having calling centers located in or near our regional clusters provides a significant competitive advantage because it reinforces the local nature of our product and allows the customer service representatives to offer more customized service as a result of their inherent local knowledge. The customer service centers are also responsible for processing new service orders and service changes for existing customers and maintaining customer records. Our customer service centers maintain a quality control process that monitors call center performance and balances customer service center resources to match call center load levels.

    Territory managers work closely with customer service center personnel to maintain high standards of service for their existing customers as well as to attract new customers. Customers are also contacted periodically and offered additional calling features such as voicemail, call waiting, and call forwarding and are recommended the best service pricing plan for that customer's usage levels. These contact programs enhance customer loyalty, maintain high retention, and increase sales of additional features that increase customer airtime usage and generate customer referrals.

Network Operations

  Cellular

    We develop and build our cellular service areas in response to customer demand by adding channels to existing cell sites and by building new cell sites to increase coverage and capacity. Where appropriate, we also upgrade acquired properties to enable us to provide similar quality service over our entire network. We expect to continue our cellular system expansion where necessary to add and retain customers, enhance customer usage on our systems, and increase roaming traffic. We will continually focus on utilizing the best methods to enhance and develop our cellular systems. These enhancements may include scalable network equipment, cell site splitting, cell site sectorization, and digital upgrades of our systems. In addition to the customer quality aspects, these enhancements will typically provide greater network system performance and efficiency of operations.

    We have chosen time division multiple access as our digital standard for our cellular system enhancements. Time division multiple access is the digital standard adopted and certified by the Cellular Telecommunications Industry Association and is the digital standard being deployed by AT&T. By using time division multiple access, our customers' phones will have digital compatibility with other cellular systems using time division multiple access service, like AT&T, which further enhances our customers' ability to roam.

    As of September 30, 1999, our cellular network consisted of 257 cell sites, and Triton's network consisted of 262 cell sites. We will continue to develop our cellular service area by building new cell sites in locations that increase capacity and improve coverage. We added 23 cell sites during 1998 and 12 sites during the nine months ended September 30, 1999. We plan to add an additional six new cell sites (excluding acquisitions) during the fourth quarter of 1999. The additional cell sites will further expand capacity and will allow customers to use lower-powered or hand-held portable telephones throughout our service areas and network.

  Wireless Alliance

    At September 30, 1999, Wireless Alliance had 57 cell sites. Wireless Alliance has a global system for mobile technology-based personal communications services network. Wireless Alliance utilizes the Aerial Communications switch to switch personal communications services calls and AirTouch Communications, Inc. and CommNet Cellular, Inc. networks to transport its resale of cellular airtime within these markets.

  Paging

    As of September 30, 1999, our paging network consisted of 54 paging transmitters located throughout northern Minnesota and eastern North Dakota. The paging transmitters are connected to and controlled by a paging terminal that is connected to the public telephone network. The paging transmitters use a transmit-only radio frequency licensed for a given coverage contour around the paging transmitter that allows messages to be broadcast to the paging customer. Through our wholly owned subsidiary, RCC Paging, Inc., we hold licenses granted by the Federal Communications Commission for paging and radiotelephone service on the radio common carrier frequency of 158.100 megahertz.

  Suppliers and Equipment Partners

    We do not manufacture any customer or network equipment. The high degree of compatibility among different manufacturers' models of handsets and network facilities equipment allows us to design, supply, and operate our systems without being dependent upon a single source of equipment. We currently purchase handsets primarily from Motorola, Inc., Ericsson, Inc. and Nokia Telecommunications, Inc. We currently purchase network equipment from Northern Telecom, Inc., Lucent Technologies Inc., Harris, Inc., and Nokia Telecommunications, Inc., Alcatel, and Motorola, Inc.

Competition

    We compete primarily against one other cellular carrier in each of our markets and also compete with a number of personal communications services providers and enhanced specialized mobile radio service providers. We compete for customers based on wireless system coverage and quality, service value equation (minutes and features over price), local market presence, digital voice and features, customer service, distribution strength, and name brand recognition. Some competitors also market other services, such as long distance, landline local exchange, and Internet access service, with their wireless telecommunication service offerings. Many of our competitors have been operating for a number of years, currently serve a substantial subscriber base, and have significantly greater financial, personnel, technical, marketing, sales, and distribution resources than we do.

    The following table highlights our competitors on a market-by-market basis:

Region	Cellular Competitors	Personal Communications Systems/ESMR Competitors
Cellular
Midwest:
Minnesota RSA 1 and RSA 2	Western Wireless Corporation	None
Minnesota RSA 3, RSA 5 and RSA 6	American Cellular Corporation	WirelessNorth, L.L.C.
South Dakota RSA 4	Western Wireless Corporation	Sprint PCS Group
Maine:
Maine, Bangor MSA, RSA 1, RSA 2 and RSA 3	United States Cellular Corporation	None
Atlantic:
Massachusetts RSA 1	SBC Communications Inc.	None
New Hampshire RSA 1	United States Cellular Corporation	None
New York RSA 2	Bell Atlantic Corporation	None
Vermont, Burlington MSA, RSA 1	Bell Atlantic Corporation	None
Vermont RSA 2	Bell Atlantic Corporation, United States Cellular Corporation	None
South (Pending):
Alabama RSA 3	BellSouth Corporation	Powertel, Inc.
Alabama RSA 4	ALLTEL Corporation	Powertel, Inc.
Alabama RSA 5	ALLTEL Corporation, BellSouth Corporation, Public Service Telephone	Powertel, Inc., Nextel Communications, Inc.
Alabama RSA 7	ALLTEL Corporation	Powertel, Inc., Sprint PCS Group
Mississippi RSA 1	BellSouth Corporation, Telepak, Inc.	Powertel, Inc.
Mississippi RSA 3	Telepak, Inc.	Powertel, Inc.
Mississippi RSA 4	BellSouth Corporation, Telepak, Inc.	Powertel, Inc.
Kansas RSA 1,2,6,7,12,13	ALLTEL Corporation	None
Kansas RSA 11	ALLTEL Corporation	Panhandle Telecommunications Systems, Inc.
Northwest (Pending):
Oregon RSA 3	United States Cellular Corporation	None
Oregon RSA 4	Airtouch Cellular	VoiceStream Wireless Corporation, Sprint PCS Group, Nextel Communications, Inc., U.S. WEST
Oregon RSA 6	United States Cellular Corporation	Sprint PCS Group, Nextel Communications, Inc.
Washington RSA 2	Airtouch Cellular	None
Washington RSA 3	Airtouch Cellular	None
Washington RSA 8	Inland Cellular	None
PCS
Wireless Alliance:
Duluth, Minnesota/Superior, Wisconsin	American Cellular Corporation, Airtouch Cellular	Wireless North, L.L.C.
Fargo, North Dakota/Moorhead, Minnesota; Grand Forks, North Dakota	Western Wireless Corporation, Airtouch Cellular	Wireless North, L.L.C.
Sioux Falls, South Dakota	Western Wireless Corporation, CommNet Cellular Inc.	Sprint PCS Group

    The telecommunications industry is experiencing significant technological changes, as evidenced by the increasing pace of improvements in the capacity and quality of digital technology, shorter cycles for new products and enhancements, and changes in consumer preferences and expectations. Accordingly, with the entrance of new competitors and the development of new technologies, products, and services, competition in the wireless telecommunications industry has been dynamic and intense.

    In the future, we expect to face increased competition from entities holding licenses for personal communications services spectrum not yet operating in our markets. We believe that personal communications services networks will continue to be focused primarily in urban areas due to capital and population coverage requirements. The Federal Communications Commission has issued licenses for both narrowband and broadband personal communications services, and six broadband licenses were issued in each of our cellular service areas. Narrowband personal communications services typically are advanced paging and messaging services. Broadband personal communications services consist of wireless two-way telecommunications services for voice, data, and other transmissions employing digital micro-cellular technology. Many broadband personal communications services compete with existing cellular systems. Under recent Federal Communications Commission rulings, license holders are allowed to disaggregate the spectrum covered by their license. Accordingly, we may face competition from additional providers of personal communications services if the Federal Communications Commission approves a disaggregation of spectrum for any license for personal communications services in one of our service areas, or if any C Block licensee elects to surrender, pursuant to a special Federal Communications Commission program, 15 megahertz of its 30 megahertz license. In addition, the Omnibus Budget Reconciliation Act of 1993 requires, among other things, the allocation to commercial use of a portion of 200 megahertz of the spectrum currently reserved for government use. It is possible that some portion of the spectrum that is reallocated will be used to create new land-mobile services or to expand existing land-mobile services. Further, the Federal Communications Commission has announced plans to auction licenses in the 39 gigahertz spectrum and 700 megahertz spectrum that may be used for wireless communications.

    Specialized mobile radio and other private radio systems, such as those generally used by local dispatch, fleet services, and other communications services that have the technical capability to handle mobile telephone calls, including interconnection to the landline telephone network, may provide competition in some markets. In addition, enhanced specialized mobile radio systems may compete with cellular service by providing high quality digital communication technology, lower rates, enhanced privacy, and additional features such as paging, particularly in metropolitan areas.

    We also compete to a lesser extent with resellers, landline telephone service providers, fixed wireless services, and satellite-based telecommunications systems. The Federal Communications Commission requires all cellular and personal communications services licensees to provide service to "resellers." A reseller provides wireless services to customers but does not hold a Federal Communications Commission license and might not own facilities. Instead, the reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Thus, a reseller is both a customer of a wireless licensee's service and also a competitor of that licensee. Several small resellers currently operate in competition with our systems. Although not yet economically feasible, in the future we may also face competition from new technologies such as satellite networks.

    We anticipate that market prices for wireless communications service and equipment will continue to decline in the future based upon increased competition and cost reductions. Our ability to compete successfully is dependent, in part, on our ability to anticipate and respond to various competitive factors affecting the industry. Our marketing and sales organization includes a group that carefully monitors and analyzes competitive products and service offerings, changes in consumer preferences, changes in demographic trends and economic conditions, and pricing strategies by competitors that could adversely affect our operations or present strategic opportunities.

    We believe that we are strategically positioned to compete with other communications technologies that now exist and with cellular and paging resellers. Continuing technological advances in telecommunications and Federal Communications Commission policies that encourage the development of new spectrum-based technologies make it difficult, however, to predict the extent of future competition.

Employees and Sales Agents

    As of November 30, 1999, we had 538 employees, including 202 in sales and marketing, 144 in customer service, 91 in network and systems operations, 64 in administration and 37 in finance and accounting. Thirty of our employees were part-time. None of our employees is represented by a labor organization, and we believe we have excellent relations with our employees. In addition, we utilize approximately 440 independent sales agents. Wireless Alliance has no full-time or part-time employees but operates utilizing our employees.

    As of November 30, 1999, Triton Cellular Partners had a total of 498 employees, not including those employed in its corporate office. Of these, 261 were in sales and marketing, 100 were in customer service, 62 were in network and systems operations, and 75 were in finance and administration. In addition, Triton also utilized approximately 83 independent sales agents. It is expected that the majority of Triton's employees, excluding those located in its corporate headquarters office in Berwyn, Pennsylvania, will become our employees.

Properties

    We own our principal corporate headquarters located at 3905 Dakota Street SW, Alexandria, Minnesota. The headquarters is a two-story, 50,000 square-foot facility with land available for a 24,000 square-foot expansion. Our newly constructed Maine regional corporate headquarters, located at 6 Telcom Drive in Bangor, Maine is a two-story, 36,250 square-foot facility. In addition, we maintain a 5,500 square-foot storage facility in Maine.

    As of September 30, 1999, our network consisted of the following cell sites:

	Owned	Leased	Total
Midwest	76	33	109
Maine	11	46	57
Atlantic	2	89	91
Wireless Alliance	-	57	57

Total	89	225	314

    Our leased sites consist of either land leases, tower leases or both. We own all the equipment within the leased sites. The leases covering leased sites have various expiration dates and are with numerous lessors. These leases generally have renewal terms that we would anticipate exercising. Due to our network design, loss of a leased location would not have a material impact on the operations of a region's business.

    Numerous state and federal laws govern the disposal of hazardous and other materials on properties we own or lease. Although we have undertaken reasonable due diligence with regards to the properties upon which our towers are located to ascertain their environmental status, unknown environmental conditions may adversely affect such properties, and we may be held liable for costs in removing or remediating any contamination.

    As of September 30, 1999, we owned 54 paging transmitters in our Midwest paging business.

    Our distribution system is comprised of 39 retail locations, of which 36 are leased. The leases covering these locations have various expiration dates.

    As of September 30, 1999, Wireless Alliance had 57 personal communications services cell sites. We own the equipment within all of the cell sites. Wireless Alliance owns the land of one cell site and leases the land of the other 56 cell sites.

    As of September 30, 1999, the Triton regions had a total of 262 cell sites. Of these, 248 were subject to lease. Triton also has 44 retail locations, of which 43 are leased, with various expiration dates. We will assume Triton's lease obligations. None of the individual leases is deemed to be material to the operation of Triton. Triton also has a lease agreement with AT&T for switching services in its Northwest region. This lease expires in November 2000.

Legal Proceedings

    We are a party to routine filings and customary regulatory proceedings with the Federal Communications Commission and state regulatory agencies from time to time. Also, we are involved in legal proceedings from time to time relating to claims arising out of our operations in the normal course of business. There are no pending legal proceedings to which we are a party or of which any of our property is subject which, if adversely decided, would have a material effect on us.

    One of the licenses we are acquiring from Triton is for a cellular system operating in the Alabama 5 rural service area. Pursuant to a Federal Communications Commission consent granted in April 1999, Triton acquired the license from a company that had won it in a lottery held by the Federal Communications Commission in 1989. That company had participated with other lottery applicants in a so-called risk-sharing agreement. In 1997, the Federal Communications Commission denied challenges to its award of licenses to the risk-sharing applicants. The Federal Communications Commission found that the risk-sharing agreement did not create any proscribed ownership interests and that the violation of the Federal Communications Commission's rule prohibiting partial settlement agreements by lottery applicants did not render the risk-sharing applications defective. Subsequent attempts to have the matter reconsidered by the Federal Communications Commission or reviewed by an appellate court have been unsuccessful to date. Some of the numerous parties involved in the proceeding have reached settlements with one another.

    Most recently, on October 18, 1999, the Federal Communications Commission dismissed the claims of two groups, one of which had filed a petition for reconsideration of the Federal Communications Commission's earlier actions, and the other of which had filed a statement for the record. The Federal Communications Commission concluded that both groups failed to show why it was not possible for them to participate in the earlier stages of the Federal Communications Commission's proceeding, as required by Federal Communications Commission rules. The Federal Communications Commission found that neither group had filed a timely petition before the Federal Communications Commission or otherwise achieved status as a party in the proceeding. On November 17, 1999, members of both groups filed with the U.S. Court of Appeals for the D.C. Circuit timely appeals of the Federal Communications Commission's October 18, 1999 decision. We filed a notice of intention to intervene with the court to support the Federal Communications Commission's position in the matter. If either appellant is successful in convincing the court to order the Federal Communications Commission to review the group's claims on the merits, it is possible that the Federal Communications Commission or the court will reverse the decision to grant the risk-sharing applications. This action could cause our loss of the license for the Alabama 5 rural service area.

LEGISLATION AND REGULATION

    The following summary of regulatory developments and legislation does not purport to describe all present and proposed federal, state, and local legislation and regulation affecting the telecommunications industry. Existing federal and state legislation and regulations are currently the subject of judicial proceedings, legislative hearings, and administrative proposals which could change, in varying degrees, the manner in which this industry operates. Neither the outcome of these proceedings nor their impact upon us or the telecommunications industry in general can be predicted at this time.

Overview

    Our services are subject to varying degrees of federal, state, and local regulation. The Federal Communications Commission exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers, to the extent those facilities are used to provide, originate or terminate interstate or international communications. State regulatory commissions retain jurisdiction over most of the same facilities and services to the extent they are used to originate or terminate intrastate communications. In addition, many of the regulations issued by these regulatory bodies may be subject to judicial review, the result of which review we are unable to predict.

Federal Regulation

    We must comply with the requirements of common carriage under the Communications Act of 1934. Comprehensive amendments to the Communications Act were made by the Telecommunications Act of 1996. The 1996 Act effected plenary changes in regulation at both the federal and state levels that affect virtually every segment of the telecommunications industry. The stated purpose of the 1996 Act is to promote competition in all areas of telecommunications and to reduce unnecessary regulation to the greatest extent possible. While management believes it will take years for the industry to feel the full impact of the 1996 Act, it is already clear the legislation provides us with both opportunities and challenges.

    The 1996 Act greatly expands the Federal Communications Commission's interconnection requirements for incumbent local exchange carriers. The 1996 Act requires the incumbent local exchange carriers to:

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  provide physical co-location;

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  unbundle and provide access to components of their local service networks to other providers of local service; and

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  establish "wholesale" rates for the services they offer at retail.

The 1996 Act also requires all local exchange carriers to:

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  establish number portability;

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  establish dialing parity; and

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  provide nondiscriminatory access to telephone poles, ducts, conduits, and rights-of-way.

In addition, the 1996 Act requires local exchange carriers to compensate telecommunications carriers for traffic originated by the local exchange carriers and terminated on the other carriers' networks. The 1996 Act requires all telecommunications carriers, including us, to provide interconnection upon reasonable request.

    Local exchange carriers are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If a requesting carrier and the local exchange carrier cannot reach an agreement within the prescribed time, either carrier may request binding arbitration by the appropriate state commission. Where an agreement cannot be reached, carriers remain subject to the interconnection obligations established by the Federal Communications Commission and state telecommunications regulatory commissions.

    The Federal Communications Commission is charged with establishing national guidelines to implement the 1996 Act. The Federal Communications Commission issued its interconnection orders on August 8, 1996, which established detailed rules regarding rates, terms, and conditions for interconnection between telecommunications carriers and local exchange carriers and regarding the implementation of dialing parity. The interconnection orders were appealed to the U.S. Court of Appeals for the Eighth Circuit. On July 18, 1997, the Eighth Circuit issued a decision vacating many of the interconnection pricing rules and the "most favored nation" rule as well as other interconnection rules on jurisdictional grounds. The Eight Circuit affirmed some rules as they pertain to commercial mobile radio service providers. Several parties appealed the Eighth Circuit decision to the United States Supreme Court. In January 1999 the Supreme Court reversed the Eighth Circuit's decision and reinstated the Commission's pricing rules. The Eighth Circuit is currently hearing the substantive challenges to the Federal Communication Commission's interconnection rules.

    Since some of the 1996 Act's interconnection requirements apply to all providers of telecommunications services, including us, it may provide us with the ability to reduce our own access costs by interconnecting directly with non-incumbent local exchange carriers, but may also cause us to incur additional administrative and regulatory expenses in replying to interconnection requests.

    The Federal Communications Commission also regulates the construction, operation, and acquisition of commercial mobile radio service systems in the United States. Cellular and personal communications services operate under licenses granted by the Federal Communications Commission within a specified market area. Paging licenses historically were granted for generally smaller areas, based upon the area served by a particular facility. The Federal Communications Commission has adopted rules pursuant to which paging systems will be licensed on a market-wide basis in the future. An auction of certain paging spectrum has been scheduled to commence in February 2000. There is an application freeze in place with respect to paging services pending the implementation of the market area licensing scheme. The Federal Communications Commission's rules have been appealed to the United States Court of Appeals for the District of Columbia Circuit. The current application freeze and proposed transition to a market area based licensing scheme for paging services may hinder our ability to modify existing facilities and secure authorization for additional facilities. The licenses are generally transferable, subject to specified limitations prescribed by the Federal Communications Commission.

    Near the conclusion of the initial term of a cellular, personal communications services, or paging license, licensees must file applications for renewal of licenses to obtain authority to operate for up to an additional ten-year term. Applications for license renewal may be denied if the Federal Communications Commission determines that the renewal would not serve the public interest, convenience, or necessity. The Federal Communications Commission also may revoke a license prior to the end of its term in extraordinary circumstances. In addition, at license renewal time, other parties may file competing applications for the authorization. The Federal Communications Commission has adopted specific standards stating renewal expectancy will be awarded to a commercial mobile radio service licensee that has provided substantial service during its license term and has substantially complied with applicable Federal Communications Commission rules and policies and the Communications Act. If the Federal Communications Commission awards the commercial mobile radio service licensee a renewal expectancy, its license renewal application generally is granted and the competing applications are dismissed.

    Although we are unaware of any circumstances that would prevent the approval of any future renewal application, no assurance can be given that the Federal Communications Commission will renew any of our licenses. Moreover, although revocation and involuntary modification of licenses are extraordinary measures, the Federal Communications Commission has the authority to restrict the operation of a licensed facility or revoke or modify licenses. None of our licenses has ever been revoked or involuntarily modified.

    The Communications Act and Federal Communications Commission rules require the Federal Communications Commission's prior approval of the assignment or transfer of control of commercial mobile radio service licenses where there would be a substantial change in the ownership or control of the licenses. Any acquisition by us of an interest in any commercial mobile radio service authorization may also require the prior approval of state or local regulatory authorities having jurisdiction over the commercial mobile radio service industry.

    Commercial mobile radio service providers also must satisfy a variety of Federal Communications Commission requirements relating to technical and reporting matters, including coordination of proposed frequency usage with adjacent systems in order to avoid electrical interference between adjacent systems. The Federal Communications Commission also requires licensees to secure Federal Communications Commission consent to system modifications in specified instances.

    Commercial mobile radio service systems are subject to Federal Aviation Administration regulations respecting the location, marking, lighting, and construction of transmitter towers and antennas and may be subject to regulation under the National Environmental Policy Act and the environmental regulations of the Federal Communications Commission. Effective September 1997, the Federal Communications Commission updated the guidelines and methods it uses for evaluating radio frequency emissions from radio equipment. While the Federal Communications Commission's new rules impose more restrictive standards on radio frequency emissions from low power devices such as our wireless devices, we believe that all wireless devices we currently provide to our customers comply with the new standards.

    The 1996 Act mandates that telecommunications carriers pay into the federal Universal Service Fund. The purpose of the Universal Service Fund is to ensure that basic telephone services are available and affordable for all citizens. The Universal Service Fund will promote access to communications services in high cost areas and for low income persons, schools, libraries, and rural health care providers. We also are required to contribute to state universal service funds. The federal Universal Service Fund is administered jointly by the Federal Communications Commission, the fund administrator, and state regulatory authorities, many of which are still in the process of establishing their administrative rules. While the Federal Communications Commission has commenced collecting quarterly contributions, the financial effect of these regulations on us cannot be determined at this time. However, because we are permitted to collect the required contribution amounts from our customers, we expect that our obligation to contribute to the Universal Service Fund will have a minimal financial impact on us.

    We also are required to contribute annually to the Telecommunications Relay Service Fund and the North American Numbering Plan Administration Fund, Local Number Portability and to remit regulatory fees to the Federal Communications Commission with respect to our operations. We do not expect that these contribution obligations will have a material financial impact on us.

    Cellular and broadband commercial mobile radio service providers also must comply with the Federal Communications Commission's rules regarding emergency 911 service. In 1997, the Federal Communications Commission released revised timetables and provisions for emergency 911 service availability provided by cellular, personal communications services, and other mobile service providers, including enhanced 911 services that provide the caller's telephone number, location, and other useful information. Phase I of implementation required that by April 1998, the metropolitan markets must be able to provide automatic number identification and cell site information for 911 calls to the 911 dispatch points, called Public Safety Answering Points. This mandate was effective June 1, 1998 for rural markets. Phase II provides that by October 1, 2001, covered carriers must have the capability to identify the location of mobile units making 911 calls within a radius of no less than 125 meters. On October 26, 1999, the Wireless Communications and Public Safety Act was signed into law by President Clinton. This new law enhances public safety by making 911 the universal emergency assistance number, promoting wireless communications, clarifying and enhancing the liability protections offered to wireless carriers for both emergency and non-emergency service, and supporting the location of wireless consumers in distress. A recent Federal Communications Commission order on enhanced 911, which has not yet become effective, states that a cost recovery mechanism no longer has to be in place before a carrier is obligated to provide enhanced 911 service. The implementation of enhanced 911 obligations may have a financial impact on us. We are not yet able to predict the extent of that impact.

    Cellular and broadband personal communications services providers are now required to provide number portability, which enables customers to change providers and services without changing their telephone number. Based upon financial and technological considerations and the current level of competition in the marketplace, several parties have requested that the Federal Communications Commission forbear from requiring broadband commercial mobile radio service carriers to implement service provider number portability until personal service carriers have completed their five-year buildout requirements. By November 24, 2002, commercial mobile radio service providers must be able to offer number portability without impairment of quality, reliability, or convenience when switching service providers, including the ability to support roaming throughout their networks. The Federal Communications Commission has solicited further comment on the appropriate cost recovery methods regarding long-term number portability. To date, the Federal Communications Commission has not generally extended this deadline. Although the failure to comply with this obligation could result in a fine or revocation of our licenses, we are not yet able to predict whether we will be able to comply with the number portability requirements prior to the existing deadline.

    Personal communications services licensees must comply with microwave relocation rules. For a period of up to ten years after the grant of a personal communications services license (subject to extension), a personal communications services licensee will be required to share spectrum with existing licensees that operate specified fixed microwave systems which exist within the personal communications services licensee's markets. To secure a sufficient amount of unencumbered spectrum to offer our personal communications services efficiently, we may need to negotiate agreements to relocate many of these existing licensees. In places where relocation is necessary to permit offering of our personal communications services, any delay in the relocation of these licensees may adversely affect our ability to commence timely commercial operation of our personal communication services. In an effort to balance the competing interests of existing microwave users and newly authorized personal communications services licensees, the Federal Communications Commission has adopted a transition plan to relocate these microwave operators to other spectrum blocks and a cost sharing plan so that if the relocation of an incumbent benefits more than one personal communications services licensee, the benefiting personal communications services licensees will share the costs of the relocation. In the case of A and B Block personal communications services license holders, this transition plan allows most microwave users to operate in the personal communications services spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire or emergency medical services operations, the voluntary negotiation period is three years, with a two-year mandatory negotiation period. Parties unable to reach agreement within these time periods may refer the matter to the Federal Communications Commission for resolution, but the existing microwave user is permitted to continue its operations until final Federal Communications Commission resolution of the matter. The transition and cost sharing plans expire on April 4, 2005 for A and B Block licenses, at which time remaining incumbents in the personal communications services spectrum will be responsible for their costs to relocate to alternate spectrum locations. The Federal Communications Commission has shortened the voluntary negotiation period to one year (for non-public safety entities) for all Blocks other than A and B. We believe that we are in compliance with applicable spectrum relocation requirements enacted by the Federal Communications Commission.

    Telecommunications carriers also are subject to the Communications Assistance for Law Enforcement Act, also known as the Wiretap Act, which is under the purview of the Department of Justice. The Wiretap Act requires carriers to have a specific number of open ports available for law enforcement personnel with the appropriate legal authority to perform wiretaps on each carrier's network. Full implementation of the Wiretap Act's assistance capability requirements, however, is not required until June 30, 2000 because Federal Communications Commission has found that there is a lack of equipment available to meet these requirements. Several carriers and industry organizations have urged the FBI to delay the implementation date and also have sought relief from the Federal Communications Commission, due to, among other things, the unavailability of compliant equipment. To date, however, the deadline for compliance has not been extended. If we are not able to comply with the Wiretap Act prior to the deadline, we could be fined up to $10,000 per day. We are not yet able to predict whether we will be able to comply with the Wiretap Act requirements prior to the existing deadline.

    Telecommunications carriers also must comply with the Federal Communications Commission's rules regarding the use and protection of customer proprietary network information. The Federal Communications Commission's rules were found by the Tenth Circuit to be unconstitutional and it vacated them. In a separate action, on October 27, 1999, the Federal Communications Commission released new rules regarding customer proprietary network information, which became effective on December 14, 1999. The Federal Communications Commission petitioned for rehearing of the Tenth Circuit's decision, thereby staying the effect of the decision. These rules substantially increase the regulation of our use of this information. We expect that our implementation of measures to comply with these new rules will have a financial impact upon us, but we do not expect that impact to be material.

    For most of our facilities, we use lead-acid batteries as back-up power sources. As a result, we are subject to annual reporting requirements under the Community Right-To-Know Act. In addition, we may be subject to other environmental controls or liabilities due to failure to comply with reporting requirements or emissions or contamination regulations in connection with facilities we own or operate or have previously owned or operated. Although we are not aware of any material liabilities of this type, we can not assure you that none will arise in the future.

Limitation on Foreign Ownership

    Ownership of our capital stock by non-U.S. citizens is subject to limitations under the Communications Act and Federal Communications Commission regulations.

State and Local Regulation

    We are also subject to regulation by state and local governments. The extent of this regulation varies from state to state. The Communications Act preempts state and local regulation of the entry of or the rates charged by, any commercial mobile radio service provider, subject to the ability of a state to petition the Federal Communications Commission for authority to regulate rates due to local market conditions. The states in which we operate our systems do not currently regulate the rates for any commercial mobile service, but could petition the Federal Communications Commission for authority in the future. The siting and construction of commercial mobile radio service transmitter towers, antennas and equipment shelters are often subject to state or local zoning, land use, and other regulation.

    We are subject to state and local environmental legislation and regulations, including land use and related permitting legislation and regulation. We are currently unaware of any material violation of these laws or regulations, but we can not assure you that none will arise in the future.

MANAGEMENT

Name	Age	Position
Richard P. Ekstrand	50	President, Chief Executive Officer and Director
Wesley E. Schultz	42	Senior Vice President and Chief Financial Officer, Assistant Secretary and Director
Ann K. Newhall	48	Senior Vice President, General Counsel, Assistant Secretary and Director
David J. Del Zoppo	44	Vice President, Finance and Accounting
Scott G. Donlea	39	Vice President, Market Development
George W. Wikstrom(1)	62	Vice President and Director
Don C. Swenson(1)	57	Secretary and Director
Jeffrey S. Gilbert(2)	50	Director
Marvin C. Nicolai(1)(2)	58	Director
George M. Revering(2)	58	Director

(1)
Member of Compensation Committee

(2)
Member of Audit Committee

    Richard P. Ekstrand has served as our President, Chief Executive Officer and a director since 1990. Since 1984, Mr. Ekstrand has also served as Vice President and a director of Lowry Telephone Co., Inc., a local exchange telephone company and a shareholder of Rural Cellular. Mr. Ekstrand is the sole shareholder of Lowry Telephone Company, Inc. Mr. Ekstrand currently serves as a director of Cellular 2000, Inc. Mr. Ekstrand is past president of the Minnesota Telephone Association and the Association of Minnesota Telephone Utilities. He currently serves as a director of the Rural Cellular Association and is active in the Cellular Telecommunications Industry Association, serving as its Secretary and on its Board of Directors, Executive Committee, and Small Operators Committee. Mr. Ekstrand also serves as Vice Chairman and as a member of the board of directors of The Wireless Foundation.

    Wesley E. Schultz joined us in May 1996 as Vice President of Finance and Chief Financial Officer. On October 21, 1999, he was appointed Senior Vice President and Chief Financial Officer and Assistant Secretary. On August 9, 1999, he was appointed to our board of directors. Prior to joining us, Mr. Schultz had served as acting Chief Financial Officer of Spanlink Communications, Inc. since February 1996, as Chief Financial Officer of Nicollet Process Engineering, Inc. from March 1995 through October 1995, and as Chief Financial Officer of Data Systems & Management, Inc. from November 1994 through March 1995. Mr. Schultz is a certified public accountant and served for three years as an auditor with Deloitte and Touche, LLP.

    Ann K. Newhall joined us as Senior Vice President and General Counsel in February 1999. On June 17, 1999, she was appointed Assistant Secretary, and on August 9, 1999, she was appointed to our board of directors. Prior to joining Rural Cellular, Ms. Newhall was a shareholder attorney with Moss & Barnett, A Professional Association, most recently serving as President and a director of the firm. Moss & Barnett, A Professional Association, serves as our outside general counsel. Ms. Newhall received her J.D. from the University of Minnesota Law School, cum laude, in 1977.

    David J. Del Zoppo joined us in May 1997 as Controller. In July 1998, Mr. Del Zoppo was promoted to Vice President, and in October 1999 he was named Vice President, Finance and Accounting. Prior to joining Rural Cellular, Mr. Del Zoppo served as a Vice President of Operations with Business Records Corporation from January 1988 to May 1997, and as Divisional Controller from 1986 to 1988, and with Jostens, Inc. as an Internal Audit Manager from 1982 to 1986. Mr. Del Zoppo is a certified public accountant and served as an auditor with KPMG Peat Marwick from 1978 through 1982.

    Scott G. Donlea served as our Vice President of Sales and Marketing beginning in August 1995 and on June 17, 1999, was appointed Vice President, Market Development. Mr. Donlea joined us in 1992 as Manager of Market Operations. From 1990 to 1992, Mr. Donlea was regional manager for CommNet Cellular, Inc., responsible for marketing and sales in Iowa and South Dakota. From 1988 to 1990, Mr. Donlea served as branch manager for US WEST Cellular, Inc., in Sioux Falls, South Dakota. Mr. Donlea currently serves as Chairperson of the Rural Cellular Association's business and marketing committee.

    George W. Wikstrom has been a director since 1990 and Vice President since 1991. Mr. Wikstrom has been Vice President of Wikstrom Telephone Company, Incorporated, a local exchange telephone company and a shareholder of Rural Cellular, for more than ten years. He also serves as President and a director of Cellular 2000. Mr. Wikstrom has been the Commissioner of the Northwest Regional Development Commission since 1979 and has served as a director of the Association of Minnesota Telephone Utilities and Onvoy, Inc.

    Don C. Swenson has been a director since 1990 and Secretary since June 1995. Mr. Swenson has been with Arvig Communication Systems, a local exchange telephone company and a shareholder of Rural Cellular, since 1981, serving most recently as Director of Operations of that company. Mr. Swenson also serves as a director of Arvig Enterprises, Inc. and Cellular 2000. He has also been a member of the board of directors of United Community Bank, Perham, Minnesota, since 1993 and of Independent Emergency Services since 1996.

    Jeffrey S. Gilbert has been a director since 1995. Since September 1996, he has served as Assistant Manager of Paul Bunyan Rural Telephone Cooperative and General Manager of Northern Communications, Inc., a wholly-owned subsidiary of Paul Bunyan. Both Paul Bunyan and Northern Communications, Inc. are shareholders of Rural Cellular. He previously served beginning January, 1993, as General Manager of Deer River Telephone Co., Inc., a local exchange telephone company and formerly a subsidiary of Paul Bunyan and one of our shareholders, and as a manager and in other positions with that company since 1982. He has also been a director of Cellular 2000 and the Minnesota Telephone Association.

    Marvin C. Nicolai has been a director since 1995. He became General Manager of Consolidated Telephone Company, a local exchange telephone company and one of our shareholders, and Northland Communications Corporation, a wholly-owned subsidiary of Consolidated, in January 1995. From 1988 to 1995, he was a manager of Northland. Mr. Nicolai has been a director of Cellular 2000 since 1998, a director of Onvoy, Inc. since 1996, a director of Independent Information Services Corp. since 1995, and a member of the board of governors of Independent Emergency Services LLC since 1996.

    George M. Revering has been a director since 1990. Mr. Revering has been President and General Manager of Midwest Information Systems, Inc. since 1976 and is President of Midwest Telephone Company and President of Peoples Telephone Company of Big Fork, both subsidiaries of Midwest Information Systems and shareholders of Rural Cellular, and President of Osakis Telephone Company, a subsidiary of Midwest Information Systems. Mr. Revering is also a director of Cellular 2000 and Onvoy, Inc. and is President of Onvoy, Inc.'s subsidiary, Means Telecom.

    In addition to the above, the holders of our Class M preferred stock, Madison Dearborn Capital Partners III, LP and Boston Ventures Limited Partnership V, will have the right to appoint two individuals to our board of directors. The following individuals have been designated to fill those positions:

    John Hunt, age 34, is a director of Boston Ventures Management, Inc., where he focuses on telecommunications investments. He joined Boston Ventures in 1990 as an Associate, was promoted to Associate Director in 1996, and was named to his current position in 1998. Prior to joining Boston Ventures, Mr. Hunt was an investment analyst at Bear, Stearns & Co., Inc. Mr. Hunt also serves on the board of directors of Integra Telecom, Inc., a competitive local exchange carrier, and on the board of managers of Sports Trend Info, LLC. Mr. Hunt received a bachelor's degree in finance from the University of Massachusetts at Amherst in 1988.

    Paul Finnegan, age 46, is a Managing Director of Madison Dearborn Partners, where he concentrates on investments in the communications industry. Mr. Finnegan has been with Madison Dearborn Partners since he co-founded the company in 1993. Prior to that time, Mr. Finnegan worked at First Chicago Venture Capital for ten years. Mr. Finnegan serves on the boards of directors of Allegiance Telecom, Inc., @link Networks, Inc., CompleTel Europe LLC, Enews.com, Focal Communications Corporation, Madison River Telephone Company, LLC, Reiman Holding Company, LLC, Spectrum Healthcare Services, Inc., and Wireless One Network, L.P. He also serves on the board of trustees of The Skyline Fund, a small cap mutual fund. Mr. Finnegan received his B.A. from Harvard College and his M.B.A. from the Harvard Graduate School of Business Administration.

Compensation of Directors

    Directors' Fees.  Beginning in 2000, directors who are not employees of Rural Cellular are paid an annual fee of $10,000, $750 for each board meeting attended in person, $350 for each board meeting attended via telephone conference, $500 for each committee meeting attended in person, and $350 for each committee meeting attended via telephone conference. They are also reimbursed for travel and other expenses incurred in attending meetings and serving as a director. Total fees paid to all nonemployee directors as a group for services rendered during 1999 were $70,000.

    Directors' Stock Option Plan.  Directors who are not employees of Rural Cellular are eligible to be granted options under our stock option plan for nonemployee directors. The plan provides that all nonemployee directors serving as of the day following an annual meeting will be granted options on that date to purchase 5,250 shares of Class A common stock. Nonemployee directors serving as of the day following the 1999 annual meeting were granted options to purchase a total of 26,250 shares of Class A common stock at $17.00 per share. During 1999, one director exercised an option for 5,250 shares and realized net value of $24,281.

Summary Compensation Table

    The following table sets forth information with regard to compensation paid to our Chief Executive Officer and to each other executive officer whose total annual salary and bonus for fiscal 1999 exceeded $100,000.

Long-Term Compensation Awards
Annual Compensation
Name and Principal Position	Fiscal Year					All Other Compensation(1)
			Salary	Bonus	Options
Richard P. Ekstrand President and Chief Executive Officer	1999 1998 1997		$362,000 312,500 176,000	$274,938 148,393 54,559	25,000 75,000 11,750	$5,000 4,970 4,207
Wesley E. Schultz Senior Vice President and Chief Financial Officer	1999 1998 1997		$254,000 217,500 126,000	$162,398 57,068 30,738	12,500 22,500 6,500	$5,000 4,970 2,908
Scott G. Donlea Vice President, Market Development	1999 1998 1997		$144,000 140,000 113,000	$56,033 34,249 51,587	0 12,500 2,500	$3,778 3,778 4,116
David J. Del Zoppo Vice President, Finance and Accounting	1999 1998 1997	(2)	$105,000 90,000 49,583	$39,223 23,704 —	0 15,000 10,000	$2,063 2,511 687
Ann K. Newhall Senior Vice President and General Counsel	1999	(3)	$224,100	$151,050	85,000	$4,412

(1)
For all years, all other compensation consists of company contributions on behalf of each Named Executive Officer to the 401(k) plan.

(2)
Mr. Del Zoppo joined as Corporate Controller on May 27, 1997.

(3)
Ms. Newhall joined as Senior Vice President and General Counsel on February 6, 1999.

Option Grants in Last Fiscal Year

    The following table sets forth information regarding options granted to the Named Executive Officers during the 1999 fiscal year.

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Individual Grants
			Percent of Total Options Granted to Employees in Fiscal Year
	Number of Shares Underlying Options Granted(1)
Name				Exercise Price ($/Share)	Expiration Date	5%	10%
Richard P. Ekstrand	25,000	(3)	8.4%	$10.50	01/01/09	$165,085	$418,357
Wesley E. Schultz	12,500	(3)	4.2%	10.50	01/01/09	82,542	209,179
Scott G. Donlea	—		—	—	—	—	—
David J. Del Zoppo	—		—	—	—	—	—
Ann K. Newhall	85,000	(4)	28.6	12.88	02/06/09	688,514	1,744,829

(1)
The number indicated is the number of shares of Class A common stock that can be acquired upon the exercise of options. Rural Cellular has not granted any stock appreciation rights.

(2)
The assumed rates of 5% and 10% are hypothetical rates of stock price appreciation selected by the Securities and Exchange Commission and are not intended to, and do not, forecast or assume actual future stock prices. We believe that future stock appreciation, if any, is unpredictable, and we are not aware of any formula that will determine with any reasonable accuracy the present value of stock options. No gain to optionees is possible without an appreciation in stock prices, and any increase will benefit all shareholders commensurately. There can be no assurance that the amounts reflected in this table will be achieved.

(3)
Consists of a nonqualified stock option, which has a term of ten years, but provides for early expiration upon termination of employment, is not transferable, and becomes exercisable in five equal annual installments.

(4)
Consists of an incentive stock option for 46,578 shares and a nonqualified stock option for 38,422 shares. Each option has a term of ten years, but provides for early expiration upon termination of employment and is not transferable. The incentive stock option becomes exercisable in six equal annual installments, beginning on the date of grant. The non-qualified stock option was immediately exercisable as to 7,237 shares and becomes exercisable in annual installments of 6,237 shares beginning one year after grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

    The following table provides information relating to option exercises during fiscal 1999 and the number and value of shares of Class A common stock subject to options held by the Named Executive Officers as of December 31, 1999.

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year-End (1) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End (2) Exercisable/Unexercisable
Richard P. Ekstrand	23,000	$504,563	67,150/117,400	$5,333,420/$9,180,350
Wesley E. Schultz	—	—	67,000/64,500	5,403,335/5,138,650
Scott G. Donlea	15,000	334,234	29,260/35,840	2,360,733/2,874,630
David J. Del Zoppo	—	—	7,000/18,000	551,170/1,390,980
Ann K. Newhall	—	—	15,000/70,000	1,164,375/5,433,750

(1)
Rural Cellular has not granted any stock appreciation rights.

(2)
Value is calculated as the difference between the closing price of Class A common stock on December 31, 1999 ($90.50) and the related option exercise price multiplied by the number of shares underlying the option.

Employment Agreements/Change in Control Provisions

    We have entered into employment agreements with Messrs. Ekstrand, Schultz, and Donlea, and Ms. Newhall. Each agreement may be terminated at any time by either the individual or us. Each agreement prohibits the individual from engaging in any activity competitive with our business or contacting our customers or employees for that purpose for a period of one year (six months for Mr. Donlea) following termination of employment. The employment agreements with Messrs. Ekstrand and Schultz and Ms. Newhall which were entered into in January 1999, provide for an initial term ending December 31, 2001 and are renewable each year for an additional one-year period, so that the remaining term of employment is never less than two years. We have renewed all three contracts. The employment agreement with Mr. Donlea (originally entered into in December 1995) currently expires on December 31, 2000. If any of the agreements is terminated at any time by us for other than just cause, we are obligated to continue payment of salary and other benefits for the remainder of the term of the agreement. The employment agreements provide for annual base salaries plus increases as may be determined from time to time, but at least annually.

    If any of these individuals is terminated for other than just cause following a change in control of Rural Cellular, he or she will be entitled to receive compensation in an amount equal to 2.99 times an amount equal to the sum of the individual's annual base salary in effect immediately prior to the change in control, plus an amount equal to the annual incentive plan payment to that individual for performance in the last full calendar year prior to the year in which the change in control occurred, in the case of Messrs. Ekstrand and Schultz and Ms. Newhall, and in an amount equal to 2.99 times his "base amount" of compensation (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended) in the case of Mr. Donlea. In addition, in the event of a change in control, any award granted under our 1995 Stock Compensation Plan will become fully vested and exercisable. A change in control occurs when

  •
  the majority of our directors are not persons whose election was solicited by our board or who were appointed by our board,

  •
  any person or group of persons acquires 30% or more of our outstanding voting stock, or

  •
  the shareholders approve a liquidation, or dissolution, or specified mergers or consolidations or exchanges of shares or dispositions of substantially all of our assets.

    Subject to specified limitations, in the event that any payment made to Mr. Ekstrand, Mr. Schultz, or Ms. Newhall upon the occurrence of a change in control becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we are required to pay additional amounts to put the individual in the same after-tax position as if the excise tax did not apply.

CERTAIN TRANSACTIONS

    Rural Cellular and its management and security holders and their respective affiliates engage in a variety of transactions between or among each other in the ordinary course of their respective businesses. As a general rule, we have not retained an independent third party to evaluate these transactions, and there has been no independent committee of our board of directors to evaluate these transactions. Notwithstanding this fact, we believe that the terms and conditions of these transactions, including the fees or other amounts paid by us, were established through arm's-length negotiations which adequately took into account transactions of a similar nature entered into by us with unaffiliated third parties and/or market transactions of a similar nature entered into by unaffiliated third parties. There can be no assurance that we could not have obtained more favorable terms from an unaffiliated third party.

Switching Services

    One of the switches used in our cellular network is owned by Switch 2000, of which we previously held a 40.8% ownership interest. Richard P. Ekstrand, President, Chief Executive Officer, and a director of Rural Cellular, served as Chairman of the board of governors of Switch 2000 until September 30, 1998, when we liquidated our interest in Switch 2000. Under a user agreement with Switch 2000, we were obligated to pay our portion of the costs of cellular switching and related services. During 1996, 1997, and 1998, and for the first nine months of 1999, charges from Switch 2000 for switching services and related equipment totaled approximately $4.8 million, $3.2 million, $710,000, and $237,000, respectively. During 1997 we activated a new mobile telephone switching office and reduced our reliance on services provided by Switch 2000.

    We were also required to make capital contributions to Switch 2000. In 1996, this contribution totaled $220,156. No contribution was made in 1997 or 1998.

Transactions with Management and Security Holders

    We have entered into various arrangements with our shareholders or their affiliates. Arrangements involving shareholders or their affiliates that beneficially own more than 5% of any class of our stock and in which total payments for all of these arrangements exceeded $60,000 in fiscal 1996, 1997, 1998 or during the first nine months of 1999 are described below. Except as may be otherwise indicated below, we anticipate that amounts earned or incurred in 2000 will be similar to the 1999 amounts.

    Leases, Transmission Services, and Agency Agreements.  We have arrangements with several of our shareholders for leasing cell sites and using telephone lines for transmission between cell sites and the switch serving our cellular network. We formerly leased space for our retail store in Brainerd, Minnesota, from a subsidiary of Consolidated Telephone Company and currently lease office space in Detroit Lakes, Minnesota, from an affiliate of Arvig Enterprises, Inc. In addition, several of our shareholders and their affiliates serve as agents for the sale of our cellular and paging services.

  •
  During 1996, 1997, and 1998 and the first nine months of 1999, we paid $535,759, $1,092,247, $360,919, and $400,948, respectively, to Arvig Enterprises, Inc. and its affiliates for all services. Arvig Enterprises, Inc. is the beneficial owner of more than 5% of our outstanding Class B common stock. Don C. Swenson, one of our directors, serves as a director of Arvig Enterprises, Inc.

  •
  During 1996, 1997, and 1998 and the first nine months of 1999, we paid $266,646, $554,706, $180,434, and $138,042, respectively, to Consolidated Telephone Company and its affiliates for all services. Consolidated Telephone Company beneficially owns more than 5% of our outstanding Class B common stock. Marvin C. Nicolai, one of our directors, is the general manager of Consolidated.

  •
  During 1996, 1997, 1998, and the first nine months of 1999, we paid $76,015, $90,168, $90,259 and $96,316, respectively, to Paul Bunyan Rural Telephone Cooperative and its affiliates, which beneficially own more than 5% of our outstanding Class B common stock, for all services. Jeffrey S. Gilbert, one of our directors, is general manager of Northern Communications, Inc., a subsidiary of Paul Bunyan, and assistant manager of Paul Bunyan.

  •
  During 1996, we were charged $207,313, by affiliates of Telephone & Data Systems, Inc., which beneficially owns more than 5% of our outstanding shares, for all services.

    Acquisition of RGI Group, Inc.  Effective February 1, 1999, we acquired all of the outstanding stock of RGI Group, Inc., a corporation which conducted business under the name Glacial Lakes Cellular, for approximately $11.9 million. George M. Revering, a member of our board of directors, was a shareholder, president, and a director of RGI Group, Inc. The purchase price was determined by negotiation among the parties, and we obtained the opinion of an investment banker that the transaction was fair to us.

    Tower Purchase.  In 1995 we purchased a transmission tower from a subsidiary of Consolidated Telephone Company. The total purchase price was $67,000, of which payments of $17,000 were made in each of 1995, 1996, and 1997 and $16,000 in 1998. We paid interest on any outstanding balance of the purchase price at 5% per annum.

    Roaming Arrangements.  We have roaming agreements with United States Cellular Corporation, a subsidiary of Telephone & Data Systems, Inc. Under the roaming agreements, we pay for service provided to our customers in areas served by United States Cellular Corporation and receive payment for service provided to customers of United States Cellular Corporation in our cellular service area. We negotiated the rates of reimbursement with United States Cellular Corporation, and the rates reflect those charged by all carriers. Roaming charges are passed through to the customer. During 1996, 1997, 1998, and the first nine months of 1999, charges to our customers for services provided by United States Cellular Corporation totaled $99,920, $50,258, $978,557, and $1,418,645, respectively, and charges by us to customers of United States Cellular Corporation totaled $39,179, $108,819, $314,390, and $547,214, respectively.

    Cellular and Paging Service and Equipment.  Several of our shareholders are our customers for cellular and paging services and, in connection therewith, also purchase or lease cellular telephones and pagers from us. During 1996, 1997, 1998 and the first nine months of 1999, Arvig Enterprises, Inc. and its affiliates were billed $82,114, $1,643, $77,108, and $62,443, respectively; Consolidated Telephone Company and its affiliates were billed $15,200, $8,366, $6,967, and $18,465, respectively, and Paul Bunyan and its affiliates were billed $16,508, $11,193, $25,571, and $31,152, respectively, for these services and equipment.

    Exchange of Securities.  Telephone & Data Systems, Inc. currently holds 586,799 shares of our Class A common stock and 132,597 shares of our Class B common stock. Telephone & Data Systems, Inc. also controls United States Cellular Corporation, which operates cellular licensees in Oregon rural service areas 3 and 6 that compete with licenses in those rural service areas that we will acquire from Triton in the pending acquisition. Federal Communications Commission regulations place specific restrictions on the interests in competing cellular licenses that an entity may hold. To satisfy these restrictions, we have entered into an agreement with Telephone & Data Systems, Inc. to exchange a sufficient number of its shares of our Class A and Class B common stock to reduce Telephone & Data Systems, Inc. ownership of our common stock to less than 5%.

    Our agreement with Telephone & Data Systems, Inc. provides that, in exchange for its shares, Telephone & Data Systems, Inc. will receive either shares of Class T convertible preferred stock or a convertible debenture that will be created specifically for the exchange. If the Federal Communications Commission does not approve the issuance of the convertible preferred stock as a remedy for reducing Telephone & Data Systems, Inc.'s interest, then we have agreed that Telephone & Data Systems, Inc. will receive a convertible debenture instead of the convertible preferred stock. If we are required to issue a convertible debenture, we will also be obligated to reimburse Telephone & Data Systems, Inc. for any taxes it is required to pay as a consequence. The convertible preferred stock and the convertible debenture include an option for either party to convert the preferred stock or convertible debenture into the same number and class as the shares of stock being exchanged, but only at a time when conversion is permissible under Federal Communications Commission regulations.

    In accordance with the terms of our outstanding senior subordinated notes and senior exchangeable preferred stock, we have arranged to obtain an opinion that the proposed transaction is fair to us from a financial point of view.

SECURITY OWNERSHIP OF BENEFICIAL
OWNERS AND MANAGEMENT

    The following table sets forth information provided to us by the holders, or contained in our stock ownership records, regarding beneficial ownership of our common stock as of February 7, 2000 (except as otherwise noted), and after giving effect to this offering (and assuming none of the holders purchases shares in the offering), by:

  •
  each person known by us to be the beneficial owner of more than 5% of any class of our outstanding common stock;

  •
  each Named Executive Officer;

  •
  each director; and

  •
  all directors and executive officers as a group.

    Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed.

	Before Offering					After Offering
	Class A Common Stock		Class B Common Stock
Name and address of beneficial owner	Number of shares	Percentage of class	Number of shares	Percentage of class	Percentage of combined voting power	Percentage of all common stock	Percentage of combined voting power
Baron Capital Group, Inc.(1) 767 Fifth Avenue 24th Floor New York, NY 10153	830,000	10.2%	-	-	4.5%	7.2%	4.0%
Franklin Resources, Inc.(2) 777 Mariners Island Boulevard San Mateo, CA 94404	732,200	9.0	-	-	4.0	6.3	3.5
Telephone & Data Systems, Inc.(3) 30 North LaSalle Street Chicago, IL 60602	586,799	7.2	132,597	12.8%	10.4	6.2	9.2
Goldman Sachs Asset Management(4) 85 Broad Street New York, New York 10004	478,950	5.9	-	-	2.6	4.1	2.3
Arvig Enterprises, Inc. 160 2nd Ave. S.W. Perham, MN 56573	338,893	4.2	121,664	11.8	8.4	4.0	7.5
Consolidated Telephone Company 1102 Madison Street Brainerd, MN 56401	171,107	2.1	86,189	8.4	5.6	2.2	5.0
Sherburne TelCom, Inc. 444 N. Eagle Lake Road Big Lake, MN 55309	133,123	1.6	54,289	5.3	3.7	1.6	3.2
Melrose Telcom, Inc. 320 East Main Street Melrose, MN 56352	105,822	1.3	79,493	7.7	4.9	1.6	4.3
Hector Communications Corporation (5) 211 South Main Street Hector, MN 55342	70,381	*	75,361	7.3%	4.5%	1.3%	4.0%
Paul Bunyan Rural Telephone Cooperative (6) 1831 Anne Street NW Bemidji, MN 56601	54,106	*	85,332	8.3	4.9	1.2	4.4
West Central CelCom, Inc. 209 Minnesota Avenue Sebeka, MN 56477	-	-	79,857	7.7	4.3	*	3.8
Richard P. Ekstrand(7)	205,177	2.5%	32,708	3.2	2.9	2.0	2.5
Jeffrey S. Gilbert(8)	70,956	*	85,332	8.3	5.0	1.4	4.4
Ann K. Newhall(9)	32,000	*	-	-	*	*	*
Marvin C. Nicolai(10)	188,257	2.3	86,189	8.4	5.7	2.4	5.0
George M. Revering(11)	100,100	1.2	-	-	*	*	*
Wesley E. Schultz(12)	79,517	*	-	-	*	*	*
Don C. Swenson(13)	361,707	4.4	121,664	11.8	8.5	4.2	7.6
George W. Wikstrom(14)	95,535	1.2	34,944	3.4	2.4	1.1	2.1
Scott G. Donlea(15)	41,664	*	-	-	*	*	*
David J. Del Zoppo(16)	8,347	*	-	-	*	*	*
All directors and executive officers as a group (10 persons)(17)	1,183,260	14.0%	360,837	35.0%	25.5%	13.0%	22.7%

*
Denotes less than 1%.

(1)
Based on Schedule 13G dated May 11, 1998 (updated by information provided to us as of January 14, 2000), filed jointly by Baron Capital Group, Inc., BAMCO, Inc., an investment adviser; Baron Small Cap Fund, an investment company, and Ronald Baron. Baron Capital Group and Mr. Baron disclaim beneficial ownership of securities held by BAMCO, Inc. and Baron Small Cap Fund (or the investment advisory clients thereof) to the extent the shares are held by persons other than Baron Capital Group and Mr. Baron. BAMCO, Inc. disclaims beneficial ownership of shares held by its investment advisory clients other than its affiliates.

(2)
Based on Schedule 13G dated February 2, 1999 (updated by information provided to us as of October 31, 1999), filed jointly by Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr., principal shareholders of Franklin Resources, Inc., and Franklin Advisers, Inc., a subsidiary of Franklin Resources, Inc. Franklin Advisers, Inc. has sole voting and dispositive power over the shares, which are held for the benefit of investment advisory clients.

(3)
Based on Schedule 13G dated February 11, 1999. Includes shares of Class A and Class B common stock owned by Arvig Cellular, Inc. (172,348 Class A and 70,243 Class B); Mid-State Telephone Co. (74,746 Class A and 31,177 Class B); and Minnesota Invco RSA #5 (339,705 Class A and 31,177 Class B). Telephone & Data Systems, Inc. owns (i) 100% of TDS Telecommunications Corporation, which owns 100% of Arvig Telcom, Inc., which in turn owns 100% of Arvig Cellular, Inc., and 100% of Mid-State Telephone Co. and (ii) approximately 96% of the issued and outstanding shares of United States Cellular Corporation, which owns 100% of United States Cellular Investment Company, which owns 100% of Minnesota Invco RSA #5, Inc. In connection with the Triton acquisition, we will exchange, through the issuance of Class T convertible preferred stock or a convertible debenture, a sufficient number of shares held by Telephone & Data Systems, Inc. and its affiliates to reduce their total holdings to 5% or less. This will be done to comply with Federal Communications Commission rules regarding ownership of competing cellular licenses.

(4)
Based on Schedule 13G/A dated January 10, 2000 (updated by information provided to us as of January 14, 2000), filed by Goldman Sachs Asset Management, an operating devision of Goldman Sachs & Co. Goldman Sachs Asset Management disclaims beneficial ownership of shares owned by any client accounts with respect to which it or its employees have voting or investment discretion, or both, and certain investment entities of which its affiliate is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Asset Management division.

(5)
Includes shares of Class A and Class B common stock owned by Felton Telephone Company (20,000 Class A and 37,680 Class B) and Loretel Systems, Inc. (50,381 Class A and 37,681 Class B). Hector Communications Corporation owns 68% of Alliance Telecommunications Corporation. Alliance Telecommunications Corporation owns 100% of Felton Telephone Company and Loretel Systems, Inc.

(6)
Includes 19,285 shares of Class A common stock owned by a subsidiary of Paul Bunyan Rural Telephone Cooperative.

(7)
Includes 97,276 shares of Class A common stock and 32,708 shares of Class B common stock owned by Lowry Telephone Co., Inc., of which Mr. Ekstrand is the sole shareholder and Vice President, and 1,000 shares of Class A common stock held by or on behalf of Mr. Ekstrand's children. Also includes 81,583 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(8)
Includes 34,821 shares of Class A common stock and 85,332 shares of Class B common stock owned by Paul Bunyan Rural Telephone Cooperative, of which Mr. Gilbert is Assistant Manager, and 19,285 shares of Class A common stock owned by Northern Communications, Inc., of which Mr. Gilbert is the General Manager. Mr. Gilbert disclaims beneficial ownership of these shares. Also includes 15,750 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(9)
Includes 29,000 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(10)
Includes 171,107 shares of Class A common stock and 86,189 shares of Class B common stock owned by Consolidated Telephone Company, of which Mr. Nicolai is the General Manager. Mr. Nicolai disclaims beneficial ownership of these shares. Also includes 15,750 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(11)
Includes 15,750 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(12)
Includes 76,846 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(13)
Includes 338,893 shares of Class A common stock and 121,664 shares of Class B common stock owned by affiliates of Arvig Enterprises, Inc., of which Mr. Swenson is a member of the board of directors. Mr. Swenson disclaims beneficial ownership of these shares. Also includes 15,750 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(14)
Includes 81,535 shares of Class A common stock and 34,944 shares of Class B common stock owned by Wikstrom Telephone Company, Inc., of which Mr. Wikstrom is a shareholder and Vice President. Mr. Wikstrom disclaims beneficial ownership of these shares. Also includes 10,500 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(15)
Includes four shares of Class A common stock owned by or on behalf of Mr. Donlea's wife and children and 31,760 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(16)
Includes 8,347 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(17)
Includes 301,036 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

DESCRIPTION OF FINANCING ARRANGEMENTS

    The following is a summary of our current and proposed financing arrangements. This summary is qualified in its entirety by reference to the various documents governing the financing arrangements.

Existing Credit Facility

    As of the date of this prospectus, we are party to a loan agreement dated as of July 1, 1998 with a consortium of banks. The existing credit facility comprises a revolving credit line in the maximum principal amount of $200.0 million and a $100.0 million term loan. It is anticipated that the proceeds from the common and preferred stock offerings, together with the proceeds of the new credit facility described below, will pay all remaining obligations under the existing credit facility in full. As of September 30, 1999, $182.1 million was outstanding under our existing credit facility.

    Our obligations under the existing credit facility are secured by a first security interest in all of our assets, excluding our ownership interest in Cellular 2000, and in some of our real estate. Repayment is unconditionally guaranteed by some of our subsidiaries, each of which has executed a security agreement in favor of the banks granting a first perfected security interest in all of its property and assets. The security interests granted by us and our subsidiaries pledge as collateral all property, whenever acquired, including inventory, accounts, equipment, contracts and leases, general intangibles, licenses, furniture and fixtures, deposit accounts, miscellaneous items, and proceeds of any of the foregoing.

    Interest is payable quarterly on borrowings under the existing credit facility at rates based on, at our option, either (i) the 1, 2, 3, 6 or, if made available by the banks, 9 or 12 months London Interbank Offer Rate for U.S. dollar deposits, or LIBOR, or (ii) the Base Rate, which is the higher of the prime rate quoted by Toronto Dominion (Texas), Inc., which is the administrative agent for the banks, or the Federal Funds Rate plus 0.5%. In each case, an additional margin of interest is payable by us above the Base Rate or LIBOR. The margin is based on the ratio of our total debt (including debt of our subsidiaries) to our operating cash flow and that of our subsidiaries for the twelve calendar month period ending as of the end of the most recently completed fiscal quarter. The margin above the Base Rate fluctuates from zero to 1.25%. The margin above LIBOR fluctuates from 0.75% to 2.25%.

    Under specified terms and conditions, subject to the approval of a majority of the lender interests in the existing credit facility, the amount available may be increased from $300.0 million to an amount not to exceed $425.0 million. The $125.0 million incremental facility will have a maturity no earlier than 12 months after the maturity of the $300.0 million debt under the existing credit facility, with principal repayments commencing not earlier than and in amounts not larger than, the repayment of the $300.0 million debt under the existing credit facility.

    Subsequent to an event of default under the existing credit facility that continues beyond the applicable cure period, interest on outstanding amounts is payable at the highest applicable margin plus 2.0%.

    The existing credit facility requires that the outstanding commitment be reduced in quarterly installments beginning March 31, 2001. The installment amounts payable each year increase over the term of the loan agreement, with a reduction of 1.875% each quarter in the first year, increasing to a reduction of 6.875% each quarter in the final year ending December 31, 2006, when payment in full is due.

    The existing credit facility contains covenants that, subject to specified exceptions, restrict our ability to:

  •
  make capital expenditures;

  •
  sell or dispose of our assets;

  •
  incur additional debt;

  •
  incur contingent liabilities and liens;

  •
  merge with or acquire other companies or be subject to a change of control of 50% or more in ownership;

  •
  make loans or advances or stock repurchases;

  •
  engage in transactions with affiliates;

  •
  make investments; or

  •
  change our primary business activity from the wireless communications industry.

    The existing credit facility also requires that we satisfy specified financial tests and maintain specified financial ratios. We are required to enter into specified interest rate swap agreements which rank pari passu with the existing credit facility. In addition to the scheduled reductions of outstanding principal described above, we are required to reduce the amount of commitment available under the existing credit facility on each March 31, beginning on March 31, 2001, by an amount equal to 50% of our excess cash flow for the immediately preceding year or portion thereof. In addition, we must pay specified costs if we prepay LIBOR advances.

    Upon the occurrence of an event of default under the existing credit facility, the banks may cease making loans, terminate the facility, and declare all amounts outstanding to be immediately due and payable. The existing credit facility specifies a number of events of default including, among others, the failure to make timely principal and interest payments, to perform the covenants, or to maintain the required financial performance ratios.

New Credit Facility

    We have received a commitment from an affiliate of TD Securities (USA) Inc. to replace our existing credit facility. Concurrent with the closing of the Triton acquisition, we intend to close on a new credit facility in a total amount of $1.2 billion, which, together with the proceeds from the common and preferred stock offerings and the issuance of the Class M preferred stock described below, will be used to finance the Triton acquisition, repay borrowings under our existing credit facility, pay related fees and expenses, fund additional acquisitions, and for capital expenditures and other corporate purposes. In the event the Triton acquisition does not close, the existing credit facility will remain in place, and we will not enter into the new credit facility.

    The new credit facility will be subject to negotiation of definitive terms and conditions. As of the date of this prospectus, assuming the Triton acquisition closes, it is expected that the new credit facility will consist of:

  •
  $275.0 million Senior Secured 8 year Reducing Revolving Credit Facility;

  •
  $450.0 million 8 year Senior Secured Amortizing Term Loan A;

  •
  $237.5 million 8 1/2 year Senior Secured Term Loan B/Fund Tranche; and

  •
  $237.5 million 9 year Senior Secured Term Loan C/Fund Tranche.

    Our obligations under the new credit facility will be secured by a first security interest in all of our assets, excluding certain real estate and our ownership interest in some of our subsidiaries. Repayment will be unconditionally guaranteed by some of our subsidiaries, including our wholly owned subsidiaries, each of which will execute a security agreement in favor of the lender granting a first security interest in all of its property and assets. The security interests granted by us and our wholly owned subsidiaries will include all property, whenever acquired, including inventory, accounts, equipment, contracts and leases, general intangibles, licenses, furniture and fixtures, deposit accounts, miscellaneous items, and proceeds of any of the foregoing.

    Interest will be payable on borrowings under the new credit facility at rates based on, at our option, either (i) the 1, 2, 3, 6 or, if made available by the lender, 9 or 12 months LIBOR or (ii) the Base Rate, which is the higher of the prime rate of Toronto Dominion (Texas), Inc. or the Federal Funds Rate, plus 0.5%. In each case, we will be required to pay an additional margin of interest above the Base Rate or LIBOR. The margin will be based on the ratio of our debt (including the debt of our subsidiaries) to our annualized operating cash flow as of the end of the most recently completed fiscal quarter. The margin above the Base Rate ranges from 0.50% to 2.375%. The margin above LIBOR fluctuates from 1.50% to 3.375%.

    Under specified terms and conditions, the amount available under the new credit facility may be increased from $1.2 billion to an amount not to exceed $1.375 billion. The $175.0 million incremental facility will have a maturity no earlier than 12 months after the maturity of the $1.2 billion debt under the new credit facility, with principal repayments commencing not earlier than and in amounts not larger than, the repayments under the $1.2 billion debt under the new credit facility.

    Subsequent to an event of default under the agreements governing the new credit facility that continues beyond the applicable cure period, interest on all outstanding amounts shall be payable at 2% over the highest applicable margin otherwise applicable under the Base Rate option.

    It is anticipated that the closing on the new credit facility will occur immediately prior to the closing of the Triton acquisition. Interest only will be payable for the first three years. Thereafter, the new credit facility commitment shall be reduced and outstanding borrowings will be repaid in installments increasing over its term. Payment in full of the Revolving Credit and Term Loan A will be due eight years following closing of the new credit facility. The balance of Term Loan B is due 8 1/2 years from the date of closing, and the balance of Term Loan C is due 9 years from the date of closing.

    In addition to the scheduled reductions of outstanding principal described above, we will be required to reduce the amount of commitment available under the new credit facility on each March 31, beginning on March 31, 2004, by an amount equal to 50% of our excess cash flow for the immediately preceding year or portion thereof. We must also pay specified costs if we prepay LIBOR advances. We will also be required, subject to specified exceptions, to reduce the amount of commitment available upon any material sale of assets unless the after-tax proceeds are used to acquire substitute assets in the ordinary course of business within 12 months from the date of sale.

    The new credit facility will contain covenants that, subject to specified exceptions, restrict our ability to:

  •
  make capital expenditures;

  •
  sell or dispose of our assets;

  •
  incur additional debt;

  •
  incur contingent liabilities and liens;

  •
  merge with or acquire other companies or be subject to a change of control of 50% or more in ownership;

  •
  make loans or advances or stock repurchases;

  •
  engage in transactions with affiliates;

  •
  make investments; or

  •
  change our primary business activity from the wireless communications industry.

    The new credit facility will also require that we satisfy specified financial tests and maintain specified financial ratios. We will be required to enter into specified interest rate swap agreements which will rank pari passu with the new credit facility.

    Upon the occurrence of an event of default under the new credit facility, the lenders may cease making loans, terminate the new credit facility, and declare all amounts outstanding to be immediately due and payable. The new credit facility specifies a number of events of default including, among others, the failure to make timely principal and interest payments, to perform the covenants, or to maintain the required financial performance ratios.

Senior Subordinated Notes Due 2008

    In 1998, we issued $125.0 million principal amount 9 5/8% senior subordinated notes due 2008. The notes are unsecured, senior subordinated obligations, subordinated in right of payment to our senior debt, including amounts outstanding under the existing credit facility prior to the consummation of the Triton acquisition and under the new credit facility after the consummation of the Triton acquisition,pari passu in right of payment with all of our future senior subordinated debt and senior in right of payment to any future subordinated debt. The notes mature on May 15, 2008. Interest on the notes accrues at a rate of 9 5/8% per annum and is payable in cash semiannually on each May 15 and November 15. After May 15, 2003, the notes may be redeemed at any time at our option, at a redemption price of 104.813% of their principal amount. The indenture governing the senior subordinated notes specifies that the redemption price declines annually at May 15th, to 103.208% at May 15, 2004, to 101.604% at May 15, 2005, and to 100.000% of the principal amount on or after May 15, 2006.

    The indenture governing the senior subordinated notes contains specified restrictions with respect to the conduct of our business and specified restrictive covenants, including, among others, limitations on our ability to:

  •
  incur additional debt;

  •
  pay dividends or make other distributions on our capital stock;

  •
  make investments in, or loans to, any person;

  •
  dispose of assets, create liens, or incur any debt which is subordinate in right of payment to senior debt, unless the debt is subordinate in right of payment to, or ranks pari passu with, the notes; or

  •
  effect a merger or consolidation unless specified financial tests are met.

    The indenture specifies a number of events of default, including, among others, a failure to make timely principal or interest payments or to perform the covenants contained therein. If an event of default occurs and is continuing, the trustee under the indenture or the holders of a specified principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable on the date provided for in accordance with the indenture. An acceleration of the notes may, under specified circumstances, be rescinded by the holders of a majority of the total principal amount of the then outstanding notes.

Senior Exchangeable Preferred Stock

    In May 1998, we issued 125,000 shares of 11 3/8% senior exchangeable preferred stock. An additional 25,000 shares are reserved for possible future issuance. Additional shares may also be used to pay dividends on the 11 3/8% senior exchangeable preferred stock if we elect to pay dividends in additional shares of this stock. We intend to sell an additional $25 million of the senior exchangeable preferred stock concurrently with this offering.

    The senior exchangeable preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up and dissolution, ranks:

  •
  senior to all classes of common stock and to each other class of capital stock established after May 14, 1998, by our board of directors, the terms of which expressly provide that it ranks junior to the senior exchangeable preferred stock as to dividend rights and rights upon our liquidation, winding-up, and dissolution;

  •
  subject to specified conditions, described below, on a parity with each other class of capital stock established after May 14, 1998, by our board of directors, the terms of which expressly provide that the class or series will rank on a parity with the senior exchangeable preferred stock as to dividend rights and rights upon our liquidation, winding-up, and dissolution; and

  •
  subject to specified conditions, described below, junior to each class of capital stock established after May 14, 1998, by our board of directors, the terms of which do not expressly provide that the class or series of capital stock will rank junior to, or on a parity with, the senior exchangeable preferred stock as to dividend rights and rights upon our liquidation, winding-up, and dissolution.

    When, as and if dividends are declared by our board of directors out of funds legally available therefor, holders of the outstanding shares of senior exchangeable preferred stock are entitled to receive dividends at a rate per annum equal to 11 3/8%.

    On or before May 15, 2003 we may, at our option, pay dividends in cash or in shares of senior exchangeable preferred stock having a total liquidation preference equal to the amount of the dividends. After May 15, 2003, dividends may be paid only in cash. After May 15, 2003, we may redeem the senior exchangeable preferred stock at any time, at a redemption price of 105.688% of the then effective liquidation preference, plus without duplication, all accumulated and unpaid dividends, if any, to but excluding the redemption date. The redemption price declines annually to 104.266% at May 15, 2004, to 102.844% at May 15, 2005, to 101.422% at May 15, 2006, and to 100.000% of the liquidation preference on or after May 15, 2007.

    The senior exchangeable preferred stock contains specified restrictions with respect to the conduct of our business and specified restrictive covenants, including, among others, limitations on our ability to:

  •
  incur additional debt;

  •
  pay dividends or make other distributions on our capital stock;

  •
  make investments in, or loans to, any person;

  •
  dispose of assets, create liens, or incur any debt which is subordinate in right of payment to senior debt, unless the debt is subordinate in right of payment to, or ranks pari passu with, our senior exchangeable preferred stock; or

  •
  effect a merger or consolidation unless specified financial tests are met.

    The senior exchangeable preferred stock specifies a number of events, including, among others, a failure to make timely dividend payments or to perform the covenants contained therein, that, if continuing, entitle the holders of the outstanding senior exchangeable preferred stock to elect the lesser of two directors or 25% of the members of the board of directors.

    We may, at our option, on any scheduled dividend payment date, exchange, in whole but not in part, the exchangeable preferred stock for debentures containing similar provisions regarding dividend or interest rate, covenants, and other matters.

Junior Exchangeable Preferred Stock

    Concurrent with this offering we propose to issue shares of 12 1/4% junior exchangeable preferred stock, with a total liquidation preference of $140.0 million. An additional 50,000 shares are reserved for possible future issuance. Additional shares may also be used to pay dividends of this stock.

    The junior exchangeable preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up and dissolution ranks:

  •
  junior to the 11 3/8% senior exchangeable preferred stock and any shares of Class T convertible preferred stock we issued;

  •
  senior to all classes of our common stock and to each other class of capital stock established after the date of this prospectus by our board of directors, the terms of which expressly provide that it ranks junior to the junior exchangeable preferred stock as to dividend rights and rights upon our liquidation, winding-up, and dissolution, including any shares of Class M preferred stock we issue;

  •
  subject to specified conditions described below, on a parity with each other class of capital stock established after the date of this prospectus by our board of directors, the terms of which expressly provide that the class or series will rank on a parity with the junior exchangeable preferred stock as to dividend rights and rights upon our liquidation, winding-up, and dissolution; and

  •
  subject to specified conditions, described below, junior to each class of capital stock established after the date of this prospectus, by our board of directors, the terms of which do not expressly provide that the class or series of capital stock will rank junior to the junior exchangeable preferred stock as to dividend rights and rights upon our liquidation, winding-up, and dissolution.

    When, as and if dividends are declared by our board of directors out of funds legally available therefor, holders of the outstanding shares of junior exchangeable preferred stock are entitled to receive dividends at a rate per annum equal to 12 1/4%.

    On or before February 15, 2005 we may, at our option, pay dividends in cash or in shares of junior exchangeable preferred stock having a total liquidation preference equal to the amount of the dividends. After that date, dividends may be paid only in cash. At any time on or before February 15, 2005, we may redeem all, but not less than all, of the junior exchangeable preferred stock at a price equal to 100% of the aggregate liquidation preference thereof plus a specified premium and accumulated and unpaid dividends, if any, to the date of redemption. After that date, we may redeem the junior exchangeable preferred stock at any time, at a redemption price of 106.125% of the then effective liquidation preference, plus without duplication, all accumulated and unpaid dividends, if any, to but excluding the redemption date. The redemption price declines annually to 104.594% at February 15, 2006, to 103.063% at February 15, 2007, to 101.531% at February 15, 2008, and to 100.000% of the liquidation preference on or after February 15, 2009.

    The junior exchangeable preferred stock contains specified restrictions with respect to the conduct of our business and specified restrictive covenants, including, among others, limitations on our ability to:

  •
  incur additional debt;

  •
  pay dividends or make other distributions on our capital stock;

  •
  make investments in, or loans to, any person;

  •
  dispose of assets;

  •
  create liens;

  •
  incur any debt which is subordinate in right of payment to our senior debt, unless the debt is subordinate in right of payment to, or rankspari passu with, the junior exchangeable preferred stock; or

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  effect a merger or consolidation unless specified financial tests are met.

    The junior exchangeable preferred stock specifies a number of events, including, among others, a failure to make timely dividend payments or to perform the covenants contained therein, that, if continuing, entitle the holders of the outstanding senior exchangeable preferred stock to elect the lesser of two directors or 25% of the members of the board of directors.

    If we do not complete the Triton acquisition on or before June 30, 2000, subject to extension under some circumstances, we are required to redeem this stock at 101% of its total liquidation preference. We may, at our option, on any scheduled dividend payment date, exchange, in whole but not in part, the exchangeable preferred stock for debentures containing similar provisions regarding dividend (interest) rate, covenants, and other matters. These exchange debentures will rank on parity with any debentures issued in exchange for shares of senior exchangeable preferred stock with respect to any payment or distribution of our assets in the event of a liquidation or dissolution.

Junior Bridge Preferred Stock

    We have entered into an agreement with TD Securities (USA) Inc., First Union Investors, Inc. and First Union Securities, Inc. under which they will purchase up to 135,000 shares of junior cumulative exchangeable pay-in-kind preferred stock for $135.0 million. This is a contingent financing arrangement, intended to ensure that we have sufficient financing to fund the Triton acquisition. This stock will not be issued if, among other things, the proceeds from the common and preferred stock offerings and the Class M preferred stock described below are sufficient to provide the funds necessary for the Triton acquisition and related expenses. The junior bridge preferred stock will have a liquidation preference of $1,000 per share. The purchase price will be $1,000 per share. The commitment of the investors to purchase the stock is conditioned on the Triton Acquisition closing and obtaining the new credit facility in the amount of $1.2 billion.

    With respect to our payment of dividends and distributions upon our liquidation, dissolution and winding-up, the junior bridge preferred stock will rank junior to the senior exchangeable preferred stock and to the Class T convertible preferred stock and senior to any other class and series of our capital stock, whether presently issued or to be issued in the future.

    This junior bridge preferred stock will be entitled to dividends which increase every three months based on a formula tied to the three-month LIBOR. Dividends will accumulate from the date of issuance of the junior bridge preferred stock whether or not they have been declared and whether or not there are profits available for payment of dividends. All unpaid dividends will accrue and be compounded quarterly. During the first year after the date of issuance, the dividend rate will be not less than 13.0%, nor more than 16.5% per year.

    After one year, the dividend rate will be reset to the greater of either the rate in effect on the first anniversary date plus 50 basis points, or the treasury rate plus 900 basis points. The treasury rate is the interest rate on direct obligations of the United States maturing on or close to the eleventh anniversary date after the purchase, as published by the Board of Governors of the Federal Reserve System. In any event, the dividend rate in effect after the first anniversary date shall not be less than 14.0% and shall not exceed 17.5% per year.

    Rural Cellular will be required to pay the dividends on a quarterly basis. At our option, for the first five years, the dividends can be paid either in cash or by issuing additional shares of junior bridge preferred stock with a liquidation preference equal to the amount of the dividends. After the fifth anniversary of the purchase of the junior bridge preferred stock, dividends will be payable only in cash.

    If dividends are in arrears on the junior bridge preferred stock, we will not be permitted to pay dividends on or repurchase any shares of our capital stock or our preferred stock except for a mandatory or scheduled redemption of the senior preferred stock, or pro-rata redemption of the junior bridge preferred stock or an exchange of qualified junior stock for other qualified junior stock.

    In addition, we will not be permitted to pay any dividend on any class or series of capital stock prior to the first anniversary of the purchase of the junior bridge preferred stock other than preferred stock which is senior in rank to the junior bridge preferred stock and dividends on certain qualified junior stock.

    The certificate of designation governing this preferred stock contains specified restrictions with respect to the conduct of our business, including limitations on our ability to:

  •
  incur debt;

  •
  pay dividends and make other payments and investments;

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  impose restrictions on subsidiaries' ability to pay dividends;

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  enter into transactions with affiliates; and

  •
  merge or consolidate with other entities.

    We must redeem the junior bridge preferred stock on the eleventh anniversary date of its issuance at a price equal to the liquidation preference plus accrued and unpaid dividends to the date of redemption. We have the option to redeem this junior bridge preferred stock in whole or in part, on or prior to the first anniversary of the date of issuance at a price equal to the liquidation preference plus any accrued and unpaid dividends to the date of redemption. After the first anniversary of the date of issuance, the redemption of the junior bridge preferred stock will be subject to specified restrictions, including certain premiums for redemption.

    Under specified circumstances, we are required to redeem the junior bridge preferred stock on or prior to the first anniversary of the date of issuance, and to make an offer to purchase the bridge preferred stock after the first anniversary date. The price of this redemption or purchase is equal to the liquidation amount of each share plus accrued and unpaid dividends to the date of redemption or purchase. This requirement is triggered if we have proceeds from the incurrence of any debt, the issuance of any equity or sale of any assets after deducting, among other things, any amounts required to repay outstanding credit facilities, out-of-pocket expenses, and a reserve for any resulting taxes. This requirement will be subject to certain exceptions, including any requirement to make an offer to purchase our existing senior subordinated notes in accordance with their terms.

    In addition, we will be required to redeem or repurchase the junior bridge preferred stock in the event of a change of control. If the change of control occurs prior to the first anniversary of the issuance of the junior bridge preferred stock, we will be required to redeem all outstanding shares of junior bridge preferred stock at a redemption price equal to its liquidation preference plus accumulated and unpaid dividends to the date of redemption. If the change of control occurs after the first anniversary date, we will be required to make an offer to purchase all of the outstanding shares of the junior bridge preferred stock at a purchase price equal to 101% of the liquidation preference of the junior bridge preferred stock, plus accumulated and unpaid dividends to the date of purchase.

    The holders of the junior bridge preferred stock will not have voting rights except as required under Minnesota law. However, without an affirmative vote or consent of the holders of the outstanding shares of junior bridge preferred stock, we may not:

  •
  prior to the first anniversary of the date of issuance, incur any indebtedness other than our credit facilities, or issue any equity securities, other than as dividends payable in certain qualified stock, unless all of the proceeds from any issuance of the securities are used to redeem the junior bridge preferred stock;

  •
  issue any additional shares of junior bridge preferred stock or any class or series of capital stock ranking senior to or on a parity with the junior bridge preferred stock. We may, however, issue additional shares of senior preferred stock having a total liquidation preference of not more than $25.0 million and additional shares of senior preferred stock paid as dividends on shares of senior preferred stock in accordance with pre-existing certificates of designation relating to those classes of preferred stock;

  •
  amend the certificate of designation governing the junior bridge preferred stock in any respect or our Articles of Incorporation so as to adversely affect the rights or preferences of the junior bridge preferred stock; or

  •
  effect certain business combinations unless the holders of the junior bridge preferred stock have rights and preferences in the entity surviving the combination which are no less favorable to the holders of the junior bridge preferred stock than those prior to such combination.

    In the event of certain defaults in our obligations under the junior bridge preferred stock, voting rights will be triggered for the holders of the junior bridge preferred stock. These voting rights will consist of the right to elect the lesser of two directors or 25% of our board of directors.

    At our option, we can exchange the junior bridge preferred stock in whole but not in part for a senior subordinated pay-in-kind debenture on terms and conditions similar to the junior bridge preferred stock.

    The holders of the junior bridge preferred stock will have the right to transfer it without our consent to an entity which is not engaged in the wireless communications business. However, prior to the first anniversary date after the purchase of the junior bridge preferred stock, one of the investors, TD Securities (USA) Inc., has agreed that it and/or its affiliates will continue to hold a majority of the outstanding shares and voting power of the junior bridge preferred stock.

    Within 30 days after the first anniversary of the date of issuance of the junior bridge preferred stock, we will be required to file a registration statement with respect to an offer to exchange a new series of preferred stock (with terms identical to the junior bridge preferred stock) for the junior bridge preferred stock. If not permitted to consummate such exchange offer, or if an investor would not receive freely tradable preferred stock as a result of the exchange pursuant to such exchange offer, we will (if we are eligible to do so) be required to file a shelf registration statement with respect to resales of the junior bridge preferred stock and keep such shelf registration statement effective for a period of up to two years. If we default with respect to our registration obligations, the dividend rate on the junior bridge preferred stock will increase by 0.50% for the first 90 days of such default, and by an additional 0.50% for each subsequent 90-day period until such default is cured, although the default dividend rate increases shall not exceed 2.0% in the aggregate.

Class M Preferred Stock

    The Company has entered into an agreement with Madison Dearborn Capital Partners III, LP, Boston Ventures Limited Partnership V, and Toronto Dominion Investments, Inc. for the purchase, concurrently with the closing of the Triton acquisition, of up to 200,000 shares of Class M preferred stock, consisting of redeemable voting convertible preferred stock and redeemable nonvoting nonconvertible preferred stock. The issue price is $1,000 per share. The shares of redeemable voting convertible preferred stock will represent no more than 19.9% of the combined voting power or number of shares of common stock outstanding as of the date of issuance of the Class M preferred stock (reduced by any other convertible securities issued in connection with the Triton acquisition). The number of shares of redeemable voting convertible preferred stock may exceed 19.9% if our shareholders vote to approve the issuance of additional shares in accordance with the rules of the Nasdaq Stock Market. Rural Cellular is required to issue a minimum of $110.0 million in Class M preferred stock to the investors. We can redeem up to $25.0 million through the 90th day following issuance so long as a minimum of $110.0 million in Class M preferred stock remains outstanding. If at any time there is less than $25.0 million in Class M preferred stock outstanding, we have the option to redeem it.

    The Class M preferred stock will be entitled to dividends at a rate of 8.0% per annum and to participate in any dividends payable on the common stock. The convertible preferred stock may be converted into Class A common stock at a conversion rate of $53.00 per share at the option of an investor at any time after it is issued. The Class M preferred stock ranks junior to the senior exchangeable preferred stock, the junior exchangeable preferred stock, the Class T convertible preferred stock and the junior bridge preferred stock, if issued, with respect to dividend rights and rights on liquidation, winding-up, and dissolution.

    The Class M preferred stock is subject to mandatory redemption twelve years after the date of issuance. The convertible preferred stock may be redeemed at our option after five years at the issue price plus all accrued but unpaid dividends. The nonconvertible preferred stock may be redeemed at our option after five years at the greater of the issue price or an alternative price based on a trailing 15-day average of the market price of our Class A common stock as of the time of redemption. Either can be redeemed at our option after three years if the closing price of our Class A common stock equals or exceeds 175% of $53.00 for a period of 30 consecutive days.

    The investors have the right, after August 15, 2003, to require us to redeem the nonconvertible preferred stock at the greater of the issue price together with all accrued and unpaid dividends or the alternative price described above, so long as the repurchase does not violate any restrictions imposed by our senior subordinated notes or exchangeable preferred stock. We are required to use our best efforts to satisfy those conditions. The investors also have the right to require us to buy back the Class M preferred stock under other circumstances, such as a change of control of Rural Cellular. We have other rights to redeem all or part of the Class M preferred stock under certain circumstances or at certain times.

    So long as the Class M preferred stock is outstanding, Rural Cellular will not be permitted to declare, pay or set apart for payment any dividends or other distribution on any stock junior to the Class M preferred stock (other than dividends payable in shares of junior stock), or purchase, redeem, retire or otherwise acquire any shares of junior stock, or any option or warrant in respect thereof, other than out of cumulative earnings available to common stock, net proceeds from the sale of junior stock subsequent to the issue date, or equity subscription or stock option agreements in effect on the issue date.

    Upon conversion of the convertible preferred stock, the holder of the convertible preferred stock will be entitled to certain demand and participatory registration rights.

    Madison Dearborn and Boston Ventures each have the right to designate one member of our board of directors. This right terminates at any time that either of these investors holds an amount of Class M preferred stock less than 50% of the Class M preferred stock originally issued to Madison Dearborn. With the exception of certain matters affecting their particular rights, the holders of the voting convertible preferred stock will vote on all matters with our Class A common stock on an as-converted basis. For example, if all 200,000 shares of the Class M preferred stock are voting preferred stock, the holders of the Class M preferred stock would have the equivalent of 3,773,585 shares of Class A common stock for voting purposes.

DESCRIPTION OF CAPITAL STOCK

    The following description of our existing capital stock is based, in part, on the provisions of our Articles of Incorporation, as amended, and our Amended and Restated Bylaws. For a complete description, you should review our Articles of Incorporation and Bylaws.

    Our authorized capital stock consists of 15,000,000 shares of Class A common stock, par value $.01 per share, 5,000,000 shares of Class B common stock, par value $.01 per share, and 10,000,000 undesignated shares of capital stock, par value $.01 per share. As of February 7, 2000, 8,134,230 shares of Class A common stock, 1,032,163 shares of Class B common stock, and 147,489 shares of 11 3/8% senior exchangeable preferred stock, par value $.01 per share, were issued and outstanding.

Common Stock

    The Class A common stock and the Class B common stock are identical except as to voting rights. The Class A common stock has one vote per share, and the Class B common stock has ten votes per share. As of February 7, 2000, there were 121 holders of record of Class A common stock and 25 holders of record of Class B common stock. The Class A common stock is publicly held and is traded on The Nasdaq National Market under the symbol "RCCC." The Class B common stock is not traded on any market. Our directors and executive officers, together with entities with which they are affiliated, control approximately 35% of the outstanding Class B common stock.

    Shares of Class B common stock are to be converted into Class A common stock on a share-for-share basis:

  •
  at any time at the option of the holder;

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  immediately upon the transfer of shares of Class B common stock to any holder other than an affiliate of the current holder; or

  •
  at any time upon the vote of the holders of at least two-thirds of the Class B common stock then outstanding.

    Holders of common stock have no cumulative voting rights or preemptive rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends as may be declared by our board of directors out of legally available funds. Cash dividends, if any, must be paid equally to holders of Class A common stock and Class B common stock. Dividends paid in shares of common stock are to be in shares of Class A common stock to holders of Class A common stock and in shares of Class B common stock to holders of Class B common stock. In the event of a liquidation, dissolution, or winding-up, holders of common stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock.

Undesignated Shares

    The Articles of Incorporation authorize the board of directors to establish and issue one or more series of capital stock from the undesignated shares, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights, and conversion privileges. The issuance of undesignated shares may have the effect of delaying, deferring, or preventing a change in control without further action by the shareholders. Undesignated shares issued with voting, conversion, or redemption rights may adversely affect the voting power of the holders of the common stock and could discourage any attempt to obtain control of Rural Cellular. As of the date of this prospectus, the board of directors has authorized the issuance of 450,000 shares of senior exchangeable preferred stock, 200,000 shares of Series A junior participating preferred stock, par value $.01 per share, 50,000 shares of Series B junior participating preferred stock, par value $.01 per share and, except for the shares being offered in the common and preferred stock offerings and the shares of convertible preferred stock, currently has no plan or intention to issue any additional series or class of capital stock.

Limitation on Foreign Ownership and Transfers of Control

    The Communications Act and related regulations prohibit the holding of a common carrier license by a corporation if more than 25% of the capital stock of the licensee's controlling company is owned directly or beneficially by non-U.S. citizens. For this purpose, capital stock includes all equity interests, including our Class A and Class B common stock and our preferred stock. Absent Federal Communications Commission approval of foreign ownership exceeding these limits, failure to comply with these requirements may result in a Federal Communications Commission order requiring divestiture of alien ownership. In addition, fines or denial of renewal or revocation of the license is possible. The Articles of Incorporation permit us to redeem our common stock from shareholders where necessary to protect our licenses.

    The Communications Act and related regulations also require prior approval of changes in control of entities holding common carrier licenses.

Limitation of Liability and Indemnification

    As permitted by the Minnesota Business Corporation Act, our Articles of Incorporation provide that none of our directors will be liable to us or to our shareholders for monetary damages for breach of a fiduciary duty as a director other than for:

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  any breach of the director's duty of loyalty to us or to our shareholders;

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  acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

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  approval of specified unlawful dividends or stock repurchases or redemptions; and

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  any transaction from which the director derived an improper personal benefit.

    In appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Minnesota law.

    Section 302A.521 of the Minnesota Business Corporation Act, our Articles of Incorporation and our Amended and Restated Bylaws provide that we must indemnify any director, officer, employee or agent made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements, and reasonable expenses incurred by the person in connection with the proceeding if specified statutory standards are met. "Proceeding" means a threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including one by us or in our behalf. For a complete statement of these indemnification rights, please see Section 302A.521 of the Minnesota Business Corporation Act, our Articles of Incorporation and our Amended and Restated Bylaws.

Antitakeover Effects

    In addition to the undesignated shares, specific provisions of the Minnesota Business Corporation Act, our Articles of Incorporation and our Amended and Restated Bylaws could have the effect of discouraging attempts to acquire us, including a hostile takeover, or remove incumbent management even if some or a majority of our shareholders were to deem the attempt to be in their best interest, including an attempt that might result in the payment of a premium over the market price for the shares of Class A common stock held by our shareholders.

  Classified Board of Directors, Removal, Vacancies

    Our Articles of Incorporation and our Amended and Restated Bylaws provide that the board of directors is divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for shareholders to change the composition of the board of directors in a relatively short period of time. Our Articles of Incorporation and our Amended and Restated Bylaws also provide that directors may be removed only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the outstanding shares of common stock entitled to vote for the election of directors. In addition, vacancies, whether created by resignation, death, removal or an increase in the number of directors, may be filled by a vote of a majority of directors then in office, even though less than a quorum. The foregoing provisions could prevent shareholders from removing incumbent directors and filling the resulting vacancies with their own nominees.

  Advance Notice Provisions for Shareholder Proposals and Nominations of Directors

    Our Amended and Restated Bylaws establish procedures with regard to the nomination, other than by our board of directors, of candidates for election as directors and with regard to matters to be brought before a meeting of our shareholders. The nomination procedures require that a shareholder give prior written notice, in specified form, of a planned nomination to the board of directors to the company's secretary. Any person who is not so nominated will not be eligible for election as a director under the nomination procedure. A shareholder seeking to have any business conducted at an annual or special meeting must give prior written notice, in specified form, to the secretary. If business is not properly brought before a meeting in accordance with the established procedures, the business will not be transacted at the meeting. Although our Amended and Restated Bylaws do not give the board of directors the power to approve or disapprove shareholder nominations for the election of directors or any other business desired by shareholders to be conducted at an annual or any other meeting, the procedures may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual or special meeting and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of the company, even if the conduct of the solicitation or attempt might be beneficial to the company and its shareholders.

  Supermajority Vote

    Our Articles of Incorporation require the affirmative vote of at least two-thirds of the voting power of all outstanding shares entitled to vote to authorize any merger, consolidation, exchange, sale, or other disposition of all or substantially all of our assets or our voluntary dissolution. Supermajority shareholder approval is not required if two-thirds of our directors approve the transaction. These actions require only majority shareholder approval if the proposed action has been approved by the affirmative vote of two-thirds of the directors.

  Amendments

    The approval of the holders of at least two-thirds of the voting power of all outstanding shares of common stock entitled to vote for the election of directors is required to amend specified provisions of our Articles of Incorporation and our Amended and Restated Bylaws, including those described above.

  Statutory Provisions

    Section 302A.671 of the Minnesota Business Corporation Act applies, with specified exceptions, to any acquisition of our voting stock resulting in the acquisition of beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of any acquisition by a majority of our shareholders prior to its consummation. In general, shares acquired in the absence of approval are denied voting rights and are redeemable by us at their then fair market value within 30 days after the acquiring person has failed to provide us with a timely information statement or the date the shareholders have voted not to grant voting rights to the acquiring person's shares.

    Section 302A.673 of the Minnesota Business Corporation Act generally prohibits any shareholder that owns 10% or more of our voting shares to enter into any business combination with us, or with any of our subsidiaries, for four years following the shareholder's share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of the board of directors before the interested shareholder's share acquisition.

Share Rights Plans

    The board of directors has authorized share rights plans which provide for a dividend distribution of one right for each share of our Class A and Class B common stock. With some exceptions, the rights will be distributed on the 15th day after an acquiring party accumulates 15% or more of our voting stock or a party announces an offer to acquire 15% or more of the voting stock. The rights will expire on May 20, 2009, if not previously redeemed or exercised. Each right will entitle the holder to purchase 1/100 of a share of preferred stock at a price of $120, subject to adjustment under specified circumstances. In addition, upon the occurrence of specified events, holders of the rights will be entitled to purchase a defined number of shares of an acquiring entity or shares of our common stock at half its then current market value. We will generally be entitled to redeem the rights at $.001 per right at any time prior to a triggering event.

CERTAIN UNITED STATES TAX CONSIDERATIONS
FOR NON-UNITED STATES HOLDERS

    The following summary of regulatory developments and legislation does not purport to describe all present and proposed United States tax legislation and regulation which may affect non-U.S. purchasers of our Class A common stock. Other existing federal legislation and regulations are currently the subject of judicial proceedings, legislative hearings, and administrative proposals which could change the tax consequences described herein. Neither the outcome of these proceedings nor their impact upon non-U.S. investors in general can be predicted at this time.

General

    The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our Class A common stock by a non-U.S. holder. As used in this prospectus, the term "non-U.S. holder" is any person or entity that, for U.S. federal income tax purposes, is either a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign trust, in each case not subject to U.S. federal income tax on a net basis in respect of income or gain with respect to our common stock.

    An individual may be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. In determining whether an individual is present in the U.S. for at least 183 days, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days in the second preceding year are counted. Resident aliens are subject to U.S. federal income and estate tax in the same manner as U.S. citizens and residents.

    This discussion does not address all aspects of U.S. federal income and estate taxes that may be relevant to a particular non-U.S. holder in light of the holder's particular circumstances. This discussion is not intended to be applicable in all respects to all categories of non-U.S. holders, some of whom may be subject to special treatment under U.S. federal income tax laws, including "expatriates," "controlled foreign corporations," "passive foreign investment companies," and "foreign personal holding companies." Moreover, this discussion is based on provisions of the Internal Revenue Code of 1986, as amended, and existing and proposed regulations promulgated under, and administrative and judicial interpretations of, the Internal Revenue Code in effect on the date of this prospectus. All of these authorities may change, possibly with retroactive effect or different interpretations. The following summary is included in this prospectus for general information. Accordingly, prospective investors are urged to consult their tax advisers regarding U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

    We do not anticipate paying cash dividends on our capital stock in the foreseeable future. In the event, however, that dividends are paid on shares of our Class A common stock, dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to U.S. withholding tax at a 30% rate, unless an applicable income tax treaty provides for a lower withholding rate. Non-U.S. holders should consult their tax advisers regarding their entitlement to benefits under a relevant income tax treaty.

    Currently, the applicable U.S. Treasury regulations presume, absent actual knowledge to the contrary, that dividends paid to an address in a foreign country are paid to a resident of such country for purposes of the 30% withholding tax discussed above. However, recently finalized U.S. Treasury regulations provide that in the case of dividends paid after December 31, 2000, U.S. backup withholding tax at a 31% rate will be imposed on dividends paid to non-U.S. holders if the certification or documentary evidence procedures and requirements set forth in such regulations are not satisfied directly or through an intermediary. Further, in order to claim the benefit of an applicable income tax treaty rate for dividends paid after December 31, 2000, a non-U.S. holder must comply with certification requirements set forth in the recently finalized U.S. Treasury regulations. The final U.S. Treasury regulations also provide special rules for dividend payments made to foreign intermediaries, U.S. or foreign wholly owned entities that are disregarded for U.S. federal income tax purposes and entities that are treated as fiscally transparent in the U.S., the applicable income tax treaty jurisdiction, or both. Prospective investors should consult with their own tax advisers concerning the effect, if any, of these tax regulations and the recent legislation on an investment in the Class A common stock.

    A non-U.S. holder of Class A common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service.

    Dividends paid to a non-U.S. holder are taxed generally on a net income basis at regular graduated rates where such dividends are either:

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  effectively connected with the conduct of a trade or business of such holder in the U.S. or

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  attributable to a permanent establishment of such holder in the U.S.

    The 30% withholding tax is not applicable to the payment of dividends if the non-U.S. holder files Form 4224 or any successor form with the payor, or, in the case of dividends paid after December 31, 2000, such holder provides its U.S. taxpayer identification number to the payor. In the case of a non-U.S. holder that is a corporation, such income may also be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Class A Common Stock

    A non-U.S. holder generally will not have to comply with U.S. federal income or withholding tax requirements in respect of gain recognized on a disposition of Class A common stock. However, if:

  (1)
  the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder within the U.S. or of a partnership, trust or estate in which the non-U.S. holder is a partner or beneficiary within the U.S.,

  (2)
  the gain is attributable to a permanent establishment of the non-U.S. holder within the U.S.,

  (3)
  the non-U.S. holder is an individual who holds the Class A common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, is present in the U.S. for 183 or more days in the taxable year of the disposition and meets certain other tax law requirements, or

  (4)
  the non-U.S. holder is a U.S. expatriate required to pay tax pursuant to the provisions of U.S. tax law, or

  (5)
  we are or have been a "U.S. real property holding corporation" for federal income tax purposes at any time during the shorter of the five-year period preceding such disposition or the period that the non-U.S. holder holds the common stock, then the non-U.S. holder will be subject to tax in the United States.

    Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business.

    We believe that we are not, have not been and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes. However, even if we were to become a U.S. real property holding corporation, any gain realized by a non-U.S. holder still would not be subject to U.S. federal income tax if our shares are regularly traded on an established securities market and the non-U.S. holder did not own, directly or indirectly, at any time during the five-year period ending on the date of sale or other disposition, more than 5% of our Class A common stock. If, however, our stock is not so traded, on a sale or disposition by a non-U.S. holder of our Class A common stock, the transferee of such stock will be required to withhold 10% of the proceeds unless we certify that either we are not and have not been a Untied States real property holding company or another exemption from withholding applies.

    A non-U.S. holder who is an individual and meets the requirements of clause (1), (2) or (4) above will be required to pay tax on the net gain derived from a sale of Class A common stock at regular graduated U.S. federal income tax rates. Further, a non-U.S. holder who is an individual and who meets the requirements of clause (3) above generally will be subject to a flat 30% tax on the gain derived from a sale. Thus, individual non-U.S. holders who have spent or expect to spend more than a short period of time in the U.S. should consult their tax advisers prior to the sale of Class A common stock to determine the U.S. federal income tax consequences of the sale. A non-U.S. holder who is a corporation and who meets the requirements of clause (1) or (2) above generally will be required to pay tax on its net gain at regular graduated U.S. federal income tax rates. Such non-U.S. holder may also have to pay a branch profits tax.

Federal Estate Tax

    For U.S. federal estate tax purposes, an individual's gross estate will include the Class A common stock owned, or treated as owned, by an individual. Generally, this will be the case regardless of whether such individual was a U.S. citizen or a U.S. resident. This general rule of inclusion may be limited by an applicable estate tax or other treaty.

Information Reporting and Backup Withholding Tax

    Under U.S. Treasury regulations, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

    Currently, the 31% U.S. backup withholding tax generally will not apply:

  •
  before January 1, 2001, to dividends paid to a non-U.S. holder at an address outside of the U.S. unless the payor has actual knowledge that the payee is a U.S. holder; or

  •
  to dividends paid to non-U.S. holders and taxed at the regular 30% withholding tax rate as discussed above.

    Backup withholding and information reporting generally will apply to dividends paid to addresses inside the U.S. on shares of Class A common stock to beneficial owners that are not "exempt recipients" and that fail to provide identifying information in the manner required.

    The recently finalized U.S. Treasury regulations provide that in the case of dividends paid after December 31, 2000, a non-U.S. holder generally would be subject to backup withholding tax at the rate of 31% unless

  •
  certification procedures, or

  •
  documentary evidence procedures, in the case of payments made outside the U.S. with respect to an offshore account are satisfied. These regulations generally presume a non-U.S. holder is subject to backup withholding at the rate of 31% and information reporting requirements unless we receive certification of the holder's non-U.S. status. Depending on the circumstances, this certification will be provided either:

  •
  directly by the non-U.S. holder,

  •
  in the case of a non-U.S. holder that is treated as a partnership or other fiscally transparent entity, by the partners, shareholders or other beneficiaries of such entity, or

  •
  by qualified financial institutions or other qualified entities on behalf of the non-U.S. holder.

    Information reporting and backup withholding at the rate of 31% generally will apply to the payment of the proceeds of the disposition of Class A common stock by a holder to or through the U.S. office of a broker or through a non-U.S. branch of a U.S. broker unless the holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a non-U.S. holder of Class A common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker has a connection to the U.S. as specified by U.S. federal tax law.

    In the case of the payment of proceeds from the disposition of Class A common stock effected by a foreign office of a broker that is a U.S. person or a "U.S. related person," existing regulations require information reporting on the payment unless:

  •
  the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-U.S. status;

  •
  the broker has documentary evidence in its files as to the non-U.S. holder's foreign status and the broker has no actual knowledge to the contrary, and other United States federal tax law conditions are met; or

  •
  the beneficial owner otherwise establishes an exemption.

For this purpose, a "U.S. related person" is either:

  •
  a "controlled foreign corporation" for U.S. federal income tax purposes or

  •
  a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

    After December 31, 2000, the regulations under the Internal Revenue Code will impose information reporting and backup withholding on payments of the gross proceeds from the sale or redemption of Class A common stock that is effected through foreign offices of brokers having any of a broader class of specified connections with the U.S. Such information reporting and backup withholding may be avoided, however, by complying with the applicable Internal Revenue Service certification requirements. Prospective investors should consult with their own tax advisers regarding the regulations under the Internal Revenue Code and in particular with respect to whether the use of a particular broker would subject the investor to these rules.

    Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be either refunded or credited against the holder's U.S. federal tax liability, provided sufficient information is furnished to the Internal Revenue Service.

    The Company will fully comply with all effective U.S. reporting and withholding requirements. The Company disclaims any responsibility for assisting non-U.S. holders with any process or procedures which may permit such holders to avoid any information and withholding requirements.

UNDERWRITING

    Subject to the terms and conditions contained in an underwriting agreement, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, First Union Securities, Inc. and The Robinson-Humphrey Company, LLC have severally agreed to purchase the number of shares of our Class A common stock shown opposite their names below:

Underwriters	Number of Shares
Donaldson, Lufkin & Jenrette Securities Corporation	455,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	455,000
Banc of America Securities, LLC	364,000
First Union Securities, Inc.	364,000
The Robinson-Humphrey Company, LLC	182,000
DLJdirect Inc.	90,000
Bear, Stearns & Co. Inc.	80,000
Deutsche Bank Securities Inc.	80,000
John G. Kinnard & Company Incorporated	80,000
Cruttenden Roth Incorporated	80,000
Janco Partners, Inc.	80,000
Wasserstein Perella Securities Inc.	80,000

Total	2,390,000

    The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of legal matters by their counsel and to customary conditions, including the effectiveness of the registration statement, the continuing correctness of the representations, the receipt of a "comfort letter" from our accountants, the listing of the shares of our Class A common stock offered by this prospectus on the Nasdaq National Market and no occurrence of an event that would have a material adverse effect on us. The underwriters are obligated to purchase and accept delivery of all the shares, other than those covered by the overallotment option described below, if they purchase any of the shares.

    The underwriters propose to initially offer some of our shares directly to the public at the public offering price shown on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not in excess of $2.939 per share. The underwriters may allow, and dealers may re-allow, a concession not in excess of $1.760 per share on sales to other dealers. After the initial offering of the shares to the public, the representatives of the underwriters may change the public offering price and the concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    The following table shows the underwriting fees we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our Class A common stock.

	Paid by Rural Cellular Corporation
	No Exercise	Full Exercise
Per Share	$2.939	$2.939
Total	$7,024,359	$8,078,013

    We will pay the offering expenses, estimated to be $1,103,000.

    We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional 358,500 shares of our Class A common stock at the public offering price less the underwriting fees. The underwriters may exercise their option solely to cover overallotments, if any, made in connection with this offering. To the extent that the underwriters exercise their option, each underwriter will become obligated, subject to conditions, to purchase a number of additional shares of our Class A common stock approximately proportionate to that underwriter's initial purchase commitment.

    We have agreed to indemnify the underwriters against specified civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

    Rural Cellular, our executive officers and our directors will agree, subject to specified exceptions (including in connection with anticipated acquisitions), that, for a period of 90 days from the date of this prospectus, we and they will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, do either of the following:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for our Class A common stock; or

  •
  enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of our Class A common stock.

Either of the foregoing transaction restrictions will apply regardless of whether a covered transaction is to be settled by the delivery of our Class A common stock or other securities, in cash or otherwise. In addition, during such period, each of our executive officers and directors will agree not to make any demand for, or exercise any right with respect to, the registration of any shares of our Class A common stock or any securities convertible into or exercisable for our Class A common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

    The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of the jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our Class A common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of our Class A common stock included in this offering in any jurisdiction where that would not be permitted or legal.

    Each of the underwriters has agreed that (1) it has not offered or sold and, prior to the expiration of a period of six months from the date hereof, will not offer or sell, any shares of our Class A common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the shares of our Class A common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on; and (3) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to any shares of our Class A common stock in, from or otherwise involving the United Kingdom.

    In connection with this offering, any of the underwriters may decide to engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of our Class A common stock. These activities may stabilize or maintain the market price of our Class A common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

    Affiliates of Donaldson, Lufkin & Jenrette Securities Corporation have served us in advisory capacities on our bids to acquire entities in the telecommunications industry, including raising acquisition financing, such as the issuance of the Class M preferred stock.

    Affiliates of First Union Securities, Inc. and Bank of America Securities, LLC are lenders under our existing credit facility. Proceeds of the common and preferred stock offerings may be used to repay outstanding obligations under the existing credit facility, including the pro rata share of such outstanding obligations held by these affiliates of the underwriters. In addition, an affiliate of First Union Securities, Inc. is an equity holder in Triton Cellular Partners, L.P., and proceeds of the common and preferred stock offerings will be used to complete the Triton acquisition. Therefore, affiliates of First Union Securities, Inc. will receive more than 10% of the net proceeds from this offering. As a result, this offering is being made in compliance with paragraph (8) of Rule 2710(c) of the Conduct Rules of the NASD, which relates to offerings with respect to which net proceeds are directed to members of the NASD.

    In addition, First Union Securities, Inc. and one of its affiliates have entered into an agreement with us to purchase junior cumulative exchangeable pay-in-kind preferred stock. This agreement is contingent upon closing the new credit facility and the Triton acquisition and the failure to complete our concurrent offering of junior exchangeable preferred stock.

    These underwriters and some of the other underwriters have and/or may continue to perform various investment banking and other financial advisory services for us from time to time in the future. All of these underwriters have received and will receive customary fees for these services.

LEGAL MATTERS

    The validity of the issuance of the shares of common stock offered and other legal matters will be passed upon for us by Moss & Barnett, A Professional Association, Minneapolis, Minnesota. Paul, Hastings, Janofsky & Walker LLP, New York, New York, will pass upon matters related to the offering on behalf of the underwriters.

EXPERTS

    Arthur Andersen LLP, independent auditors, have audited the following financial statements. We have included these financial statements in this Registration Statement in reliance on Arthur Andersen LLP's reports, given their authority as experts in accounting and auditing.

  •
  Our audited consolidated financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998.

  •
  The consolidated financial statements of Triton Cellular Partners, L.P. and Subsidiaries as of December 31, 1998 and September 30, 1999 and for the year ended December 31, 1998 and the nine months ended September 30, 1999.

  •
  The consolidated financial statements of Point Telesystems, Inc. for the year ended December 31, 1997 and for the period from January 1, 1998 through January 15, 1998.

  •
  The consolidated financial statements of BMCT, L.P. d/b/a CELLULARONE for the years ended December 31, 1997 and 1998 and for the period from January 1, 1999 through January 31, 1999.

  •
  The consolidated financial statements of "A Markets" of U.S. Unwired, Inc. and Subsidiary for the year ended December 31, 1997 and for the six months ended June 30, 1998.

    The audited consolidated financial statements of Atlantic Cellular Company, L.P. and Subsidiaries as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997, included in this prospectus and elsewhere in the Registration Statement, have been audited by KPMG LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

ADDITIONAL INFORMATION

    Rural Cellular files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Rural Cellular files with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms at the following locations:

PUBLIC REFERENCE ROOM 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	NEW YORK REGIONAL OFFICE 7 World Trade Center Suite 1300 New York, NY 10048	CHICAGO REGIONAL OFFICE Citicorp Center 500 West Madison Street Suite 1400 Chicago, IL 60661-2511

    Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information on the operations of the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

    Rural Cellular filed a registration statement on Form S-3 with the Securities and Exchange Commission to register the Class A common stock offered hereby. This prospectus is part of that registration statement. As allowed by Securities and Exchange Commission rules, this prospectus does not contain all the information you can find in Rural Cellular's registration statement or the exhibits to the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Securities and Exchange Commission allows Rural Cellular to "incorporate by reference" information into this prospectus, which means that Rural Cellular can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this prospectus, except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus.

    This prospectus incorporates by reference the documents set forth below that Rural Cellular has previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about Rural Cellular that is not included in or delivered with this prospectus.

1.	Annual Report on Form 10-K	Fiscal year ended December 31, 1998
2.	Quarterly Reports on Form 10-Q	Quarters ended March 31, 1999, June 30, 1999, and September 30, 1999
3.	Current Reports on Form 8-K	Filed on May 5, 1999, and June 18, 1999, as amended on July 24, 1999
4.	The description of Rural Cellular common stock and rights to acquire junior preferred stock set forth in the Rural Cellular registration statements on Form 8-A	Filed under Section 12(g) of the Securities Exchange Act of 1934 on December 13, 1995 and May 19, 1999

    Rural Cellular also incorporates by reference additional documents that may be filed with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the time all of the securities offered by this prospectus are sold. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    Documents incorporated by reference are available from Rural Cellular without charge, excluding all exhibits, except that if Rural Cellular has specifically incorporated by reference an exhibit in this prospectus, the exhibit will also be provided without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from Rural Cellular at the following address:

Rural Cellular Corporation
P.O. Box 2000
3905 Dakota Street S.W.
Alexandria, MN 56308
Telephone: (320) 762-2000

INDEX TO FINANCIAL STATEMENTS

Page

Rural Cellular Corporation and Subsidiaries
Report of Independent Public Accountants	F-3
Consolidated Balance Sheets as of December 31, 1997 and 1998 and Unaudited September 30, 1999	F-4
Consolidated Statements of Operations for the Years Ended December 31, 1996, 1997, and 1998 and Unaudited Nine Months Ended September 30, 1998 and 1999	F-6
Consolidated Statements of Shareholders' Equity for the Years Ended December 31, 1996, 1997, and 1998 and Unaudited Nine Months Ended September 30, 1999	F-7
Consolidated Statements of Cash Flows for the Years Ended December 31, 1996, 1997, and 1998 and Unaudited Nine Months Ended September 30, 1998 and 1999	F-8
Notes to Consolidated Financial Statements	F-9
Atlantic Cellular Company, L.P. and Subsidiaries
Independent Auditors' Report	F-28
Consolidated Balance Sheets as of December 31, 1996 and 1997 and Unaudited June 30, 1998	F-29
Consolidated Statements of Operations for the Years Ended December 31, 1995, 1996 and 1997 and Unaudited Six Months Ended June 30, 1997 and 1998	F-30
Consolidated Statements of Partners' Capital for the Years Ended December 31, 1995, 1996 and 1997 and Unaudited Six Months Ended June 30, 1998	F-31
Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1996 and 1997 and Unaudited Six Months Ended June 30, 1997 and 1998	F-32
Notes to Consolidated Financial Statements	F-33
Triton Cellular Partners, L.P. and Subsidiaries
Report of Independent Public Accountants	F-41
Consolidated Balance Sheets as of December 31, 1998 and September 30, 1999	F-42
Consolidated Statements of Operations for the Year Ended December 31, 1998 and Nine Months Ended September 30, 1999	F-43
Consolidated Statements of Partners' Equity for the Year Ended December 31, 1998 and Nine Months Ended September 30, 1999	F-44
Consolidated Statements of Cash Flows for the Years Ended December 31, 1998 and Nine Months Ended September 30, 1999	F-45
Notes to Consolidated Financial Statements	F-46
Point Telesystems, Inc.
Report of Independent Public Accountants	F-59
Balance Sheet as of December 31, 1997	F-60
Statements of Operations and Retained Earnings for the Year Ended December 31, 1997 and for the Period from January 1, 1998 to January 15, 1998	F-61
Statements of Cash Flows for the Year Ended December 31, 1997 and for the Period from January 1, 1998 to January 15, 1998	F-62
Notes to Financial Statements	F-63
"A Markets" of U.S. Unwired, Inc. and Subsidiary
Report of Independent Public Accountants	F-67
Statements of Operations and Parent's Equity (Deficit) in "A Markets" for the Year Ended December 31, 1997 and for the Six Months Ended June 30, 1998	F-68
Statements of Cash Flows for the Year Ended December 31, 1997 and for the Six Months Ended June 30, 1998	F-69
Notes to Financial Statements	F-70
BMCT, L.P. D/B/A CellularOne
Report of Independent Public Accountants	F-74
Statements of Operations and Partners' Capital (Deficit) for the Years Ended December 31, 1997 and 1998 and for the One-Month Period Ended January 31, 1999	F-75
Statements of Cash Flows for the Years Ended December 31, 1997 and 1998 and for the One-Month Period Ended January 31, 1999	F-76
Notes to Financial Statements	F-77

Report of Independent Public Accountants

     To Rural Cellular Corporation:

    We have audited the accompanying consolidated balance sheets of Rural Cellular Corporation (a Minnesota corporation) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of Rural Cellular Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rural Cellular Corporation and subsidiaries as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                      ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
February 5, 1999

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

ASSETS

	December 31
			September 30, 1999
	1997	1998
			(Unaudited)
CURRENT ASSETS:
Cash	$1,995	$2,062	$1,073
Accounts receivable, less allowance of $1,146, $1,555 and $985	9,621	13,796	22,944
Inventories	1,774	2,321	3,068
Other current assets	766	813	631

Total current assets	14,156	18,992	27,716

PROPERTY AND EQUIPMENT, less accumulated depreciation of $23,874, $42,538 and $60,903	77,920	131,714	128,764

LICENSES AND OTHER ASSETS:
Licenses and other intangible assets, less accumulated amortization of $1,490 and $8,108 and $16,812	81,348	309,672	321,135
Deferred debt issuance costs, less accumulated amortization of $120 and $509 and $1,429	1,080	11,761	10,949
Other assets	7,084	8,385	6,770

Total licenses and other assets	89,512	329,818	338,854

	$181,588	$480,524	$495,334

The accompanying notes are an integral part of these consolidated balance sheets.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

LIABILITIES AND SHAREHOLDERS' EQUITY

	December 31
			September 30, 1999
	1997	1998
			(Unaudited)
CURRENT LIABILITIES:
Accounts payable	$7,960	$16,524	$11,906
Advance billings and customer deposits	2,541	3,229	3,795
Accrued interest	1,595	3,508	6,305
Dividends payable	—	1,880	2,044
Other accrued expenses	1,546	3,389	4,802

Total current liabilities	13,642	28,530	28,852
LONG-TERM DEBT	128,000	298,851	307,143

Total liabilities	141,642	327,381	335,995
COMMITMENTS AND CONTINGENCIES (Note 9)
MINORITY INTEREST	6,215	1,663	—
SENIOR EXCHANGEABLE PREFERRED STOCK	—	132,201	143,767
SHAREHOLDERS' EQUITY:
Class A common stock; $.01 par value; 15,000 shares authorized, 7,593, 7,780 and 7,935 shares issued and outstanding	76	78	79
Class B common stock; $.01 par value; 5,000 shares authorized, 1,260, 1,203 and 1,144 shares issued and outstanding	13	12	11
Additional paid-in capital	34,446	35,707	36,476
Accumulated deficit	(804)	(16,518)	(20,994)

Total shareholders' equity	33,731	19,279	15,572

	$181,588	$480,524	$495,334

The accompanying notes are an integral part of these consolidated balance sheets.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years Ended December 31			Nine Months Ended September 30
	1996	1997	1998	1998	1999
				(Unaudited)
REVENUES:
Service	$23,120	$43,408	$75,633	$51,178	$78,263
Roamer	6,413	9,475	20,199	13,577	33,310
Equipment	927	1,020	2,700	1,669	5,704

Total revenues	30,460	53,903	98,532	66,424	117,277

OPERATING EXPENSES:
Network costs	6,731	11,578	18,877	13,335	14,352
Cost of equipment sales	1,375	2,807	5,968	4,012	8,145
Selling, general and administrative	13,575	25,225	39,156	25,811	39,318
Depreciation and amortization	5,539	12,458	26,532	17,523	29,549

Total operating expenses	27,220	52,068	90,533	60,681	91,364

OPERATING INCOME	3,240	1,835	7,999	5,743	25,913

OTHER INCOME (EXPENSE):
Interest expense	(280)	(6,065)	(19,060)	(12,340)	(20,207)
Interest and dividend income	335	232	1,461	1,318	289
Equity in earnings (losses) of unconsolidated affiliates	51	(350)	(535)	(645)	(210)
Minority interest	331	3,082	4,553	3,126	1,538

Other income (expense), net	437	(3,101)	(13,581)	(8,541)	(18,590)

INCOME (LOSS) BEFORE INCOME TAX AND EXTRAORDINARY ITEM	3,677	(1,266)	(5,582)	(2,798)	7,323
INCOME TAX PROVISION	200	—	—	—	34

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM	3,477	(1,266)	(5,582)	(2,798)	7,289

EXTRAORDINARY ITEM—EARLY EXTINGUISHMENT OF DEBT	—	—	(1,042)	(1,042)	—

NET INCOME (LOSS)	3,477	(1,266)	(6,624)	(3,840)	7,289

PREFERRED STOCK DIVIDEND	—	—	(9,090)	(5,398)	(11,765)

NET INCOME (LOSS) APPLICABLE TO COMMON SHARES	$3,477	$(1,266)	$(15,714)	$(9,238)	$(4,476)

NET INCOME (LOSS) PER BASIC AND DILUTED / COMMON SHARES	$0.41	$(0.14)	$(1.76)	$(1.04)	$(0.50)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	8,509	8,853	8,916	8,893	9,029

The accompanying notes are an integral part of these consolidated financial statements.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

For Years Ended December 31, 1996, 1997, and 1998 and
the (Unaudited) Nine Months Ended September 30, 1999

(In thousands)

	Class A Common Stock		Class B Common Stock
						Retained Earnings (Accumulated Deficit)
					Additional Paid-In Capital		Total Shareholders' Equity
	Shares	Amount	Shares	Amount
BALANCE, December 31, 1995	4,303	$43	1,680	$17	$8,413	$(3,015)	$5,458
Issuance of common stock, net of offering expenses	2,870	29	—	—	26,033	—	26,062
Conversion of Class B common stock to Class A common stock	330	3	(330)	(3)	—	—	—
Net income applicable to common shares	—	—	—	—	—	3,477	3,477

BALANCE, December 31, 1996	7,503	75	1,350	14	34,446	462	34,997
Conversion of Class B common stock to Class A common stock	90	1	(90)	(1)	—	—	—
Net loss applicable to common shares	—	—	—	—	—	(1,266)	(1,266)

BALANCE, December 31, 1997	7,593	76	1,260	13	34,446	(804)	33,731
Conversion of Class B common stock to Class A common stock	57	1	(57)	(1)	—	—	0
Stock issued through employee stock purchase plan	6	0	—	—	57	—	57
Stock options exercised	124	1	—	—	1,204	—	1,205
Net loss applicable to common shares	—	—	—	—	—	(15,714)	(15,714)

BALANCE, December 31, 1998	7,780	78	1,203	12	35,707	(16,518)	19,279
Conversion of Class B common stock to Class A common stock (Unaudited)	59	1	(59)	(1)	—	—	—
Stock issued through employee stock purchase plan (Unaudited)	17	—	—	—	151	—	151
Stock options exercised (Unaudited)	79	—	—	—	618	—	618
Net loss applicable to common shares (Unaudited)	—	—	—	—	—	(4,476)	(4,476)

BALANCE, September 30, 1999 (Unaudited)	7,935	$79	1,144	$11	$36,476	$(20,994)	$15,572

The accompanying notes are an integral part of these consolidated financial statements.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31			Nine Months Ended September 30
	1996	1997	1998	1998	1999
				(Unaudited)
OPERATING ACTIVITIES:
Net income (loss)	$3,477	$(1,266)	$(6,624)	$(3,840)	$7,289
Adjustments to reconcile to net cash provided by operating activities
Depreciation and amortization	5,539	12,458	26,532	17,523	29,549
Extraordinary item—early extinguishment of debt	—	—	1,042	1,042	—
Equity in (earnings) losses of unconsolidated affiliates	(52)	350	655	654	2
Change in minority interest	(331)	(3,082)	(4,552)	(3,125)	(1,663)
Other	(184)	(42)	7	(60)	769
Change in other operating elements:
Accounts receivable	(3,220)	(1,008)	(1,058)	(1,512)	(9,273)
Inventories	(682)	(27)	(230)	249	(748)
Other current assets	(246)	(262)	365	(308)	189
Accounts payable	4,872	(2,525)	9,097	1,220	(4,494)
Advance billings and customer deposits	435	797	(16)	6,230	557
Other accrued expenses	31	2,649	3,346	(83)	3,917

Net cash provided by operating activities	9,639	8,042	28,564	17,990	26,094

INVESTING ACTIVITIES:
Purchases of property and equipment, net	(24,214)	(34,928)	(41,491)	(23,956)	(15,694)
Contributions to unconsolidated affiliates	(225)	(2)	—	—	—
Acquisition of Glacial Lakes Cellular	—	—	—	—	(11,156)
Acquisition of Atlantic and Western Maine Cellular	—	—	(269,984)	(269,984)	—
Acquisition of Unicel and Northern Maine	—	(85,706)	—	—	—
Acquisition of FCC licenses	—	—	—	—	(8,655)
Other	(997)	(3,983)	(1,734)	(1,621)	(550)

Net cash used in investing activities	(25,436)	(124,619)	(313,209)	(295,561)	(36,055)

FINANCING ACTIVITIES:
Proceeds from exercise of stock options	—	—	1,262	1,227	770
Proceeds from issuance of senior subordinated notes	—	—	125,000	125,000	—
Proceeds from issuance of senior exchangeable preferred stock	—	—	125,000	125,000	—
Proceeds from issuance of common stock	26,540	—	—	—	—
Proceeds from issuance of long-term debt	14,741	137,695	193,625	188,625	24,000
Proceeds from termination of interest rate swap	—	—	1,003	1,003	360
Repayments of long-term debt	(25,372)	(18,161)	(148,625)	(143,625)	(16,000)
Payments of debt issuance costs	—	(1,199)	(12,553)	(12,505)	(158)

Net cash provided by financing activities	15,909	118,335	284,712	284,725	8,972

NET INCREASE (DECREASE) IN CASH	112	1,758	67	7,154	(989)
CASH, at beginning of period	125	237	1,995	1,995	2,062

CASH, at end of period	$237	$1,995	$2,062	$9,149	$1,073

The accompanying notes are an integral part of these consolidated financial statements.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1997 and 1998

(Including data applicable to unaudited periods)

1. Organization and Nature of Business:

    Rural Cellular Corporation and its subsidiaries (the Company or Rural Cellular) provide cellular communication service in the northern half of Minnesota and portions of New England and paging service in northern Minnesota, eastern North Dakota and portions of Maine. The Company operates cellular and paging systems under licenses granted by the Federal Communications Commission (FCC). Its operations are subject to the applicable rules and regulations of the FCC.

2. Acquisitions:

Unity Cellular System, Inc.

    In May 1997, the Company completed the acquisition of the Maine wireless telephone operations and related assets of Unity Cellular Systems, Inc. and related cellular and microwave licenses from InterCel, Inc. ("InterCel"). In addition, the Company acquired InterCel's 51% interest in the Northern Maine Cellular Partnership, and acquired the remaining 49% from an unrelated third party. The cost for all of the acquired properties in Maine was approximately $85.7 million. The acquired licenses cover the Bangor, Maine metropolitan statistical area (MSA), Maine rural service area (RSA) 2 and Maine RSA 3 (which includes Augusta, the state capitol). Rural Cellular operates its Maine operations through a wholly owned subsidiary, MRCC, Inc. Headquartered in Bangor, MRCC serves a 20,500 square-mile service area that encompasses approximately 518,000 POPs.

Atlantic Cellular Company, L.P.

    In July 1998, the Company completed the acquisition of the Massachusetts, New Hampshire, New York and Vermont cellular telephone licenses, operations and related assets of Atlantic Cellular Company L.P. and one of its subsidiaries, for approximately $262.5 million. Under the terms of the agreement, the Company acquired a contiguous, multi-state service area of 21,000 square miles, encompassing approximately 1.1 million POPs. The cellular properties acquired from Atlantic include: (i) northwestern Massachusetts (RSA 1); (ii) western New Hampshire (RSA 1); (iii) the northeastern corner of New York (RSA 2); and (iv) the entire state of Vermont (RSA 1, RSA 2, and the Burlington MSA). In addition, the Company acquired Atlantic's long distance business. The Atlantic operations are operated through a wholly-owned subsidiary, RCC Atlantic, Inc.

Western Maine Cellular, Inc.

    In August 1998, the Company completed the acquisition of the outstanding stock of Western Maine Cellular, Inc. (WMC), a wholly-owned subsidiary of Utilities, Inc. for approximately $7.5 million. WMC provides cellular service to western Maine RSA 1, which incorporates a 3,700 square-mile service area of western Maine and encompasses 83,000 POPs. WMC is operated through MRCC, Inc.

Glacial Lakes Cellular 2000.

    In February 1999, the Company acquired RGI, Inc. d/b/a Glacial Lakes Cellular 2000 (Glacial) for approximately $11.9 million. Operating under the name Cellular 2000®, Glacial provides cellular service to northeastern South Dakota (RSA 4), which includes eight counties and is adjacent to Rural Cellular's existing cellular operation in northern and central Minnesota. Glacial's service area encompasses 69,000 POPs.

Accounting Treatment

    The purchase prices for Atlantic, WMC and Glacial were allocated to the net assets based on their estimated fair values and the excess was recorded as goodwill and is being amortized over 39 years. All of the above acquisitions have been accounted for under the purchase method of accounting; accordingly, operating results have been included from the date of acquisition.

    The following unaudited pro forma information presents the consolidated results of operations as if the acquisitions of Atlantic, WMC and Glacial had occurred as of January 1, 1997. This summary is not necessarily indicative of what the results of operations of the Company and the acquired entities would have been if they had been a single entity during such period, nor does it purport to represent results of operations for any future periods.

	Years Ended December 31		Nine Months Ended September 30
	1997	1998	1998	1999
	(In thousands, except per share data)
Total revenues	$104,601	$126,613	$93,260	$117,630
Operating income	9,178	13,454	11,026	25,943

Net loss	$(28,557)	$(25,432)	$(19,972)	$(4,548)

Basic and diluted net loss per share	$(3.23)	$(2.85)	$(2.25)	$(0.50)

3. Summary of Significant Accounting Policies:

Recently Issued Accounting Pronouncements

    Rural Cellular adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," effective January 1, 1998. SFAS 130 establishes standards for reporting and display of comprehensive earnings and its components in financial statements; however, the adoption of this Statement had no impact on the Company's net earnings or shareholders' equity. SFAS 130 requires minimum pension liability adjustments, unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive earnings.

    Rural Cellular adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information" effective January 1, 1998. This standard requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and how it measures segment performance. SFAS 131 requires companies to disclose a measure of segment profit or loss (operating income, for example), segment assets and reconciliations to consolidated totals. It also requires entity-wide disclosures about a company's products and services, its major customers and the material countries in which it holds assets and reports revenues.

    SFAS 133, "Accounting for Derivative Instruments and for Hedging Activities," was issued in July 1998. This standard establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at fair value. SFAS 133 requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, and designate and assess the effectiveness of transactions that receive hedge accounting treatment. SFAS 133 is effective for fiscal years beginning after June 15, 2000, and cannot be applied retroactively. The Company has not yet quantified the impact of adopting SFAS 133 on its financial statements; however, SFAS 133 could increase the volatility of reported earnings and other comprehensive income once adopted.

    In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-up Activities." SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. The initial application of SOP 98-5 will be reported as the cumulative effect of a change in accounting principle. The Company adopted SOP 98-5 effective January 1, 1999. The adoption of SOP 98-5 has not had a material effect on its financial position or results of operations.

Principles of Consolidation

    The consolidated financial statements include the accounts of Rural Cellular and its wholly-owned subsidiaries, RCC Atlantic, Inc., MRCC, Inc., RCC Paging, Inc., RCC Atlantic Long Distance, Inc., RCC Network, Inc. and the majority owned joint venture, Wireless Alliance, LLC ("Wireless Alliance"). All significant intercompany balances and transactions have been eliminated. Investments in unconsolidated affiliates represent investments in companies in which RCC has a 20% to 50% ownership interest and which are accounted for under the equity method.

Revenue Recognition

    Rural Cellular receives revenues by providing cellular and paging services to its customers and other cellular carriers traveling (roaming) in its service areas and from sales and rentals of cellular and paging equipment and accessories. Service revenue consists of the base monthly service fee and airtime revenue. Base monthly service fees are billed one month in advance and are recognized in the month earned. Airtime revenue is recognized when service is provided. Roamer revenue consists of the fee charged to other cellular carriers' customers for roaming in its service area as well as related airtime revenue for use of the Company's cellular network. Roamer revenue is recognized when the service is rendered. The Company recognizes other service revenues from equipment installations, equipment leases and connection fees when earned.

Income Taxes

    The Company follows the liability method of accounting for income taxes and deferred income taxes are based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities based on enacted tax laws.

Net Income (Loss) Per Common Share

    In 1997, the Company adopted SFAS 128, "Earnings per Share." SFAS 128 replaced primary earnings per share (EPS) with basic EPS. Basic EPS is computed by dividing net income (loss) applicable to common shares by the weighted average number of shares outstanding during the year. Diluted EPS is computed by including dilutive common stock equivalents with the basic weighted average shares outstanding. At the time of adoption, all prior year EPS was restated in accordance with SFAS 128.

Inventories

    Inventories consist of cellular telephone equipment, pagers and accessories and are stated at the lower of cost, determined using the specific identification method, or market.

Property and Equipment

    Property and equipment are recorded at cost. Additions, improvements or major renewals are capitalized, while expenditures that do not enhance or extend the asset's useful life are charged to operating expenses as incurred. Depreciation is computed using the straight-line method based on the estimated useful life of the asset.

    The components of property and equipment and the useful lives of the assets are as follows:

	December 31
			September 30, 1999
	1997	1998		Useful Lives
	(In thousands)
Land	$1,965	$4,247	$4,806	—
Building and towers	23,836	43,947	48,810	15 Years
Equipment	62,164	115,661	124,451	2-10 Years
Furniture and fixtures	6,604	9,620	11,219	3-10 Years
Assets under construction	7,225	777	381	—

	101,794	174,252	189,667
Less: accumulated depreciation	(23,874)	(42,538)	(60,903)

Property and equipment, net	$77,920	$131,714	$128,764

    Network construction expenditures are recorded as assets under construction until the system or assets are placed in service, at which time the assets are transferred to the appropriate property and equipment category. As a component of assets under construction, the Company capitalizes salaries of its engineering employees during the construction period for projects that extend beyond one year.

Licenses and Other Intangible Assets

    Licenses consist of the cost of acquiring paging licenses, the value assigned to the Wireless Alliance personal communication systems (PCS) licenses, other PCS licenses, local multi-point distribution (LMDS) licenses, and the value assigned to cellular licenses acquired through the acquisitions of Unicel, Northern Maine, Atlantic, Western Maine Cellular, and Glacial Lakes Cellular. Other intangibles, resulting primarily from the acquisitions of Unicel, Northern Maine, Atlantic, Western Maine Cellular and Glacial Lakes Cellular, include the value assigned to subscriber lists and goodwill.

    The components of licenses and other intangible assets and their amortizable lives are as follows:

	December 31
			September 30, 1999	Amortizable Lives
	1997	1998
	(In thousands)
Licenses:
Cellular	$31,891	$135,407	$138,857	33 - 39 Years
PCS	9,629	9,629	11,115	40 Years
Paging	275	275	275	30 Years
LMDS	—	—	7,044	40 Years
Other intangible assets:
Goodwill	26,452	122,744	127,826	33 - 39 Years
Subscriber lists	14,591	49,725	52,830	10 Years

	82,838	317,780	337,947
Less: accumulated amortization	(1,490)	(8,108)	(16,812)

Licenses and other intangible assets, net	$81,348	$309,672	$321,135

Deferred Debt Issuance Costs

    Deferred debt issuance costs relate to the Credit Facility, the Senior Subordinated Notes and the Exchangeable Preferred Stock (see Notes 4 and 6). These costs are being amortized over the respective instruments' terms.

Other Assets

    Other assets primarily consist of costs related to spectrum relocation, restricted investments, and investments in unconsolidated affiliates. Investments in unconsolidated affiliates are accounted for using the equity method and represent the Company's ownership interests in Cellular 2000, Inc., an entity organized to own the trade name and related trademark for Cellular 2000. Restricted investments represent investments in stock of the St. Paul Bank for Cooperatives and are stated at cost, which approximates fair value. The restricted investments were purchased pursuant to the terms of a loan agreement and are restricted as to withdrawal.

Business and Credit Concentrations

    The Company's cellular customers are geographically located in the northern half of Minnesota, eastern North Dakota, western and central Maine, Vermont, New Hampshire, northeastern New York, and north central Massachusetts. No single customer accounted for a significant amount of revenues or accounts receivable.

Long-Lived Assets

    Rural Cellular periodically evaluates the value of all long-lived assets to determine if events have occurred that indicate the remaining estimated useful lives of these assets may warrant revision, or whether the remaining balance may not be recoverable. If asset recovery is in question, Rural Cellular uses an estimate of future net cash flows over the remaining useful lives of the long-lived assets to measure recoverability.

Fair Value of Financial Instruments

    SFAS 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. SFAS 107 excludes certain financial instruments and all non-financial instruments from the disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value.

    The carrying amounts and fair values of financial instruments are as follows:

	Carrying Amount			Estimated Fair Value
	December 31		September 30	December 31		September 30
	1997	1998	1999	1997	1998	1999
	(In thousands)
Financial asset:
Cash	$1,995	$2,062	$1,073	$1,995	$2,062	$1,073
Financial liabilities:
$300 million credit facility	—	173,000	181,000	—	173,000	181,000
$160 million credit facility	128,000	—	—	128,000	—	—
9 5/8% Senior Subordinated Notes	—	125,000	125,000	—	131,250	130,000
Other financial instruments:
$65 million Toronto Dominion Bank interest rate swap agreement	—	—	—	—	(1,701)	(112)
$65 million Bank Boston interest rate swap agreement	—	—	—	—	(2,238)	(77)
$35 million PNC Bank interest rate swap agreement	—	—	—	—	(819)	(302)

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Ultimate results could differ from those estimates.

Interim Financial Information

    The accompanying balance sheet as of September 30, 1999, the statements of operations and cash flows for the nine months ended September 30, 1998 and 1999 and the statement of shareholders' equity for the nine months ended September 30, 1999 are unaudited but, in the opinion of management, include all adjustments, consisting solely of normal recurring adjustments necessary for a fair presentation of results for these interim periods. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of results to be expected for the entire year.

Reclassifications

    Certain 1997 and 1996 amounts in the accompanying consolidated financial statements have been reclassified to conform to the 1998 and September 30, 1999 presentation. These reclassifications had no effect on consolidated net income or total shareholders' equity as previously reported.

4. Long-Term Debt:

    Rural Cellular had the following long-term debt outstanding:

	December 31
			September 30, 1999
	1997	1998
	(In thousands)
$160.0 million credit facility	$128,000	$—	$—
$300.0 million credit facility	—	173,000	181,000
Deferred gain on hedge agreement	—	851	1,143
9 5/8% Senior Subordinated Notes	—	125,000	125,000

Long-term debt	$128,000	$298,851	$307,143

    $160.0 Million Credit Facility—On May 28, 1998, the Company repaid $140.0 million of the outstanding principal amount of its $160.0 million credit facility utilizing the proceeds from the issuance of Senior Subordinated Notes and $125.0 million in 11 3/8% Senior Exchangeable Preferred Stock. Accordingly, the Company recognized an extraordinary loss of $1.0 million related to the early retirement of debt, representing the unamortized debt issuance costs.

    $300.0 Million Credit Facility—On July 1, 1998, the Company entered into a revolving credit facility for $300.0 million with a syndicate of banks, which replaced the $160.0 million credit facility. At RCC's discretion, advances under the $300.0 million credit facility bear interest at the London Interbank Offering Rate (LIBOR) plus an applicable margin (1.75% and 1.25% as of December 30, 1998 and September 30, 1999, respectively) and will be based on the ratio of indebtedness to annualized operating cash flow as of the end of the most recently completed fiscal quarter. As of December 31, 1998 and September 30, 1999, the effective rate of interest on the $300.0 million credit facility, excluding the impact of the hedge agreements, was 7.07% and 7.04%, respectively. A commitment fee of 0.375% on the unused portion of the $300.0 million credit facility is payable quarterly. Borrowings under the $300.0 million credit facility are secured by a pledge of all the assets of Rural Cellular excluding our ownership in the stock of Cellular 2000, Inc. Mandatory commitment reductions will be required upon any material sale of assets. The $300.0 million credit facility is subject to various covenants including the ratio of indebtedness to annualized operating cash flow and the ratio of annualized operating cash flow to interest expense. As of December 31, 1998 and September 30, 1999, Rural Cellular was in compliance with all covenants under the $300.0 million credit facility.

    The $300.0 million credit facility is to be reduced in equal quarterly amounts as follows:

Year	Amount
(In thousands)
1999	$—
2000	—
2001	13,575
2002	18,100
2003	27,150
2004	36,200
Thereafter	85,975

Total	$181,000

    9 5/8% Senior Subordinated Notes—On May 14, 1998, the Company issued $125.0 million principal amount of 9 5/8% Senior Subordinated Notes due 2008 (Senior Subordinated Notes). Interest on the Senior Subordinated Notes began to accrue on May 14, 1998, and is payable semi-annually on May 15 and November 15 of each year, commencing on November 15, 1998. The Senior Subordinated Notes will mature on May 15, 2008, and are redeemable, in whole or in part, at the Company's option, at any time on or after May 15, 2003. In addition, at any time prior to May 15, 2001, the Company may redeem up to 25% of the aggregate principal amount of the Senior Subordinated Notes with the net cash proceeds of a qualified event at a price equal to 109.625% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that at least $90.0 million in aggregate principal amount of the Senior Subordinated Notes remains outstanding immediately after such redemption. A qualified event is a public equity offering or one or more strategic equity investments which in either case results in aggregate net proceeds of not less than $50.0 million. Within 30 days after the occurrence of a change of control, the Company will be required to make an offer to purchase all outstanding Senior Subordinated Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. The Senior Subordinated Notes are unsecured senior subordinated obligations and will be subordinated in right of payment to future senior indebtedness (as defined in the Indenture related to the Senior Subordinated Notes) and effectively subordinated to all obligations of the Company's subsidiaries (including the guarantees by such subsidiaries of the $300.0 Million Credit Facility described above).

5. Financial Instruments:

    As required by the $300.0 million credit facility, Rural Cellular maintains interest rate swaps on at least 50% of the principal amount of the loans outstanding such that the weighted average term of all interest rate protection is not less than three years at all dates of determination, and as otherwise provided in the $300.0 million credit facility. Under the interest rate swap agreements, the Company will pay the difference between LIBOR and the fixed swap rate if the LIBOR exceeds the swap rate. Income and expense associated with swap transactions are accrued over the periods prescribed by the contracts. As of December 31, 1998 and September 30, 1999, the Company was party to three interest rate swaps expiring August 6, 2003, with a total outstanding notional amount of $165.0 million and a fair market value of $(4.8) million and $(491,000) respectively.

    In anticipation of the offering of the Senior Subordinated Notes and Senior Exchangeable Preferred Stock, the Company also entered into a $150.0 million hedge agreement. On May 12, 1998, Rural Cellular settled the hedge agreement, resulting in a gain of $1.0 million. This gain is being accreted as a reduction of interest expense over the lives of the underlying debt instruments.

    On February 2, 1999, Rural Cellular also entered into two swap transactions with TD Bank Financial Group, which, together, effectively lower the interest rate on the Senior Subordinated Notes from 9.625% to 8.535% through May 2003. During the period of June 2003 through May 2008, the Company will pay the difference between LIBOR and the fixed swap rate if the swap rate exceeds LIBOR, and will receive the difference between LIBOR and the fixed swap rate if LIBOR exceeds the swap rate. Settlement occurs on the semiannual reset dates specified by the terms of the contracts. The notional principal amount of the interest rates swaps outstanding was $125.0 million at February 2, 1999. As of September 30, 1999, the positive fair market value of the swap transactions was $3.3 million.

6. Senior Exchangeable Preferred Stock:

    On May 14, 1998, the Company completed the placement of 125,000 shares of 11 3/8% Senior Exchangeable Preferred Stock with a liquidation preference of $1,000 per share. The Senior Exchangeable Preferred Stock is senior to all classes of junior preferred stock and common stock of Rural Cellular with respect to dividend rights and rights on liquidation, winding-up and dissolution. The Senior Exchangeable Preferred Stock is non-voting, except as otherwise required by law and as provided in the Certificate of Designation. Dividends on the Senior Exchangeable Preferred Stock are cumulative, accrue at 11 3/8% per annum from May 14, 1998, are payable quarterly, and may be paid, at the Company's option, on any dividend payment date occurring on or before May 15, 2003, either in cash or by the issuance of additional shares of Senior Exchangeable Preferred Stock having a total liquidation preference equal to the amount of such dividends. Thereafter, all dividends will be payable in cash only. As of December 31, 1998 and September 30, 1999, Rural Cellular had accrued $1.9 million and $2.0 million, respectively, in preferred stock dividends which were distributed on February 15, 1999 and November 15, 1999 respectively.

7. Shareholders' Equity:

Authorized Shares

    The Restated Articles of Incorporation authorize the issuance of 30,000,000 shares of $.01 par value stock. Of such authorized shares, 9,550,000 shares and 9,300,000 shares have not been designated as to class as of December 31, 1998 and September 30, 1999, respectively.

Initial Public Offering

    During 1996, Rural Cellular completed an initial public offering of 3,450,000 shares of Class A common stock, of which 2,869,863 shares were sold by Rural Cellular and 580,137 previously issued shares were sold by certain shareholders. The net proceeds were approximately $26.0 million and were used to repay long-term debt and to provide capital for future expansion. In connection with the initial public offering, the exercise price of 150,600 employee stock options was fixed at $10.00 per share, the price at which the stock was sold to the public in the initial public offering.

Common Stock Rights

    Class A common shareholders are entitled to one vote for each share owned and Class B common shareholders are entitled to ten votes for each share owned. Each share of Class B common stock may at any time be converted into one share of Class A common stock at the option of the holder. Additionally, all issued Class B common shares will be converted into an equivalent number of Class A common shares upon the affirmative vote of not less than 66 2/3 of the then issued Class B common shares. Further, Class B common shares are automatically converted to an equal number of Class A common shares if they are transferred to anyone who is not an affiliate of the transferring shareholder of Rural Cellular.

Stock Compensation Plans

    The stock compensation plan (the Plan) for employees authorizes the issuance of up to 1,400,000 shares of Class A common stock in the form of stock options, stock appreciation rights or other stock-based awards. The Plan provides that the exercise price of any option shall not be less than 85% of the fair market value of the Class A common stock as of the date of the grant (100% in the case of incentive stock options). Options and other awards granted under the Plan vest and become exercisable as determined by the Board of Directors or a stock option committee.

    The stock option plan for nonemployee directors authorizes the issuance of up to 210,000 shares of Class A common stock. The plan provides that the option price shall not be less than the fair market value of the Class A common stock as of the date of grant. The options vest and become exercisable over one to three years and expire between four and six years from the date of grant.

    The employee stock purchase plan authorizes the issuance of 200,000 shares of Class A common stock. Employees who satisfy certain length of service and other criteria are permitted to purchase shares at 85% of the fair market value of the Class A common stock on January 1 or December 31 of each year, whichever is lower.

    Options outstanding as of September 30, 1999 have exercise prices ranging between $8.75 and $43.25. Information related to stock options is as follows:

	December 31
							September 30, 1999
	1996		1997		1998
Options	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of period	—	$—	459,700	$9.99	735,200	$9.47	872,700	$11.17
Granted	549,700	10.32	319,750	9.09	291,250	14.66	323,250	14.53
Exercised	—	—	—	—	(123,750)	9.78	(86,478)	9.85
Canceled	(90,000)	12.00	(44,250)	8.75	(30,000)	9.13	(12,500)	10.74

Outstanding, end of period	459,700	9.99	735,200	9.47	872,700	11.17	1,096,972	12.27

Exercisable, end of period	55,200	$9.92	161,895	$9.92	264,590	$10.06	307,862	$11.31

Weighted average fair value of options granted		$5.60		$6.40		$10.94		$10.82

    Rural Cellular accounts for stock options under Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the plans been determined consistent with SFAS 123, "Accounting for Stock-Based Compensation," the Company's results of operations and net income (loss) per share would have approximated the following pro forma amounts:

	Years Ended December 31			Nine Months Ended September 30
	1996	1997	1998	1998	1999
	(in thousands, except per share data)
Net income (loss):
As reported	$3,477	$(1,266)	$(15,714)	$(9,238)	$(4,476)
Pro forma	3,215	(1,890)	(16,790)	(10,045)	(5,925)
Basic and diluted net income (loss) per share:
As reported	$0.41	$(0.14)	$(1.76)	$(1.04)	$(0.50)
Pro forma	0.38	(0.21)	(1.88)	(1.13)	(0.66)

    The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997, 1998 and the nine months period ended September 30, 1999: expected volatility of 51.6%, 50.5% and 53.3%, respectively; risk-free interest rates of 6.3%, 5.6% and 8.3%; and no expected dividend yield. The per share weighted average fair value of options granted in 1997, 1998 and the nine months ended September 30, 1999 was $6.40, $10.04, and $10.82, respectively.

8. Income Taxes:

    The components of the Company's income tax provisions are as follows:

	Years Ended December 31
	1996	1997	1998
	(in thousands)
Current:
Federal	$106	$–	$–
State	94	–	–

	200	–	–
Deferred	–	–	–

	$200	$–	$–

    Reconciliation between the federal income tax rate and the effective income tax rate is as follows:

	Years Ended December 31
	1996	1997	1998
Federal income tax rate	34.0%	—%	—%
Tax benefit of loss carryforwards	(29.8)	—	—
State income taxes, net of federal tax benefit	1.2	—	—

	5.4%	—%	—%

    The income tax effect of the items that create deferred income tax assets and liabilities are as follows:

	December 31
	1997	1998
	(in thousands)
Deferred income tax assets:
Operating loss carryforwards	$4,488	$14,383
Tax credit carryforwards	—	485
Temporary differences:
Allowance for doubtful accounts	450	616
Other	302	1,745
Valuation allowance	(400)	(7,781)

Total deferred income tax assets	4,840	9,448
Deferred income tax liabilities:
Depreciation	(3,971)	(6,225)
Intangible assets	(724)	(3,223)
Other	(145)	—

Net deferred income tax asset	$—	$—

    A valuation allowance was established in 1997 for net deferred income tax assets not expected to be offset by deferred income tax liabilities due to the uncertainty of the realization of future tax benefits.

    As of December 31, 1998, the Company had tax operating loss carryforwards of $36.0 million available to offset future income tax liabilities. These carryforwards expire in the years 2006 through 2018. The Tax Reform Act of 1986 contains provisions that may limit the availability and timing of usage of net operating loss carryforwards in the event of certain changes in the ownership of its common stock.

9. Commitments and Contingencies:

Employment Agreements

    Rural Cellular has employment agreements with executive officers with terms ranging from two to three years. These agreements provide for payment of amounts up to three times their annual compensation if there is a termination of their employment as a result of change in control of the Company, as defined in the agreements. The maximum contingent liability under these agreements was $3.0 million at September 30, 1999.

Legal and Regulatory Matters

    Rural Cellular is subject to various legal and regulatory matters arising in the normal course of business. Management does not believe any of these matters will have a significant effect on the Company and its financial position or results of operations.

Leases (In thousands)

    Rural Cellular leases office space and real estate under noncancelable operating leases. Future minimum payments under these leases as of September 30, 1999, are as follows:

Year	Amount
1999 (three months ended December 31, 1999)	$728
2000	2,393
2001	1,473
2002	1,193
2003	988
Thereafter	1,418

Total	$8,193

    Under the terms of the lease agreements, Rural Cellular also is responsible for certain operating expenses and taxes. Total rent expense of $379, $839 and $2,300 was charged to operations for the years ended December 31, 1996, 1997 and 1998, respectively. For the nine months ended September 30, 1998 and 1999, rent expense was $1,266 and $2,427, respectively.

10. Related-Party Transactions (in thousands):

Service Agreement

    Rural Cellular paid Switch 2000 LLC for cellular switching and interconnection services. The rates of reimbursement are negotiated by the parties to the agreement and are similar to rates charged by other service providers. Amounts billed by Switch 2000, Inc. to RCC totaled $4,824, $3,230 and $710 for the years ended December 31, 1996, 1997, and 1998, respectively. In September 1998, the Company sold its interest in Switch 2000 for book value.

Roaming Agreement

    Rural Cellular has a roaming agreement with a partnership that is affiliated with a beneficial owner of greater than 10% of our common stock. Roaming charges are passed through to the customer. The rates of reimbursement are negotiated by the parties to the agreement and reflect rates charged by other service providers. Net payments by the Company to the partnership were $331, $167 and $664 for the years ended December 31, 1996, 1997 and 1998, respectively. For the nine months ended September 30, 1998 and 1999, net payments to the partnership were $498 and $871, respectively.

11. Defined Contribution Plan (in thousands):

    Rural Cellular has a defined contribution savings and profit-sharing plan for employees who meet certain age and service requirements. Under the savings portion of the plan, employees may elect to contribute a percentage of their salaries to the plan, with the Company contributing a matching percentage of the employees' contributions. Under the profit-sharing portion of the plan, Rural Cellular contributes a percentage of employees' salaries. Contributions charged to operations for the years ended December 31, 1996, 1997 and 1998 were $74, $162 and $297, respectively. Contributions charged to operations for the nine months ended September 30, 1998 and 1999 were $191 and $391, respectively. The percentages matched under the savings portion of the plan and contributes under the profit-sharing portion of the plan are determined annually by the Company's Board of Directors.

12. Segment Information:

    Rural Cellular's consolidated financial statements consist of the business units RCC Cellular and Wireless Alliance. RCC Cellular includes cellular operations in Minnesota, Maine, Massachusetts, New Hampshire, New York and Vermont. Wireless Alliance, a joint venture that commenced cellular reselling operations in November 1996 and launched its first PCS networks in the second quarter of 1998, is 70% owned by the Company and 30% owned by APT Inc., an affiliate of Aerial Communications, Inc. Information about operations in these business units for the years ended December 31, 1998 and 1997 and the nine months ended September 30, 1998 and 1999 are as follows:

	Years Ended December 31		Nine Months Ended September 30
	1997	1998	1998	1999
	(In thousands)
Statements of Operations:
Revenues
RCC Cellular	$47,591	$87,720	$58,391	$110,581
Wireless Alliance LLC	7,339	12,369	9,273	7,008
Eliminating	(1,027)	(1,557)	(1,240)	(312)

Total revenues	53,903	98,532	66,424	117,277
Operating expenses
RCC Cellular	39,531	71,853	47,133	78,921
Wireless Alliance LLC	13,564	20,237	14,788	12,755
Eliminating	(1,027)	(1,557)	(1,240)	(312)

Total operating expenses	52,068	90,533	60,681	91,364
Operating income (loss)
RCC Cellular	8,060	15,867	11,258	31,660
Wireless Alliance LLC	(6,225)	(7,868)	(5,515)	(5,747)

Total operating income	1,835	7,999	5,743	25,913
Depreciation and amortization
RCC Cellular	11,800	23,490	15,520	25,883
Wireless Alliance LLC	658	3,042	2,003	3,666

Total depreciation and amortization	12,458	26,532	17,523	29,549
Interest expense
RCC Cellular	6,065	19,208	12,487	20,207
Wireless Alliance LLC	65	1,439	871	1,901
Eliminating	(65)	(1,587)	(1,018)	(1,901)

Total interest expense	6,065	19,060	12,340	20,207
Other Operating Data:
EBITDA(1)
RCC Cellular	$19,860	$39,357	$26,778	$57,543
Wireless Alliance LLC	(5,567)	(4,826)	(3,512)	(2,081)

Total EBITDA	14,293	34,531	23,266	55,462
Capital expenditures
RCC Cellular	26,127	29,563	15,726	12,584
Wireless Alliance LLC	8,801	13,300	8,230	3,110

Total capital expenditures	34,928	42,863	23,956	15,694
Balance Sheet Data:
Property and equipment
RCC Cellular	92,630	151,227	139,435	165,815
Wireless Alliance LLC	9,164	23,025	17,385	23,852

Total property and equipment	101,794	174,252	156,820	189,667
Total assets
RCC Cellular	175,612	480,251		504,422
Wireless Alliance LLC	24,273	34,870		33,995
Eliminating	(18,297)	(34,597)		(43,083)

Total assets	$181,588	$480,524		$495,334

(1)
EBITDA is the sum of earnings before interest, taxes, depreciation and amortization and is utilized as a performance measure within the cellular industry. EBITDA is not intended to be a performance measure that should be regarded as an alternative for other performance measures and should not be considered in isolation. EBITDA is not a measurement of financial performance under generally accepted accounting principles and does not reflect all expenses of doing business (e.g., interest expense, depreciation). Accordingly, EBITDA should not be considered as having greater significance than or as an alternative to net income or operating income as an indicator of operating performance or to cash flows as a measure of liquidity.

13. Supplemental Cash Flow Information:

	Years Ended December 31
				Nine Months Ended September 30 1999
	1996	1997	1998
	(In thousands)
Cash paid for:
Interest	$564	$4,630	$16,273	$16,302
Income taxes	805	64	—	34
Non-cash investing and financing activities:
Preferred stock dividends paid in kind	—	—	7,201	11,566
Contribution by an affiliate of Aerial Communications, Inc. of PCS licenses	6,453	3,175	—	—

14. Events Subsequent to September 30, 1999:

    On November 8, 1999 the Company announced that its subsidiary, RCC Holdings, Inc., entered into a definitive agreement to acquire the cellular telephone licenses, operations and related assets of Triton Cellular Partners, L.P. The transaction is valued at approximately $1.24 billion. Triton Cellular's Partners, L.P. multi-state service area covers approximately 152,000 square miles with approximately 2.3 million POPs. This acquisition will bring the Company's total managed POPs to approximately 5.4 million. In addition, Triton Cellular Partners, L.P.'s 209,000 cellular customers will increase the Company's customer base from approximately 244,000 at the end of third quarter 1999 to 453,000.

INDEPENDENT AUDITORS' REPORT

The Partners of Atlantic Cellular Company, L.P. and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of Atlantic Cellular Company, L.P. and Subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, partners' capital and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Atlantic Cellular Company, L.P. and Subsidiaries at December 31, 1996 and 1997 and the results of their operations and cash flows for each of the years in the three year period ended December 31, 1997, in conformity with generally accepted accounting principles.

    As discussed in note 9, the Partnership entered into two separate purchase and sale agreements in February 1998 which will result in the sale of substantially all of the Partnership's assets.

                      KPMG LLP

Providence, Rhode Island
February 17, 1998

ATLANTIC CELLULAR COMPANY, L.P. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	1996	1997	June 30, 1998
			(Unaudited)
Assets
Current assets (notes 7 and 9):
Cash and cash equivalents	$124,789	$1,014,060	$995,462
Due from Hawaiian Wireless, Inc. (notes 2(a) and 3(e))	405,235	659,568	688,398
Due from Michiana Partnership, L.P.	15,622	4,620	15,050
Accounts receivable, net of allowance for doubtful accounts of $277,000 in 1996, $447,000 in 1997 and $534,000 (unaudited) in 1998	3,890,862	3,676,212	5,928,470
Inventories of cellular telephones and equipment	1,083,699	602,882	413,735

Total current assets	5,520,207	5,957,342	8,041,115

Property and equipment (notes 4, 5, 7, 8 and 9):
Cellular telephone systems	179,053,629	162,555,149	163,891,393
PCS Licenses	—	9,996,948	—
Other property and equipment	5,490,066	4,913,454	4,994,927

	184,543,695	177,465,551	168,886,320
Less accumulated depreciation and amortization	38,439,343	41,064,781	46,028,418

Net property and equipment	146,104,352	136,400,770	122,857,902

Other assets (note 7 and 9):
Deposit (note 5)	3,000,000	—	—
Investment in equity securities	292,491	—	—
Investments in other wireless entities (note 6)	355,551	297,835	102,563
Other assets	11,900	—	—
Deferred financing costs, net of accumulated amortization	1,965,366	1,637,805	1,474,025

Total other assets	5,625,308	1,935,640	1,576,588

Total assets	$157,249,867	$144,293,752	$132,475,605

Liabilities and Partners' Capital
Current liabilities:
Accounts payable	$17,608	$19,321	$102,392
Due to Atlantic Cellular Management Company (note 2(a))	2,890,849	911,689	576,909
Accrued consulting fees (note 2(c))	75,000	75,000	—
Accrued interest (note 7)	546,638	458,089	—
Deposits on sales of other wireless entities	—	123,345	123,345
Current portion of capital lease obligations (note 8)	73,635	49,316	37,967

Total current liabilities	3,603,730	1,636,760	840,613
Notes payable — bank (note 7)	81,500,000	40,000,000	23,000,000
Capital lease obligations, net of current portion (note 8)	83,595	32,059	28,652

Total liabilities	85,187,325	41,668,819	23,869,265

Minority interests in partnerships (note 3)	7,689,420	7,536,804	7,523,144
Partners' capital	64,708,945	95,088,129	101,083,196
Valuation allowance for unrealized loss on equity securities	(335,823)	—	—

Partners' capital, net	64,373,122	95,088,129	101,083,196

Commitments (note 8)

Total liabilities and partners' capital	$157,249,867	$144,293,752	$132,475,605

See accompanying notes to consolidated financial statements.

ATLANTIC CELLULAR COMPANY, L.P. AND SUBSIDIARIES

Consolidated Statements of Operations

	Year ended December 31,
				Six months ended June 30, 1997	Six months ended June 30, 1998
	1995	1996	1997
				(Unaudited)	(Unaudited)
Revenues from cellular operations	$34,350,693	$43,283,440	$45,087,272	$22,041,848	$25,005,945

Operating costs:
Costs of cellular operations	22,605,996	25,870,905	25,604,407	13,338,297	11,758,921
Corporate overhead expenses (notes 2(a) and 3)	2,595,020	3,034,394	4,078,365	1,681,778	2,101,693
Depreciation and amortization	9,264,938	10,204,142	9,885,345	5,339,456	4,963,637

Total operating costs	34,465,954	39,109,441	39,568,117	20,359,531	18,824,251

Income (loss) from operations	(115,261)	4,173,999	5,519,155	1,682,317	6,181,694
Other income (expenses):
Gain on sale of Mountain Cellular assets (note 3(b))	—	—	28,076,875	28,076,875	—
Management fee income (note 2(a))	—	1,200,000	1,200,000	600,000	600,000
Interest expense	(6,958,712)	(6,502,602)	(4,170,338)	(2,474,266)	(1,406,765)
Interest income	142,010	145,552	201,073	100,537	89,866
Amortization of deferred financing fees	(629,637)	(590,802)	(327,561)	(163,780)	(163,780)
Consulting fees (note 2(c))	(150,000)	(150,000)	(150,000)	(75,000)	(75,000)
Loss on sale of equity securities	(206,540)	—	(50,799)	—	—
Gain (loss) on sale of equipment	—	—	(79,723)	68,176	—
Gain from sale of PCS licenses and SMR Channels	—	50,625	—	—	2,869,531
Equity in net income (loss) of Michiana Partnership, L.P. and distribution from related gain on sale	(466)	4,545	7,886	—	885,861

Total other income (expenses), net	(7,803,345)	(5,842,682)	24,707,413	26,132,542	2,799,713

Income (loss) before minority partners' share of loss	(7,918,606)	(1,668,683)	30,226,568	27,814,859	8,981,407
Minority partners' share of income (loss)	(694,557)	(221,687)	(152,616)	(82,777)	(13,660)

Net income (loss)	$(7,224,049)	$(1,446,996)	$30,379,184	$27,897,636	$8,995,067

See accompanying notes to consolidated financial statements.

ATLANTIC CELLULAR COMPANY, L.P. AND SUBSIDIARIES

Consolidated Statements of Partners' Capital

Balance at December 31, 1994	$77,160,416
Net loss	(7,224,049)

Balance at December 31, 1995	69,936,367
Stock distribution (note 3(e))	(3,780,426)
Net loss	(1,446,996)

Balance at December 31, 1996	64,708,945
Net income	30,379,184

Balance at December 31, 1997	95,088,129
Distributions (unaudited)	(3,000,000)
Net income (unaudited)	8,995,067

Balance at June 30, 1998 (unaudited)	$101,083,196

See accompanying notes to consolidated financial statements.

ATLANTIC CELLULAR COMPANY, L.P. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year ended December 31			Six months ended June 30, 1997 (Unaudited)	Six months ended June 30, 1998 (Unaudited)
	1995	1996	1997
Cash flows from operating activities:
Net income (loss)	$(7,224,049)	$(1,446,996)	$30,379,184	$27,897,636	$8,995,067
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Gain on sale of Mountain Cellular assets	—	—	(28,076,875)	(28,076,875)	—
(Gain) loss on sale of equipment	—	—	79,723	(68,176)	—
Depreciation and amortization	9,849,573	10,794,944	10,212,906	5,503,236	5,127,417
Gain on sale of PCS Licenses and SMR Channels	—	(50,625)	—	—	(2,869,531)
Loss on sale of equity securities	206,540	—	50,799	50,799	—
Equity in income of unconsolidated investment	—	4,545	7,886	—	5,601
Minority partners' share of loss	(694,557)	(221,687)	(152,616)	(82,777)	(13,660)
Provision for doubtful accounts	446,793	276,610	521,517	210,910	221,899
Changes in assets and liabilities:
(Increase) decrease in due from Hawaiian Wireless, Inc.	—	(405,235)	(254,333)	78,745	(28,830)
Decrease (increase) in due from Michiana Partnership, L.P.	25,108	4,587	11,002	(117,434)	(10,430)
Increase in accounts receivable	(1,638,288)	(385,860)	(791,330)	(223,343)	(2,474,157)
Decrease (increase) in inventories	581,562	(223,907)	480,817	540,133	189,147
(Decrease) increase in accounts payable	52,982	(315,977)	1,713	551,574	83,071
Increase (decrease) in advances from Atlantic Cellular Management Company	1,107,686	622,369	(1,979,160)	(3,703,516)	(334,780)
Decrease in accrued interest	(138,406)	(78,568)	(88,549)	(546,638)	(458,089)
Decrease in accrued consulting fees				(75,000)	(75,000)
Increase in deposit	—	—	123,345	—	—

Net cash provided by operating activities	2,574,944	8,574,200	10,526,029	1,939,274	8,357,725

Cash flows from investing activities:
Net proceeds from sale of Mountain Cellular assets	—	—	41,314,294	41,314,294	—
Purchase and/or build-out of cellular telephone systems	(9,541,700)	(6,053,502)	(2,745,947)	(1,677,091)	(1,417,717)
Purchase of PCS licenses	—	—	(9,996,948)	—	—
Proceeds from sale of PCS licenses and disposal of other wireless investments	—	—	—	—	13,056,150
Other capital expenditures	(1,187,873)	(967,700)	(374,039)	—	—
Investment in specialized mobile radio systems	(1,509,511)	—	—	—	—
(Increase) decrease in other investments	8,716	(42,680)	50,000	(456,105)	—
Proceeds from sale of equity securities	373,460	—	577,514	577,514	—
Proceeds from sale of equipment	—	—	88,018	—	—
Decrease in other assets	—	—	—	11,900	—
(Increase) decrease in deposits	—	(3,000,000)	3,000,000	3,000,000	—

Net cash provided by (used in) investing activities	(11,856,908)	(10,063,882)	31,912,892	42,770,512	11,638,433

Cash flows from financing activities:
(Payments) borrowings under senior secured revolver, net	7,000,000	—	(41,500,000)	(41,500,000)	(17,000,000)
Decrease (increase) in note receivable	(1,500,000)	1,500,000	—	(2,879,300)	—
Repayment of note payable other, net	(500,000)	—	—	—	—
Payments on capital lease obligations	(27,120)	(62,500)	(49,650)	(157,230)	(14,756)
Proceeds from minority partners' capital contributions	160,800	—	—	—	—
Increase in deferred financing costs	(193,811)	(115,878)	—	—	—
Distribution to partners	—	—	—	—	(3,000,000)

Net cash provided by (used in) financing activities	4,939,869	1,321,622	(41,549,650)	(44,536,530)	(20,014,756)

Net increase (decrease) in cash and cash equivalents	(4,342,095)	(168,060)	889,271	173,256	(18,598)
Cash and cash equivalents at beginning of period	4,634,944	292,849	124,789	124,789	1,014,060

Cash and cash equivalents at end of period	$292,849	$124,789	$1,014,060	$298,045	$995,462

Supplemental cash flow information:
Non cash investing and financing activities:
- Contribution of net assets to an affiliated entity	$—	$3,928,000	$—	$—	$—
- Interest payments	$6,947,000	$6,581,000	$4,082,000	$2,474,000	$1,407,000
- Acquisition of property and equipment through capital lease	$141,000	$—	$—	$—	$—

See accompanying notes to consolidated financial statements.

ATLANTIC CELLULAR COMPANY, L.P. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1995, 1996, and 1997

(1) Summary of Significant Accounting Policies:

    (a) Organization

    Atlantic Cellular Company, L.P. (the Partnership) is a Delaware limited partnership created on May 5, 1989 to acquire, own and operate cellular telephone systems throughout the United States. The term of the partnership will continue until December 31, 2009, unless terminated earlier under the provisions of the Partnership Agreement. On August 28, 1990 the original partnership agreement was amended to allow additional partners to join the partnership under terms and conditions set forth in the amended partnership agreement. In July 1996, the Partnership Agreement was again amended to allow for the distribution of shares of HW Holding, Inc. to individual partners under the terms and conditions set forth in the Amendment Agreement (see note 3(e)).

    The partners and their respective capital account balances at December 31, 1995, 1996, and 1997 are reflected in the accompanying Statements of Partners' Capital. Profits, losses and distributable cash are allocated to the individual partners based upon their adjusted capital contributions and subject to certain special allocations as defined in the amended partnership agreement.

    (b) Principles of Consolidation

    The consolidated financial statements include the accounts of Atlantic Cellular Company, L.P. and the following subsidiaries:

      Atlantic Cellular/New Hampshire RSA Number One Limited Partnership (NH #1)

      ACC Cellular Holdings, L.P. (ACCCH)

      Mountain Cellular, L.P. (MC)

      ACC Wireless L.P. (ACCW)

      ACC Wireless Holdings, L.P. (ACCWH)

      Hawaiian Wireless Partners, L.P. (HWP)

    The Partnership owns a direct interest in NH #1 of 50.01% and owned a direct interest in HWP of 83.7% in 1995. In 1996, HWP was dissolved as discussed in note 3(e). The remaining partnerships are owned 100% by the Partnership and its existing partners (see note 3). All significant intercompany balances and transactions have been eliminated in consolidation.

    At December 31, 1995, 1996, and 1997 ACCW owned a 17.2%, 17.2% and 6.7% interest, respectively, in Michiana Partnership, L.P. (Michiana), an unconsolidated equity investment, which was formed to acquire Specialized Mobile Radio (SMR) channels. ACCW is also the General Partner. On March 21, 1997 the partnership agreement was amended to admit additional partners and to approve the transactions contemplated by an Assignment and Assumption Agreement with an unrelated third party. Under the terms of the Assignment and Assumption Agreement essentially all assets of Michiana are to be sold during 1998. ACCW has recorded its investment in Michiana in accordance with the equity method of accounting. In addition to its investment, the Partnership was owed $20,209, $15,622 and $4,620 from Michiana at December 31, 1995, 1996, and 1997, respectively.

    (c) Cash and Cash Equivalents

    Cash equivalents represent overnight repurchase agreements whose underlying security consists of U.S. Treasury securities. At December 31, 1996 and 1997, approximately $108,000 and $997,000, respectively is held by ACCW for investment in wireless telephone systems other than cellular.

    (d) Inventories of Cellular Telephones and Equipment

    Inventories of cellular telephones and equipment are stated at cost determined on a specific identification basis.

    (e) Property and Equipment

    Costs incurred for the purchase of various personal communication service ("PCS") licenses are stated at cost. Costs incurred for the purchase of cellular telephone construction permits and licenses are capitalized and amortized using the straight-line method over twenty-five years. Costs incurred for the construction of the cellular telephone systems are stated at cost and depreciated over ten years using the straight-line method. Property and equipment are stated at cost and depreciated or amortized using the straight-line method with estimated useful lives ranging from five to ten years.

    (f)  Investment in Equity Securities

    Investment in equity securities consisted of shares of a publicly traded, unconsolidated company that owns and operates various wireless communication systems. This investment was classified as available for sale and carried at its market value. The equity securities were sold during 1997.

    (g) Investments in Other Wireless Entities

    Investment in other wireless entities includes investments made in unconsolidated partnerships, including Michiana, formed to carry on business in other wireless communication systems and/or licenses. Investments in unconsolidated partnerships are accounted for under the equity method of accounting and investments in licenses are carried at the lower of their cost or net realizable value.

    (h) Deferred Financing Costs

    Costs incurred in obtaining a revolving loan agreement from a consortium of banks in October, 1994 are being amortized on a straight line basis over eight years, the life of the debt. Costs incurred to provide interest rate protection, such as interest rate caps, required by the revolving loan agreement, are being amortized as a rate adjustment over the respective lives of the cap or swap agreements.

    (i)  Derivatives

    Premiums paid for purchased interest rate cap agreements and options to enter into interest swap agreements are amortized to interest expense over the terms of the agreement. Unamortized premiums are included in deferred financing cost in the consolidated balance sheet.

    (j)  Revenue and Expense Recognition

    Cellular airtime revenue and access charges are recognized as service is provided. Cellular airtime is billed in arrears and a majority of access charges are billed in advance. Subscriber acquisition costs are expensed when incurred. Accounts receivable consist mainly of amounts due from subscribers and other cellular companies whose subscribers use the Company's cellular service.

    (k) Financial Instruments

    Financial instruments of the Partnership consist of cash, accounts receivable, accounts payable, notes payable and capital lease obligations. The carrying amounts of these financial instruments approximate their fair value.

    (l)  Income Taxes

    No provision is made for income taxes since the income or loss of the Partnership is included in the income tax returns of the partners. Income for financial statement purposes will differ from taxable income because of the requirement to capitalize organization and pre-operating expenses and because of different methods of depreciation used for tax and financial statement purposes.

    (m) Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) Related Party Transactions:

    (a) Management Contracts

    Atlantic Cellular Company, L.P. and Subsidiaries have entered into a management agreement with Atlantic Cellular Management Company, the managing general partner, to manage the business and affairs of the Partnership. Under the terms of the management agreement, Atlantic Cellular Management Company is reimbursed for all costs associated with its operation of the Partnership, which totaled approximately $2,600,000, $3,000,000 and $4,000,000 in 1995, 1996, and 1997, respectively. The Partnership advances monies to the management company which it uses to pay liabilities of the Partnership.

    On March 6, 1996, Atlantic Cellular Company, L.P. entered into a management agreement with Hawaiian Wireless, Inc. (see note 3(e)) to manage the design, construction and operation of its SMR system in the State of Hawaii. The Partnership is reimbursed for all out of pocket expenses reasonably incurred and receives an annual management fee in an amount equal to the greater of $1,200,000 or 5% of gross revenues of the SMR system, not to exceed $2,000,000 annually. This management fee amounted to $1,200,000 for both 1996 and 1997. At December 31, 1996 and 1997, respectively, the Partnership was owed $405,235 and $659,568 pursuant to the management agreement.

    (b) Reimbursement of Expenses

    Pursuant to the terms of the Partnership Agreement, all partners are reimbursed by the Partnership for any reasonable and necessary expenses, as defined in the Partnership Agreement, incurred by them on behalf of the Partnership.

    (c) Consulting Fees

    Pursuant to the amended Partnership Agreement, the Partnership was obligated for consulting fees to the following partners:

    SP Cellular Corp.—Commencing July 1, 1990, SP Cellular Corp. is entitled to an annual fee of $93,750 payable on June 27, 1991, and each succeeding year until termination of the partnership. At December 31, 1996 and 1997, $46,875 of this annual fee remained to be paid.

    Saugatuck Associates, Inc.—Commencing July 1, 1990, Saugatuck Associates, Inc. is entitled to an annual fee of $150,000 payable on June 27, 1991 and each succeeding year until June 27, 1994. Thereafter, $56,250 will be paid each June 27th until termination of the partnership. At December 31, 1996 and 1997, $28,125 of the annual fee remained to be paid.

(3) Consolidated Subsidiaries:

    (a) Atlantic Cellular/New Hampshire RSA Number One Limited Partnership

    On February 21, 1991, the Partnership entered into an agreement to purchase a 50.01% interest in the non-wireline New Hampshire Number One Rural Service Area License (the license) from New Hampshire One Cellular Telephone Company, Inc. (the Limited Partner), which owned 100% of the license. Concurrently with the transaction to purchase, the Partnership and the Limited Partner formed a new partnership, Atlantic Cellular/New Hampshire RSA Number One Limited Partnership (NH #1), and each contributed its interests in the license (50.01% and 49.99%, respectively) to NH #1. The purpose of NH #1 is to construct and operate a cellular system in the license area.

    The Partnership has a put/call option to purchase the remaining 49.99% from the Limited Partner on August 31, 1998 at fair market value under the terms of the agreement as amended on September 30, 1997. Upon transfer of any portion of the Limited Partners' interest, the Partnership is to receive 20% of the sale price in excess of the Limited Partners' adjusted capital contribution as defined by the Partnership Agreement.

    The Partnership manages NH #1 under a management agreement. The Partnership is reimbursed for all direct costs. At December 31, 1996 and 1997, the amount currently payable to/receivable from NH #1 was $226,484 and $752,092, respectively (eliminated in consolidation). Indirect costs are reimbursed based on the allocation of total indirect expenses of the Partnership to all cellular systems managed by the Partnership according to the relative size of their 1980 and 1990 U.S. Census populations, but not to exceed $437,000 per year for NH #1. In addition, the Partnership receives a management fee of $96,000 per year or 5% of gross revenues calculated on a quarterly basis, whichever is higher. The Partnership is currently restricted under the terms of a revolving loan agreement with various banks to receive payment for indirect costs and management fees. Indirect costs and management fees not paid currently are stated as a deferred account receivable and are subject to interest at 13.5%. At December 31, 1996 and 1997, the deferred account receivable amounted to $5,416,840 and $7,130,396 (eliminated in consolidation) and interest for the years ended December 31, 1995, 1996, and 1997 amounted to $425,168, $604,839 and $850,449, respectively (eliminated in consolidation).

    (b) Mountain Cellular

    On October 25, 1994, the Partnership, together with its existing partners, formed Mountain Cellular, L.P. (MC) for the sole purpose of conducting its business operations in the California Rural Service Area No. 11. As a result, the Partnership contributed its assets used solely in the California system to the new partnership. At December 31, 1996 the Partnership owned approximately 99% of MC, and the remaining 1% was owned by ACCCH.

    On April 30, 1997, the Partnership sold substantially all its assets in MC to an unrelated third party. Total proceeds of the sale were $41,500,000 plus working capital on hand at the time of the sale. At the date of sale the carrying value of the assets sold was approximately $13,200,000. Net income for MC included in the operations of the Partnership for 1997 was approximately $410,000. The proceeds of the sale were used to reduce the outstanding balance of the Partnership's revolving loan agreement.

    (c) ACC Wireless, L.P.

    On October 25, 1994, the Partnership, together with its existing partners, formed ACC Wireless, L.P. (ACCW) for the purpose of investing, developing and operating wireless telephone systems other than cellular. The Partnership contributed approximately $2,800,000 in cash plus other assets comprised of options to purchase SMR channels and equipment to the new partnership. At December 31, 1996 and 1997 the Partnership owned approximately 99% of ACCW, and the remaining 1% is owned by ACCWH.

    (d) ACC Cellular Holdings, L.P. and ACC Wireless Holdings, L.P.

    On October 25, 1994, the Partnership formed ACC Cellular Holdings, L.P. (ACCCH) and ACC Wireless Holdings, L.P. (ACCWH). Concurrent with their formation, the Partnership assigned its interest in ACCCH and ACCWH to its existing partners in the same proportion of their respective ownership ratio in ACLP.

    (e) Hawaiian Wireless Partners, L.P.

    On October 25, 1994, ACCW formed Hawaiian Wireless Partners, L.P. (HWP) by contributing options to purchase 100 SMR Channels for a 74.1% ownership. The remaining 25.9% was owned by a single minority partner, who also contributed options to purchase SMR channels. During 1995, ACCW contributed additional options plus cash to HWP, increasing its ownership interest to 83.7% at December 31, 1995. The purpose of HWP, which was consolidated with the Partnership in the 1995 financial statements, is to purchase, develop and operate enhanced specialized mobile radio systems in the State of Hawaii.

    On March 6, 1996, substantially all the net assets of HWP totaling approximately $3,900,000 were contributed to HW Holding, Inc. (HWH) in exchange for 2,386 shares of HWH Series A Convertible Preferred Stock. The 2,386 shares of HWH Series A Convertible Preferred Stock of HWH were concurrently distributed to the partners of HWP with approximately 1,989 shares being distributed to the Partnership. In July 1996, the Partnership Agreement was amended to allow for the distribution of these shares to partners per the terms and conditions set forth in the Amendment Agreement. On May 23, 1996, HWP was dissolved.

(4) Property and Equipment:

    Property and equipment consists of the following at December 31:

	1996	1997
Construction permits and licenses	$135,016,100	$121,016,080
Operating systems	44,037,529	41,539,069
PCS Licenses	—	9,996,948
Leasehold improvements	1,139,326	871,698
Other property and equipment	4,350,740	4,041,756

	$184,543,695	$177,465,551

(5) Deposit:

    On August 9, 1996 a wholly-owned subsidiary of ACC Wireless, L.P. deposited $3,000,000 with the Federal Communications Commission as part of the requirements enabling the subsidiary to participate in an auction of additional spectrum which commenced in August 1996. In January 1997, the auction terminated with the subsidiary of ACC Wireless L.P. winning high bids in nine markets for a total cost of approximately $10,000,000 (see note 9).

(6) Deposits on Sales of Other Wireless Entities:

    During 1997, an unconsolidated investee of the Partnership entered into an Assignment and Assumption Agreement with a third party to sell substantially all of its assets. The buyer was required to pay a portion of the total anticipated purchase price as a down payment. The Partnership's pro rata share of the down payment, totaling $123,345, was distributed by the investee to the Partnership. This amount has been recorded as deposits on sale of other wireless entities at December 31, 1997. It is anticipated that the Partnership will recognize a gain on its investment upon consummation of the sale which is expected to occur in 1998.

(7) Notes Payable — Bank:

    On October 25, 1994 the Partnership entered into a $90,000,000 revolving loan agreement with a consortium of banks. The loan agreement was amended on September 11, 1996 to reduce the borrowing rate, to eliminate certain financial covenants and to adjust the schedule of principal repayments. The interest rate charged to the Partnership is based on a formula related to the bank's prime lending rate and LIBOR. The weighted average interest rate charged on outstanding balances was approximately 9%, 8% and 7% for the years ended December 31, 1995, 1996, and 1997, respectively. In addition, the Partnership is required to pay quarterly fees on the unused commitment. Substantially all of the cellular assets of the Partnership are pledged as security under the loan agreement. At December 31, 1996 and 1997, the outstanding borrowings under these loan agreements were $81,500,000 and $40,000,000, respectively. In accordance with the new revolving loan agreement, the Partnership's loan commitment will be reduced quarterly as follows:

Last Days of March, June, September and December in:	Quarterly Commitment Reduction	Annual Commitment Reduction
1998	1,125,000	$4,500,000
1999	5,625,000	22,500,000
2000	5,062,500	20,250,000
2001	5,062,500	20,250,000
2002	5,625,000	22,500,000

		$90,000,000

    At December 31, 1996 and 1997 the Partnership had an interest rate cap agreement on a notional amount of $35,000,000 of the note payable through June 4, 1998. As of December 31, 1996 and 1997 the fair value of this hedge approximated its carrying value. The fair value of the hedge agreement is the amount at which the agreement could be exchanged in a current transaction between willing parties and its value or cost is estimated using option pricing models and essentially values the potential for the agreement to become in-the-money through changes in interest rates during the remaining terms.

    The loan agreements contain various covenants including limitations on indebtedness, investments and certain transactions with Partners. The Partnership was in full compliance with all covenants at December 31, 1996 and 1997.

(8) Commitments:

    The Company is obligated under various capital leases entered into during 1996 and 1997 for vehicles used in its operations that expire at various dates during the next three years. The total capitalized cost of vehicles leased at December 31, 1996 and 1997 under capital leases is approximately $250,000 and $230,000, respectively.

    In addition, the Partnership leases facilities for its cellular offices, installation and operation locations, cell sites and corporate offices under operating lease agreements. Total rent expense was approximately $1,400,000, $1,600,000 and $2,000,000 in 1995, 1996, and 1997, respectively.

    The future minimum lease payments required pursuant to capital and operating leases as of December 31, 1997 are as follows:

	Operating	Capital
Year ended December 31:
1998	$1,356,222	$63,132
1999	1,055,287	29,842
2000	874,757	3,282
2001	665,250	—
2002	372,293	—
Thereafter	209,485	—

Total minimum lease payments	$4,533,294	96,256

Less amount representing interest		14,881

Net minimum capital lease payments		81,375
Less current installments		49,316

Obligations under capital leases, excluding current installments		$32,059

(9) Subsequent Event — Sale of Cellular Operations and PCS Licenses:

    On February 13, 1998, the Partnership entered into a purchase and sale agreement (the "Agreement") with an unrelated third party for the sale of the Partnership's cellular operations. The Agreement provides that substantially all of the assets of the Partnership will be transferred to the buyer for a purchase price of $256 million or $239 million depending on whether the transaction is structured as a sale of assets or a sale of partnership interests, respectively. The ultimate purchase price is subject to potential adjustments for working capital and a failure to attain targeted cash flow and subscriber levels as defined in the Agreement. The sale is expected to be consummated in 1998.

    On February 17, 1998, the Partnership entered into a separate purchase and sale agreement with a different third party buyer for the sale of all of the Partnership's PCS licenses for approximately $13 million. The carrying value of the PCS licenses is approximately $10 million. The sale is also expected to be consummated in 1998.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Triton Cellular Partners, L.P.:

    We have audited the accompanying consolidated balance sheets of Triton Cellular Partners, L.P. and Subsidiaries as of December 31, 1998 and September 30, 1999, and the related consolidated statements of operations, partners' equity and cash flows for the year ended December 31, 1998 and the nine months ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Triton Cellular Partners, L.P. and Subsidiaries as of December 31, 1998 and September 30, 1999, and the results of its operations and its cash flows for the year ended December 31, 1998 and the nine months ended September 30, 1999, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Philadelphia, Pennsylvania,
December 23, 1999

TRITON CELLULAR PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 1998	September 30, 1999
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,890	$—
Accounts receivable, less allowance of $2,936 and $1,986	12,646	24,842
Inventories	1,282	3,974
Other current assets	3,131	1,314

Total current assets	20,949	30,130
PROPERTY AND EQUIPMENT, less accumulated depreciation of $3,736 and $12,898	48,822	90,788
LICENSES AND OTHER INTANGIBLE ASSETS, less accumulated amortization of $13,882 and $37,713	280,911	474,988

	$350,682	$595,906

LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,021	$7,835
Accrued expenses	7,433	8,826
Accrued interest	5,067	2,052
Due to related parties, net	951	1,046
Income tax payable	—	8,244
Advance billings and customer deposits	1,658	2,047

Total current liabilities	16,130	30,050
LONG-TERM DEBT	261,500	463,916
DEFERRED COMPENSATION	—	53,954
DEFERRED INCOME TAXES	6,231	1,511

Total liabilities	283,861	549,431
COMMITMENTS AND CONTINGENCIES (NOTE 12)
PARTNERS' EQUITY:
Partners' contributions	78,877	125,968
Accumulated deficit	(12,056)	(79,493)

Total partners' equity	66,821	46,475

	$350,682	$595,906

The accompanying notes are an integral part of these consolidated balance sheets.

TRITON CELLULAR PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31, 1998	Nine Months Ended September 30, 1999
REVENUES:
Service	$31,464	$61,053
Roamer	14,208	37,870
Equipment	2,605	4,744

Total revenues	48,277	103,667

OPERATING EXPENSES:
Network costs	7,210	12,380
Cost of equipment sales	3,650	7,644
Sales and marketing	6,633	14,738
General and administrative	11,208	20,078
Deferred compensation	—	53,954
Depreciation and amortization	17,950	32,993

Total operating expenses	46,651	141,787

OPERATING INCOME (LOSS)	1,626	(38,120)
OTHER INCOME (EXPENSE):
Interest expense	(14,059)	(26,076)
Interest income	262	283

Other income (expense), net	(13,797)	(25,793)

LOSS BEFORE INCOME TAXES	(12,171)	(63,913)
INCOME TAX EXPENSE (BENEFIT)	(115)	3,524

NET LOSS	$(12,056)	$(67,437)

The accompanying notes are an integral part of these consolidated financial statements.

TRITON CELLULAR PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY

(In thousands)

	Partners' Contributions	Accumulated Deficit	Total
BALANCE, December 31, 1997	$—	$—	$—
Partners' contributions	79,384	—	79,384
Costs related to capital contributions	(486)	—	(486)
Return of contribution	(21)	—	(21)
Net loss	—	(12,056)	(12,056)

BALANCE, December 31, 1998	78,877	(12,056)	66,821
Partners' contributions	47,148	—	47,148
Costs related to capital contributions	(57)	—	(57)
Net loss	—	(67,437)	(67,437)

BALANCE, September 30, 1999	$125,968	$(79,493)	$46,475

The accompanying notes are an integral part of these consolidated financial statements.

TRITON CELLULAR PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31, 1998	Nine Months Ended September 30, 1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,056)	$(67,437)
Adjustments to reconcile net loss to net cash provided by operating activities—
Depreciation and amortization	17,950	32,993
Deferred income taxes	(115)	(4,720)
Provision for bad debts	1,061	2,162
Deferred compensation	—	53,954
Accreted interest on seller notes	—	566
Change in other operating elements:
Accounts receivable	(5,565)	(10,383)
Inventories	(34)	(1,853)
Other current assets	(2,933)	2,018
Accounts payable	(3,009)	5,240
Accrued expenses	10,215	(2,492)
Income tax payable	—	8,244
Other current liabilities	657	612

Net cash provided by operating activities	6,171	18,904

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,277)	(25,773)
Acquisitions, net of cash acquired	(314,014)	(213,932)

Net cash used in investing activities	(318,291)	(239,705)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facility	253,000	175,600
Financing costs	(4,346)	(5,859)
Capital contributions from partners	66,922	47,148
Costs related to capital contributions	(486)	(57)
Return of capital contribution	(21)	—
Advances from related parties, net	951	95
Other	(10)	(16)

Net cash provided by financing activities	316,010	216,911

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,890	(3,890)
CASH AND CASH EQUIVALENTS, beginning of period	—	3,890

CASH AND CASH EQUIVALENTS, end of period	$3,890	$—

The accompanying notes are an integral part of these consolidated financial statements.

TRITON CELLULAR PARTNERS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1998 and September 30, 1999

1. Organization and Nature of the Business:

    Triton Cellular Partners, L.P. was formed on December 3, 1997 by Triton Cellular, Inc., the general partner of the partnership, and commenced operations during 1998. Triton Cellular Partners, L.P. and its subsidiaries (Triton or the Company) provide cellular communication services in Washington, Oregon, Kansas, Alabama and Mississippi. The Company operates under licenses granted by the Federal Communications Commissions (FCC). The Company's operations are subject to the applicable rules and regulations of the FCC.

2. Summary of Significant Accounting Policies:

Principles of Consolidation

    The consolidated financial statements of the Company include the accounts of Triton Cellular Partners, L.P. and its wholly owned subsidiaries. All significant intercompany accounts and balances have been eliminated in consolidation.

Cash and Cash Equivalents

    Cash and cash equivalents includes cash on hand, demand deposits and short-term investments with original maturities of three months or less.

Inventories

    Inventories, consisting primarily of wireless handsets and accessories held for resale, are valued at the lower of cost or market. Cost is determined by the first-in, first-out method.

Property and Equipment

    Property and equipment are recorded at cost. Additions, improvements or major renewals are capitalized, while expenditures that do not enhance or extend the asset's useful life are charged to operating expenses as incurred. In connection with network construction-related activities, the Company capitalizes salaries of the Company's engineering employees responsible for the design and construction. Depreciation is calculated based on the straight-line method over the estimated useful lives of the respective assets as follows:

Network infrastructure and equipment	7 years
Office furniture, fixtures and equipment	5 years
Leasehold improvements	5 years or life of lease, if shorter
Automobiles	5 years
Computer equipment and software	3 years
Buildings	40 years

Licenses and Other Intangible Assets

    Licenses primarily consist of the cost of cellular licenses acquired through acquisitions. Other intangibles, resulting primarily from acquisitions, include the value assigned to covenants not to compete, subscriber lists and goodwill. License costs are amortized over a period of 40 years using the straight-line method. Goodwill is amortized over periods ranging from 20 to 40 years using the straight-line method. Covenants not to compete are amortized using the straight-line method over the covenant period and subscriber lists are amortized using the straight-line method over the estimated average customer life.

Deferred Costs (in thousands)

    Deferred costs consist primarily of fees incurred to secure credit facilities. Deferred financing costs are being amortized over eight and one-half years, the estimated period the debt will remain outstanding.

    Amortization expense of $489 and $793 was recorded in the year ended December 31, 1998 and nine months ended September 30, 1999, respectively.

Long-Lived Assets

    The Company periodically evaluates the value of all long-lived assets to determine if events have occurred that indicate that the remaining estimated useful lives of these assets may warrant revision, or whether the remaining balance may not be recoverable. If asset recovery is in question, the Company uses an estimate of future net cash flows over the remaining useful lives of the long-lived assets to measure recoverability.

Revenue Recognition

    The Company earns revenue by providing cellular and paging services to customers of the Company and of other cellular carriers traveling (roaming) in the Company's service area and from sales of cellular and paging equipment and accessories. Service revenue consists of the base monthly service fee and airtime revenue. Base monthly service fees are primarily billed one month in advance and are recognized in the month earned. Airtime revenue is recognized when service is provided. Roamer revenue consists of the fees charged to other cellular carriers' customers for roaming in the Company's service area as well as related airtime revenue for use of the Company's cellular network. Roamer revenue is recognized when the service is rendered. The Company recognizes other service revenues from equipment installations and connection fees when earned.

Income Taxes

    As a partnership, the Company and a majority of its subsidiaries are not subject to income taxes. However, income taxes applicable to Mississippi-34 Cellular Corporation (Mississippi-34), which has not elected treatment as an S corporation, are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Financial Instruments

    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Company.

    The carrying amounts and fair values of the Company's financial instruments are as follows:

	Carrying Amount		Estimated Fair Value
	December 31, 1998	September 30, 1999	December 31, 1998	September 30, 1999
	(In thousands)

Financial Asset:
Cash	$3,890	$—	$3,890	$—
Financial Liabilities:
$500.0 million credit facility	253,000	428,600	253,000	428,600
Notes held by sellers (see Note 3)	2,000	28,816	2,000	28,816
Purchase option payable	6,500	6,500	6,500	6,500
Other Financial Instruments:
$50.0 million JP Morgan interest rate swap agreement	—	—	(1,538)	218
$75.0 million PNC interest rate swap agreement	—	—	325	1,618
$50.0 million First Union interest rate swap agreement	—	—	518	1,363
$35.0 million Rabobank interest rate swap agreement	—	—	—	726

Customer Acquisition Costs

    Costs to acquire customers are charged to expense when incurred. Also, the Company charges advertising costs to expense when the advertisement occurs.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Business and Credit Concentrations

    The Company's cellular customers are geographically located in Washington, Oregon, Kansas, Alabama and Mississippi. Revenues from one roaming partner represent approximately 10% and 17% of the Company's consolidated revenues for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively.

New Accounting Pronouncements

    The Company adopted SFAS No. 130, "Reporting Comprehensive Income," effective January 1, 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. The adoption of this statement had no impact on the Company's financial statements.

    The Company adopted Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-up Activities," effective January 1, 1998. This statement requires that the costs of start-up activities, including organization costs, be expensed as incurred and is effective for fiscal years beginning after December 31, 1998. The adoption did not have a material effect on the Company's financial position or results of operations.

    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. The Company is evaluating the impact of the implementation of this accounting standard.

3. Acquisitions:

    During 1998 and 1999, the Company acquired six businesses for an aggregate purchase price of $563.0 million, consisting of approximately $515.8 million in cash, $34.8 million in debt and $12.4 million in limited partnership interest.

Point Telesystems, Inc.

    Effective January 16, 1998, the Company acquired the Oregon cellular telephone license, operations and related assets of Point Telesystems, Inc. (Point), an independent provider of wireless communication services in Oregon, for approximately $77.7 million in cash. Point provided cellular service to western Oregon 4 RSA, a 3,946 square-mile service area that encompasses 234,800 POPs. The Company entered into an option agreement (the Option) for consideration of $1.5 million, which was paid at the closing, which entitles the Company to acquire certain cell sites in the future for $6.5 million. The Option expires February 28, 2003. Since the Company expects to exercise the Option after January 1, 2001 and prior to its expiration, the total cost of $8.0 million has been included in the purchase price and the unpaid portion of $6.5 million has been reflected in the consolidated balance sheet as long-term debt. The Company has entered into an agreement to utilize the assets covered by the Option for the period prior to exercising the Option. The ongoing payments paid pursuant to this agreement have been reflected as interest expense in the consolidated statement of operations. The average effective interest rate over the term of the Option is 5.5%.

Columbia River Cellular Partners, L.P.

    Effective April 16, 1998, the Company acquired the Washington cellular telephone licenses, operations and related assets of Columbia River Cellular Partners, L.P. (Columbia), an independent provider of wireless communication services in Washington, for approximately $34.6 million, consisting of $22.2 million in cash and a partnership interest in the Company valued at $12.4 million. Columbia provided cellular service to Washington 2 and 3 RSAs, a 16,494 square-mile service area that encompasses 198,200 POPs.

U.S. Unwired, Inc.

    Effective July 1, 1998, the Company acquired the Western Kansas (Kansas 1, 2, 6, 7, 11, 12, and 13 RSAs and interim operating authority for Oklahoma 1 RSA) and Mississippi/Alabama (Mississippi 1 RSA and interim operating authority for the Mississippi 5 RSA and Alabama 3 and 4 RSAs) cellular telephone licenses, operations and related assets from U. S. Unwired, Inc. (U.S. Unwired), an independent provider of wireless communication services, for approximately $149.9 million in cash. These licenses allow the Company to provide cellular service to a 54,773 square-mile service area that encompasses 769,800 POPs.

    Effective July 1, 1998, the Company acquired the outstanding stock of Mississippi-34 from U.S. Unwired and Bailey Cable & Wireless, Inc. for approximately $22.3 million in cash. Mississippi-34 provides cellular service to Mississippi 3 and 4 RSAs, a 7,435 square-mile service area that encompasses 287,800 POPs.

AAT RSA Company Limited Partnership

    Effective August 7, 1998, the Company acquired the Alabama cellular telephone license, operations and related assets of AAT RSA Company Limited Partnership (AAT RSA), an independent provider of wireless communication services in Alabama for approximately $39.9 million, consisting of $37.9 million in cash and a 10% junior subordinated promissory note in the amount of $2.0 million payable on August 7, 2003. AAT RSA provided cellular service to Alabama 7 RSA, a 4,372 square-mile service area that encompasses 170,800 POPs.

BMCT, L.P.

    Effective February 1, 1999, the Company acquired the Oregon and Washington cellular telephone licenses, operations and related assets of BMCT, L.P., an independent provider of wireless communications to portions of both Washington and Oregon, for approximately $208.2 million, consisting of $203.2 million in cash and a 10% junior subordinated promissory note in the amount of $5.0 million payable on February 1, 2009. BMCT, L.P. provided cellular service to Oregon 3 and 6 RSAs and Washington 8 RSA, a 60,280 square-mile service area that encompasses 486,100 POPs.

Cranford Cellular Communications, L.L.C.

    Effective June 15, 1999, the Company acquired the Alabama 5 RSA license from Cranford Cellular Communications, L.L.C. (Cranford) for approximately $22.3 million, consisting of $1.0 million in cash and a 9% promissory note in the amount of $21.3 million payable on the later of i) January 2, 2000 or ii) the date that is 60 days after the date that the FCC permit order shall become a final order. Based upon all the facts that management currently has, the Company believes that it is probable that the FCC final order will not be issued within the next year. Therefore, the payable of $21.3 miliion has been classified as long-term debt in the accompanying balance sheets. The acquired license covers a 4,479 square-mile service area that encompasses 215,400 POPs.

    The purchase price allocations have been completed on a preliminary basis, subject to adjustment should new or additional facts about the businesses become known. All of the above acquisitions have been accounted for under the purchase method of accounting with the excess of the purchase price over estimated fair value of net tangible assets being allocated to licenses, goodwill, customer lists and covenants not to compete; accordingly, operating results have been included from the date of acquisition. The following unaudited pro forma information presents the consolidated results of operations as if the above acquisitions had occurred as of January 1, 1998. This summary is not necessarily indicative of what the results of operations of the Company and the acquired entities would have been if they had been a single entity during such period, nor does it purport to represent results of operations for any future periods.

	Year Ended December 31, 1998	Nine Months Ended September 30, 1999
	(In thousands)
Total revenues	$109,237	$107,152
Operating loss	$(1,063)	$(41,977)
Net loss	$(27,458)	$(68,480)

4. Property and Equipment (in thousands):

    The Company's property and equipment consisted of the following:

	December 31, 1998	September 30, 1999
Network infrastructure and equipment	$48,855	$91,319
Office furniture, fixtures and other equipment	3,703	12,367

	52,558	103,686
Less: accumulated depreciation	(3,736)	(12,898)

Property and equipment, net	$48,822	$90,788

    Depreciation expense was $4,068 for the year ended December 31, 1998 and $9,162 for the nine months ended September 30, 1999.

5. Licenses and Other Intangible Assets (In thousands):

    The Company's intangible assets and their useful lives consisted of the following:

	December 31, 1998	September 30, 1999	Useful Lives
Licenses	$140,053	$286,976	40 years
Goodwill	110,399	143,771	20-40 years
Customer lists	25,458	52,447	4 years
Covenants not to compete	14,500	19,250	2-3 years
Bank financing	4,383	10,257	8.5 years

	294,793	512,701
Less: accumulated amortization	(13,882)	(37,713)

Other assets, net	$280,911	$474,988

    Amortization expense was $13,882 for the year ended December 31, 1998 and $23,831 for the nine months ended September 30, 1999.

6. Long-Term Debt:

    The Company's long-term debt consisted of the following:

	December 31, 1998	September 30, 1999
	(In thousands)
Credit facility	$253,000	$428,600
Note payable to AAT RSA (see Note 3)	2,000	2,233
Note payable to BMCT, L.P. (see Note 3)	—	5,333
Note payable to Cranford (see Note 3)	—	21,250
Purchase option payable to Point (see Note 3)	6,500	6,500

	261,500	463,916
Less: current portion of long-term debt	—	—

Long-term debt	$261,500	$463,916

    The Company has a credit facility agreement (the Credit Facility) with a group of commercial banks. The Credit Facility provides for 1) a $100.0 million revolving credit facility (the Revolver), 2) a $270.0 million term loan facility (Term Loan A) and 3) a $130.0 million term loan facility (Term Loan B).

    At the Company's discretion, advances under the Credit Facility bear interest at either the London Interbank Offered Rate (LIBOR) plus margin or the administrative agent's prime rate plus margin. The margin for the Revolver and Term Loan A is determined by the Company's leverage ratio and ranges between 1.5% and 2.75% for LIBOR advances and 0.5% and 1.75% for prime rate advances. With respect to Term Loan B, the margin is 3.25% for LIBOR advances and 2.25% for prime rate advances. The loan agreement requires an annual commitment fee of between .375% and 0.5% of the unused portion of the Revolver, depending on the Company's leverage ratio. Commitment fee payments are made quarterly.

    The commitment to make advances under the Revolver reduces each quarter beginning on September 30, 2001 and continuing through maturity on June 30, 2007. Balances outstanding under the term loans are required to be repaid in quarterly installments beginning on September 30, 2001 (Term Loan A) and September 30, 2002 (Term Loan B) and continuing through maturity on June 30, 2007 (Term Loan A) and December 31, 2007 (Term Loan B).

    The Credit Facility contains certain standard and customary covenants which, among other things, require the maintenance of certain financial ratios (including the ratio of indebtedness to annualized operating cash flow and the ratio of annualized operating cash flow to interest expense), the hedging of interest rate risk exposure, restrictions on partnership distributions and limitations on the sale of assets. During the periods presented, the Company was in compliance with all such covenants.

    The Credit Facility is collateralized by substantially all of the assets of the Company as well as its subsidiaries and a pledge of substantially all of the ownership interests in the Company and its subsidiaries.

    The weighted average interest rate for amounts outstanding under the Credit Facility was 7.99% at September 30, 1999 and 7.79% at December 31, 1998.

    Scheduled principal payments under the Credit Facility are as follows (in thousands):

2000	$—
2001	13,500
2002	27,650
2003	32,350
2004 and thereafter	355,100

$428,600

    In June 1999, the Company established a $5.0 million demand discretionary line of credit (the Swing Line), as a sublimit under the Revolver, with a lender under the Credit Facility. The Swing Line borrowing rate is negotiated daily based upon 1) the federal funds rate, plus 2) the applicable margin for Eurodollar advances, minus 3) the commitment fee rate. There were no borrowings outstanding as of September 30, 1999.

7. Partners' Capital:

    Limited and general partners' capital contributions are recorded when received. Total committed capital of the limited partners at December 31, 1998 and September 30, 1999 was $155.1 million and $157.7 million, respectively, of which $79.3 million and $126.3 million, respectively, has been called and received. In addition, total committed capital of the general partner at December 31, 1998 and September 30, 1999 was $165,000 and $215,000, respectively, of which $67,000 and $215,000, respectively, has been called and funded. The Partnership Agreement provides for the following classes of limited partnership interest: Class A, Special Class A, Class B, Special Class B and Classes C, D, E, F and G.

    In general, the general partner is vested with the right to operate, manage, control and make all decisions affecting the affairs of the Company's business, except those which would be unlawful, in breach of its fiduciary responsibility to the limited partners or inconsistent with the Partnership Agreement. The Company has established an advisory committee comprised of three representatives of the Class A limited partners and two members of the general partner. The general partner must receive approval from the advisory committee for significant actions including, but not limited to, acquisition of investments; sale, exchange or disposition of any investment; any capital call or distribution of cash or securities; any borrowings, loans or guarantees by the Partnership; admission of additional partners; and determinations of fair value.

    Net profits and losses, both realized and unrealized, are allocated to the limited partners and general partner as prescribed in the Partnership Agreement. As set out in the Partnership Agreement, the general partner has the discretion to determine amounts available for distribution, subject to the approval of the advisory committee. However, proceeds from disposition of an investment (less reasonable reserves established by the general partner) must be distributed within 60 days of the disposition.

    Costs related to capital contributions consist primarily of legal fees and expenses incurred in connection with the offering of limited partnership interests and the Partnership Agreement. These costs are presented in the accompanying financial statements as a reduction of total partners' equity.

8. Deferred Compensation:

    During 1998 and 1999, the Company granted performance incentive awards to certain officers and key employees in the form of Class D, E and G limited partnership interests. Class F limited partnership interests have not been issued; however, the Company expects to issue such interests prior to the consummation of the transaction described in Note 15. These performance awards vest over four years from the date of issuance or 100% upon change of control. The performance awards entitle the holder to participate in the appreciation of the Company's value as defined in the limited partnership agreement. Deferred compensation expense for the performance awards is being recognized based upon a four-year vesting schedule as defined in the limited partnership agreement and the estimated value of the performance awards at the end of the applicable period. Compensation expense was $0.0 for the year ended December 31, 1998 and $53.6 million for the nine months ended September 30, 1999.

    The unvested portion of the performance awards of approximately $40.5 million will continue to be recognized based upon a four-year vesting until the consummation of the transaction discussed in Note 15, at which time vesting will be accelerated to 100%.

9. Income Taxes:

    Expense (benefit) for income taxes were as follows:

	Year Ended December 31, 1998	Nine Months Ended September 30, 1999
	(In thousands)
Federal income taxes:
Current	$—	$7,172
Deferred	(100)	(4,102)

	(100)	3,070

State income taxes:
Current	—	1,072
Deferred	(15)	(618)

	(15)	454

Total income tax expense (benefit)	$(115)	$3,524

    The income tax effect of the items that create deferred tax assets and liabilities are as follows:

	December 31, 1998	September 30, 1999
	(In thousands)
Deferred tax assets:
Nondeductible accrued liabilities	$123	$149
Net operating loss carryforward	2,156	—

Net deferred tax assets	2,279	149

Deferred tax liabilities:
Intangible assets	8,197	1,196
Fixed assets	313	464

Deferred tax liabilities	8,510	1,660

Net deferred tax liabilities	$6,231	$1,511

    The Company's income tax provision, relating to Mississippi-34, was computed based on the federal statutory rate and the average state statutory rates, net of the related federal benefit. The income tax provision for the nine months ended September 30, 1999 of approximately $3.5 million primarily relates to the transfer of FCC licenses by Mississippi-34 to a related party.

    During 1999, Mississippi-34 distributed its FCC licenses to a wholly owned subsidiary, a limited liability corporation, of the Company. For book purposes the transfer of FCC licenses was recorded at net book value. For tax purposes this transaction was a taxable event resulting in an income tax provision of approximately $3.5 million and an income tax payable of approximately $8.2 million.

    The Company recorded a deferred tax liability of $6.3 million when it acquired all of the outstanding stock of Mississippi-34. This represents the tax effect of temporary differences arising from the excess of the financial statement basis of the net assets acquired over the tax basis carried over from the predecessor.

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management has considered the scheduled reversal of deferred tax liabilities and tax planning strategies in making this assessment. Based upon the assessment, management believes it is more likely than not that the Company will realize the benefits of the deferred tax assets at September 30, 1999.

10. Financial Instruments:

    The Company has entered into interest rate protection agreements to lock in interest rates on a portion of its variable rate debt. The Company does not use these agreements for trading or other speculative purposes. Although these agreements are subject to fluctuations in value, they are generally offset by fluctuations in the value of the underlying instrument or anticipated transaction.

    Under each interest rate swap agreement, the Company pays the difference between LIBOR and the fixed rate if LIBOR exceeds the fixed rate. Income and expense associated with the transactions are recognized over periods prescribed by the contracts.

    The following table summarizes the Company's off-balance sheet interest rate swap agreements (pay fixed rate, receive variable rate) at September 30, 1999 (in thousands):

	Settlement	Notional Amount	Fair Value	Maturity	Pay Fixed Rate	Receive Variable Rate
1.	Monthly	$50,000	$1,363	October 2001	4.7%	5.1%
2.	Monthly	75,000	1,618	September 2001	4.9	5.1
3.	Quarterly	50,000	218	June 2002	6.0	5.1
4.	Monthly	35,000	726	March 2004	5.3	5.1

11. Related-Party Transactions (in thousands):

    The Company is affiliated with Triton PCS, Inc. and Triton Management Company, Inc. by certain common ownership and management overlap. As part of this affiliation, certain costs are incurred and paid by these related parties on behalf of the Company and are subsequently reimbursed. Such costs totaled $482 and $822 for the year ended December 31, 1998 and nine months ended September 30, 1999, respectively. In addition, under an agreement between the Company and Triton Management Company, Inc., management services rendered are charged to the Company. Such amounts totaled $469 and $405 for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively. The outstanding balance due to these related parties at December 31, 1998 and September 30, 1999 was $951 and $1,046, respectively.

12. Commitments and Contingencies (in thousands):

    The Company has entered into various leases for its offices, land for cell sites, cell sites, and furniture and equipment under operating leases expiring through December 31, 2010. As of September 30, 1999, the estimated future minimum rental payments under these lease agreements having an initial or remaining term in excess of one year were as follows:

2000	$2,340
2001	2,128
2002	1,958
2003	1,815
2004	1,080
Thereafter	1,982

$11,303

    Rent expense under operating leases was $879 for year ended December 31, 1998 and $1,622 for the nine months ended September 30, 1999.

Legal and Regulatory Matters

    The Company is subject to various legal and regulatory matters arising in the normal course of business. Management does not believe any of these matters will have a significant effect on the Company and, accordingly, no provision for any liability that may result from these matters has been made.

13. 401(k) Savings Plan (in thousands):

    The Company sponsors a 401(k) savings plan which permits employees to make contributions to the savings plan on a pretax salary reduction basis in accordance with the Internal Revenue Code. Substantially all full-time employees are eligible to participate in the next quarterly open enrollment after 90 days of service. The Company matches a portion of the voluntary employee contributions. The cost of the savings plan charged to expense was $50 for the year ended December 31, 1998 and $205 for the nine-month period ended September 30, 1999.

14. Supplemental Cash Flow Information (in thousands):

	Year Ended December 31, 1998	Nine Months Ended September 30, 1999
Cash paid during the period for interest	$9,046	$27,353
Cash paid during the period for income taxes	—	29
Noncash investing and financing activities:
Value of partnership interest exchanged for assets acquired	(12,462)	—
Liabilities assumed	(15,762)	(28,942)

15. Events Subsequent to September 30, 1999:

    On November 8, 1999, the Company entered into a purchase and sale agreement (the Agreement) with an unrelated third party for the sale of the Company's cellular operations. The Agreement provides that substantially all of the assets of the Company will be transferred to the buyer for a purchase price of approximately $1.24 billion, subject to potential adjustments for working capital as defined in the Agreement. The sale is expected to be consummated in the spring of 2000.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Point Telesystems, Inc.:

    We have audited the accompanying balance sheet of Point Telesystems, Inc. as of December 31, 1997, and the related statements of operations and retained earnings and cash flows for the period from January 1, 1998 to January 15, 1998 and for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Point Telesystems, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the period from January 1, 1998 to January 15, 1998 and for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
December 10, 1999

POINT TELESYSTEMS, INC.

BALANCE SHEET

As of December 31, 1997

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$635,171
Accounts receivable, less allowance for doubtful accounts of $105,000	2,321,461
Inventories	224,403
Other current assets	22,012

Total current assets	3,203,047
PROPERTY AND EQUIPMENT, less accumulated depreciation of $3,546,955	7,868,493
ORGANIZATION COSTS, less accumulated amortization of $16,234	87,880

$11,159,420

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$574,035
Advance billings and customer deposits	242,167
Accrued liabilities	387,048
Current portion of long-term debt	4,166

Total current liabilities	1,207,416
LONG-TERM DEBT	2,505,384

Total liabilities	3,712,800
COMMITMENTS AND CONTINGENCIES (Note 4)
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value; 25,000 shares authorized; 9,000 shares outstanding	90
Additional paid-in capital	4,406,927
Retained earnings	3,039,603

Total stockholders' equity	7,446,620

$11,159,420

The accompanying notes are an integral part of this balance sheet.

POINT TELESYSTEMS, INC.

STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

	Year Ended December 31, 1997	Period From January 1, 1998 To January 15, 1998
REVENUES:
Service	$12,792,723	$556,478
Roamer	4,801,757	341,943
Equipment	981,093	65,664

Total revenues	18,575,573	964,085

OPERATING EXPENSES:
Network costs	3,662,273	280,087
Cost of equipment sales	1,370,629	73,183
Selling, general and administrative	6,337,281	620,897
Depreciation and amortization	983,615	46,026

Total operating expenses	12,353,798	1,020,193

OPERATING INCOME (LOSS)	6,221,775	(56,108)
OTHER INCOME (EXPENSE):
Interest expense	(686,808)	(130)
Interest income	666,068	8,647

Other income (expense), net	(20,740)	8,517

NET INCOME (LOSS)	6,201,035	(47,591)
DISTRIBUTIONS TO STOCKHOLDERS	(5,397,722)	(300,000)
RETAINED EARNINGS, beginning of period	2,236,290	3,039,603

RETAINED EARNINGS, end of period	$3,039,603	$2,692,012

The accompanying notes are an integral part of these financial statements.

POINT TELESYSTEMS, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 1997	Period from January 1, 1998 to January 15, 1998
OPERATING ACTIVITIES:
Net income (loss)	$6,201,035	$(47,591)
Adjustments to reconcile net income (loss) to net cash provided by operating activities—
Depreciation and amortization	983,615	46,026
Change in other operating elements:
Accounts receivable	26,502	227,530
Inventories	(29,801)	12,550
Other current assets	(9,760)	2,828
Accounts payable	363,559	(579,774)
Bank overdraft	—	328,826
Customer security deposits	(6,365)	(1,850)
Accrued liabilities	(34,478)	322,172

Net cash provided by operating activities	7,494,307	310,717

INVESTING ACTIVITIES:
Purchases of property and equipment	(2,156,327)	(4,115)
Note receivable	680,516	–
Sale of investments	3,746,442	–

Net cash provided by (used in) investing activities	2,270,631	(4,115)

FINANCING ACTIVITIES:
Distributions to stockholders	(5,397,722)	(300,000)
Proceeds from long-term debt	16,249	—
Payments of long-term debt	(4,880,916)	(329)

Net cash used in financing activities	(10,262,389)	(300,329)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(497,451)	6,273
CASH AND CASH EQUIVALENTS, beginning of period	1,132,622	635,171

CASH AND CASH EQUIVALENTS, end of period	$635,171	$641,444

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$686,808	$130

The accompanying notes are an integral part of these financial statements.

POINT TELESYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 1997 and January 15, 1998

1. Nature of Business:

    Point Telesystems, Inc. (the Company), a Nevada S corporation, was formed on July 1, 1996 and provides cellular communication services for the Oregon-4 Rural Service Area. The Company operates its cellular services under a license granted by the Federal Communications Commission (FCC). The Company's operations are subject to the applicable rules and regulations of the FCC.

2. Summary of Significant Accounting Policies:

Recently Issued Accounting Pronouncements

    Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," was issued in June 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive earnings and its components in financial statements. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 130 did not materially affect the Company's results of operations or financial position.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

Cash and Cash Equivalents

    Cash and cash equivalents are comprised of deposits and highly liquid investments with a remaining maturity of three months or less at the time of purchase. All cash equivalents are recorded at cost, which approximates market.

Inventories

    Inventories consist of cellular telephone equipment, pagers and accessories and are stated at the lower of cost, determined using the specific identification method, or market.

Property and Equipment

    Property and equipment are stated at cost. Repair and maintenance costs are charged to expense when incurred. Renewals and betterments are capitalized. Gains or losses on disposition of equipment are reflected in operations currently. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 40 years. Leasehold improvements are amortized using the straight-line method over the shorter of the term of the lease or the estimated useful lives of the assets.

    Property, plant and equipment consisted of the following as of December 31, 1997:

		Useful Lives in Years
Land and buildings	$1,519,051	40
Antennas, equipment and tower	8,730,406	10
Vehicles	88,938	5
Office furniture and equipment	1,077,053	3-5

	11,415,448
Less—Accumulated depreciation	(3,546,955)

	$7,868,493

Long-Lived Assets

    The Company periodically evaluates the value of all long-lived assets to determine if events have occurred that indicate that the remaining estimated useful lives of these assets may warrant revision, or whether the remaining balance may not be recoverable. If asset recovery is in question, the Company uses an estimate of future net cash flows over the remaining useful lives of the long-lived assets to measure recoverability.

Fair Value of Financial Instruments

    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Company.

    The carrying amounts and fair values of the Company's financial instruments at December 31, 1997 approximate market.

Revenue Recognition

    Cellular airtime is recorded as revenue when services are provided. Sales of equipment and related services are recorded when goods and services are delivered. Cellular access charges are billed in advance or arrears, depending on the customer, and revenue is recognized when the services are provided.

Income Taxes

    The Company is an S corporation and is not a taxpaying entity for federal or state income tax purposes. Accordingly, no income tax effects have been recorded in the accompanying financial statements. The Company's income or loss is included in the stockholders' individual returns.

Business and Credit Concentrations

    The Company's cellular customers are geographically located in central Oregon. No single customer accounted for a significant amount of revenues or accounts receivable.

3. Long-Term Debt:

    Long-term debt is summarized as follows as of December 31, 1997:

Credit facility	$2,493,613
Auto note payable	15,937
Less: current maturities	(4,166)

Long-term debt	$2,505,384

    On July 1, 1996, the Company entered into a credit facility with US Bank of Washington permitting the Company to borrow up to $15,000,000 through June 30, 1999. Subsequent to June 30, 1999, the maximum allowable outstanding balance decreases quarterly through March 31, 2006, when the maximum outstanding balance is limited to $750,000. The remaining balance is due June 30, 2006. Interest is paid monthly at an annual rate determined by a matrix included in the credit agreement. The rate is based on the ratio of funded debt to cash flow and one of three options chosen at the time of each advance. The interest rate is adjusted 90 days after each fiscal quarter. On December 31, 1997, the interest rate was 7.5%. As of December 31, 1997, the Company was in compliance with all covenants under the credit facility.

    The Company has a $15,608 note payable to US Bank of Oregon collateralized by a vehicle, payable in monthly installments of $460 including interest at 9.50% per annum, due May 5, 2001.

    Maturities of long-term debt are as follows:

1998 (period from January 16-December 31, 1998)	$4,166
1999	4,582
2000	5,037
2001	2,152
2002	—
Thereafter	2,493,613

$2,509,550

4. Commitments and Contingencies:

Legal and Regulatory Matters

    The Company is subject to various legal and regulatory matters arising in the normal course of business. Management does not believe any of these matters will have a significant effect on the Company's financial position or results of operations. Accordingly, no provision for any liability that may result from these matters has been made.

Operating Leases

    The Company has entered into various operating leases for cell sites and office space. Most cell sites are on lease from a partnership related by common ownership. At January 15, 1998, future minimum payments for noncancelable operating leases were as follows:

1998	$284,610
1999	288,760
2000	288,760
2001	38,760
2002	38,760

$939,650

    Management expects that in the normal course of business, leases will be renewed or replaced by other leases. Cell site leases begin to expire in October 1998. Lease expense was $296,243 and approximately $12,300 for the year ended December 31, 1997 and for the period from January 1, 1998 to January 15, 1998, respectively.

5. 401(k) Retirement Plan:

    The Company sponsors a 401(k) profit-sharing plan. Employees become eligible to participate in the plan after three months of service. An eligible employee may defer up to 15% of compensation. The Company makes a matching contribution of 50% of the deferral, up to 4% of compensation or less. Matching contributions for 1997 were $26,345. In addition, at the Company's discretion, profit-sharing contributions may be made at year-end. A discretionary profit-sharing contribution of $49,458 was made for 1997. There were no contributions made for the period from January 1, 1998 to January 15, 1998.

6. Subsequent Event:

    Effective January 16, 1998, the Company consummated the sale of the Company's cellular operations to an unrelated third party. The transaction provided for the transfer of substantially all of the assets and liabilities of the Company to the buyer for a purchase price of approximately $85.7 million.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To U.S. Unwired, Inc. and Subsidiary:

    We have audited the statements of operations and parent's equity (deficit) in "A Markets" and cash flows of "A Markets" of U.S. Unwired, Inc. and Subsidiary for the year ended December 31, 1997 and for the six months ended June 30, 1998. These financial statements are the responsibility of "A Markets" management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows of "A Markets" of U.S. Unwired, Inc. and Subsidiary for the year ended December 31, 1997 and for the six months ended June 30, 1998 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

New Orleans, Louisiana,

December 17, 1999

"A MARKETS" OF U.S. UNWIRED, INC. AND SUBSIDIARY

Statements of Operations and Parent's Equity (Deficit) in "A Markets"

	Year Ended December 31, 1997	Six Months Ended June 30, 1998
REVENUES:
Service	$20,687,277	$11,050,068
Roamer	10,420,752	5,447,859
Equipment	835,978	506,866

Total revenues	31,944,007	17,004,793

OPERATING EXPENSES:
Network costs	6,355,589	4,039,915
Cost of equipment sales	3,230,064	1,832,519
Selling, general and administrative	10,753,333	6,500,830
Depreciation and amortization	8,984,962	4,802,375

Total operating expenses	29,323,948	17,175,639

OPERATING INCOME (LOSS)	2,620,059	(170,846)
OTHER INCOME (EXPENSE):
Interest expense	(7,888,327)	(3,993,891)
Interest income	1,212,700	48,138

Total other income (expense)	(6,675,627)	(3,945,753)

LOSS BEFORE INCOME TAXES	(4,055,568)	(4,116,599)
INCOME TAX PROVISION	—	—

NET LOSS	(4,055,568)	(4,116,599)
PARENT'S EQUITY (DEFICIT) IN "A MARKETS," beginning of period	(7,757,778)	(11,813,346)

PARENT'S EQUITY (DEFICIT) IN "A MARKETS," end of period	$(11,813,346)	$(15,929,945)

The accompanying notes are an integral part of these financial statements.

"A MARKETS" OF U.S. UNWIRED, INC. AND SUBSIDIARY

Statements of Cash Flows

	Year Ended December 31, 1997	Six Months Ended June 30, 1998
OPERATING ACTIVITIES:
Net loss	$(4,055,568)	$(4,116,599)
Adjustments to reconcile net loss to net cash provided by operating activities—
Depreciation and amortization	8,984,962	4,802,375
Loss on sale of assets	—	9,551
Changes in other operating elements:
Accounts receivable	(372,248)	375,824
Due from affiliates	465,762	720,639
Inventories	425,281	268,073
Other current assets	(253,443)	332,118
Accounts payable	(1,280,152)	750,687
Accrued liabilities	(314,867)	(641,867)

Net cash provided by operating activities	3,599,727	2,500,801

INVESTING ACTIVITIES:
Purchases of property and equipment	(4,707,784)	(11,578,404)

FINANCING ACTIVITIES:
Proceeds from long-term debt	215,953	7,317,514
Loan origination costs	(336,948)	—
Payments of long-term debt	(560,993)	(254,116)

Net cash provided by (used in) financing activities	(681,988)	7,063,398

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,790,045)	(2,014,205)
CASH AND CASH EQUIVALENTS, beginning of period	4,323,917	2,533,872

CASH AND CASH EQUIVALENTS, end of period	$2,533,872	$519,667

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for—
Interest	$7,404,621	$3,811,894

SIGNIFICANT NONCASH TRANSACTIONS:
Capital expenditures financed by accounts payable	$9,915,965	$1,734,790

The accompanying notes are an integral part of these financial statements.

"A MARKETS" OF U.S. UNWIRED, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 1997 and Six Months Ended June 30, 1998

1. Nature of Business and Organization:

    The "A Markets" of U.S. Unwired, Inc. and Subsidiary ("A Markets") consists of two divisions of U.S. Unwired, Inc. (U.S. Unwired) and Mississippi—34 Cellular Corporation (Mississippi—34) that have been "carved out" in connection with the transaction described in Note 5 below. "A Markets" provides cellular mobile telephone service in Western Kansas, Mississippi and Alabama. U.S. Unwired and its Subsidiary provide "A Markets" with various administrative and financial services under management agreements as described in Note 3 below. "A Markets" operates its cellular services under a license granted by the Federal Communications Commission (FCC). The "A Markets" operations are subject to the applicable rules and regulations of the FCC.

2. Summary of Significant Accounting Policies:

Recently Issued Accounting Pronouncements

    "A Markets" adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," effective January 1, 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive earnings and its components in financial statements. The adoption of SFAS No. 130 had no impact on "A Markets"' financial statements.

    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued in July 1998. This statement establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or a liability measured at fair value. SFAS No. 133 requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000, and cannot be applied retroactively. The adoption of SFAS No. 133 is not expected to have a material effect on "A Markets"' financial position or results of operations.

    In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-up Activities." SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. "A Markets" adopted SOP 98-5 effective January 1, 1999. The adoption of SOP 98-5 is not expected to have a material effect on "A Markets"' financial position or results of operations.

Cash and Cash Equivalents

    Cash and cash equivalents are comprised of deposits and highly liquid investments with a remaining maturity of three months or less at the time of purchase. All cash equivalents are recorded at cost, which approximates market.

Inventories

    Inventories, consisting primarily of wireless handsets and accessories held for resale, are valued at the lower of cost or market. Cost is determined by the first-in, first-out method.

Property and Equipment

    Property and equipment is stated at cost and includes primarily cellular network facilities, computer equipment, software and office equipment. In connection with network construction-related activities, "A Markets" capitalizes expenditures related to the design, construction and microwave relocation. Expenditures for repairs and maintenance are charged to expense as incurred.

    Depreciation is calculated based on the straight-line method over the estimated useful lives of the respective assets as follows:

Network infrastructure and equipment	5 years
Office furniture, fixtures and equipment	5 years
Leasehold improvements	5 years or life of lease, if shorter
Automobiles	5 years
Computer equipment and software	3 years

    Depreciation expense was $4,518,897 for the year ended December 31, 1997 and $2,569,061 for the six months ended June 30, 1998.

Licenses and Other Intangible Assets

    Licenses primarily represent costs incurred to acquire cellular licenses owned by "A Markets," principally through acquisition. Other intangibles include loan origination fees, subscriber base and organization costs. License costs are amortized over a period of 20 years using the straight-line method. Loan origination fees are amortized over the life of the related borrowings. Subscriber base and organization costs are amortized over a period of five years using the straight-line method.

    Amortization expense was $4,466,065 for the year ended December 31, 1997 and $2,233,314 for the six months ended June 30, 1998.

Long-Lived Assets

    "A Markets" periodically evaluates the value of all long-lived assets to determine if events have occurred that indicate the remaining estimated useful lives of these assets may warrant revision, or whether the remaining balance may not be recoverable. If asset recovery is in question, "A Markets" uses an estimate of future cash flows over the remaining useful lives of the long-lived assets to measure recoverability.

Revenue Recognition

    "A Markets" earns revenue by providing cellular and paging services to its customers and other cellular carriers traveling (roaming) in its service area and from sales and rentals of cellular and paging equipment and accessories. Service revenue consists of the base monthly service fee and airtime revenue. Base monthly service fees are billed one month in advance and are recognized in the month earned. Airtime revenue is recognized when service is provided. Roamer revenue consists of the fee charged to other cellular carriers' customers for roaming in "A Markets"' service area as well as related airtime revenue for use of the cellular network. Roamer revenue is recognized when the service is rendered. "A Markets" recognizes other service revenues from equipment installations, equipment leases and connection fees when earned.

Income Taxes

    Mississippi—34 accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance has been established for net deferred tax assets not expected to be offset by deferred income tax liabilities due to the uncertainty of the realization of future tax benefits.

    U.S. Unwired accounts for income taxes in accordance with SFAS No. 109. U.S. Unwired allocates deferred income tax assets and liabilities to the divisions included in "A Markets" as if the divisions were separate taxpaying entities. A valuation allowance has been established for net deferred tax assets not expected to be offset by deferred income tax liabilities due to the uncertainty of the realization of future tax benefits.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

Business and Credit Concentrations

    "A Markets" cellular customers are geographically located in Western Kansas, Mississippi and Alabama. No single customer accounted for a significant amount of revenues or accounts receivable.

3. Management Agreements and Allocation of Expenses:

    Operating expenses consist of "A Markets"' direct expenses and management fees for various administrative and financial services provided by U.S. Unwired and certain of its subsidiaries under management agreements. The various services include treasury, insurance and tax administration, legal, certain payroll and employee benefit administration, marketing, network infrastructure management, accounting, human resources, customer service and information technology. U.S. Unwired allocates actual expenses to "A Markets" based on their portion of subscribers and POPs, as defined in the management agreement. Management fees were $1.3 million for the year ended December 31, 1997 and $1.0 million for the six months ended June 30, 1998. Management believes these allocations have been made on a reasonable basis; however, they are not necessarily indicative of the level of expenses which might have been incurred had "A Markets" been operated as a stand-alone entity.

4. Commitments and Contingencies:

    "A Markets" has entered into leases for its offices, land for cell sites, cell sites, and furniture and equipment under operating leases expiring through April 2009. As of June 30, 1998, the estimated future minimum rental payments under these lease agreements were as follows:

1998 (July to December)	$258,126
1999	447,348
2000	391,639
2001	351,067
2002	284,598
2003	101,152
Thereafter	95,292

$1,929,222

    Rent expense under operating leases was $323,537 for the year ended December 31, 1997 and $221,089 for the six months ended June 30, 1998.

Legal and Regulatory Matters

    "A Markets" is subject to various legal and regulatory matters arising in the normal course of business. Management does not believe any of these matters will have a significant effect on "A Markets"' financial position or results of operations and, accordingly, no provision for any liability that may result from these matters has been made.

5. Subsequent Events:

    On July 1, 1998, Triton Cellular Partners, Inc. (Triton) acquired the Western Kansas (Kansas 1, 2, 6, 7, 11, 12 and 13 RSAs and interim operating authority for Oklahoma 1 RSA) and Mississippi/Alabama (Mississippi 1 RSA and interim operating authority for Mississippi 5 RSA and Alabama 3 and 4 RSAs) operating licenses and certain other assets and liabilities from U.S. Unwired for a purchase price of approximately $149.9 million.

    On the same date, Triton acquired all of the outstanding capital stock of Mississippi—34 Cellular Corporation, which owned the operating licenses of Mississippi 3 and 4 RSAs, from U.S. Unwired and Bailey Cable & Wireless, Inc. for a purchase price of approximately $22.3 million.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To BMCT, L.P. d/b/a CELLULARONE:

    We have audited the accompanying statements of operations and partners' capital (deficit) and cash flows of BMCT, L.P. d/b/a CELLULARONE (a Washington limited partnership) for the years ended December 31, 1997 and 1998, and for the one-month period ended January 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows of BMCT, L.P. d/b/a CELLULARONE for the years ended December 31, 1997 and 1998, and for the one-month period ended January 31, 1999 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
December 10, 1999

BMCT, L.P. d/b/a CELLULARONE

STATEMENTS OF OPERATIONS AND PARTNERS' CAPITAL (DEFICIT)

	Years Ended December 31
			One-Month Period Ended January 31, 1999
	1997	1998
REVENUES:
Service	$13,196,174	$23,923,047	$2,008,539
Roamer	4,082,670	10,171,699	1,314,322
Equipment	1,145,939	2,096,311	162,490

Total revenues	18,424,783	36,191,057	3,485,351

OPERATING EXPENSES:
Network costs	1,049,290	1,949,344	178,416
Cost of equipment sales	1,838,710	3,243,129	286,237
Selling, general and administrative	6,714,901	13,420,845	1,265,668
Depreciation and amortization	5,929,816	16,379,418	1,386,763
Deferred incentive bonus	1,355,755	2,352,439	3,163,899
Non-recurring charges	—	1,307,686	1,060,880

Total operating expenses	16,888,472	38,652,861	7,341,863

OPERATING INCOME (LOSS)	1,536,311	(2,461,804)	(3,856,512)
OTHER INCOME (EXPENSE):
Interest expense	(3,579,329)	(8,782,833)	(725,344)
Interest income	52,309	135,680	4,106
Other	3,866	(313)	10,952

Total other income (expense), net	(3,523,154)	(8,647,466)	(710,286)

NET LOSS	(1,986,843)	(11,109,270)	(4,566,798)
PARTNER CONTRIBUTIONS	5,000,000	—	—
PARTNER DISTRIBUTIONS	(3,343,419)	(750,390)	—
PARTNERS' CAPITAL (DEFICIT), beginning of period	229,662	(100,600)	(11,960,260)

PARTNERS' DEFICIT, end of period	$(100,600)	$(11,960,260)	$(16,527,058)

The accompanying notes are an integral part of these financial statements.

BMCT, L.P. d/b/a CELLULARONE

STATEMENTS OF CASH FLOWS

	Years Ended December 31
			One-Month Period Ended January 31, 1999
	1997	1998
OPERATING ACTIVITIES:
Net loss	$(1,986,843)	$(11,109,270)	$(4,566,798)
Adjustments to reconcile net loss to net cash provided by operating activities—
Depreciation and amortization	5,929,816	16,379,418	1,386,763
Write-off of deferred financing costs	115,180	—	—
Loss (gain) on sale of equipment	1,726	—	(10,952)
Change in other operating elements:
Accounts receivable	(286,077)	(1,198,467)	(431,995)
Inventory	(105,968)	(336,478)	88,900
Other current assets	(1,530)	(147,971)	1,400
Accounts payable	1,361,320	(1,782,780)	(227,878)
Bank overdraft	(174,116)	—	—
Roamer incollect payable	265,213	140,954	324,087
Accrued liabilities	(270,554)	(46,089)	6,979,877
Deferred incentive bonus	1,355,755	1,980,205	(3,861,086)
Accrued interest	2,151,513	(1,511,576)	959,775
Other	(150,677)	(99,911)	—

Net cash provided by operating activities	8,204,758	2,268,035	642,093

INVESTING ACTIVITIES:
Purchases of property and equipment	(5,172,841)	(5,967,490)	(122,015)
Business acquisition	(72,200,000)	—	—
Proceeds from sale of equipment	—	—	42,296

Net cash used in investing activities	(77,372,841)	(5,967,490)	(79,719)

FINANCING ACTIVITIES:
Distributions to partners	(3,343,419)	(750,390)	—
Proceeds from long-term debt	86,230,669	5,000,000	—
Loan origination costs	(2,300,000)	—	—
Payments of long-term debt	(11,000,000)	—	—

Net cash provided by financing activities	69,587,250	4,249,610	—

NET INCREASE IN CASH AND CASH EQUIVALENTS	419,167	550,155	562,374
CASH AND CASH EQUIVALENTS, beginning of period	—	419,167	969,322

CASH AND CASH EQUIVALENTS, end of period	$419,167	$969,322	$1,531,696

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$1,226,363	$701,615	$809,942

NONCASH INVESTING AND FINANCING ACTIVITIES:
Sellers' note issued in business acquisition	$15,000,000	$—	$—

Class B limited partnership interests issued in business acquisition	$5,000,000	$—	$—

The accompanying notes are an integral part of these financial statements.

BMCT, L.P. d/b/a CELLULARONE

NOTES TO FINANCIAL STATEMENTS

For the Years Ended
December 31, 1997 and 1998 and
the One-Month Period Ended January 31, 1999

1. Nature of Business and Organization:

    BMCT, L.P. d/b/a CELLULARONE (the Company), a Washington limited partnership, was formed on November 30, 1991, by Blue Mountain Cellular Telephone, Inc. and FiberComm, Inc., which both act as general and limited partners and are wholly owned by the Company's president/CEO. The Company provides cellular communication services to portions of Oregon and Washington. The Company operates its cellular systems under licenses granted by the Federal Communications Commission (the FCC). The Company's operations are subject to the applicable rules and regulations of the FCC.

    On September 2, 1997, the Company purchased the Oregon 6 Rural Service Area cellular license, the associated customer contracts, four PCS licenses, property, equipment and certain other assets and liabilities (the Acquisition) from Central Oregon Cellular, Inc. (the Sellers). The Sellers received cash, a convertible subordinated note and Class B limited partnership interests as consideration.

    The following approximates the pro forma results of operations for the year ended December 31, 1997 as if this transaction had closed on January 1, 1997:

Unaudited
Net revenues	$28,750,000
Net loss	(11,644,000)

2. Summary of Significant Accounting Policies:

Recently Issued Accounting Pronouncements

    The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," effective January 1, 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive earnings and its components in financial statements; however, the adoption of SFAS No. 130 had no impact on the Company's financial statements.

    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued in July 1998. This statement establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at fair value. SFAS No. 133 requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000, and cannot be applied retroactively. The adoption of SFAS No. 133 is not expected to have a material effect on the Company's financial position or results of operations.

    In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-up Activities." SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. The Company adopted SOP 98-5 effective January 1, 1999. The adoption did not have a material effect on the Company's financial position or results of operations.

Cash and Cash Equivalents

    Cash and cash equivalents are comprised of deposits and highly liquid investments with a remaining maturity of three months or less at the time of purchase. All cash equivalents are recorded at cost, which approximates market value.

Inventories

    Inventories consist of cellular telephone equipment, pagers and accessories and are stated at the lower of cost, determined using the specific identification method, or market.

Property and Equipment

    Property and equipment are recorded at cost. Repair and maintenance costs are charged to expense when incurred. Renewals and betterments are capitalized. Gains or losses on disposition of equipment are reflected in income currently. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 5 to 40 years. Leasehold improvements are amortized using the straight-line method over the shorter of the term of the lease or the estimated useful lives of the assets.

Licenses and Other Intangible Assets

    Cellular licenses, PCS licenses and customer contracts primarily represent amounts allocated as part of the Acquisition, which are being amortized using the straight-line method over periods of 40, 40 and 3 years, respectively. Deferred financing costs are amortized over the life of the related loan using the straight-line method, which approximates the effective interest method.

Revenue Recognition

    Cellular air time is recorded as revenue when services are provided. Sales of equipment and related services are recorded when goods and services are delivered. Cellular access charges are generally billed in advance and recognized as revenue when the services are provided.

Income Taxes

    The Company is a partnership and is not a taxpaying entity for federal or state income tax purposes. Accordingly, no income tax effects have been recorded in the accompanying financial statements. The partnership loss is included in the partners' individual returns in accordance with the partnership agreement.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

Business and Credit Concentrations

    The Company's cellular customers are geographically located in Oregon and Washington. No single customer accounted for a significant amount of revenues or accounts receivable.

Long-Lived Assets

    The Company periodically evaluates the value of all long-lived assets to determine if events have occurred that indicate the remaining estimated useful lives of these assets may warrant revision, or whether the remaining balance may not be recoverable. If asset recovery is in question, the Company uses an estimate of future net cash flows over the remaining useful lives of the long-lived assets to measure recoverability.

3. Deferred Incentive Bonus:

    The Company has two nonqualified employee benefit plans with phantom units of the Company. The first plan includes a fixed number of units that are allocated quarterly to employees' accounts based on a formula which considers their wages earned and seniority. Vesting occurs over a five-year period from the employee's original hire date. The second plan includes initial allocated units and additional units that can be purchased through elective salary deferrals. Vesting in this second plan is calculated annually based on the percentage determined by the Company's economic value-added calculation.

4. 401(k) Retirement Plan:

    The Company sponsors a 401(k) retirement plan and trust (the Plan). The Plan covers employees of the Company who are at least 18 years of age and have completed 500 or more hours of service during six consecutive months. The Company's matching contribution is 50% of the first 6% of compensation each employee elects to contribute to the Plan. Company matching contributions under the Plan for the years ended December 31, 1997 and 1998 were $64,804 and $109,464, respectively, and $10,273 for the one-month period ended January 31, 1999.

5. Nonrecurring Charges:

    Nonrecurring charges consist of expenses, primarily professional fees, associated with the sale of substantially all of the assets of the Company (see Note 7).

6. Commitments and Contingencies:

Operating Leases

    The Company has entered into various operating leases for cell sites and office space. Management expects that in the normal course of business, leases will be renewed for or replaced by other leases. Lease expense was $360,839 and $497,180 for 1997 and 1998, respectively, and $55,625 for the one-month period ended January 31, 1999.

Legal and Regulatory Matters

    The Company is subject to various legal and regulatory matters arising in the normal course of business. Management does not believe any of these matters will have a significant effect on the Company's results of operations. Accordingly, no provision for any liability that may result from these matters has been made.

7. Subsequent Event:

    Effective February 1, 1999, the Company consummated the sale of the Company's cellular operations to an unrelated third party. The transaction provided for the transfer of substantially all of the assets and liabilities of the Company to the buyer for a purchase price of approximately $208.2 million.

[PICTURE]

[LOGO]

February 8, 2000

[LOGO]

RURAL CELLULAR CORPORATION

2,390,000 Shares of Class A Common Stock

P R O S P E C T U S

Donaldson, Lufkin & Jenrette
Merrill Lynch & Co.
Banc of America Securities LLC
First Union Securities, Inc.
The Robinson-Humphrey Company
DLJdirectInc.

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained in this prospectus or the affairs of Rural Cellular Corporation have not changed since the date hereof.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS

PROSPECTUS SUMMARY
Overview
Our Systems
Business Strategy
Recent Developments
Other Corporate Information
The Offering
Risk Factors

UNAUDITED SUMMARY PRO FORMA FINANCIAL AND OPERATING DATA
NOTES TO UNAUDITED SUMMARY PRO FORMA FINANCIAL AND OPERATING DATA
SUMMARY FINANCIAL AND OPERATING DATA
SUMMARY FINANCIAL AND OPERATING DATA
NOTES TO SUMMARY FINANCIAL AND OPERATING DATA

RISK FACTORS
Risks Related To Our Acquisition Strategy
Risks Related To Our Business
Risks Related To This Offering
USE OF PROCEEDS
Sources and Uses of Funds (In thousands)
DIVIDEND POLICY
DESCRIPTION OF COMMON STOCK
CAPITALIZATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

SELECTED FINANCIAL AND OPERATING DATA
NOTES TO RURAL CELLULAR'S SELECTED FINANCIAL AND OPERATING DATA
NOTES TO TRITON'S SELECTED FINANCIAL AND OPERATING DATA

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE WIRELESS COMMUNICATIONS INDUSTRY

BUSINESS

LEGISLATION AND REGULATION

MANAGEMENT
CERTAIN TRANSACTIONS

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF FINANCING ARRANGEMENTS

DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

UNDERWRITING
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants